Filed pursuant to Rule 424(B)(4)
Registration No. 333-124268
PROSPECTUS
2,400,000 Class A Common Shares
        AmREIT is a fully integrated, self-managed, self-advised real estate company that operates as a real estate investment trust, or REIT, under the federal income tax laws. AmREIT acquires, owns and manages a portfolio of multi-and single-tenant retail properties. At March 31, 2005, AmREIT owned directly, or through joint ventures, interests in 61 properties located in 17 states. AmREIT is supported by three synergistic businesses: a real estate operating and development company, a registered securities broker-dealer and a retail partnership business. Our class A common shares are listed on the American Stock Exchange under the symbol “AMY.” The last reported sales price of our class A common shares on May 25, 2005 was $8.45 per share.
      Investing in our class A common shares involves risks. See “Risk Factors” section beginning on page 11 for a description of various risks you should consider in evaluating an investment in the shares.

	Per Share	Total

Public offering price	$8.10	$19,440,000
Underwriting discounts and commissions	$0.5265	$1,263,600
Proceeds, before expenses, to us	$7.5735	$18,176,400
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      We have granted the underwriters a 30-day option to purchase up to an additional 360,000 of our class A common shares to cover over-allotments, if any. We expect the class A common shares will be ready for delivery to purchasers on or about June 1, 2005.
Robert W. Baird & Co.

BB&T Capital Markets	J.J.B. Hilliard, W.L. Lyons, Inc.
The date of this prospectus is May 25, 2005

Good Things Happen On Great Real Estate™

AmREIT

Delivering Income *through*

IRREPLACEABLE CORNERS™

UCKS COFFEE

24
CVS/pharmacy

SAN FELIPE
verizon

Hallmark

      You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since those dates.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
      We have made statements in this prospectus that are “forward-looking” in that they do not discuss historical facts but instead note future expectations, projections, intentions or other items relating to the future. These forward-looking statements include those made in the documents incorporated by reference in this prospectus.
      Forward-looking statements, which are generally prefaced by the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend” and similar terms, are subject to known and unknown risks, uncertainties and other facts that may cause our actual results or performance to differ materially from those contemplated by the forward-looking statements.
      Risks, uncertainties, and factors that could cause actual results to differ materially from those projected are discussed in the “Risk Factors” section of this prospectus, as well as in reports filed by us from time to time with the Securities and Exchange Commission, including Forms 10-K, 10-Q and 8-K.
      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference into this prospectus might not occur.

SUMMARY
      This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the section titled “Risk Factors,” and our financial statements, the notes thereto and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report on Form 10-K and our quarterly report on Form 10-Q for the period ended March 31, 2005 accompanying this prospectus, before making an investment in our common shares. As used in this prospectus, the terms “company,” “we,” “our” and “us” refer to AmREIT, except where the context otherwise requires. All references to AmREIT also include references to its predecessor entities where the context requires. Unless otherwise indicated, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option to purchase additional class A common shares.
Overview
      AmREIT is a fully integrated, self-managed and self-advised equity REIT based in Houston, Texas. We own and operate a portfolio of multi-tenant and single-tenant retail properties consisting of 61 properties in 17 states as of March 31, 2005, having an aggregate gross leaseable area of approximately 908,000 square feet. We also have a definitive agreement to purchase Uptown Park, a 167,000 square foot multi-tenant shopping center in Houston, Texas. Multi-tenant shopping centers represented 66.4% of annualized rental income for the properties we owned as of March 31, 2005. We also manage an additional 20 properties located in six states for our affiliated retail partnerships.
      We have focused geographically on the Sun Belt states with an emphasis on the Houston market and other large metropolitan markets in Texas, such as Dallas and San Antonio. We focus on acquiring and selectively developing multi-tenant shopping centers anchored by major retailers. Many of our properties are located on what we call “Irreplaceable Cornerstm” which we define as premier retail frontage locations in high-traffic, highly populated, affluent areas with high barriers to entry. We focus on Irreplaceable Corners because we believe that these properties are in greater demand, have greater prospects for upward movement in rents and should produce higher risk-adjusted returns than similar properties located in other locations.
      AmREIT is vertically integrated with three additional synergistic businesses that we believe enhance our earnings potential, add value and support our portfolio expansion. These three synergistic businesses are: (1) a full service real estate operating and development business; (2) a retail partnership business; and (3) a registered securities business. The following diagram shows the integration of these businesses with each other and with AmREIT:

Our Real Estate Operating and Development Business
      AmREIT Realty Investment Corporation, our wholly owned real estate operating and development taxable REIT subsidiary, or TRS, provides a fully integrated real estate solution including construction and development, property management, asset acquisition and disposition, brokerage and leasing, tenant representation, sale/leaseback and joint venture management services. We have used this business to develop client and referral relationships with national and regional tenants, real estate owners and developers. From these relationships AmREIT receives fee income and access to acquisition prospects and a pipeline of tenants.

Our Retail Partnership Business
      We also are the general partner of four limited partnerships that were formed to develop, own, manage and add value to retail properties. Unlike AmREIT’s longer-term investment focus, our retail partnerships have a greater focus on shorter-term value creation and a limited investment period. However, certain properties acquired by our retail partnerships may in the future be appropriate investments for AmREIT. By providing management and other services to these retail partnerships we generate fee income and retain a residual interest in the partnerships after a preferred return is paid to limited partners, all of which benefits our shareholders. We believe our affiliated retail partnerships may create significant income and value for our shareholders in the future as our retail partnerships continue to grow and as we continue to implement our active management strategy within those partnerships.

Our Securities Business
      Through AmREIT Securities Corporation, our wholly owned registered securities broker-dealer, which is also a TRS, we sell interests in our affiliated retail partnerships and AmREIT shares through a wholesale effort using a national network of unaffiliated, third-party financial planners. In 2004, AmREIT Securities successfully raised $25 million for our retail partnership business and another $46 million directly for AmREIT through public offerings of our non-publicly traded class C and D shares. Having a broker-dealer subsidiary provides AmREIT with financial flexibility to access capital from both traditional underwriters and the independent financial planning marketplace. This provides us a more consistent access to the capital markets and allows us to better manage our balance sheet.
Our Operating Strategy
      We invest in properties where we believe effective leasing and operating strategies, combined with cost-effective expansion and renovation programs, can improve property values while providing superior current economic returns. Our operating strategy consists of the following elements:

•	Acquiring real estate on Irreplaceable Corners, which we define as premier retail frontage locations in a submarket generally characterized by the following attributes:

•	a population of at least 100,000 within a three-mile radius;

•	area average household income of at least $80,000 per year;

•	high traffic visibility;

•	traffic counts of at least 30,000 cars per day; and

•	little available land suitable for competitive development in the area.

•	Focusing on the Sun Belt states with an emphasis on the Texas markets where our management team has substantial experience and local market knowledge.

•	Anchoring our centers with national/regional grocery or drug stores or chain restaurants.

•	Adding value to our properties through active, hands-on management, improving tenant quality and increasing cash flows by increasing occupancy and rental rates.

•	Conducting extensive due diligence using a proprietary process called AmREIT Decision Logic, involving our integrated team of real estate professionals with experience in construction, property management, leasing and finance.

•	Enhancing our core business through the activities of our real estate operating and development business, our affiliated retail partnership business and our securities broker-dealer.
Our Growth Strategy
      We intend to increase our revenues and funds from operations by executing our growth strategy, which consists of the following elements:

•	Continuing to form partnerships to develop and/or acquire retail properties that we believe possess significant potential for short-term appreciation in value and prospects for capturing such value through disposition and retaining financial upside in those properties while earning management fees. At the same time, we preserve the REIT’s ability to later acquire some or all of these properties.

•	Continuing to acquire grocery-anchored strip center and lifestyle properties on Irreplaceable Corners, primarily in the Sun Belt states, emphasizing the major Texas markets.

•	Continuing to selectively divest properties which no longer meet our core criteria and replace them primarily with high-quality multi-tenant shopping centers on Irreplaceable Corners.
Competitive Advantages
      We believe that our business strategy and operating structure distinguish us from many other public and private owners, operators and acquirors of real estate in our target markets in a number of ways, including:

•	Our fully-integrated business structure provides an advantage in evaluating properties for acquisition or development, raising capital to finance our properties and managing properties for our retail partnerships.

•	Our focus on Irreplaceable Corners provides long-term stability and opportunities for enhanced cash flows from high occupancy and increasing rents, resulting in higher valuations for our property portfolio.

•	We place an emphasis on major Texas markets, and our senior management team averages more than 15 years of real estate experience in one or more of these markets.

•	Our emphasis on major Texas markets provides us with a substantial footprint in one of the largest and most economically stable states in the United States, where our management team lives and has developed extensive real estate contacts, market knowledge and investment expertise.

Our Properties

						Annualized
Multi-Tenant				Date		Base Rent as of	%
Shopping Centers	Major Tenants	MSA	State	Acquired	GLA	March 31, 2005	Leased

MacArthur Park	Kroger	Dallas	TX	12/27/04	198,443	$2,964,192	100%
Plaza in the Park	Kroger	Houston	TX	07/01/04	138,663	2,498,854	96%
Cinco Ranch	Kroger	Houston	TX	07/01/04	97,297	1,245,828	100%
Bakery Square	Walgreens & Bank of America	Houston	TX	07/21/04	34,614	849,456	100%
Uptown Plaza	CVS/pharmacy	Houston	TX	12/10/03	26,400	1,236,646	100%
Woodlands Plaza	FedEx/Kinkos & Rug Gallery	Houston	TX	06/03/98	20,018	377,332	100%
Sugarland Plaza	Mattress Giant	Houston	TX	07/01/98	16,750	349,545	100%
Terrace Shops	Starbucks	Houston	TX	12/15/03	16,395	457,160	100%
Copperfield Medical	Texas Children’s Pediatrics	Houston	TX	09/26/95	14,000	219,212	100%
Courtyard at Post Oak	Verizon Wireless	Houston	TX	06/15/04	13,597	477,360	100%
San Felipe and Winrock(1)		Houston	TX	11/17/03	8,400	(1)	(1)

Multi-Tenant Shopping Centers Total					584,577	$10,675,585	99%

Single Tenant					Annualized
(Fees Simple Subject			Date		Base Rent as of	%
to Ground Leases)	MSA	State	Acquired	GLA	March 31, 2005	Leased

CVS Corporation	Houston	TX	01/10/03	13,824	$327,167	100%
Darden Restaurants	Atlanta	GA	12/18/98	6,867	79,366	100%
Carlson Restaurants	Baltimore	MD	09/16/03	6,802	141,674	100%
410-Blanco(1)	San Antonio	TX	12/17/04	5,000	(1)	(1)
Bank of America	Houston	TX	11/17/03	4,420	247,975	100%
Comerica Bank(1)	Houston	TX	04/30/04	4,277	(1)	(1)
Washington Mutual	Houston	TX	12/11/96	3,685	98,160	100%
Washington Mutual	Houston	TX	09/23/96	3,685	61,060	100%
Yum Brands(2)(3)	Houston	TX	10/14/03	2,818	79,440	100%

Single Tenant (Fees Simple Subject to Ground Leases) Total				51,378	$1,034,842	100%

Single Tenant					Annualized
(Fees Simple Subject			Date		Base Rent as of	%
to Ground Leases)	MSA	State	Acquired	GLA	March 31, 2005	Leased

Vacant(2)	Baton Rouge	LA	06/09/97	20,575	(1)	0%
Baptist Memorial Medical Plaza	Memphis	TN	07/23/02	15,000	222,643	100%
Comp USA	Minneapolis	MN	07/23/02	15,000	267,584	100%
Energy Wellness	Houston	TX	07/23/02	15,000	187,857	100%
Transworld Entertainment	Independence	MO	07/23/02	14,047	135,000	100%
Golden Corral	Houston	TX	07/23/02	12,000	182,994	100%
Golden Corral	Houston	TX	07/23/02	12,000	181,688	100%
Carlson Restaurants	Houston	TX	07/23/02	8,500	200,000	100%
Pier One Imports Inc.	Denver	CO	07/23/02	8,014	135,152	100%
Hollywood Entertainment Corp.	Lafayette	LA	10/31/97	7,488	150,874	100%
Hollywood Entertainment Corp.	Jackson	MS	12/31/97	7,488	155,067	100%

Single Tenant					Annualized
(Fees Simple Subject			Date		Base Rent as of	%
to Ground Leases)	MSA	State	Acquired	GLA	March 31, 2005	Leased

Radio Shack Corporation	Dallas	TX	06/15/94	5,200	108,900	100%
IHOP Corporation #1483	Houston	TX	09/22/99	4,020	188,112	100%
IHOP Corporation #1737(5)	Salt Lake	UT	07/25/02	4,020	160,849	100%
IHOP Corporation #4462(5)	Memphis	TN	08/23/02	4,020	176,768	100%
IHOP Corporation #5318	Topeka	KS	09/30/99	4,020	156,395	100%
Payless Shoesources Inc.	Austin	TX	07/23/02	4,000	80,000	100%
AFC, Inc.	Atlanta	GA	07/23/02	2,583	119,279	100%
Advance Auto(1)(2)(3)(4)	Various	Various	Various	49,000	(1)	(1)

Single Tenant (Fees Simple Subject to Building Leases) Total				211,975	$2,809,162	88%

					Annualized
Single Tenant			Date		Base Rent as of	%
(Ground Lessee Leaseholds)	MSA	State	Acquired	GLA	March 31, 2005	Leased

IHOP Corporation(5)	Various	Various	Various	60,300	$1,565,674	100%

Company Total				908,230	$16,085,263	97%

(1)	Under Development (GLA represents proposed leasable square footage).

(2)	Held for Sale.

(3)	Held in a joint venture of which we are the managing 50% owner.

(4)	Advance Auto properties are located in MO and IL. Each of the properties has a proposed GLA of 7,000 square feet.

(5)	IHOP properties are located in NM, LA, OR, VA, TX, CA, TN, CO, VA, NY, OR, KS, UT and MO. Each of the properties has a GLA of 4,020 square feet. These properties are held by a consolidated subsidiary, 79.0% of which is owned by AmREIT, 19.6% of which is owned by AmREIT Income & Growth Corporation, one of our affiliated retail partnerships, and 1.4% of which is owned by unaffiliated third parties.
Recent Developments
      AmREIT has entered into a contract with an unrelated third party to acquire Uptown Park, a 167,000 square foot multi-tenant shopping center located on approximately 16.85 acres of land. The property, which is expected to be acquired on or about June 2, 2005 for $70.0 million, is located on the northwest corner of Loop 610 and Post Oak Boulevard in Houston, Texas. The property was developed in two phases. Phase one consists of approximately 144,000 square feet that was constructed in 1999 and is 96.7% occupied. Phase two consists of approximately 22,000 square feet and is currently under construction. There are executed leases on approximately 10,000 square feet in phase two, and these tenants are expected to occupy the center and commence paying rent during the fourth quarter of 2005. Of the $70.0 million purchase price, $17.7 million will be paid in cash generated from the net proceeds from this offering, and the rest of the purchase price will be paid by borrowings under our credit facility and the placement of long-term fixed-rate debt. The debt has a term of ten years and is payable interest-only to maturity at a fixed interest rate of 5.37% with the entire principal amount due in 2015. The weighted average remaining lease term for the project is 5.5 years. The table below is a summary of the lease expirations by year for the next five years:

Year	Total Sq. Ft. Expiring	% Expiring

2005	2,261	1.36%
2006	7,496	4.50%
2007	12,716	7.64%
2008	18,417	11.06%
2009	31,379	18.84%
Thereafter	94,251	56.60%
      The table below summarizes the unaudited historical gross income and direct operating expenses (not including interest expense) for Uptown Park:

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2004	2005

Gross Income	$5,052,548	$1,312,103
Direct Operating Expenses	(1,809,687)	(500,219)

Excess of gross income over direct operating expenses	$3,242,861	$811,884

      We believe this property fits our irreplaceable corner concept based on its quality of location and the demographics in the local market. Within a three mile radius of the property, there is a population in excess of 148,000, Post Oak Boulevard has an average of 64,000 cars per day pass the site, and on Loop 610, there are an average of 500,000 cars per day that pass the center. Additionally, the average household income within a three mile radius is approximately $100,000 and the average retail sales per capita is approximately $20,000.
Our Distribution Policy
      To avoid corporate income and excise tax and to maintain our qualification as a REIT, we make monthly distributions to our shareholders (except for our class B shareholders, who receive distributions quarterly) that will result in annual distributions of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and by excluding any net capital gains.
      On March 31, 2005, we paid a monthly dividend of $0.0414 per class A common share for the month ended March 31, 2005. We intend to continue to make regular monthly distributions to holders of our class A common shares. Distributions will be authorized by our board of trust managers, which we refer to in this prospectus as our board, based upon a number of factors, including:

•	the amount of funds from operations;

•	our overall financial condition;

•	our debt service requirements;

•	our capital expenditure requirements for our properties;

•	our taxable income;

•	the annual distribution requirements under the REIT provisions of the Internal Revenue Code; and

•	other factors our board deems relevant.
      Our ability to make distributions to our shareholders will depend on our cash flows from operations, which are largely dependent upon the receipt of lease payments from our lessees, our operating expenses and our debt service and capital expenditure requirements, among other factors.

Principal Office
      Our principal executive offices are located at 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, our telephone number is 800-888-4400, and our website is www.amreit.com. Information included on the website does not constitute part of this prospectus.
Our Tax Status
      We have elected to be taxed as a REIT under the Internal Revenue Code. Provided we continue to qualify as a REIT, we generally will not be subject to U.S. federal corporate income tax on taxable income that we distribute to our shareholders. REITs are subject to a number of organizational and operational requirements, including a requirement that they currently distribute at least 90% of their annual REIT taxable income. We face the risk that we might not be able to comply with all of the REIT requirements in the future. Failure to qualify as a REIT would render us subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, and distributions to our stockholders would not be deductible. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state, local and foreign taxes on our income and property. See “Federal Income Tax Consequences.”
The Offering

Class A common shares offered by us	2,400,000 shares(1)

Class A common shares to be outstanding after this offering	5,884,212 shares(2)

Use of proceeds	We intend to use the net proceeds of this offering (after offering expenses and underwriting discounts and commissions) to acquire Uptown Park. We intend to temporarily invest the net proceeds of this offering in readily marketable interest-bearing assets consistent with our intention to qualify as a REIT. We estimate that the expenses of this offering will be approximately $441,755. See “Use of Proceeds.”

American Stock Exchange Symbol	Our class A common shares are listed on the American Stock Exchange under the symbol “AMY.”

(1)	Excludes up to 360,000 of our class A common shares that may be issued by us upon exercise of the underwriters’ over-allotment option.

(2)	Based on 3,484,212 shares outstanding on March 31, 2005, and excludes (a) up to 360,000 of our class A common shares that may be issued by us upon exercise of the underwriters’ over-allotment option, and (b) an aggregate of 712,192 additional of our class A common shares available for issuance under our stock incentive plan.

Summary Financial Data
      The following table sets forth certain summary historical and pro forma financial data for AmREIT. The summary historical balance sheet data, other data and operating data as of and for the year ended December 31, 2004 are derived from the audited consolidated financial statements of AmREIT included in its Annual Report on Form 10-K accompanying this prospectus. The summary historical balance sheet data, other data and operating data as of and for the three months ended March 31, 2005 are derived from the unaudited consolidated financial statements of AmREIT included in its Quarterly Report on Form 10-Q accompanying this prospectus. In the opinion of AmREIT’s management, the unaudited historical financial data as of and for the three months ended March 31, 2005 include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such data. The summary pro forma financial data as of and for the year ended December 31, 2004 and the three months ended March 31, 2005 assume the completion of the offering, the consummation of the acquisition of Uptown Park and the incurrence of indebtedness in connection with such acquisition, all as of the respective balance sheet dates, with respect to balance sheet data, and as of the beginning of the periods presented, with respect to other data and operating data. Neither the historical nor the pro forma data are necessarily indicative of future financial condition or operating results.

	Historical	Pro forma		Historical

	March 31,	March 31,	December 31,	December 31,	December 31,	December 31,
	2005	2005	2004	2004	2003	2002

Balance sheet data (at end of period)
Real estate investments before accumulated depreciation	$157,377,124	$220,581,733	—	$160,592,291	$70,539,056	$47,979,848
Total assets	205,474,784	277,057,369	—	203,150,530	101,326,607	73,975,753
Notes payable	92,751,900	144,960,255	—	105,964,278	48,484,625	33,586,085
Other data
Funds from operations, available to class A(1)	444,000	622,790	266,334	(2,032,000)	603,000	(845,000)
Adjusted funds from operations, available to class A(2)	444,000	622,790	4,368,334	2,070,000	1,520,000	1,060,000
Operating data
Revenues	8,242,343	9,621,126	34,303,147	21,758,780	10,289,742	6,099,654
Operating expenses(3)	5,690,054	6,697,362	27,377,875	18,591,002	8,686,171	6,524,874
Other expenses (income)	1,535,111	2,234,885	8,470,622	2,457,271	1,773,257	1,578,472
Income from discontinued operations(4)	340,682	340,682	(1,949,020)	(1,949,020)	1,381,190	1,344,919
Gain (loss) on sale of real estate acquired for resale	—	—	1,826,500	1,826,500	787,245	—

Net income (loss)	$1,357,860	$1,029,561	$(1,667,870)	$587,987	$1,998,749	$(658,773)
Net income (loss) available to class A shareholders	$(274,071)	$(602,370)	$(6,121,432)	$(3,865,575)	$56,093	$(1,524,066)

Net (loss) income per common share — basic and diluted
(Loss) income before discontinued operations	$(0.18)	$(0.16)	$(1.06)	$(1.15)	$(0.76)	$(1.16)
(Loss) income from discontinued operations	0.10	0.06	(0.02)	(0.04)	0.78	0.54

Net income (loss)	$(0.08)	$(0.10)	$(1.08)	$(1.19)	$0.02	$(0.62)

Distributions per share — class A	$0.12	$—	$—	$0.48	$0.45	$0.34

(1)	AmREIT has adopted the National Association of Real Estate Investment Trusts (NAREIT) definition of FFO. FFO is calculated as net income (computed in accordance with generally accepted accounting principles) excluding gains or losses from sales of depreciable operating property, depreciation and amortization of real estate assets, and excluding results defined as “extraordinary items” under generally accepted accounting principles. AmREIT considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. FFO should not be considered an alternative to cash flows from operating, investing and financing activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to meet cash needs. AmREIT’s computation of FFO may differ from the methodology for calculating FFO utilized by other equity REITs and, therefore, may not be comparable to such other REITs. FFO is not defined by generally accepted accounting principles and should not be considered an alternative to net income as an indication of AmREIT’s performance, or of cash flows as a measure of liquidity.

(2)	Based on the adherence to the NAREIT definition of FFO, we have not added back the $1.7 million, $915,000 or $1.9 million charge to earnings during 2004, 2003 and 2002, respectively, resulting from shares issued to H. Kerr Taylor, our Chairman and Chief Executive Officer, as deferred merger cost stemming from the sale of his advisory company to AmREIT in June 1998. Additionally, we have not added back the $2.4 million charge to earnings for the year ended December 31, 2004, resulting from two asset impairments and corresponding write-downs of value. Adding these charges back to earnings would result in Adjusted FFO of $2.07 million, $1.52 million and $1.06 million, for the years ended December 31, 2004, 2003 and 2002, respectively.

(3)	Operating expenses for the years ended December 31, 2004, 2003 and 2002 include a charge of $1.7 million, $915,000 and $1.9 million, respectively, resulting from shares issued to Mr. Taylor as deferred merger cost stemming from the sale of his advisory company to AmREIT in June 1998.

(4)	Income from discontinued operations in 2004 includes an impairment charge of $2.4 million, resulting from two asset impairments and corresponding write-downs of value.
      Below is the calculation of FFO and the reconciliation to net income, which we believe is the most comparable GAAP financial measure to FFO, in thousands:

		Pro Forma

	Historical			Historical December 31,
	March 31,	March 31	December 31,
	2005	2005	2004	2004	2003	2002

Income (loss) — before discontinued operations	$1,017	$689	$(1,545)	$711	$(169)	$(2,003)
(Loss) income — from discontinued operations	341	341	(123)	(123)	2,168	1,345
Plus depreciation of real estate assets — from operations	955	1,462	6,451	1,897	713	451
Plus depreciation of real estate assets — from discontinued operations	13	13	74	74	146	179
Less (gain) loss on sale of real estate assets acquired for investment	(250)	(250)	(137)	(137)	(312)	48
Less class B, C & D distributions	(1,632)	(1,632)	(4,454)	(4,454)	(1,943)	(865)

Funds From Operations available to class A	$444	$623	$266	$(2,032)	$603	$(845)

Description of Our Outstanding Common Shares
      The transfer agent and registrar for the class A common shares is Wells Fargo Shareowner Services, 161 North Concord Exchange, South St. Paul, Minnesota 55075.

      As of March 31, 2005, we had 13,886,297 common shares outstanding. These shares are all pari passu as to rights in liquidation and have identical voting rights. The shares are divided into classes as follows:

Class A:

•	3,484,212 shares outstanding as of March 31, 2005.

•	Listed on AMEX, traded under the symbol of “AMY.”

•	Last declared monthly dividend of $0.0414 per share.

Class B:

•	2,215,722 shares outstanding as of March 31, 2005, issued at $9.25 per share.

•	Not listed on any exchange; no available trading market.

•	Fixed 8% cumulative preferred dividend, payable quarterly.

•	Convertible into class A common shares on a one-for-one basis at any time at the holder’s option.

•	Callable by AmREIT on or after July 2005 for either one class A share or $10.18 per share in cash at the holder’s option.

•	The class B common shares were issued solely in connection with the June 2002 merger with certain of our affiliated investment partnerships.

Class C:

•	4,083,276 shares outstanding as of March 31, 2005, issued at $10.00 per share.

•	Not listed on any exchange; no available trading market.

•	Fixed 7% preferred dividend, payable monthly.

•	Convertible into class A common shares at $11.00 per class C common share value on or after the seventh anniversary of issuance at the holder’s option (commencing in 2010).

•	Callable by AmREIT on or after the third anniversary of issuance at $11.00 per share in cash (commencing in 2006).

•	The offering of the class C common shares was closed during the second quarter of 2004.

Class D:

•	4,103,087 shares outstanding as of March 31, 2005, issued at $10.00 per share.

•	Not listed on any exchange; no available trading market

•	Fixed 6.5% dividend, payable monthly.

•	Convertible into class A common shares at a $10.77 per class D common share value on or after the seventh anniversary of issuance at the holder’s option (commencing in 2011).

•	Callable by AmREIT on or after the first anniversary of issuance (commencing in 2005) at $10.00 per share plus a pro rata conversion premium ($0.11 per share per year for seven years).

•	The class D common share offering is ongoing.

RISK FACTORS
      You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or results of operations could be harmed by any of these risks. Similarly, these risks could cause the market price of our class A common shares to decline, and you might lose all or part of your investment. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial might also impair our business operations.
Risks Associated with an Investment in AmREIT

Our class A common shares have limited average daily trading volume.
      Our class A common shares are currently traded on the American Stock Exchange. Our class A common shares have only been listed since July 2002, and as of March 31, 2005, the average daily trading volume was approximately 3,777 shares based on a 90-day average. As a result, the class A common shares currently have limited liquidity, and there can be no assurance that the market for the class A common shares will have improved or that the shares will be more liquid following the completion of this offering.

Tenant, geographic or retail product concentrations in our real estate portfolio could make us vulnerable to negative economic and other trends.
      There is no limit on the number of properties that we may lease to a single tenant. However, under investment guidelines established by our board, no single tenant may represent more than 15% of AmREIT’s total annual revenue unless approved by our board. Our board will review our properties and potential investments in terms of geographic and tenant diversification. Kroger, IHOP and CVS accounted for 7.6%, 6.8% and 2.9%, respectively, of AmREIT’s total revenues for the quarter ended March 31, 2005. As of March 31, 2005, annualized base rent for Kroger, IHOP and CVS represented 13.2%, 14.0% and 5.7%, respectively, of our total annualized base rent. Because of this concentration, there is a risk that any adverse developments affecting either Kroger, IHOP or CVS could materially adversely affect our revenues (thereby affecting our ability to make distributions to shareholders).
      Twenty-one of our properties representing approximately 65% of our rental income for the quarter ended March 31, 2005, are located in the Houston, Texas metropolitan area. Therefore, we are vulnerable to economic downturns affecting Houston, or any other metropolitan area where we might in the future have a concentration of properties.
      If in the future properties we acquire result in or extend geographic or tenant concentrations or concentration of product types, such acquisitions may increase the risk that our financial condition will be adversely affected by the poor judgment of a particular tenant’s management group, by poor performance of our tenants’ brands, by a downturn in a particular market sub-segment or by market disfavor with a certain product type.
      Our profitability and our ability to diversify our investments, both geographically and by type of properties purchased, will be limited by the amount of capital at our disposal. An economic downturn in one or more of the markets in which we have invested could have an adverse effect on our financial condition and our ability to make distributions.

You cannot evaluate properties that we have not yet acquired or identified for acquisition.
      We have established certain criteria for evaluating acquisition properties and the tenants occupying such properties. We have not set fixed minimum standards relating to creditworthiness of tenants and, therefore, our board and management have discretion in assessing potential acquisitions and tenant relationships. Accordingly, you will have no ability to evaluate particular investments that we may make.

While we have identified Uptown Park as a potential purchase, such purchase is subject to several closing conditions. Should the Uptown Park purchase not be completed, proceeds from this offering may be applied towards unidentified property acquisitions.

We may increase our leverage without shareholder approval.
      Our bylaws provide that we will not incur recourse indebtedness if, after giving effect to the incurrence thereof, aggregate recourse indebtedness, secured and unsecured, would exceed fifty-five percent (55%) of our gross asset value on a consolidated basis. However, our operating at the maximum amount of leverage permitted by our bylaws could adversely affect our cash available for distribution to our shareholders and could result in an increased risk of default on our obligations. We intend to borrow funds through secured and/or unsecured credit facilities to finance property investments in the future. These borrowings may require lump sum payments of principal and interest at maturity. Because of the significant cash requirements necessary to make these large payments, our ability to make these payments may depend upon our access to capital markets and/or ability to sell or refinance properties for amounts sufficient to repay such loans. At such times, our access to capital might be limited or non-existent and the timing for disposing of properties may not be optimal, which could cause us to default on our debt obligations and/or discontinue payment of dividends. In addition, increased debt service may adversely affect cash flow and share value.
      At March 31, 2005, AmREIT had outstanding debt totaling $92.8 million of which $25.9 million was unsecured. This debt represented approximately 45% of AmREIT’s total assets.

Distribution payments in respect of our Class A common share are subordinate to payments on debt and other series of common shares.
      AmREIT has paid distributions since its organization in 1993. Distributions to our shareholders, however, are subordinate to the payment of our current debts and obligations. If we have insufficient funds to pay our debts and obligations, future distributions to shareholders will be suspended pending the payment of such debts and obligations. Dividends may be paid on the class A common shares only if all dividends then payable on the class B common shares and class C common shares have been paid. As a result, the class A common shares are subordinate to the class B and class C common shares as to dividends.

Bankruptcy of a significant tenant would adversely affect AmREIT’s operations.
      Footstar filed for protection under Chapter 11 of the United States Bankruptcy Code on March 2, 2004, and pursuant thereto rejected the two Just For Feet leases it had with AmREIT. Wherehouse Entertainment declared bankruptcy on January 31, 2003. The obligations of Wherehouse Entertainment are guaranteed by Blockbuster Entertainment Corp. Additional bankruptcies of our tenants or the bankruptcy of a significant tenant could adversely affect us in the following ways:

•	reduction or loss of lease payments related to the termination of the tenant’s leases;

•	reduction of revenue resulting from the restructuring the original tenant’s leases;

•	interruptions in the receipt of lease revenues from the tenant;

•	increase in the costs associated with the maintenance and financing of vacant properties;

•	increase in costs associated with litigation and the protection of the properties;

•	increase in costs associated with improving and reletting the properties;

•	reduction in the value of our shares; and

•	decrease in distributions to shareholders.

There may be significant fluctuations in our quarterly results.
      Our quarterly operating results will fluctuate based on a number of factors, including, among others:

•	interest rate changes;

•	the volume and timing of our property acquisitions;

•	the amount and timing of income generated by our real estate operating and development and securities company subsidiaries, as well as our retail partnerships;

•	the recognitions of gains or losses on property sales;

•	the level of competition in our market; and

•	general economic conditions, especially those affecting the retail industries.
      As a result of these factors, results for any quarter should not be relied upon as being indicative of performance in future quarters. The market price of our class A common shares could fluctuate with fluctuations in our quarterly results.

Our plan to grow through the acquisition and development of additional properties could be adversely affected by trends in the real estate and financing businesses.
      Our growth strategy is substantially based on the acquisition and development of additional properties. We cannot assure you that we will be able to successfully execute our growth strategy because we may have difficulty finding new properties, negotiating with new or existing tenants or securing acceptable financing.

If we cannot meet our REIT distribution requirements, we may have to borrow funds or liquidate assets to maintain our REIT status.
      REITs generally must distribute 90% of their taxable income annually. In the event that we do not have sufficient available cash to make these distributions, our ability to acquire additional properties may be limited. Also, for the purposes of determining taxable income, we may be required to include interest payments, rent and other items we have not yet received and exclude payments attributable to expenses that are deductible in a different taxable year. As a result, we could have taxable income in excess of cash available for distribution. In such event, we could be required to borrow funds or sell assets in order to make sufficient distributions and maintain our REIT status.

Conversion of class B common shares could put downward pressure on the market price of our class A common shares.
      As of March 31, 2005, there were 2,215,722 class B common shares outstanding, each of which is currently convertible into class A common shares on a one-for-one basis. The class B common shares are not listed on any exchanges, and no trading market presently exists for the class B common shares. As a result, holders of the class B common shares who convert to class A common shares may be doing so, in part, to be able to liquidate some or all of their investment in AmREIT. Due to the limited average trading volume of the class A common shares, substantial sales of class A common shares would result in short-term downward pressure on the price of the class A common shares.

An increase in market interest rates may have an adverse effect on the market price of our class A common shares.
      One of the factors that investors may consider in deciding whether to buy or sell our class A common shares is our distribution rate with respect to our class A common shares as a percentage of our stock price, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution rate on our class A common shares or seek securities paying higher dividends or interest. The market price of our class A common shares likely will be based primarily on the earnings that we derive from our properties and our distributions to shareholders, and not from the underlying appraised value of the properties themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our class A common shares. For instance, if interest rates rise without an increase in our distribution rate, the market price of our class A common shares could decrease because potential investors may require a higher yield on our class A common shares as market rates on interest-bearing securities, such as bonds, rise. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions to shareholders.

Limitations on share ownership required to maintain our REIT status may deter attractive tender offers for our class A common shares.
      For the purposes of protecting our REIT status, our declaration of trust limits the ownership by any single holder of our common shares to 9.0% of the issued and outstanding common shares, unless our board waives such limitations. These restrictions may discourage a change in control of AmREIT, deter any attractive tender offers for AmREIT common shares or limit the opportunity for you or other shareholders to receive a premium for your AmREIT common shares.

Our declaration of trust contains anti-takeover provisions.
      Our declaration of trust contains provisions which may make it more difficult to remove current management or delay or discourage an unsolicited takeover, which could have the effect of inhibiting a non-negotiated merger or other business combination involving AmREIT. These provisions include:

•	the prohibition on any person owning, directly or indirectly, more than 9.0% of the outstanding common shares; and

•	provisions authorizing the issuance of preferred shares on terms that board members determine make it more difficult for an aggressor to obtain a controlling number of shares.
      For us to continue to qualify as a REIT under the Internal Revenue Code, not more than 50% of our outstanding shares may be owned by five or fewer individuals during the last half of each year and outstanding shares must generally be owned by 100 or more persons during at least 335 days of a taxable year of 12 months. Our declaration of trust restricts the accumulation or transfer of common shares if any accumulation or transfer could result in any person beneficially owning in excess of 9.0% of the then outstanding common shares.

Provisions of our declaration of trust, bylaws and Texas law could restrict change in control.
      Our declaration of trust and bylaws contain provisions that may inhibit or impede acquisition or attempted acquisition of control of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate bids and to encourage persons seeking to acquire control of AmREIT to negotiate first with us. See “Certain Anti-Takeover Provisions of the Declaration of Trust and Bylaws and Texas Law.”

We may have refinancing risk with respect to short-term borrowings used to fund the development or acquisition of properties.
      We anticipate that our new developments and acquisitions will be financed under lines of credit or other interim forms of secured or unsecured financing. Permanent financing for those newly developed or acquired projects may not be available or may be available only on disadvantageous terms. In addition, AmREIT’s distribution requirements limit its ability to rely upon income from operations or cash flow from operations to finance new developments or acquisitions. As a result, if permanent financing is not available on acceptable terms, further development activities or acquisitions might be curtailed. In the case of an unsuccessful development or acquisition, AmREIT’s loss could exceed its project investment.

We will be subject to conflicts of interest.
      We will be subject to conflicts of interest arising out of our relationships with our affiliated retail partnerships, including certain material conflicts discussed below.
      We will experience competition for acquisition properties. In evaluating property acquisitions, certain properties may be appropriate for acquisition by either AmREIT or one of its affiliated retail partnerships. You will not have the opportunity to evaluate the manner in which these conflicts of interest are resolved before making your investment. Generally, we will evaluate each property, considering the investment objectives, creditworthiness of the tenants, expected holding period of the property, available capital and geographic and tenant concentration issues when determining the allocation of properties among AmREIT and its affiliated Retail Partnerships.
      There will be competing demands on our management and board. Our management team and board are not only responsible for AmREIT, but also for our affiliated retail partnerships, which include entities that may invest in the same types of assets in which AmREIT may invest. For this reason, the management team and trust managers will divide their management time and services among those companies and AmREIT, will not devote all of their attention to AmREIT and could take actions that are more favorable to the other entities than to AmREIT.
      AmREIT may invest along side our affiliated retail partnerships. AmREIT may also invest in joint ventures, partnerships or limited liability companies for the purpose of owning or developing retail real estate projects. In either event, we may be a general partner and fiduciary for and owe certain duties to our other partners in such ventures. The interests, investment objectives and expectations regarding timing of dispositions may be different for the other partners than those of our shareholders, and there are no assurances that your interests and investment objectives will take priority.
      We may, from time to time, purchase one or more properties from our affiliated retail partnerships. In such circumstances, we will work with the applicable retail partnership to ascertain, and we will pay, the market value of the property. By our dealing directly with our retail partnerships in this manner, generally no brokerage commissions will be paid; however, there can be no assurance that the price we pay for any property will be equal to or greater than the price we would have been able to negotiate from an independent third party. These property acquisitions from the affiliated retail partnerships will be limited to properties that the affiliated retail partnerships developed.

Our board can take many actions without shareholder approval.
      Our board has authority to oversee our operations. This authority includes significant flexibility and discretion. For example, our board can (1) prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT or for any other reason deemed to be in the best interests of the shareholders; (2) cause us to issue additional shares without obtaining shareholder approval, which could dilute your ownership; (3) direct our investments toward investments that will not appreciate over time, such as building only properties, with the land owned by a third party, and mortgage loans; and (4) change minimum creditworthiness standards with respect to tenants. Any of these actions could reduce the value of our assets without giving you, as a shareholder, the right to vote.

Our officers and trust managers have limited liability.
      Our declaration of trust and bylaws provide that an officer’s or trust manager’s liability for monetary damages to us, our shareholders or third parties may be limited. Generally, we are obligated under our declaration of trust and bylaws to indemnify our officers and trust managers against certain liabilities incurred in connection with their services. These provisions could limit our ability and the ability of our shareholders to effectively take action against our trust managers and officers arising from their service to us.

Our securities business is subject to government regulation and its activities are subject to a broad range of securities laws
      Our broker-dealer subsidiary is registered with the SEC and is a member of the National Association of Securities Dealers, or NASD, and, accordingly, subject to regulation, including periodic inspection, by both the SEC and NASD. Under various securities laws and the rules of our regulators, our broker-dealer must maintain compliance programs, policies and procedures, adequately supervise sales efforts and file periodic reports. These laws and regulations increase our cost of doing business. Also, because our broker-dealer subsidiary engages in the distribution of securities, we and our broker-dealer are subject to investor claims under the liability provisions of the securities laws.
Risks Associated with an Investment in Real Estate

Real estate investments are relatively illiquid.
      Real estate investments are relatively illiquid. Illiquidity limits the owner’s ability to vary its portfolio promptly in response to changes in economic or other conditions. In addition, federal income tax provisions applicable to REITs may limit our ability to sell properties at a time which would be in the best interest of our shareholders.

Our properties are subject to general real estate operating risks.
      If you become a shareholder of AmREIT your investment will be subject to the risks of investing in real property. In general, a downturn in the national or local economy, changes in zoning or tax laws or the lack of availability of financing could adversely affect occupancy or rental rates. In addition, increases in operating costs due to inflation and other factors may not be offset by increased rents. If operating expenses increase, the local rental market for properties similar to AmREIT’s may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. If any of the above occurs, our ability to make distributions to shareholders could be adversely affected.

We may construct improvements, the cost of which may not be recoverable.
      We may on occasion acquire properties and construct improvements or acquire properties under contract for development. Investment in properties to be developed or constructed is more risky than investments in fully developed and constructed properties with operating histories. In connection with the acquisition of these properties, we may advance, on an unsecured basis, a portion of the purchase price in the form of cash, a conditional letter of credit and/or a promissory note. We will be dependent upon the seller or lessee of the property under construction to fulfill its obligations, including the return of advances and the completion of construction. This party’s ability to carry out its obligations may be affected by financial and other conditions which are beyond our control.
      If we acquire construction properties, the general contractors and the subcontractors may not be able to control the construction costs or build in conformity with plans, specifications and timetables. The failure of a contractor to perform may necessitate our commencing legal action to rescind the construction contract, to compel performance or to rescind our purchase contract. These legal actions may result in increased costs to us. Performance may also be affected or delayed by conditions beyond the contractor’s control, such as building restrictions, clearances and environmental impact studies imposed or caused by governmental bodies, labor strikes, adverse weather, unavailability of materials or skilled labor and by financial insolvency of the general contractor or any subcontractors prior to completion of construction. These factors can result in increased project costs and corresponding depletion of our working capital and reserves and in the loss of permanent mortgage loan commitments relied upon as a primary source for repayment of construction costs.
      We may make periodic progress payments to the general contractors of properties prior to construction completion. By making these payments, we may incur substantial additional risks, including the possibility that the developer or contractor receiving these payments may not fully perform the construction obligations in accordance with the terms of his agreement with AmREIT and that we may be unable to enforce the contract or to recover the progress payments.

Net leases may not result in fair market lease rates over time.
      Net leases accounted for 100% of AmREIT’s total rental income for the years ended December 31, 2004 and 2003. Under net leases, our tenants are generally responsible for the payment, directly or indirectly, of insurance, property taxes and other property-level expenses. Net leases frequently provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property, to make alterations in the leased premises and to early termination of the lease under specified circumstances. Further, net leases are typically for longer lease terms and, thus, there is an increased risk that any rental increase clauses in future years will fail to result in fair market rental rates during those years. The original leases on our existing properties are for original terms ranging from 10 to 20 years.
      In the event a lease is terminated, we may not be able to lease the property for the previous rent and may not be able to sell the property without incurring a loss. We could also experience delays in enforcing our rights against defaulting tenants. If a tenant does not pay rent, we may not only lose the net cash flow from the property but may also need to use cash flow generated by other properties to meet mortgage payments on the defaulted property.

We may invest in joint ventures.
      Investments in joint ventures may involve risks which may not otherwise be present in our direct investments such as:

•	the potential inability of our joint venture partner to perform;

•	the joint venture partner may have economic or business interests or goals which are inconsistent with or adverse to ours;

•	the joint venture partner may take actions contrary to our requests or instructions or contrary to our objectives or policies; and

•	the joint venturers may not be able to agree on matters relating to the property they jointly own. Although each joint owner will have a right of first refusal to purchase the other owner’s interest, in the event a sale is desired, the joint owner may not have sufficient resources to exercise such right of first refusal.
      We also may participate with other investors, possibly including investment programs or other entities affiliated with our management, in investments as tenants-in-common or in some other joint venture arrangement. The risks of such joint ownership may be similar to those mentioned above for joint ventures and, in the case of a tenancy-in-common, each co-tenant normally has the right, if an unresolvable dispute arises, to seek partition of the property, which partition might decrease the value of each portion of the divided property.

Our properties may be subject to environmental liabilities.
      Under various federal and state environmental laws and regulations, as an owner or operator of real estate, we may be required to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum product releases at our properties. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by those parties in connection with the contamination. In addition, some environmental laws create a lien in favor of the government on the contaminated site for damages and costs the government incurs in connection with the contamination. The presence of contamination or the failure to remediate contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. We could also be liable under common law to third parties for damages and injuries resulting from environmental contamination coming from our properties.
      Certain of our properties have had prior tenants such as gasoline stations and, as a result, have existing underground storage tanks and/or other deposits that currently or in the past contained hazardous or toxic substances. Other properties have known asbestos containing materials. The existence of underground storage tanks, asbestos containing materials or other hazardous substances on or under our properties could have the consequences described above. Also, we have not recently had environmental reports produced for many of our older properties, and, as a result, many of the environmental reports relating to our older properties are significantly outdated. In addition, we have not obtained environmental reports for five of our older properties. These properties could have environmental conditions with unknown consequences.
      All of our future properties will be acquired subject to satisfactory Phase I environmental assessments, which generally involve the inspection of site conditions without invasive testing such as sampling or analysis of soil, groundwater or other media or conditions; or satisfactory Phase II environmental site assessments, which generally involve the testing of soil, groundwater or other media and conditions. Our board may determine that we will acquire a property in which a Phase I or Phase II environmental assessment indicates that a problem exists and has not been resolved at the time the property is acquired, provided that (A) the seller has (1) agreed in writing to indemnify us and/or (2) established in escrow cash equal to a predetermined amount greater than the estimated costs to remediate the problem; or (B) we have negotiated other comparable arrangements, including, without limitation, a reduction in the purchase price. We cannot be sure, however, that any seller will be able to pay under an indemnity we obtain or that the amount in escrow will be sufficient to pay all remediation costs. Further, we cannot be sure that all environmental liabilities have been identified or that no prior owner, operator or current occupant has created an environmental condition not known to us. Moreover, we cannot be sure that (1) future laws, ordinances or regulations will not impose any material environmental liability or (2) the current environmental condition of our properties will not be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us. Environmental liabilities that we may incur could have an adverse effect on our financial condition or results of operations.

Anticipated borrowing creates risks.
      We may borrow money to acquire assets, to preserve our status as a REIT or for other corporate purposes. We may mortgage or create a lien on one or more of our assets in connection with any borrowing. We currently have a revolving line of credit in an aggregate amount of up to $41 million to provide financing for the acquisition of assets, of which approximately $25.1 million was outstanding as of March 31, 2005. We may repay the line of credit using equity offering proceeds, including, working capital, permanent financings or proceeds from the sale of assets. We may also obtain additional long-term, permanent financing. Our bylaws limit our recourse debt obligations to 55% of our gross asset value. Borrowing is risky and cash flow from our real estate and other investments may be insufficient to meet our debt obligations. In addition, our lenders may seek to impose restrictions on future borrowings, distributions and operating policies. If we mortgage or pledge assets as collateral and we cannot meet our debt obligations, the lender could take the collateral, and we would lose both the asset and the income we were deriving from it.

We may not have adequate insurance.
      An uninsured loss or a loss in excess of insured limits could have a material adverse impact on our operating results and cash flows, and returns to the shareholders could be reduced. Certain types of losses, such as from terrorist attacks, however, may be either uninsurable, or coverage may be too difficult to obtain or too expensive to justify insuring against such types of losses. Furthermore, an insurance provider could elect to deny or limit coverage under a claim. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. Therefore, if we, as landlord, incur any liability which is not fully covered by insurance, we would be liable for the uninsured amounts, cash available for distributions to shareholders may be reduced and the value of our assets may decrease significantly. In addition, in such an event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Our properties may not be profitable, may not result in distributions and/or may depreciate.
      While we will attempt to buy leased, income-producing properties at a price at or below the appraised value of such properties, properties acquired by AmREIT:

•	may not operate at a profit,

•	may not perform to AmREIT’s expectations,

•	may not appreciate in value,

•	may depreciate in value,

•	may not ever be sold at a profit and

•	may result in the loss of a portion of AmREIT’s investment.
      The marketability and value of any properties will depend upon many factors beyond our control. A ready market for our properties may not exist or develop.

We may provide financing to purchasers of properties.
      We may provide purchaser financing which would delay receipt of the proceeds from a property sale. We may provide this financing where lenders are not willing to make loans secured by commercial real estate or where a purchaser is willing to pay a higher price for the property than it would without this financing.
      In those circumstances, we will be subject to risks inherent in the business of lending, such as the risk of default of the borrower or bankruptcy of the borrower. Upon a default by a borrower, we may not be able to sell the property securing a mortgage loan at a price that would enable it to recover the balance of a defaulted mortgage loan. In addition, the mortgage loans could be subject to regulation by federal, state and local authorities which could interfere with administration of our mortgage loans and any collections upon a borrower’s default. We will also be subject to interest rate risk that is associated with the business of making mortgage loans. Since our primary source of financing our mortgage loans is expected to be through variable rate loans, any increase in interest rates will also likely increase our borrowing costs. In addition, any interest rate increases after a loan’s origination could also adversely affect the value of the loans when securitized.

We may engage in sale-leaseback transactions.
      We, on occasion, may lease an investment property back to the seller. When the seller/lessee leases space to tenants, the seller/lessee may be unable to meet its rental obligations to us if the tenants are unable to meet their lease payments to the seller/lessee. A default by the seller/lessee or other premature termination of the leaseback agreement could have an adverse effect on our financial position. In the event of a default or termination, we may not be able to find new tenants without incurring a loss.
      Additionally, a seller may attempt to include in the acquisition price all or some portion of the lease payments. If the seller is successful, we may pay a premium upon acquisition where a leaseback is involved.

We must compete for acceptable investments.
      Our operating results will depend upon the availability of suitable investment opportunities, which in turn depends on the type of investment involved, the condition of the money markets, the nature and geographical location of the property, competition and other factors, none of which can be predicted with certainty. We will continue to compete for acceptable investments with other financial institutions, including insurance companies, pension funds and other institutions, real estate investment trusts and limited partnerships which have investment objectives similar to those of AmREIT. Many of these competitors may have greater resources than we have.

We may be unable to renew leases or relet spaces.
      Our property leases might not be renewed, the space might not be relet or the terms of renewal or reletting may be less favorable than current lease terms. Our cash flow and ability to make expected distributions to its shareholders may be adversely affected if: (1) we are unable to promptly relet or renew the leases, (2) the rental rate upon renewal or reletting is significantly lower than expected or (3) our reserves proved inadequate.

Our properties face competing properties.
      All of our properties are located in areas that include competing properties. The number of competitive properties could have a material adverse effect on both our ability to lease space and the rents we charge. We may be competing with other property owners that have greater resources.

The inability of a tenant to make lease and mortgage payments could have an adverse effect on our financial condition and results of operations.
      Our business depends on the tenants’ ability to pay their obligations to us with respect to our real estate leases. The ability of our tenants to pay their obligations in a timely manner will depend on a number of factors, including the successful operation of their businesses. Various factors, many of which are beyond the control of any business, may adversely affect the economic viability of AmREIT’s tenants, including but not limited to:

•	national, regional and local economic conditions (which may be adversely affected by industry slowdowns, employer relocations, prevailing employment conditions and other factors), which may reduce consumer demand for the products offered by our tenants;

•	local real estate conditions;

•	changes or weaknesses in specific industry segments;

•	perceptions by prospective customers of the safety, convenience, services and attractiveness of our tenants;

•	changes in demographics, consumer tastes and traffic patterns;

•	the ability to obtain and retain capable management;

•	changes in laws, building codes, similar ordinances and other legal requirements, including laws increasing the potential liability for environmental conditions existing on properties;

•	increases in operating expenses; and

•	increases in minimum wages, taxes (including income, service, real estate and other taxes) or mandatory employee benefits.

We have properties specifically suited to few tenants.
      We may acquire properties specifically suited to particular tenant needs, including retail or commercial facilities. The value of these properties would be adversely affected by the specific tenant’s failure to renew or honor its lease. These properties would typically require extensive renovations to adapt them for new uses by new tenants. Also, we may experience difficulty selling special purpose properties to persons other than the tenant.

We do not have control over market and business conditions.
      Changes in general or local economic or market conditions, such as increased costs of operations, cost of development, increased costs of insurance, increased costs or shortage in labor, competitive factors, quality of management, turnover in management, changing consumer habits, changing demographics, changing traffic patterns, environmental changes, regulatory changes and other factors beyond our control may reduce the value of properties that we currently own or those that we may acquire in the future, the ability of tenants to pay rent on a timely basis, and therefore, the amount of dividends that we are able to pay to shareholders.

We will have no economic interest in leasehold estate properties.
      We currently own properties, and may acquire additional properties, in which we own only the leasehold interest, and do not own or control the underlying land. With respect to these leasehold estate properties, we will have no economic interest in the land at the expiration of the lease, and therefore may lose the right to the use of the properties at the end of the ground lease.
Risks Associated with Federal Income Taxation of AmREIT

Our failure to qualify as a REIT for tax purposes would result in taxation of us as a corporation and the reduction of funds available for shareholder distribution.
      Although we believe we are organized and are operating so as to qualify as a REIT, we may not be able to continue to remain so qualified. In addition REIT qualification provisions under the tax laws may change. We are not aware, however, of any currently pending tax legislation that would adversely affect its ability to continue to qualify as a REIT.
      For any taxable year that we fail to qualify as a REIT, we will be subject to federal income tax on our taxable income at corporate rates. In addition, unless entitled to relief under certain statutory provisions, we also will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net earnings available for investment or distribution to shareholders because of the additional tax liability for the year or years involved. In addition, distributions no longer would qualify for the dividends paid deduction nor would there be any requirement that such distributions be made. To the extent that distributions to shareholders would have been made in anticipation of our qualifying as a REIT, we might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax.

We may be liable for prohibited transaction tax and/or penalties.
      A violation of the REIT provisions, even where it does not cause failure to qualify as a REIT, may result in the imposition of substantial taxes, such as the 100% tax that applies to net income from a prohibited transaction if we are determined to be a dealer in real property. Because the question of whether that type of violation occurs may depend on the facts and circumstances underlying a given transaction, these violations could inadvertently occur. To reduce the possibility of an inadvertent violation, the trust managers intend to rely on the advice of legal counsel in situations where they perceive REIT provisions to be inconclusive or ambiguous.

Changes in the tax law may adversely affect our REIT status.
      The discussions of the federal income tax considerations are based on current tax laws. Changes in the tax laws could result in tax treatment that differs materially and adversely from that described in this registration statement.

Investment in AmREIT may not be suitable under ERISA and IRA requirements.
      Fiduciaries of a pension, profit sharing or other employee benefit plan subject to ERISA should consider whether the investment in AmREIT securities satisfies the diversification requirements of ERISA, whether the investment is prudent, whether the investment would be an improper delegation of responsibility for plan assets and whether such fiduciaries have authority to acquire such securities under the appropriate governing instrument and Title I of ERISA. Also, fiduciaries of an individual retirement account should consider that an IRA may only make investments that are authorized by the appropriate governing instrument.
USE OF PROCEEDS
      We will receive net proceeds in this offering of approximately $17.7 million, after deducting the underwriting discount and estimated offering expenses of $441,755 payable by us. If the underwriters’ over-allotment option is exercised in full, our net proceeds will be approximately $20.5 million.
      We intend to use the net proceeds of this offering to acquire Uptown Park. As of March 31, 2005, we had approximately $25.1 million outstanding under our credit facility at a weighted average interest rate of 5.23%, and our credit facility matures in October 2005. During the year December 31, 2004, we used borrowings under our credit facility to fund the acquisition of additional properties and for general business purposes. Until such assets can be identified and obtained, we intend to temporarily invest the balance of the proceeds of this offering in readily marketable interest-bearing assets consistent with our intention to qualify as a REIT.

CAPITALIZATION
      The following table sets forth our capitalization as of March 31, 2005:

•	On an actual basis; and

•	On a pro forma, as adjusted basis to give effect to our sale of 2,400,000 of our class A common shares in this offering, at the public offering price of $8.10 per share and the application of the net proceeds therefrom to acquire Uptown Park (after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us and assuming the underwriters do not exercise their over-allotment option), as well as to reflect the incurrence of additional debt in connection with the proposed Uptown Park acquisition.

	As of March 31, 2005

		Pro forma
	Actual	As Adjusted

Debt:
Notes Payable	$92,751,900	$144,960,255
Shareholders’ equity:
Preferred stock, par value $0.01: 10,000,000 shares authorized; no shares issued and outstanding actual or as adjusted	—	—
Class A common shares, par value $0.01: 50,000,000 shares authorized; 3,493,328 shares issued actual, 5,893,328 shares issued as adjusted	$34,933	$58,933
Class B common shares, par value $0.01: 3,000,000 shares authorized; 2,215,722 shares issued and outstanding actual and as adjusted	$22,157	$22,157
Class C common shares, par value $0.01: 4,400,000 shares authorized; 4,083,276 shares issued and outstanding actual and as adjusted	$40,833	$40,833
Class D common shares, par value $0.01: 17,000,000 shares authorized; 4,103,087 shares issued and outstanding in actual and as adjusted	$41,031	$41,031
Capital in excess of par value	122,013,317	139,723,962
Accumulated distributions in excess of earnings	(15,741,363)	(15,741,363)
Deferred Compensation	(1,359,446)	(1,359,446)
Cost of Treasury Shares, 9,116 class A common shares	(54,991)	(54,991)

Total shareholders’ equity	$104,996,471	$122,731,116

      The table above excludes 712,192 of our common shares available for awards under our incentive plans as of March 31, 2005.

UPTOWN PARK SHOPPING CENTER
HISTORICAL SUMMARY OF GROSS INCOME
AND DIRECT OPERATING EXPENSES
Year ended December 31, 2004
and three months ended March 31, 2005 (unaudited)
(With Independent Auditors’ Report Thereon)

INDEPENDENT AUDITORS’ REPORT
The Board of Trust Managers
AmREIT:
      We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) of Uptown Park Shopping Center (the Property) for the year ended December 31, 2004. This Historical Summary is the responsibility of AmREIT’s management. Our responsibility is to express an opinion on the Historical Summary based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2. The presentation is not intended to be a complete presentation of the Property’s income and expenses.
      In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses, as described in Note 2, of Uptown Park Shopping Center for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP
Dallas, Texas
May 17, 2005

UPTOWN PARK SHOPPING CENTER
HISTORICAL SUMMARY OF GROSS INCOME
AND DIRECT OPERATING EXPENSES
Year ended December 31, 2004
and three months ended March 31, 2005

		Three Months
	Year Ended	Ended
	December 31,	March 31,
	2004	2005

		(Unaudited)
Gross income:
Rental income	$3,706,131	$961,907
Tenant expense recoveries	1,268,015	347,768
Other income	78,402	2,428

	5,052,548	1,312,103

Direct operating expenses:
Operating expenses	1,010,955	292,853
Real estate taxes	737,143	192,240
Insurance	61,589	15,126

Total direct operating expenses	1,809,687	500,219

Excess of gross income over direct operating expenses	$3,242,861	$811,884

See accompanying notes to historical summary of gross income and direct operating expenses.

UPTOWN PARK SHOPPING CENTER
NOTES TO HISTORICAL SUMMARY OF GROSS INCOME
AND DIRECT OPERATING EXPENSES
Year ended December 31, 2004
and three months ended March 31, 2005

(1)	Business
      Uptown Park Shopping Center (the Property) is located in Houston, Texas. The Property consists of 146,902 square feet of existing gross leasable area which was 97% occupied at December 31, 2004. Projected gross leasable area of Phase II of the Property, which was under development at December 31, 2004, is 22,208 square feet. On May 10, 2005, the due diligence period as stipulated in the purchase agreement between AmREIT (the Company or Buyer) and Interfin Holdings LP (the Seller) expired, and the Company’s earnest money became non-refundable. Management expects the acquisition of the Property to close during June 2005.

(2)	Basis of Presentation and Combination
      The Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) has been prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission Regulation S-X, and is not intended to be a complete presentation of the Property’s income and expenses. The Historical Summary has been prepared on the accrual basis of accounting. Management of the Property is required to make estimates and assumptions that affect the reported amounts of the income and expenses during the reporting period. Actual results may differ from those estimates.
      In the opinion of management, all adjustments necessary for a fair presentation are of a recurring nature and have been made to the accompanying unaudited amounts for the three months ended March 31, 2005.

(3)	Gross Income
      The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as non-cancelable operating leases. The leases include provisions under which the Property is reimbursed for common area maintenance, real estate taxes, and insurance costs. Pursuant to the lease agreements, income related to these reimbursed costs is recognized in the period the applicable costs are incurred. Certain leases contain renewal options at various periods at various rental rates. Certain of the leases contain provisions for contingent rentals. Contingent rent of $88,258 was earned during the year ended December 31, 2004.
      Although certain leases may provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, rental income is recognized for the full period of occupancy on the straight-line basis.
      The weighted average remaining lease term for the shopping center is 5.4 years at December 31, 2004. Minimum rents to be received from tenants under operating leases, exclusive of common area maintenance reimbursements, are as follows:

2005	$3,714,123
2006	3,753,356
2007	3,597,784
2008	3,090,247
2009	2,655,629
Thereafter	5,553,970

Total	$22,365,109

UPTOWN PARK SHOPPING CENTER
NOTES TO HISTORICAL SUMMARY OF GROSS INCOME
AND DIRECT OPERATING EXPENSES — (Continued)
      Adjustments to record rental income on the straight-line basis increased gross income by $44,594 during the year ended December 31, 2004.
      As of December 31, 2004, 11,384 square feet was leased to one tenant, Champps Americana, under a noncancelable lease that expires August 5, 2014. This tenant accounted for approximately 11% of rental revenue during the year ended December 31, 2004.
      Included in other income is $72,375 of lease cancellation fees related to two tenants who cancelled their leases during 2004. Lease cancellation fees are recognized upon collection of such fees and satisfaction of all terms of termination as set forth in the lease agreement. Additionally, the Property wrote off to amortization expense leasing commissions and tenant improvements in the aggregate amount of $123,571, which were associated with these cancelled leases. As discussed below, depreciation and amortization have been excluded from the Historical Summary; accordingly, these lease cancellation costs have not been reflected in the Historical Summary presentation.

(4)	Direct Operating Expenses
      Direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expenses are charged to operations as incurred. Costs such as depreciation, amortization, and interest expense are excluded from the accompanying Historical Summary.

AMREIT AND SUBSIDIARIES
PRO FORMA FINANCIAL INFORMATION
(UNAUDITED)
      The following pro forma financial statements have been prepared to provide pro forma information with regard to this Offering and the use of proceeds therefrom to acquire the Uptown Park Shopping Center (“the Property”) which AmREIT (the “Company”) expects to acquire on or about June 2, 2005.
      AmREIT has entered into a contract with an unrelated third party to acquire the Property, a 167,000 square foot multi-tenant shopping center located on approximately 16.85 acres of land. On May 10, 2005, all contingencies in AmREIT’s contract with the seller were satisfied, and the agreement became enforceable against the Company. The Property, which is expected to be acquired for approximately $70.0 million, is located on the northwest corner of Loop 610 and Post Oak Boulevard in Houston, Texas. Of the $70.0 million purchase price, approximately $17.7 million is to be paid in cash generated from the net proceeds from this offering, and the remainder of the purchase price is to be paid by borrowings under our credit facility and the placement of $49.0 million of long-term fixed-rate debt. The debt is to have a ten year term, a 5.37 interest rate, and require that interest-only payments be made monthly during the term of the loan.
      The unaudited pro forma condensed consolidated balance sheet presents the historical financial position of the Company as of March 31, 2005, as adjusted for this Offering and the use of proceeds therefrom to acquire the Property, both of which are assumed to have occurred on March 31, 2005.
      The accompanying unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2005 (i) combines the historical operations of the Company with the gross income and direct operating expenses of the Property (ii) considers the issuance of debt to acquire the Property and (iii) considers the amortization of out-of-market leases, the depreciation of the building (over approximately 40 years), tenant improvements (over the terms of the respective lease agreements) and the amortization of the acquired intangible lease costs based on the preliminary purchase price allocation in accordance with SFAS No. 141, as if the acquisition of the Property had occurred on January 1, 2004.
      The accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 (i) combines the historical operations of the Company with the gross income and direct operating expenses of the 2004 property acquisitions for the periods prior to their acquisition and with the gross income and direct operating expenses of the Property (ii) considers the assumption or issuance of debt, as appropriate, to consummate such acquisitions and (iii) considers the amortization of out-of-market leases, the depreciation of the building (over approximately 40 years), tenant improvements (over the terms of the respective lease agreements) and the amortization of the acquired intangible lease costs based on each acquisition’s preliminary purchase price allocation in accordance with SFAS No. 141, as if these transactions had occurred on January 1, 2004.
      The unaudited pro forma condensed consolidated financial statements have been prepared by the Company’s management based upon the historical financial statements of the Company and of the acquired properties. These pro forma statements may not be indicative of the results that actually would have occurred had the acquisitions been in effect on the dates indicated or which may be obtained in the future. In management’s opinion, all adjustments necessary to reflect the effects of the property acquisitions have been made. These unaudited pro forma statements should be read in conjunction with the historical financial statements included in the Company’s previous filings with the Securities and Exchange Commission.

AMREIT AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2005
(Unaudited)

	AmREIT	Common A	Uptown
	Historical(1)	Offering(2)	Park(3)		Pro Forma

ASSETS
Property:
Land	$67,168,248	$—	$53,900,000		$121,068,248
Buildings	85,960,806	—	6,814,901		92,775,707
Tenant improvements	4,248,070	—	2,489,708		6,737,778

	157,377,124	—	63,204,609		220,581,733
Less accumulated depreciation and amortization	(3,989,839)	—	—		(3,989,839)

Net real estate held for investment	153,387,285	—	63,204,609		216,591,894
Real estate held for sale, net	9,925,108	—	—		9,925,108
Net investment in direct financing leases held for investment	19,217,083	—	—		19,217,083
Investment in retail partnerships and other affiliates	1,876,889	—	—		1,876,889

Net real estate investments	184,406,365	—	63,204,609		247,610,974
Intangible lease cost, net	10,238,353	—	8,377,975		18,616,328
Other assets	10,830,067	17,734,645	(17,734,645)		10,830,067

TOTAL ASSETS	$205,474,785	$17,734,645	$53,847,939		$277,057,369

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable	$92,751,900	$—	$52,208,355	(4)	$144,960,255
Other liabilities	6,621,818	—	1,639,584		8,261,402

TOTAL LIABILITIES	99,373,718	—	53,847,939		153,221,657

Minority interest	1,104,596	—	—		1,104,596
Shareholders’ equity	104,996,471	17,734,645	—		122,731,116

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$205,474,785	$17,734,645	$53,847,939		$277,057,369

The accompanying notes are an integral part of this pro forma condensed consolidated financial statement.

AMREIT AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of March 31, 2005
(Unaudited)
      (1) Reflects the historical condensed consolidated balance sheet of the Company as of March 31, 2005. Please refer to AmREIT’s historical consolidated financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2005.
      (2) Reflects the proceeds from this Offering, assuming the sale of 2,400,000 common A shares at an offering price of $8.10, net of estimated offering costs of approximately $1.7 million, including the underwriters’ discount.
      (3) Reflects the acquisition of the Uptown Park Shopping Center. The purchase price will be approximately $70.0 million and has been allocated among land, buildings, tenant improvements, out-of-market leases and acquired intangible lease costs based on the preliminary purchase price allocation performed pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS No. 141). The buildings are depreciated over a period of approximately 40 years.
      (4) The Company expects to finance the acquisition of the Property with cash and debt. Although no formal commitment has been made by the lender, the Company has preliminarily agreed to the terms of the debt which is to be funded on the closing date of the acquisition. The note is expected to be approximately $49.0 million and is to be secured by the Property. The non-amortizing note is to bear interest at 5.37% and will mature ten years from the date of closing. The note is to be prepayable with no penalty at the earlier of five years following its funding or ten years after the lender’s securitization of the loan. Additionally, we expect to fund approximately $3.2 million of the acquisition cost through our credit facility. The weighted average interest rate on our credit facility at March 31, 2005 was 5.23%; accordingly, notes payable has been increased by a corresponding amount to reflect this expected drawdown.

AMREIT AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2005
(Unaudited)

	AmREIT	Uptown	Pro Forma
	Historical(1)	Park(2)	Adjustments		Pro Forma

Revenues
Rental income and earned income	$4,820,593	$1,309,675	$66,680	(3)	$6,196,948
Other income	3,421,750	2,428	—		3,424,178

Total Revenues	8,242,343	1,312,103	66,680		9,621,126

Expenses
General operating and administrative	1,651,651	—	—		1,651,651
Property expense	729,120	500,219	—		1,229,339
Depreciation and amortization	1,097,532	—	507,089	(3)	1,604,621
Other expenses	2,211,751	—	—		2,211,751

Total Expenses	5,690,054	500,219	507,089		6,697,362

Operating income	2,552,289	811,884	(440,409)		2,923,764
Interest expense	(1,517,085)	—	(699,774	)(4)	(2,216,859)
Other (expense) income	(18,026)	—	—		(18,026)

Income (loss) before discontinued operations	1,017,178	811,884	(1,140,183)		688,879
Income from discontinued operations	340,682	—	—		340,682

Pro forma net income	$1,357,860	$811,884	$(1,140,183)		$1,029,561
Distributions paid to class B and class C shareholders	(1,631,931)	—	—		(1,631,931)

Net income (loss) available to class A shareholders	$(274,071)	$811,884	$(1,140,183)		$(602,370)

Net income per common share — basic and diluted
Loss before discontinued operations	$(0.18)				$(0.16)
Income from discontinued operations	0.10				0.06

Net income (loss)	$(0.08)				$(0.10)

Weighted average common shares used to compute net income per share, basic and diluted	3,471,028				5,871,028

The accompanying notes are an integral part of this pro forma condensed consolidated financial statement.

AMREIT AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Three Months Ended March 31, 2005
(Unaudited)
      (1) Reflects the historical condensed consolidated statement of operations of the Company for the three months ended March 31, 2005. Please refer to AmREIT’s historical consolidated financial statements and notes thereto included in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2005.
      (2) The historical statement of operations for the Uptown Park acquisition represents the Property’s historical summary of gross income and direct operating expenses for the three months ended March 31, 2005. Costs such as depreciation and amortization were excluded from the historical summary. See Note 3 below.
      (3) Represents the amortization of out-of-market leases, the depreciation of the building (over 40 years), tenant improvements (over the terms of the respective lease agreements) and the amortization of the acquired intangible lease costs based on the preliminary purchase price allocation in accordance with SFAS No. 141.
      (4) Represents the incremental interest expense related to (1) the $49.0 million note that we expect to use to fund the acquisition and (2) the portion (approximately $3.2 million) of the acquisition that we expect to fund through our credit facility. See Note 4 to the Pro Forma Condensed Consolidated Balance Sheet.

AMREIT AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2004
(Unaudited)

	AmREIT	Uptown	2004	Pro Forma
	Historical(1)	Park(2)	Acquisitions(3)	Adjustments		Pro Forma

Revenues
Rental income and earned income	$11,807,532	$4,974,146	$7,225,098	$266,721	(4)	$24,273,497
Other income	9,951,248	78,402	—	—		10,029,650

Total Revenues	21,758,780	5,052,548	7,225,098	266,721		34,303,147

Expenses
General operating and administrative	5,719,301	—	—	—		5,719,301
Property expense	1,560,790	1,809,687	2,422,995	—		5,793,472
Depreciation and amortization	2,040,053	—	2,525,833	2,028,358	(4)	6,594,244
Other expenses	9,270,858	—	—	—		9,270,858

Total Expenses	18,591,002	1,809,687	4,948,828	2,028,358		27,377,875

Operating income	3,167,778	3,242,861	2,276,270	(1,761,637)		6,925,272
Interest expense	(3,375,499)	—	(3,214,254)	(2,799,097	)(5)	(9,388,850)
Other income (expense)	918,228	—	—	—		918,228

Income (loss) before discontinued operations	710,507	3,242,861	(937,984)	(4,560,734)		(1,545,350)
Loss from discontinued operations	(122,520)	—	—	—		(122,520)

Pro forma net income	$587,987	$3,242,861	$(937,984)	$(4,560,734)		$(1,667,870)
Distributions paid to class B and class C shareholders	(4,453,562)	—	—	—		(4,453,562)

Net income (loss) available to class A shareholders	$(3,865,575)	$3,242,861	$(937,984)	$(4,560,734)		$(6,121,432)

Net income per common share — basic and diluted Loss before discontinued operations	$(1.15)					$(1.06)
Loss from discontinued operations	(0.04)					(0.02)

Net income (loss)	$(1.19)					$(1.08)

Weighted average common shares used to compute net income per share, basic and diluted	3,251,285					5,651,285

The accompanying notes are an integral part of this pro forma condensed consolidated financial statement.

AmREIT AND SUBSIDIARIES
NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For The Year Ended December 31, 2004
(Unaudited)
      (1) Reflects the historical condensed consolidated statement of operations of the Company for the year ended December 31, 2004. Please refer to AmREIT’s historical consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.
      (2) The historical statement of operations for the Uptown Park acquisition represents the Property’s historical summary of gross income and direct operating expenses for the year ended December 31, 2004. Costs such as depreciation and amortization were excluded from the historical summary. See Note 3 below.
      (3) The historical statement of operations for the 2004 acquisitions represents the historical summary of gross income and direct operating expenses of the properties we acquired during 2004 for the periods prior to their respective acquisitions. See also the separate discussion of the acquisition of our MacArthur Park property in our filing on Form 8-K on March 10, 2005 as well as our acquisitions of the Plaza in the Park and Cinco Ranch properties in our filing on Form 8-K on September 14, 2004. These properties represent the significant property acquisitions during 2004, and each was acquired from unrelated third parties.
      (4) Represents the amortization of out-of-market leases, the depreciation of the building (over 40 years), tenant improvements (over the terms of the respective lease agreements) and the amortization of the acquired intangible lease costs based on the preliminary purchase price allocation in accordance with SFAS No. 141.
      (5) Represents the incremental interest expense related to (1) the $49.0 million note that we expect to use to fund the acquisition and (2) the portion (approximately $3.2 million) of the acquisition that we expect to fund through our credit facility. See Note 4 to the Pro Forma Condensed Consolidated Balance Sheet.

BUSINESS AND PROPERTIES
General
      AmREIT is a fully integrated, self-managed and self-advised equity REIT based in Houston, Texas. We own and operate a portfolio of multi-tenant and single-tenant retail properties consisting of 61 properties in 17 states as of March 31, 2005, having an aggregate gross leaseable area of approximately 908,000 square feet. Multi-tenant shopping centers represented 66.4% of annualized rental income for the properties we owned as of March 31, 2005. We also manage an additional 20 properties located in six states for our affiliated retail partnerships.
      We have focused geographically on the Sun Belt states with an emphasis on the Houston market and other large metropolitan markets in Texas such as Dallas and San Antonio. We focus on acquiring and selectively developing multi-tenant shopping centers anchored by major retailers. Many of our properties are located on what we call “Irreplaceable Cornerstm” which we define as premier retail frontage locations in high-traffic, highly populated affluent areas with high barriers to entry. We focus on Irreplaceable Corners because we believe that these properties are in greater demand, have greater prospects for upward movement in rents and should produce higher risk-adjusted returns than similar properties located in other locations.
      AmREIT is vertically integrated with three additional synergistic businesses that we believe enhance our earnings potential, add value and support our portfolio expansion. These three synergistic businesses are: (1) a full service real estate operating and development business; (2) a retail partnership business; and (3) a registered securities business. The following diagram shows the integration of these businesses with each other and with AmREIT:
Our Operating Strategy
      We invest in properties where we believe effective leasing and operating strategies, combined with cost-effective expansion and renovation programs, can improve property values while providing superior current economic returns. Our operating strategy consists of the following elements:

•	Acquiring real estate on Irreplaceable Corners, which we define as premier retail frontage locations in a submarket generally characterized by the following attributes:

•	a population of at least 100,000 within a three-mile radius;

•	area average household income of at least $80,000 per year;

•	high traffic visibility;

•	traffic counts of at least 30,000 cars per day; and

•	little available land suitable for competitive development in the area.

•	Focusing on the Sun Belt states with an emphasis on the Texas markets where our management team has substantial experience and local market knowledge.

•	Anchoring our centers with national/ regional grocery or drug stores or chain restaurants.

•	Adding value to our properties through active, hands-on management, improving tenant quality and increasing cash flows by increasing occupancy and rental rates.

•	Conducting extensive due diligence using a proprietary process called AmREIT Decision Logic, involving our integrated team of real estate professionals with experience in construction, property management, leasing and finance.

•	Enhancing our core business through the activities of our real estate operating and development business, our affiliated retail partnership business and our securities broker-dealer.

Our Growth Strategy
      We intend to increase our revenues and funds from operations by executing our growth strategy, which consists of the following elements:

•	Continuing to form partnerships to develop and/or acquire retail properties that we believe possess significant potential for short-term appreciation in value and prospects for capturing such value through disposition and retaining financial upside in those properties while earning management fees. At the same time, we preserve the REIT’s ability to later acquire some or all of these properties.

•	Continuing to acquire grocery-anchored, strip center and lifestyle properties on Irreplaceable Corners, primarily in major Texas markets.

•	Continuing to selectively divest properties which no longer meet our core criteria and replace them primarily with high-quality multi-tenant shopping centers on Irreplaceable Corners.
Competitive Advantages
      We believe that our business strategy and operating structure distinguish us from many other public and private owners, operators and acquirors of real estate in our target markets in a number of ways, including:

•	Our fully-integrated business structure provides an advantage in evaluating properties for acquisition or development, raising capital to finance our properties and managing properties for our retail partnerships.

•	Our focus on Irreplaceable Corners provides long-term stability and opportunities for enhanced cash flows from high occupancy and increasing rents, resulting in higher valuations for our property portfolio.

•	We place an emphasis on major Texas markets, and our senior management team averages more than 15 years of real estate experience in one or more of these markets.

•	Our emphasis on major Texas markets provides us with a substantial footprint in one of the largest and most economically stable states in the United States, where our management team lives and has developed extensive real estate contacts, market knowledge and investment expertise.
Our Structure
      Our portfolio of wholly owned multi-tenant shopping centers and single-tenant retail properties are supported by three distinct operating businesses:

•	Real Estate Operating and Development Business;

•	Retail Partnership Business; and

•	Securities Business.

      AmREIT directly owns a portfolio of grocery-anchored, strip center, lifestyle shopping centers and single-tenant retail properties leased to companies such as Kroger®, Walgreens®, GAP® and Starbucks®. Our portfolio is supported by three synergistic businesses: a wholly-owned real estate operating and development business, a registered securities broker-dealer and a group of four retail partnerships, each of which owns multiple properties and for which we act as general partner and our real estate operating company acts as property manager. Through our retail partnerships, AmREIT captures recurring development, leasing, property management and asset management fees for services performed while maintaining a residual interest after a preferred return is paid to limited partners. This unique structure provides us with the opportunity to expand our growth both internally and externally and to access capital through traditional underwriters and the independent financial planning marketplace. This capital can then be deployed efficiently and accretively for our shareholders. We finance our growth and working capital needs with a combination of equity and debt. Our class C common share offering which was opened in August 2003 became fully subscribed during the second quarter of 2004, and we are currently raising capital through our class D common share offering. The class C and class D common shares are not publicly traded and are being offered exclusively through the independent financial planning community. Our bylaws limit our recourse debt to 55% of gross asset value. Our strategies and our structure, as discussed herein, are reviewed by our board on a regular basis and may be modified or changed without a vote of our shareholders.

Our Portfolio
      As of March 31, 2005, AmREIT owned a real estate portfolio consisting of 61 properties located in 17 states. Our multi-tenant shopping center properties are primarily located throughout Texas, with a concentration in the Houston area, and are leased to national, regional and local tenants. Our single-tenant properties are located throughout the United States and are generally leased to corporate tenants where the lease is the direct obligation of the parent company, not just the local operator, and in most other cases, our leases are guaranteed by the parent company.
      Our properties are located in affluent high-traffic, densely populated areas that we refer to as Irreplaceable Corners and are anchored by nationally-known retailers such as Kroger and Barnes & Noble®, and are supported by specialty retailers such as GAP, Starbucks and Verizon Wireless®. We believe our focus on Irreplaceable Corners allows us to maximize leasing income through comparatively higher rental rates and high occupancy rates. Additionally, we anticipate that as these properties are re-

leased or leases are renewed, the location on Irreplaceable Corners will enable us to increase rents at greater than average rates. As of March 31, 2005, the occupancy rate at our operating properties was 97% based on leasable square footage.
      A substantial percentage of our revenues are generated by corporate retail tenants such as Bank of America®, Barnes & Noble, Bath & Body Works®, CVS/pharmacy®, GAP, International House of Pancakes® (“IHOP”), Kroger, Landry’s®, Linens “n” Things®, Nextel®, Payless Shoes®, TGI Friday’s®, Starbucks, Washington Mutual® and others. Our multi-tenant centers comprised 66.4% of our annualized rental income from properties owned as of March 31, 2005.

Our Real Estate Operating and Development Business
      AmREIT Realty Investment Corporation, our wholly owned real estate operating and development TRS, or ARIC, provides a fully integrated real estate solution including construction and development, property management, asset acquisition and disposition, brokerage and leasing, tenant representation, sale/leaseback and joint venture management services. ARIC has elected to be taxed as a TRS, and as such is able to engage in activities that AmREIT would not be able to undertake due to Internal Revenue Code REIT restrictions. We have used this business to develop client and referral relationships with national and regional tenants, real estate owners and developers. From these relationships AmREIT receives fee income and access to acquisition prospects and a pipeline of tenants.
      ARIC consists of a deep team of real estate professionals with significant experience in site location, development, construction, property management, leasing and brokerage services. ARIC’s brokers provide leasing and brokerage services to us and our affiliated retail partnerships. In addition, ARIC’s tenant representatives provide services to national and regional retail tenants, generating third party fee income to us from these services. ARIC provides property management services to our affiliated retail partnerships in exchange for management fees. ARIC also provides development and construction management services to us, our affiliated retail partnerships and to third parties on a fee-for-services basis. During the years ended December 31, 2004, 2003 and 2002, ARIC generated fee income of $2.3 million, $1.3 million and $1.5 million, which represented 11%, 13% and 25%, respectively, of AmREIT’s total revenues.
      Additionally, ARIC engages in merchant development activities, both independently and as a co-investor with our retail partnerships, through selective acquisitions and dispositions of properties within a short time period that is generally 12 to 18 months. The majority of these assets are listed as real estate assets acquired for sale on our consolidated balance sheet. At March 31, 2005 and December 31, 2004, assets held for sale totaled approximately $9.9 million and $6.3 million, respectively. For the three months ended March 31, 2005 and 2004, ARIC generated gains on sales of properties acquired for sale of $  —  and $608,000.

Our Retail Partnership Business
      We also are the general partner of four limited partnerships that were formed to develop, own, manage and add value to multiple retail properties. Unlike AmREIT’s longer term investment focus, our retail partnerships have a greater focus on shorter-term value creation and a limited investment period. However, certain properties acquired by our retail partnerships may in the future be appropriate investments for AmREIT. By providing management and other services to these retail partnerships we generate fee income and retain a residual interest in the partnerships after a preferred return is paid to limited partners. We believe our affiliated retail partnerships may create significant income and value in the future as our retail partnerships continue to grow and as we continue to implement our active management strategy within those partnerships.

      Our affiliated retail partnerships were formed to develop, own, manage, and add value to properties with an average holding period of two to four years. ARIC manages the properties held by our affiliated retail partnerships in exchange for various fees. These fees include an asset management fee (1% of net invested capital), a development and acquisition fee (between 4% and 6% of project costs), a property management fee (not greater than 4% of gross rentals), a property leasing fee (not to exceed 2% on renewal or 6% on a new lease of base rent) and real estate brokerage commissions (not to exceed 6% of the sales price on co-brokered transactions or 4% of the sales price on individually-brokered transactions). The general partner of each partnership, each of which is a wholly owned subsidiary of AmREIT, receives a residual profit interest in the partnership after the limited partners have received a targeted return linking AmREIT’s success to that of its limited partners. During the years ended December 31, 2004, 2003 and 2002, AmREIT earned fees of $1.8 million, $634,000 and $668,000, respectively, by providing real estate services to the retail partnerships.
      As of March 31, 2005, AmREIT directly managed, through its four actively managed retail partnerships, a total of $52.7 million in contributed capital. These four partnerships have entered or will enter their liquidation phases in 2003, 2008, 2010, and 2011, respectively. As these partnerships enter into liquidation, AmREIT will receive economic benefit from our residual interest, after certain preferred returns have been paid to the partnerships’ limited partners. During 2004, AmREIT recognized approximately $869,000 related to its general partner interest in AmREIT Opportunity Fund, Ltd. (AOF). In accordance with generally accepted accounting principles, any unrealized gains associated with this residual interest have not been reflected on our balance sheet or statement of operations.
      The following table sets forth certain financial information for the AmREIT Income & Growth Fund, L.P. (AIG), AmREIT Monthly Income & Growth Fund, L.P. (MIG) and AmREIT Monthly Income & Growth Fund II, L.P. (MIG II) retail partnerships:

					Sharing
					Ratios*
	Capital	LP	GP	Scheduled
Retail Partnership	Under Mgmt.	Interest	Interest	Liquidation	LP	GP	LP Preference*

AIG	$10 million	2.0%	1.0%	2008	99%	1%	8%
					90%	10%	10%
					80%	20%	12%
					70%	30%	15%
					0%	100%	40% Catch UP
					60%	40%	Thereafter

MIG	$15 million	1.4%	1.0%	2010	99%	1%	8%
					90%	10%	10%
					80%	20%	12%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

MIG II	$25 million	1.6%	1.0%	2011	99%	1%	8%
					85%	15%	12%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

*	Illustrating the Sharing Ratios and LP Preference provisions using AIG as an example, the LPs share in 99% of the cash distributions until they receive an 8% preferred return. Thereafter, the LPs share in 90% of the cash distributions until they receive a 10% preferred return and so on.

Our Securities Business
      Through AmREIT Securities Company, our wholly owned registered securities broker-dealer, which is also a TRS, we sell interests in our affiliated retail partnerships and AmREIT shares through a wholesale effort involving a national network of unaffiliated, third-party financial planners. In 2004, AmREIT Securities successfully raised $25 million for our retail partnership business and another $46 million directly for AmREIT through public offerings of our class C and D common shares. Having a broker-dealer subsidiary provides AmREIT with financial flexibility because we have the opportunity to access capital from both traditional underwriters and the independent financial planning marketplace. This provides for a more consistent access to capital markets and allows us to better manage our balance sheet.
      AmREIT Securities does not maintain branch offices or a large number of employed registered representatives. Instead, AmREIT Securities acts as a “wholesaler,” placing securities through a national network of unaffiliated broker-dealers and financial planners. This model allows AmREIT Securities to place securities on a national basis without the overhead of a large securities firm. AmREIT Securities is limited to private placements of limited partnership interests and sale of AmREIT’s securities, which to date have consisted solely of our untraded class C and D common shares. AmREIT Securities does not engage in trading or research activities or provide other products, such as mutual funds.
      During 2004, AmREIT Securities raised approximately $25 million for AmREIT Monthly Income and Growth Fund II, Ltd., an affiliated retail partnership. Additionally, during the second quarter of 2004, AmREIT fully subscribed its class C common share offering conducted by AmREIT Securities beginning in August 2003. The offering was a $44 million offering ($40 million offered to the public and $4 million reserved for the dividend reinvestment program), issued on a best efforts basis. AmREIT Securities is also the dealer manager on our newest offering, a $170 million class D common share offering ($150 million offered to the public and $20 million reserved for the dividend reinvestment program). This offering, a publicly registered, non-traded class of common shares with a stated yield of 6.5%, commenced on June 25, 2004. AmREIT Securities has placed $41 million through this offering as of March 31, 2005, including shares issued through the dividend reinvestment program.
      During the years ended December 31, 2004, 2003 and 2002, AmREIT Securities generated securities commission revenues from capital-raising activities of $7.7 million, $3.0 million and $847,000, respectively. AmREIT Securities incurred commission expenses of $5.9 million, $2.3 million and $653,000 which were paid to non-affiliated broker-dealers in conjunction with such capital-raising activities. For 2005, through a combination of equity for our actively managed retail partnerships and direct equity for AmREIT, AmREIT Securities expects to raise approximately $120 to $150 million directly through the independent financial planning community.
Properties

General
      At March 31, 2005, we owned 61 properties located in 17 states. Since 1995, we have focused on developing and acquiring multi-tenant shopping centers. During this time, we believe we have sharpened our ability to identify and acquire Irreplaceable Corners which we believe are ideal locations for high-end shopping centers and single-tenant properties. Recent downward pressure on single-tenant cap rates has resulted in higher priced single-tenant real estate. As a result, while we will continue to invest in single-tenant properties located on Irreplaceable Corners, we anticipate strategically increasing our holdings of multi-tenant shopping centers. Multi-tenant shopping centers represented 66.4% of annualized rental income from properties owned for the quarter ended March 31, 2005.
      Land — Our property sites, on which our leased buildings sit, range from approximately 34,000 to one million square feet, depending upon building size and local demographic factors. Sites purchased by

AmREIT are in highly populated, high traffic corridors and have been reviewed for traffic and demographic pattern and history.
      Buildings — Our buildings are typically multi-tenant shopping centers and freestanding single-tenant properties that are positioned for good exposure to traffic flow and are constructed from various combinations of stucco, steel, wood, brick and tile. Multi-tenant buildings are generally 14,000 square feet and greater, and single-tenant buildings range from approximately 2,000 to 20,000 square feet. Buildings are suitable for possible conversion to various uses, although modifications may be required prior to use for other operations.
      Leases — Primary lease terms range from five to 25 years. Generally, leases also provide for one to five-year renewal options. Our retail properties are primarily leased on a “net” basis whereby the tenants are responsible, either directly or through landlord reimbursement, for the property taxes, insurance and operating costs such as water, electric, landscaping, maintenance and security. Generally, leases provide for either percentage rents based on sales in excess of certain amounts, periodic escalations or increases in the annual rental rates or a combination of both.

Location of Properties
      From our Houston, Texas base, our current focus is on property investments in Texas. Of our 61 properties as of March 31, 2005, 27 were located in Texas, with 21 being located in the greater Houston metropolitan statistical area. These 21 properties represented 65% of our rental income for the three months ended March 31, 2005. Our portfolio of assets tends to be located in areas we know well and that allow us to actively manage our properties. Because of our proximity and deep knowledge of our markets, we believe AmREIT can deliver an extra degree of hands-on management to our real estate investments. We believe our close proximity to our properties and our market knowledge gives us a competitive advantage over other retail property owners in these markets.
      Because of our investments in the greater-Houston area and throughout Texas, the Houston and Texas economy have a significant impact on our business and on the viability of our properties. Accordingly, management believes that any downturn in the Houston or Dallas economy could adversely affect us; however, general retail and grocery anchored shopping centers, which we primarily own, provide basic necessity-type items, and tend to be less affected by economic change.
      According to the Greater Houston Partnership, Houston is the 4th most populous city in the nation, trailing only New York, Los Angeles and Chicago. If Houston were a state, it would rank 36th in population. It is among the nation’s fastest growing and most diverse metropolitan areas and is growing faster than both the state of Texas and the nation. Since 1990 approximately 49% of Houston’s population growth has been from net migration with 78% of that growth attributed to international immigration. Houston’s economic base has diversified, sharply decreasing its dependence on upstream energy. Diversifying, or energy-independent, sectors accounted for 91% of net job growth in the economic base since 1987. Oil and gas exploration and production account for 11.2% of Houston’s Gross Area Product (GAP), down sharply from 21% as recently as 1985. The reduced role of oil and gas in Houston’s GAP reflects the rapid growth of such sectors as engineering services, health services and manufacturing. The Port of Houston in 2003 ranked first among U.S. ports in volume of foreign tonnage and is the world’s 6th largest port. Two major railroads and 150 trucking lines connect the Port to the balance of the continental United States, Canada and Mexico. Europe and Latin America are Houston’s top seaborne trading partners.

      A listing of our properties by property type and by location as of December 31, 2004, follows based upon gross leasable area (GLA):

						Annualized
Multi-Tenant				Date		Base Rent as of	%
Shopping Centers	Major Tenants	MSA	State	Acquired	GLA	March 31, 2005	Leased

MacArthur Park	Kroger	Dallas	TX	12/27/04	198,443	$2,964,192	100%
Plaza in the Park	Kroger	Houston	TX	07/01/04	138,663	2,498,854	96%
Cinco Ranch	Kroger	Houston	TX	07/01/04	97,297	1,245,828	100%
Bakery Square	Walgreens & Bank of America	Houston	TX	07/21/04	34,614	849,456	100%
Uptown Plaza	CVS/pharmacy	Houston	TX	12/10/03	26,400	1,236,646	100%
Woodlands Plaza	FedEx/Kinkos & Rug Gallery	Houston	TX	06/03/98	20,018	377,332	100%
Sugarland Plaza	Mattress Giant	Houston	TX	07/01/98	16,750	349,545	100%
Terrace Shops	Starbucks	Houston	TX	12/15/03	16,395	457,160	100%
Copperfield Medical	Texas Children’s Pediatrics	Houston	TX	09/26/95	14,000	219,212	100%
Courtyard at Post Oak	Verizon Wireless	Houston	TX	06/15/04	13,597	477,360	100%
San Felipe and Winrock(1)		Houston	TX	11/17/03	8,400	(1)	(1)

Multi-Tenant Shopping Centers Total					584,577	$10,675,585	99%

Single Tenant					Annualized
(Fees Simple Subject			Date		Base Rent as of	%
to Ground Leases)	MSA	State	Acquired	GLA	March 31, 2005	Leased

CVS Corporation	Houston	TX	01/10/03	13,824	$327,167	100%
Darden Restaurants	Atlanta	GA	12/18/98	6,867	79,366	100%
Carlson Restaurants	Baltimore	MD	09/16/03	6,802	141,674	100%
410-Blanco(1)	San Antonio	TX	12/17/04	5,000	(1)	(1)
Bank of America	Houston	TX	11/17/03	4,420	247,975	100%
Comerica Bank(1)	Houston	TX	04/30/04	4,277	(1)	(1)
Washington Mutual	Houston	TX	12/11/96	3,685	98,160	100%
Washington Mutual	Houston	TX	09/23/96	3,685	61,060	100%
Yum Brands(2)(3)	Houston	TX	10/14/03	2,818	79,440	100%

Single Tenant (Fees Simple Subject to Ground Leases) Total				51,378	$1,034,842	100%

Single Tenant					Annualized
(Fees Simple Subject			Date		Base Rent as of	%
to Building Leases)	MSA	State	Acquired	GLA	March 31, 2005	Leased

Vacant(2)	Baton Rouge	LA	06/09/97	20,575	(1)	0%
Baptist Memorial Medical Plaza	Memphis	TN	07/23/02	15,000	222,643	100%
Comp USA	Minneapolis	MN	07/23/02	15,000	267,584	100%
Energy Wellness	Houston	TX	07/23/02	15,000	187,857	100%
Transworld Entertainment	Independence	MO	07/23/02	14,047	135,000	100%
Golden Corral	Houston	TX	07/23/02	12,000	182,994	100%
Golden Corral	Houston	TX	07/23/02	12,000	181,688	100%
Carlson Restaurants	Houston	TX	07/23/02	8,500	200,000	100%
Pier One Imports Inc.	Denver	CO	07/23/02	8,014	135,152	100%
Hollywood Entertainment Corp.	Lafayette	LA	10/31/97	7,488	150,874	100%
Hollywood Entertainment Corp.	Jackson	MS	12/31/97	7,488	155,067	100%
Radio Shack Corporation	Dallas	TX	06/15/94	5,200	108,900	100%
IHOP Corporation #1483	Houston	TX	09/22/99	4,020	188,112	100%
IHOP Corporation #1737(5)	Salt Lake	UT	07/25/02	4,020	160,849	100%
IHOP Corporation #4462(5)	Memphis	TN	08/23/02	4,020	176,768	100%
IHOP Corporation #5318	Topeka	KS	09/30/99	4,020	156,395	100%
Payless Shoesources Inc.	Austin	TX	07/23/02	4,000	80,000	100%
AFC, Inc.	Atlanta	GA	07/23/02	2,583	119,279	100%
Advance Auto(1)(2)(3)(4)	Various	Various	Various	49,000	(1)	(1)

Single Tenant (Fees Simple Subject to Building Leases) Total				211,975	$2,809,162	88%

					Annualized
Single Tenant			Date		Base Rent as of	%
(Ground Lessee Leaseholds)	MSA	State	Acquired	GLA	March 31, 2005	Leased

IHOP Corporation(5)	Various	Various	Various	60,300	$1,565,674	100%

Company Total				908,230	$16,085,263	97%

(1)	Under Development (GLA represents proposed leasable square footage).

(2)	Held for Sale.

(3)	Held in a joint venture of which we are the managing 50% owner.

(4)	Advance Auto properties are located in MO and IL. Each of the properties has a proposed GLA of 7,000 square feet.

(5)	IHOP properties are located in NM, LA, OR, VA, TX, CA, TN, CO, VA, NY, OR, KS, UT and MO. Each of the properties has a GLA of 4,020 square feet. These properties are held by a consolidated subsidiary, 79.0% of which is owned by AmREIT, 19.6% of which is owned by AmREIT Income & Growth Corporation, one of our affiliated retail partnerships, and 1.4% of which is owned by unaffiliated third parties.

      The rental income generated by our properties during 2004 by state is as follows:

	Rental	Rental
State/City	Income	Concentration

Texas — Houston	$7,879,000	67.4%
Texas — Dallas	244,000	2.1%
Texas — other	323,000	2.8%

Total Texas	8,446,000	72.3%

Louisiana	373,000	3.2%
Tennessee	517,000	4.4%
Minnesota	268,000	2.3%
Missouri	256,000	2.2%
Kansas	253,000	2.2%
Colorado	246,000	2.1%
Georgia	198,000	1.7%
Oregon	181,000	1.6%
Virginia	172,000	1.5%
Utah	161,000	1.4%
Mississippi	155,000	1.3%
Maryland	142,000	1.2%
New York	124,000	1.1%
California	111,000	0.9%
New Mexico	85,000	0.6%
Illinois	—	—

Total	$11,688,000	100.0%

Lease Expirations
      The following table shows lease expirations for our properties, assuming that none of the tenants exercise renewal options.

	Number
	of Lease	Square	Percent
Expiration Year	Expiring	Footage	of Total

2005	14	37,450	4.40%
2006	18	45,589	5.35%
2007	9	51,431	6.04%
2008	17	63,560	7.47%
2009	21	74,732	8.78%
2010	9	43,797	5.14%
2011	25	125,064	14.69%
2012	8	55,039	6.46%
2013	2	11,131	1.31%
2014	5	8,050	0.95%
2015	0	0	0.00%
2016	1	15,120	1.78%
2017	0	0	0.00%
2018	0	0	0.00%
2019	3	12,838	1.51%
2020	3	71,413	8.39%
2021	2	82,265	9.66%
2022	1	4,020	0.47%
2023	1	63,373	7.44%
2024	4	26,284	3.09%
2025	6	32,100	3.77%
2026	4	16,080	1.89%
2027	3	12,060	1.42%

Totals	156	851,396	100.00%

Top Ten Tenants
      The following table sets forth certain information with respect to our top ten tenants:

			Percent of Total
		Annualized Base	Annualized Base
		Rent as of	Rent as of
Tenant	Number of Leases	December 31, 2004	December 31, 2004

IHOP Corporation	19	$2,247,798	14.05%
Kroger	3	2,116,165	13.22%
CVS/pharmacy	2	921,945	5.76%
Bank of America	2	412,198	2.58%
Linens ’n’ Things	1	402,500	2.52%
Golden Corral	2	364,683	2.28%
TGI Friday’s	2	341,674	2.14%
Landry’s	1	338,122	2.11%
Washington Mutual	3	325,396	2.03%
Hallmark	3	321,200	2.01%

Long-Term Debt Maturity
      The following table sets forth certain information by maturity date with respect to our indebtedness as of March 31, 2005:

	Amount	Interest	Annual Debt
Description	Outstanding	Rate	Service	Maturity Date

Credit Facility*	$25,127,130	4.40%	$1,672,606	10/4/2005

2005 Maturities	$25,127,130
MacArthur Park	$13,410,000	6.17%	$827,397	12/1/2008

2008 Maturities	$13,410,000
Hollywood Video, MS	$943,134	8.38%	$91,208	4/1/2009

2009 Maturities	$943,134
Merger Dissenters	$760,410	5.47%	$42,583	7/23/2010

2010 Maturities	$760,410
Sugarland IHOP	$1,224,167	8.25%	$138,035	3/1/2011
Sugar Land Plaza	2,329,887	7.60%	203,349	11/1/2011

2011 Maturities	$3,554,053
Albuquerque IHOP	$706,804	7.89%	$74,930	4/24/2012
Baton Rouge IHOP	1,168,000	7.89%	123,822	4/24/2012
Beaverton IHOP	828,305	7.89%	87,811	4/16/2012
Charlottesville IHOP	588,527	7.89%	62,391	4/24/2012
El Paso #1934 IHOP	710,400	7.89%	75,311	4/16/2012
Rochester IHOP	887,999	7.89%	94,139	4/16/2012
Shawnee IHOP	701,128	7.89%	74,328	4/18/2012
5115 Buffalo Spdwy	2,781,302	7.58%	241,008	5/11/2012
Salem IHOP	581,085	7.89%	61,461	5/17/2012
Springfield IHOP	964,616	7.89%	102,026	6/21/2012
Roanoke IHOP	668,262	7.89%	70,855	7/26/2012
Centerville IHOP	1,168,532	7.89%	123,620	7/26/2012
Memphis #4462 IHOP	1,262,870	7.89%	133,600	7/19/2012
Alexandria IHOP	674,124	7.89%	71,316	7/19/2012
El Paso #1938 IHOP	843,590	7.89%	89,046	8/23/2012
La Verne IHOP	702,837	7.89%	74,189	8/23/2012
Memphis #4482 IHOP	732,431	7.89%	77,312	8/23/2012
Parker IHOP	788,294	7.89%	83,209	8/23/2012

2012 Maturities	$16,759,106
Cinco Ranch	$8,524,131	5.60%	$600,716	7/10/2013
Plaza in the Park	18,016,024	5.60%	1,269,633	7/10/2013

2013 Maturities	$26,540,155
Bakery Square	$4,380,808	8.00%	$571,418	2/10/2017

2017 Maturities	$4,380,808
Total Maturities**	$91,474,798

*	Our revolving credit facility is a variable-rate debt instrument, and its outstanding balance fluctuates throughout the year based on our liquidity needs. Annual Debt Service on this debt instrument assumes that the amount outstanding and the interest rate as of March 31, 2005 remain constant through maturity.

**	Total maturities above is $1.3 million less than total debt as reported in our consolidated financial statements due to the premium recorded on above-market debt assumed in conjunction with certain of our 2004 property acquisitions.

Grocery-Anchored Shopping Centers
      As of March 31, 2005 we owned three grocery-anchored shopping centers representing approximately 434,000 leaseable square feet. Our grocery-anchored shopping centers comprise 42% of our annualized rental income from the properties owned as of March 31, 2005. These properties are designed for maximum retail visibility and ease of access and parking for the consumer. All of our grocery-anchored centers are anchored by Kroger and are supported by a mix of specialty national and regional tenants such as Barnes & Noble, GAP and Starbucks. They are leased in a manner that provides a complimentary array of services to support the local retail consumer. These properties are located in the Houston and Dallas metropolitan areas and are typically located on an Irreplaceable Corner. We are dependent upon the financial viability of Kroger, and any downturn in Kroger’s operating results could negatively impact our operating results. Refer to Kroger’s filings with the SEC at www.sec.gov.
      All of our grocery-anchored shopping center leases provide for the monthly payment of base rent plus operating expenses. This monthly operating expense payment is based on an estimate of the tenant’s pro rata share of property taxes, insurance, utilities, maintenance and other common area maintenance charges. Annually these operating expenses are reconciled with any overage being reimbursed to the tenants and with any underpayment being billed to the tenant. Generally these are net lease terms and allow the landlord to recover all of its operating expenses without the limitation of expense stops.
      Our grocery-anchored shopping center leases range from five to 20 years and generally include one or more five-year renewal options. Annual rental income from these leases ranges from $21,000 to $1.0 million per year.

Multi-Tenant Shopping Centers
      As of March 31, 2005, we owned eight multi-tenant shopping centers, including one under development, representing approximately 150,000 leaseable square feet. Our multi-tenant shopping centers are primarily neighborhood and community strip centers, ranging from 8,400 to 35,000 square feet. None of the centers have internal common areas, but instead are designed for maximum retail visibility and ease of access and parking for the consumer. These properties have a mix of national, regional and local non-grocery tenants and are leased in a manner to provide a complimentary array of services to support the local retail consumer. All of our multi-tenant shopping centers are located in the greater Houston area, and are typically on an Irreplaceable Corner.
      All of our multi-tenant shopping center leases provide for the monthly payment of base rent plus operating expenses. This monthly operating expense payment is based on an estimate of the tenant’s pro rata share of property taxes, insurance, utilities, maintenance and other common area maintenance charges. Annually these operating expenses are reconciled with any overage being reimbursed to the tenants, with any underpayment being billed to the tenant.
      Our multi-tenant shopping center leases range from five to 20 years and generally include one or more five-year renewal options. Annual rental income from these leases ranges from $26,000 to $310,000 per year and typically allow for rental increases, or bumps, periodically through the life of the lease.

Single-Tenant Properties
      As of March 31, 2005, we owned 50 single-tenant properties, representing approximately 324,000 leaseable square feet. Our single-tenant leases typically provide that the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation of the property such as utilities, property taxes and insurance. Some of the leases require that we will be responsible for roof and structural repairs. In these instances, we normally require warranties and/or guarantees from the related vendors, suppliers and/or contractors to mitigate the potential costs of repairs during the primary term of the lease.
      Because our leases are entered into with or guaranteed by the corporate parent of the tenant, they typically do not limit our recourse against the tenant and any guarantor in the event of a default. For this reason, these leases are designated by us as “Credit Tenant Leases,” because they are supported by the assets of the entire company, not just the individual store location.
      The primary term of the single-tenant leases ranges from 10 to 25 years. All of the leases also provide for one to four, five-year renewal options. Annual rental income ranges from $61,000 to $595,000 per year.

Land to be Developed
      As part of our investment objectives, we will invest in land to be developed on Irreplaceable Corners. A typical investment in land to be developed will result in a six to 12 month holding period, followed by the execution of a ground lease with a national or regional retail tenant or by the development of a single-tenant property or multi-tenant strip center. As of March 31, 2005, AmREIT directly held three sites to be developed, as further discussed below.
      4-10 & Blanco is a 1.329 acre pad site located at the intersection of Loop 410 and Blanco Road in San Antonio, Texas. We are currently in discussions with two potential tenants for lease of this space, including a national bank.
      Research Forest @ Six Pines is a 1.608 acre pad site located at the intersection of Research Forest and Six Pines, in The Woodlands, Texas. We recently entered into a ground lease on this property with Comerica.
      San Felipe and Winrock is an approximately two acre pad site located at the intersection of San Felipe and Winrock near the Tanglewood residential community in Houston, Texas. The property was purchased in November 2003. Subsequent to the purchase, AmREIT entered into a long-term ground lease with Bank of America for approximately one acre, off the corner intersection. Rental income under the ground lease commenced in November 2004. AmREIT is holding the remaining one acre and is in leasing discussions with a number of national tenants.

Property Acquisitions and Dispositions
      During 2004, AmREIT acquired $105.2 million in assets through the acquisition of five multi-tenant retail properties. The acquisitions were accounted for as purchases and the results of their operations are included in our results of operations from the respective dates of acquisition. Further details regarding these acquisitions follows:
      Grocery-anchored Shopping Centers. On December 27, 2004, AmREIT acquired MacArthur Park Shopping Center, a Kroger anchored shopping center consisting of 198,443 square feet located on approximately 23.3 acres. The property, which was acquired from Regency Centers, is located in Dallas, Texas, at the northwest intersection of I-635 and MacArthur Boulevard in the heart of Las Colinas, an affluent residential and business community. The property is surrounded by Fortune 500 companies such as ExxonMobil, Citigroup and Sabre. The property was acquired for cash and the assumption of long-term fixed-rate debt. The Kroger lease is for 20 years, containing approximately 63,000 square feet, expiring in November 2020. The shopping center was 100 percent occupied as of December 31, 2004, and the weighted average remaining lease term for the project is 8.1 years.
      On July 1, 2004, AmREIT acquired Plaza in the Park, a 138,663 square-foot Kroger anchored shopping center located on approximately 12.2 acres. The property is located at the southwest corner of Buffalo Speedway and Westpark in Houston, Texas. The Kroger store in Plaza in the Park expanded during 2004, making it the largest Kroger store in the state. The property was acquired for cash and the assumption of long-term fixed-rate debt. The weighted average remaining lease term for the project is 9.2 years. The Kroger lease is for 20 years, containing approximately 82,000 square feet, expiring in August 2017. The shopping center was 95 percent occupied as of December 31, 2004.
      On July 1, 2004, AmREIT acquired Cinco Ranch, a 97,297 square-foot Kroger anchored shopping center located on approximately 11.1 acres. The property is located at the northeast corner of Mason Road and Westheimer Parkway in Katy, Texas, a suburb of Houston. The property was acquired for cash and the assumption of long-term fixed-rate debt. The weighted average remaining lease term for the project is 13.5 years. The Kroger lease is for 20 years, containing approximately 63,000 square feet expiring in June 2023. The shopping center was 100 percent occupied as of December 31, 2004.
      Multi-Tenant Shopping Centers. On July 21, 2004, AmREIT acquired Bakery Square Shopping Center, a 34,614 square-foot retail project including a free standing Walgreens and a shopping center anchored by Bank of America. This is an infill property located just west of downtown Houston and includes other national tenants such as T-Mobile, Blockbuster Video and Boston Market. The property was acquired for cash and the assumption of long-term fixed-rate debt. The weighted average remaining lease term for the shopping center is 4.4 years. The Walgreens lease covers 15,210 square feet and is non-cancelable until October 31, 2016, with Walgreens having the option to renew the lease every five years thereafter until the lease expires on October 31, 2056. The shopping center was 100 percent occupied as of December 31, 2004.
      On June 15, 2004, AmREIT acquired Courtyard at Post Oak, consisting of a 4,013 square-foot, free standing building occupied by Verizon Wireless and a 9,584 square-foot, multi-tenant shopping center occupied by Ninfa’s Restaurant and Dessert Gallery. The property is located at the northwest intersection of Post Oak and San Felipe in Houston, Texas which is the heart of the Uptown Houston area, the most significant retail corridor in the greater Houston area. The property was acquired for cash. The weighted average remaining lease term for the project is 4.7 years.
      Single-tenant Properties. For the year ended December 31, 2004 AmREIT sold six single-tenant non-core properties, resulting in a net gain of $861,000 after including impairment charges of $1.1 million on these properties which were recognized during 2004. The cash proceeds from the sale of the six properties were approximately $11.1 million after paying down debt of $1.4 million.
Competition
      AmREIT’s properties are located in 17 states, with 28 of its properties located in the Texas metropolitan areas. All of AmREIT’s properties are located in areas that include competing properties. The number of competitive properties in a particular area could have a material adverse affect on both AmREIT’s ability to lease space at any of it’s properties or at any newly developed or acquired properties and the rents charged. AmREIT may be competing with owners, including, but not limited to, other REITs, insurance companies and pension funds that have greater resources that AmREIT.
Compliance with Governmental Regulations
      Under various federal and state environmental laws and regulations, as an owner or operator of real estate, we may be required to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials or petroleum product releases at our properties. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by those parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. We could also be liable under common law to third parties for damages and injuries resulting from environmental contamination coming from our properties.

      Certain of our properties have had prior tenants such as gasoline stations and, as a result, have existing underground storage tanks and/or other deposits that currently or in the past contained hazardous or toxic substances. Other properties have known asbestos containing materials. The existence of underground storage tanks, asbestos containing materials or other hazardous substances on or under our properties could have the consequences described above. Also, we have not recently had environmental reports produced for many of our older properties, and, as a result, many of the environmental reports relating to our older properties are significantly outdated. In addition, we have not obtained environmental reports for five of our older properties. These properties could have environmental conditions with unknown consequences.
      All of our future properties will be acquired subject to satisfactory Phase I environmental assessments, which generally involve the inspection of site conditions without invasive testing such as sampling or analysis of soil, groundwater or other media or conditions; or satisfactory Phase II environmental assessments, which generally involve the testing of soil, groundwater or other media and conditions. Our board of trust managers may determine that we will acquire a property in which a Phase I or Phase II environmental assessment indicates that a problem exists and has not been resolved at the time the property is acquired, provided that (A) the seller has (1) agreed in writing to indemnify us and/or (2) established in escrow case funds equal to a predetermined amount greater than the estimated costs to remediate the problem; or (B) we have negotiated other comparable arrangements, including, without limitation, a reduction in the purchase price. We cannot be sure, however, that any seller will be able to pay under an indemnity we obtain or that the amount in escrow will be sufficient to pay all remediation costs. Further, we cannot be sure that all environmental liabilities have been identified or that no prior owner, operator or current occupant has created an environmental condition not known to us. Moreover, we cannot be sure that (1) future laws, ordinances or regulations will not impose any material environmental liability or (2) the current environmental condition of our properties will not be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us.
Employees
      As of March 31, 2005, AmREIT had 46 full time employees and three full time dedicated brokers.
Legal Proceedings
      Neither AmREIT nor any of its properties is subject to any material claim or legal proceeding, nor to management’s best knowledge, is any such claim or legal proceeding threatened which could have a material adverse effect on AmREIT or its properties.

PRICE RANGE OF CLASS A COMMON SHARES
      As of December 31, 2004, there were approximately 760 record holders of 3,453,657 of the class A common shares outstanding, net of 9,116 shares held in treasury. Our class A common shares are listed on the American Stock Exchange and trade under the symbol “AMY.” The following table sets forth for the calendar periods indicated the high and low sale prices per class A common share as reported on the American Stock Exchange and the dividends paid per share for the corresponding period since the commencement of trading on the American Stock Exchange on July 23, 2002.

Calendar Period	High	Low	Dividends

2002
Third Quarter (from July 23, 2002)(1)	$7.50	$6.20	$.095
Fourth Quarter	$6.55	$6.15	$.100
2003
First Quarter	$6.80	$6.05	$.109
Second Quarter	$6.80	$6.10	$.111
Third Quarter	$6.56	$6.15	$.112
Fourth Quarter	$6.68	$6.30	$.114
2004
First Quarter	$7.20	$6.25	$.116
Second Quarter	$7.35	$6.30	$.118
Third Quarter	$8.20	$6.60	$.120
Fourth Quarter	$8.32	$7.45	$.122
2005
First Quarter	$8.75	$7.90	$.123

(1)	AmREIT listed its class A common shares on the American Stock Exchange on July 23, 2002. Prior to July 23, 2002, AmREIT’s shares were not listed on a public exchange, and therefore, there is no public trading or pricing information available.
      The payment of any future dividends by AmREIT is dependent upon applicable legal and contractual restrictions, including the provisions of the class B and C common shares, as well as its earnings and financial needs.
      As of March 31, 2005, there were approximately 1,080 holders of record for 2,215,722 of AmREIT’s class B common shares. The class B common shares are not listed on an exchange, and there is currently no available trading market for the class B common shares. The class B common shares have voting rights, together with all classes of common shares, as one class of stock. They receive a fixed 8.0% cumulative and preferred dividend and are convertible into the class A common shares on a one-for-one basis at any time, at the holder’s option. The class B common shares may be redeemed in whole or in part by AmREIT beginning in July 2005 for a per share price equal to one class A common share or $10.18 in cash at the holder’s option.
      As of March 31, 2005, there were approximately 1,330 holders of record for 4,083,276 of AmREIT’s class C common shares. The class C common shares are not listed on an exchange, and there is currently no available trading market for the class C common shares. The class C common shares have voting rights, together with all classes of common shares, as one class of stock. The class C common shares receive a fixed 7.0% preferred annual dividend, paid in monthly installments, and are convertible into the class A common shares after a seven-year lock out period from date of issuance based on 110% of invested capital, at the holder’s option. The class C common shares may be redeemed in whole or in part by AmREIT beginning three years from the date of issuance at a price per share in cash of $11.00.

      As of March 31, 2005, there were approximately 1,440 holders of record for 4,103,087 of AmREIT’s class D common shares. The class D common shares are not listed on an exchange and there is currently no available trading market for the class D common shares. The class D common shares have voting rights, together with all classes of common shares, as one class of stock. The class D common shares receive a fixed 6.5% annual dividend, paid in monthly installments, and are convertible into the class A common shares after a seven-year lock out period from date of issuance based on 107.7% of invested capital, at the holder’s option. The Class D shares may be redeemed in whole or in part by AmREIT for cash at the redemption price per share of $10.00, plus the pro rata portion of the 7.7% conversion premium, based on the number of years the shares are outstanding (for example, if the class D common shares are called on the first anniversary of issuance, the call price would be $10.11 per share).

MANAGEMENT
      Our executive officers and trust managers are as follows:

Name	Age	Position Held

H. Kerr Taylor	53	Chairman of the Board, Chief Executive Officer and President
Chad C. Braun	33	Executive Vice President and Chief Financial Officer
Robert S. Cartwright, Jr.	54	Trust Manager, Chair of Corporate Governance and Nominating Committee, Audit Committee
G. Steven Dawson	46	Trust Manager, Chair of Audit Committee, Chair of Compensation Committee and Corporate Governance and Nominating Committee
Philip Taggart	74	Trust Manager, Compensation Committee, Audit Committee and Corporate Governance and Nominating Committee
      H. Kerr Taylor — Mr. Taylor is the founder of AmREIT and has been chairman of the board, chief executive officer, and president of AmREIT or its predecessor entity since August 1993. His responsibilities include overseeing all corporate initiatives, as well as building, coaching, and leading our strong team of professionals. With over 30 years of experience, Mr. Taylor has been involved in over 300 real estate transactions involving brokerage, development, and/or management of premier real estate projects. Prior and in addition to his role at AmREIT, he was president, director, and sole stockholder of American Asset Advisers Realty Corporation from 1989 to 1998. Mr. Taylor received his Bachelor of Arts degree from Trinity University, a Masters of Business Administration from Southern Methodist University and a Doctor of Jurisprudence degree from South Texas College of Law. He is a member of the Texas Association of Realtors, Texas Bar Association, International Council of Shopping Centers, Urban Land Institute, and is on the Session of First Presbyterian Church in Houston, Texas. Mr. Taylor has served as chairman of the board for Lifehouse, Inc., Millennium Relief and Development, Inc., and served on the board for Park National Bank (now Frost National Bank).
      Robert S. Cartwright, Jr. — Mr. Cartwright has been a trust manager or director of AmREIT or our predecessor corporation since 1993. Mr. Cartwright is a Professor of Computer Science at Rice University. Mr. Cartwright earned a bachelor’s degree magna cum laude in Applied Mathematics from Harvard College in 1971 and a doctoral degree in Computer Science from Stanford University in 1977. Mr. Cartwright has been a member of the Rice faculty since 1980 and twice served as department Chair. Mr. Cartwright has compiled an extensive record of professional service. He is a Fellow of the Association for Computing Machinery (ACM) and a member of the ACM Education Board. From 1994- 2000, he served as a member of the Board of Directors of the Computing Research Association, an umbrella organization representing academic and industrial computing researchers. Mr. Cartwright has served as a charter member of the editorial boards of two professional journals and has also chaired several major ACM conferences. From 1991-1996, he was a member of the ACM Turing Award Committee, which selects the annual recipient of the most prestigious international prize for computer science research.
      G. Steven Dawson — Mr. Dawson has been a trust manager or director of AmREIT or our predecessor corporation since 2000. He also has been designated by our board as the “audit committee financial expert,” as such term is defined in the Rules of the Securities and Exchange Commission. He is currently a private investor who is active on the boards of five other real estate investment trusts (“REITs”) in addition to his service at AmREIT: American Campus Communities (NYSE: ACC), Sunset Financial Resource, Inc. (NYSE: SFO), Trustreet Properties, Inc. (NYSE: TSY), Desert Capital REIT (a non-listed public mortgage company), and Medical Properties Trust (currently a private company which has filed its Form S-11 in anticipation of an initial public offering.). He serves as the audit committee chairman of three of these companies and he serves on governance/nominating committees and compensation committees for some of these as well. From 1990 to 2003, Mr. Dawson was the Senior Vice President and Chief Financial Officer of Camden Property Trust (NYSE:CPT) (or its predecessors), a multifamily REIT. Prior to 1990, Mr. Dawson served in various related capacities with companies involved in commercial real estate including land and office building development as well as the construction and management of industrial facilities located on airports throughout the United States.
      Philip Taggart — Mr. Taggart has been a trust manager or director of AmREIT or our predecessor corporation since 2000. Mr. Taggart has specialized in investor relations activities since 1964 and is the president and chief executive officer of Taggart Financial Group, Inc. He is the co-author of the book Taking Your Company Public, and has provided communications services for 58 initial public offerings, more than 200 other new issues, 210 mergers and acquisitions, 3,500 analyst meetings and annual and quarterly reports for over 25 years. Mr. Taggart serves on the boards of International Expert Systems, Inc. and Salon Group International and served on the board of the Foundation of Texas State Technical College for 10 years. An alumnus of the University of Tulsa, he also has been a university instructor in investor relations at the University of Houston.
      Chad C. Braun — Mr. Braun serves as our executive vice president, chief financial officer, treasurer, and secretary. Mr. Braun is responsible for corporate finance, capital markets, investor relations, accounting, SEC reporting, and oversees investment sponsorship and product creation. Mr. Braun has over 10 years of accounting, financial, and real estate experience and prior to joining AmREIT served as a manager in the real estate advisory services group at Ernst & Young, LLP. He has provided extensive consulting and audit services, including financial statement audits, portfolio acquisition and disposition, portfolio management, merger integration and process improvement, financial analysis, and capital markets and restructuring transactions, to a number of REITs and private real estate companies. Mr. Braun graduated from Hardin Simmons University with a Bachelor of Business Administration degree in accounting and finance and subsequently earned the CPA designation and his Series 63, 7, 24, and 27 securities licenses. He is a member of the National Association of Real Estate Investment Trusts and the Texas Society of Certified Public Accountants.
Other Officers of AmREIT
      Todd McDonald Mr. McDonald serves as managing vice president and oversees joint ventures and sale leasebacks. Mr. McDonald is responsible for managing the real estate department and directs business development for joint ventures, CTL sale-leasebacks, and programmatic rollouts. Mr. McDonald has handled over $30 million in sales of property for AmREIT and has overseen the acquisition and development of over $70 million of property. His real estate experience includes providing analysis on acquisition and disposition projects, producing project proformas, managing development, and reviewing property level financial statements. Mr. McDonald received a Bachelor of Science degree in business economics from Wofford College.
      Jason Lax Mr. Lax serves as our vice president of construction management and general contracting services. He is responsible for overseeing all construction management and general contracting activities relating to new development projects and acquisitions. In addition, Mr. Lax serves as project manager for AmREIT’s corporate building improvements and relocation activities. Mr. Lax has over 11 years of experience in the real estate industry. Prior to joining AmREIT, he gained nationwide experience in commercial development and construction while working with ExxonMobil Corporation and Trammell Crow Company. Mr. Lax has managed over a hundred projects valued at over $200 million from ground up development to minor remodeling projects and has been involved in all phases of development from conceptual site plan preparation to project turnover. Mr. Lax received a Bachelor of Science degree in mechanical engineering from Texas Tech University and subsequently earned his Engineer in Training certification from the Texas Board of Professional Engineers and is a licensed real estate salesperson. Mr. Lax is a member of the International Council of Shopping Centers and the Urban Land Institute.
      Preston Cunningham Mr. Cunningham serves as our vice president of development. His responsibilities include overseeing the underwriting, marketing, and negotiation processes related to the development and re-development of multi-tenant shopping centers. In addition, he is responsible for managing our leasing team, brokerage team, and coordinating legal processes. Mr. Cunningham has been employed with AmREIT for over two years during which time he has developed over $100 million in projects. Prior to joining AmREIT, Preston was employed with The Howard Smith Company, Albritton Properties, and Community Bank and Trust. His experience includes commercial real estate underwriting, acquisitions, and the development of retail shopping centers. Mr. Cunningham received a Bachelor of Business Administration in financial planning and services and a Doctor of Jurisprudence degree from South Texas College of Law. Mr. Cunningham is a member of the International Council of Shopping Centers, Urban Land Institute, and Texas Bar Association.
      David M. Thailing Mr. Thailing serves as the managing vice president of investment sponsorship and is responsible for raising capital for AmREIT’s investment programs through our broker-dealer subsidiary and our network of unaffiliated financial planners. Mr. Thailing has over eight years of combined real estate and financial investment experience. Prior to joining AmREIT he provided financial consulting services as an associate with Andersen’s Corporate Finance and Restructuring practice. Mr. Thailing has served as a financial advisor with Paine Webber. Mr. Thailing received a Bachelor of Business Administration degree in management from Southern Methodist University and earned a Masters of Business Administration from the Jones School of Management at Rice University.
      Tenel Tayar Mr. Tayar serves as our vice president of acquisitions and is responsible for overseeing all existing retail property acquisitions. Mr. Tayar has over 14 years of real estate experience. Prior to joining AmREIT, he served as the director of finance at The Woodlands Operating Company where he sourced, negotiated and closed over $225 million in real estate transactions and participated in over an additional $500 million of transactions. Mr. Tayar has analyzed over $2 billion of real estate investments and has directed all aspects of real estate capitalization and investment transactions. While at AmREIT, Mr. Tayar has completed over $145 million of acquisitions. Mr. Tayar received a Bachelor of Business Administration in finance from the University of Texas at Austin and earned a Master of Business Administration from Southern Methodist University. Mr. Tayar is a Texas licensed Real Estate Broker and is a member of the Urban Land Institute, International Council of Shopping Centers, and Association of Commercial Real Estate Professionals.
      Brett P. Treadwell Mr. Treadwell serves as our vice president of finance. Mr. Treadwell is responsible for AmREIT’s financial reporting function as well as for assisting in the setting and execution of AmREIT’s strategic financial initiatives. He oversees our filings with the Securities & Exchange Commission, our periodic internal reporting to management and our compliance with the Sarbanes-Oxley Act of 2002. Mr. Treadwell has over 12 years of accounting, financial, and SEC reporting experience and prior to joining AmREIT served as a senior manager with Arthur Andersen LLP and most recently with Pricewaterhouse Coopers LLP. He has provided extensive audit services, regularly dealt with both debt and equity offerings for publicly traded and privately owned clients in various industries and has strong experience in SEC reporting and registration statements and offerings. Mr. Treadwell regularly mentored and coached firm personnel and was named as a connectivity leader for Pricewaterhouse Coopers’ Houston office. Mr. Treadwell graduated Magna Cum Laude from Baylor University with a Bachelor of Business Administration and subsequently earned the CPA designation.
      Debbie J. Lucas Ms. Lucas serves as vice president of corporate communications and is responsible for creating, communicating, and distributing the AmREIT corporate message and brand to a wide range of individuals including investment professionals, rating agencies and analysts, individual investors, and employees. Prior to joining AmREIT, Ms. Lucas gained financial consulting and business development experience at Smith Barney and served as an environmental consultant for Tetra Tech, EMI. In addition, Ms. Lucas provided consulting services to a corporate communications firm located in Houston, Texas. Ms. Lucas received a Bachelor of Science degree from Texas A&M University and earned a Masters of Business Administration from the Jones School of Management at Rice University, simultaneously completing the CFP certification course. She is a member of the National Association of Real Estate Investment Trusts and the American Marketing Association.

      John N. Anderson, Jr. Mr. Anderson serves as our vice president of dispositions. He is responsible for overseeing AmREIT’s property sales and asset management activities and for developing and executing the disposition strategy for each property, which includes creating marketing plans, coordinating sales processes, and facilitating sales to closing. In addition, he analyzes property performance, market conditions, and future economic benefits for all properties under management to determine optimal disposition strategies. Mr. Anderson has over seven years of experience in real estate investment, development, management, and acquisitions and dispositions. Prior to joining AmREIT, he handled all dispositions for Fairfield Residential, a large multi-family developer based in Dallas, Texas. In addition, Mr. Anderson gained real estate investment experience as an associate with The Archon Group, a subsidiary of Goldman Sachs, where he was involved in the acquisition, management and disposition of multi-family assets. Mr. Anderson received a Bachelor of Business Administration degree in management from Baylor University and subsequently earned his Masters of Business Administration from the McCombs School of Business at the University of Texas in Austin. He holds a Texas real estate license and is an associate member of the Dallas Real Estate Council and the McCombs School of Business Center for Real Estate Finance. He is also a member of the International Council of Shopping Centers.
      Kristen Barker Ms. Barker serves as our vice president of leasing and her responsibilities include a focus on leasing for our new development and redevelopment projects as well as tenant representation services. Ms. Barker worked in retail leasing with Trammel Crow prior to joining AmREIT on both project leasing and tenant representation and has over 10 years of combined experience in real estate appraisal and retail leasing. Ms. Barker received a Bachelor of Science degree from the University of Richmond and graduated with her Masters of Business Administration from Texas A&M University. Ms. Barker is a member of the International Council of Shopping Centers and the Texas Association of Realtors.
      Max Shilstone Mr. Shilstone serves as vice president of property management. He is responsible for the management of the assets owned by AmREIT and its affiliates. Prior to joining AmREIT, Mr. Shilstone served as vice president of C.P. Oles Company in Austin, Texas where his responsibilities included managing multi-tenant shopping centers and overseeing tenant improvements, center upgrades, and tenant leasing. In addition, Mr. Shilstone served as asset development manager for a division of Duke Energy. Mr. Shilstone received a Bachelor of Business Administration in management from the University of Texas and earned a Masters of Business Administration from the University of St. Thomas. He also received his Certified Shopping Center Manager (CSM) designation from the International Council of Shopping Centers.
      Robyn Walden Ms. Walden serves as vice president of investor relations and is responsible for establishing and maintaining investor and shareholder contacts and relationships for our publicly traded stock. She develops, directs and guides investor relations policies and procedures for the organization. Prior to joining AmREIT, Ms. Walden served as an equity research analyst on Wall Street with Merrill Lynch and gained a strong knowledge of the investment community. Ms. Walden received a Bachelor of Science degree in Mechanical Engineering from the University of Texas in Austin and holds her Series 7 securities license.

AMREIT’S DECLARATION OF TRUST AND BYLAWS
      The following summarizes the material terms of AmREIT’s current declaration of trust and bylaws, but does not set forth all the provisions of AmREIT’s declaration of trust or bylaws. For additional information about AmREIT’s declaration of trust and bylaws, you should read these documents, which are included as exhibits to this registration statement, in their entirety.
Authorized Stock
      AmREIT’s declaration of trust provides that AmREIT is authorized to issue 103,000,000 equity shares consisting of 50,000,000 class A common shares, $0.01 par value per share, 3,000,000 class B common shares, $0.01 par value per share, 40,000,000 undesignated common shares, $0.01 par value per share, and 10,000,000 preferred shares, par value $0.01 per share. Of the 40,000,000 undesignated common shares, 4,400,000 shares have been subsequently designated as class C common shares and 17,000,000 have been subsequently designated as class D common shares. The remaining undesignated common shares and the preferred shares may be issued from time to time, in one or more series, each of which series shall have such voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions relating thereto, as shall be authorized by the board. See “Description of AmREIT’s Capital Shares.”
Trust Managers
      The bylaws provide that the number of trust managers shall consist of not less than three nor more than nine members, the exact number of which shall be fixed by the board from time to time. The bylaws provide that, except as otherwise provided by law or the declaration of trust, a quorum of the board for the transaction of business shall consist of a majority of the entire board. The act of a majority of the trust managers present at any meeting at which there is a quorum shall be the act of the board. The declaration of trust and the bylaws do not provide for a classified board or for cumulative voting in the election of trust managers to the board. The bylaws provide that vacancies and any newly created trust manager positions resulting from an increase in the authorized number of trust managers may be filled by a majority of the trust managers then in office, though less than a quorum.
Shareholder Meetings and Special Voting Requirements
      The annual meeting of shareholders is held on such date as shall be fixed by the board. Special meetings of shareholders may be called only upon the request of the chairman of the board, the vice chairman of the board, the chief executive officer, the president, a majority of the trust managers or by the holders of not less than 25 percent of all outstanding shares. In general, the presence in person or by proxy of shareholders entitled to cast a majority of votes shall constitute a quorum at any shareholders’ meeting.
      Matters on which the shareholders are entitled to vote include the election and removal of trust managers and a voluntary change in AmREIT’s status as a REIT.
Amendment of the Declaration of Trust and Bylaws
      The declaration of trust provides that it may be amended only by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast, except that the provisions of the declaration of trust relating to “business combinations” or “control shares” (as described below under “— Business Combinations” and “— Control Share Acquisitions”) may be amended only with the affirmative vote of 80% of the votes entitled to be cast, voting together as a single class. A majority of the trust managers may in their discretion, from time to time, amend, without a shareholder vote, the bylaws. The shareholders may amend the bylaws by a vote of not less than two-thirds of the outstanding voting shares.

Limitations on Holdings and Transfer
      For AmREIT to continue to qualify as a REIT under the Code, not more than fifty percent (50%) of its outstanding shares may be owned by five or fewer individuals during the last half of each year and outstanding shares must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year except with respect to the first taxable year for which an election to be treated as a REIT is made. Our declaration of trust restricts the accumulation or transfer of shares if any accumulation or transfer could result in any person beneficially owning, in accordance with the Code, in excess of 9.0% of the then outstanding shares, or could result in AmREIT being disqualified as a REIT under the Code. Such restrictions authorize the board to refuse to give effect to such transfer on AmREIT’s books as to shares accumulated in excess of the 9.0% ownership limit. Although the intent of these restrictions is to preclude transfers which would violate the ownership limit or protect the AmREIT’s status as a REIT under the Code, there can be no assurance that such restrictions will achieve their intent. See “Description of AmREIT’s Capital Shares — Ownership Limits and Restrictions on Transfer.”
      A transferee who acquires shares in a restricted transfer is required to indemnify, defend, and hold AmREIT and its other shareholders harmless from and against all damages, losses, costs, and expenses, including, without limitation, reasonable attorneys’ fees incurred or suffered by AmREIT or such shareholders by virtue of AmREIT’s loss of its qualification as a REIT if such loss is a result of the transferee’s acquisition. See “Federal Income Tax Consequences.”
Liability for Monetary Damages
      The declaration of trust provides that no trust manager will be personally liable to AmREIT for any act, omission, loss, damage or expense arising from the performance of his duty under the declaration of trust save only for his own willful misfeasance or willful malfeasance or gross negligence.
Indemnification and Advancement of Expenses
      The declaration of trust provides for the indemnification of present and former trust managers and officers of AmREIT and persons serving as trust managers, officers, employees or agents of another corporation or entity at the request of AmREIT to the fullest extent permitted by Texas law. In addition, the declaration of trust provides for reimbursement of reasonable expenses incurred by any present or former trust manager, officer, employee or agent of AmREIT who was or is a witness or was, is or is threatened to be made a named defendant or respondent in a proceeding.
CERTAIN ANTI-TAKEOVER PROVISIONS OF THE
DECLARATION OF TRUST, BYLAWS AND TEXAS LAW
      AmREIT’s declaration of trust and bylaws contain certain provisions that may inhibit or impede acquisition or attempted acquisition of control of AmREIT by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of AmREIT to negotiate first with the trust managers. AmREIT believes that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and increase the likelihood of negotiations, which might outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in improvement of terms. The description set forth below is only a summary of the terms of the declaration of trust and bylaws. See “Description of AmREIT’s Capital Shares — Ownership Limits and Restrictions on Transfer.”
Number of Trust Managers; Removal; Filling Vacancies
      Subject to any rights of holders of preferred shares to elect additional trust managers under specified circumstances (“Preferred Holders’ Rights”), the declaration of trust provides that the number of trust managers will be fixed by, or in the manner provided in, the bylaws but must not be more than nine nor less than three. See “Preferred Shares” below. In addition, the bylaws provide that, subject to any Preferred Holders’ Rights, the number of trust managers will be fixed by the trust managers, but must not be more than nine nor less than three. In addition, the bylaws provide that, subject to any Preferred Holders’ Rights, and unless the trust managers otherwise determine, any vacancies (other than vacancies created by an increase in the total number of trust managers) will be filled by the affirmative vote of a majority of the remaining trust managers, although less than a quorum, and any vacancies created by an increase in the total number of trust managers may be filled by a majority of the entire board. Accordingly, the trust managers could temporarily prevent any shareholder from enlarging the board and then filling the new trust manager position with such shareholder’s own nominees.
      The declaration of trust and the bylaws provide that, subject to any Preferred Holders’ Rights, trust managers may be removed only for cause upon the affirmative vote of holders of at least 80% of the entire voting power of all the then-outstanding shares entitled to vote generally in the election of trust managers, voting together as a single class.
Relevant Factors to be Considered by the Board of Trust Managers
      The declaration of trust provides that, in determining what is in the best interest of AmREIT in evaluating a “business combination,” “change in control” or other transaction, a trust manager of AmREIT shall consider all of the relevant factors. These factors may include (1) the immediate and long-term effects of the transaction on AmREIT shareholders, including shareholders, if any, who do not participate in the transaction; (2) the social and economic effects of the transaction on AmREIT’s employees, suppliers, creditors, customers and others dealing with AmREIT and on the communities in which AmREIT operates and is located; (3) whether the transaction is acceptable, based on the historical and current operating results and financial condition of AmREIT; (4) whether a more favorable price would be obtained for AmREIT’s stock or other securities in the future; (5) the reputation and business practices of the other party or parties to the proposed transaction, including its or their management and affiliates, as they would affect employees of AmREIT; (6) the future value of AmREIT’s securities; (7) any legal or regulatory issues raised by the transaction; and (8) the business and financial condition and earnings prospects of the other party or parties to the proposed transaction including, without limitation, debt service and other existing financial obligations, financial obligations to be incurred in connection with the transaction, and other foreseeable financial obligations of such other party or parties. Pursuant to this provision, the trust managers may consider subjective factors affecting a proposal, including certain nonfinancial matters, and, on the basis of these considerations, may oppose a business combination or other transaction which, evaluated only in terms of its financial merits, might be attractive to some or a majority of AmREIT’s shareholders.
Advance Notice Provisions for Shareholder Nominations and Shareholder Proposals
      The bylaws provide for an advance notice procedure for shareholders to make nominations of candidates for trust manager or bring other business before an annual meeting of shareholders of AmREIT (the “Shareholder Notice Procedure”).
      Pursuant to the Shareholder Notice Procedure (i) only persons who are nominated by, or at the direction of, the trust managers, or by a shareholder who has given timely written notice containing specified information to the secretary of AmREIT prior to the meeting at which trust managers are to be elected will be eligible for election as trust managers of AmREIT and (ii) at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman or the trust managers or by a shareholder who has given timely written notice to the secretary of AmREIT of such shareholder’s intention to bring such business before such meeting. In general, for notice of shareholder nominations or proposed business to be conducted at an annual meeting to be timely, such notice must be received by AmREIT not less than 70 days nor more than 90 days prior to the first anniversary of the previous year’s annual meeting.

      The purpose of requiring shareholders to give AmREIT advance notice of nominations and other business is to afford the trust managers a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the trust managers, to inform shareholders and make recommendations about such nominees or business, as well as to ensure an orderly procedure for conducting meetings of shareholders.
      Although the bylaws do not give the trust managers power to block shareholder nominations for the election of trust managers or proposal for action, the Shareholder Notice Procedure may have the effect of discouraging a shareholder from proposing nominees or business, precluding a contest for the election of trust managers or the consideration of shareholder proposals if procedural requirements are not met, and deterring third parties from soliciting proxies for a non-management proposal or slate of trust managers, without regard to the merits of such proposal or slate.
Preferred Shares
      The declaration of trust authorizes the trust managers to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the preferences, rights and other terms of such series, subject to the prior approval rights of the class B common shareholders. AmREIT believes that the ability of the trust managers to issue one or more series of preferred shares will provide AmREIT with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs. The authorized preferred shares are available for issuance without further action by AmREIT’s shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which AmREIT’s securities may be listed or traded at the time of issuance or proposed issuance. Although the trust managers have no present intention to do so, they could in the future issue a series of preferred shares which, due to its terms, could impede a merger, tender offer or other transaction that some or a majority of AmREIT’s shareholders might believe to be in their best interests or in which shareholders might receive a premium over then-prevailing market prices for their common shares.
Amendment of Declaration of Trust
      The declaration of trust provides that it may be amended only by the affirmative vote of the holders of not less than two-thirds of the votes entitled to be cast, except that the provisions of the declaration of trust relating to “business combinations” or “control shares” (as described below under “— Business Combinations” and “— Control Share Acquisitions”) may be amended only with the affirmative vote of 80% of the votes entitled to be cast, voting together as a single class.
Rights to Purchase Securities and Other Property
      The declaration of trust authorizes the trust managers, subject to any rights of holders of any series of preferred shares, to create and issue rights entitling the holders thereof to purchase from AmREIT common shares or other securities or property. The times at which and terms upon which such rights are to be issued are within the discretion of the trust managers. This provision is intended to confirm the authority of the trust managers to issue share purchase rights which could have terms that would impede a merger, tender offer or other takeover attempt, or other rights to purchase securities of AmREIT or any other entity.
Business Combinations
      The declaration of trust establishes special requirements with respect to “business combinations” (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of reclassification of equity securities) between AmREIT and any person who beneficially owns, directly or indirectly, 10% or more of the voting power of AmREIT’s shares (an “Interested Shareholder”), subject to certain exemptions. In general, the declaration of trust provides that an Interested Shareholder or any affiliate thereof may not engage in a “business combination” with AmREIT for a period of five years following the date he becomes an Interested Shareholder. Thereafter, pursuant to the declaration of trust, such transactions must be (1) approved by the trust managers of AmREIT and (2) approved by the affirmative vote of at least 80% of the votes entitled to be cast by holders of voting shares other than voting shares held by the Interested Shareholder with whom the business combination is to be effected, unless, among other things, the holders of equity shares receive a minimum price (as defined in our declaration of trust) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for his shares. These provisions of the declaration of trust do not apply, however, to business combinations that are approved or exempted by the trust managers of AmREIT prior to the time that the Interested Shareholder becomes an Interested Shareholder.
Control Share Acquisitions
      The declaration of trust provides that “control shares” of AmREIT acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast by the holders of equity shares, excluding shares as to which the acquiror, officers of AmREIT and employees of AmREIT who are also trust managers have the right to vote or direct the vote. “Control shares” are equity shares which, if aggregated with all other equity shares previously acquired which the person is entitled to vote, would entitle the acquiror to vote (1) 20% or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority of the outstanding voting shares of AmREIT. Control shares do not include equity shares that the acquiring person is entitled to vote on the basis of prior shareholder approval. A “control share acquisition” is defined as the acquisition of control shares, subject to certain exemptions enumerated in the declaration of trust.
      The declaration of trust provides that a person who has made or proposed to make a control share acquisition and who has obtained a definitive financing agreement with a responsible financial institution providing for any amount of financing not to be provided by the acquiring person may compel the trust managers of AmREIT to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the equity shares. If no request for a meeting is made, the declaration of trust permits AmREIT itself to present the question at any shareholders’ meeting.
      Pursuant to the declaration of trust, if voting rights are not approved at a shareholders’ meeting or if the acquiring person does not deliver an acquiring person statement as required by the declaration of trust, then, subject to certain conditions and limitations set forth in the declaration of trust, AmREIT will have the right to redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights of the control shares, as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. Under the declaration of trust, if voting rights for control shares are approved at a shareholders’ meeting and, as a result, the acquiror would be entitled to vote a majority of the equity shares entitled to vote, all other shareholders will have the rights of dissenting shareholders under the Texas Real Estate Investment Trust Act (the “TRA”). The declaration of trust provides that the fair value of the equity shares for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and that certain limitations and restrictions of the TRA otherwise applicable to the exercise of dissenters’ rights do not apply.
      These provisions of the declaration of trust do not apply to equity shares acquired in a merger, consolidation or share exchange if AmREIT is a party to the transaction, or if the acquisition is approved or excepted by the declaration of trust or bylaws of AmREIT prior to a control share acquisition.
Ownership Limit
      The limitation on ownership of shares of common shares set forth in AmREIT’s declaration of trust, as well as the provisions of the TRA, could have the effect of discouraging offers to acquire AmREIT and of increasing the difficulty of consummating any such offer. See “Description of AmREIT’s Capital Shares — Ownership Limits and Restrictions on Transfer.”

DESCRIPTION OF AMREIT’S CAPITAL SHARES
General
      AmREIT’s authorized equity structure consists of 93,000,000 common shares, $0.01 par value per share, and 10,000,000 preferred shares, par value $0.01 per share. As of March 31, 2005, AmREIT had outstanding approximately 3,484,212 million class A common shares, approximately 2,215,722 million class B common shares, approximately 4,083,276 million class C common shares, and approximately 4,103,087 million class D common shares and no preferred shares. Under AmREIT’s amended and restated declaration of trust, AmREIT is authorized to issue 93,000,000 common shares consisting of 50,000,000 class A common shares, 3,000,000 class B common shares and 40,000,000 undesignated common shares. Of the 40,000,000 undesignated common shares, 4,400,000 shares have been subsequently designated as class C common shares, and 17,000,000 shares have been subsequently designated as class D common shares.
Class A Common Shares
      Subject to such preferential rights as may be granted by the board of trust managers in connection with the future issuance of preferred shares and the preferential rights of the holders of the class B, class C and class D common shares, holders of class A common shares are exclusively entitled to one vote for each class A common shares on all matters to be voted on by shareholders and are entitled to receive ratably such dividends as may be declared on the class A common shares by the board of trust managers in its discretion from legally available funds. In the event of the liquidation, dissolution or winding up of AmREIT, holders of class A common shares are entitled to share ratably with holders of class B common shares, class C common shares and class D common shares that portion of aggregate assets available for distribution as the number of outstanding class A common shares held by such holder bears to the total number of (1) class A common shares then outstanding, (2) the class B common shares then outstanding, (3) the class C common shares then outstanding, (4) the class D common shares then outstanding and (5) any other series of common shares then outstanding that rank on a parity with the class A common shares as to the distribution of assets upon liquidation. Holders of class A common shares have no subscription, redemption, conversion or preemptive rights. Matters submitted for shareholder approval generally require a majority vote of the shares present and voting thereon.
      The transfer agent and registrar for the class A common shares is Wells Fargo Shareowner Services, 161 North Concord Exchange, South St. Paul, Minnesota 55075.
Class B Common Shares
      Dividends. Subject to the preferential rights of any series of our preferred shares (of which there is currently none issued), holders of class B common shares will be entitled to receive, when and as declared by the AmREIT board of trust managers, out of funds legally available for the payment of dividends, cumulative cash dividends in an amount per class B common share equal to $0.74 per annum. Dividends with respect to the class B common shares will be cumulative from the date of original issuance and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 (each, a “Dividend Payment Date”), beginning with a partial dividend on September 30, 2002, with respect to the period from the date of original issuance to the initial Dividend Payment Date. Any dividend payable on the class B common shares for any partial dividend period after the initial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the class B common shares for each full dividend period will be computed by dividing the annual dividend rate by four. Dividends will be payable to holders of record as they appear in the share records of AmREIT at the close of business on the applicable record date, which will be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the AmREIT board for the payment of dividends that is no more than thirty (30) nor less than ten (10) days prior to the Dividend Payment Date (each, a “Dividend Record Date”).

      No dividends on class B common shares will be declared by the AmREIT board or paid or set apart for payment at such time as, and to the extent that, the terms and provisions of any AmREIT agreement, including any agreement relating to its indebtedness, or any provisions of its declaration of trust relating to any series of preferred stock, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law. Notwithstanding the foregoing, dividends on the class B common shares will accrue whether or not AmREIT has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Holders of the class B common shares will not be entitled to any dividends in excess of full cumulative dividends as described above.
      If any class B common shares are outstanding, no full dividends will be declared or paid or set apart for payment on the class A common shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the class B common shares for all past dividend periods and the then current dividend period. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on class B common shares which may be in arrears. Any dividend payment made on class B common shares will first be credited against the earliest accrued but unpaid dividend due with respect to class B common shares which remains payable.
      Liquidation Rights. In the event of any liquidation, dissolution or winding up of AmREIT, subject to the prior rights of any series of preferred stock, the holders of class B common shares will share pro rata with the holders of the class A common shares, class C common shares, class D common shares and any other series of common shares then outstanding that rank on a parity with the class B common shares as to the distribution of assets on liquidation, the assets of AmREIT remaining following the payment of all liquidating distributions payable to holders of capital shares of AmREIT with liquidation rights senior to those of the common shares.
      Redemption. The class B common shares will not be redeemable prior to July 16, 2005, except under certain limited circumstances to preserve the AmREIT’s status as a REIT. On and after July 16, 2005, AmREIT, at its option (to the extent AmREIT has funds legally available therefore) upon not less than 30 nor more than 60 days’ written notice, may redeem class B common shares, in whole or in part, at any time or from time to time, for, at the option of the holder thereof, either cash at the redemption price per share of $10.18, plus all accrued and unpaid dividends, if any, thereon (whether or not earned or declared) to the date fixed for redemption, or for one class A common share.
      Notwithstanding the foregoing, unless full cumulative dividends on all class B common shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no class B common shares will be redeemed unless all outstanding class B common shares are simultaneously redeemed. The foregoing, however, will not prevent the purchase or acquisition of the class B common shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding class B common shares. Unless full cumulative dividends on all outstanding class B common shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, AmREIT will not purchase or otherwise acquire directly or indirectly through a subsidiary or otherwise, any class B common shares.
      If fewer than all of the outstanding class B common shares are to be redeemed, the number of shares to be redeemed will be determined by AmREIT and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by the holders (as nearly as may be practicable without creating fractional class B common shares) or any other equitable method determined by AmREIT.
      Notice of redemption will be given by publication in a newspaper of general circulation in the city of New York, such publication to be made once a week for two successive weeks commencing not less than

30 nor more than 60 days’ prior to the redemption date. A similar notice will be mailed by AmREIT, postage prepaid, not less than 30 nor more than 60 days’ prior to the redemption date, addressed to the respective holders of record of class B common shares to be redeemed at their respective addresses as they appear on the stock transfer records of AmREIT. No failure to give notice or any defect therein or in the mailing thereof will affect the validity of the proceeding for the redemption of any class B common shares except as to the holder to whom notice was defective or not given. Each notice will state: (1) the redemption date; (2) the redemption price; (3) the number of class B common shares to be redeemed; (4) the place or places where the class B common shares are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and (6) that any conversion rights will terminate at the close of business on the third business day immediately preceding the redemption date. If fewer than all the class B common shares held by any holder are to be redeemed, the notice mailed to that holder will also specify the number of class B common shares to be redeemed from that holder. If notice of redemption of any class B common shares has been properly given and if funds necessary for redemption have been irrevocably set aside by AmREIT in trust for the benefit of the holders of any of the class B common shares so called for redemption, then from and after the redemption date dividends will cease to accrue on those class B common shares, those shares will no longer be deemed to be outstanding and all rights of the holders of those shares will terminate except for the right to receive the applicable redemption price and other amounts payable in respect of such shares.
      The holders of class B common shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to class B common shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between that Dividend Record Date and the corresponding Dividend Payment Date or AmREIT’s default in the payment of the dividend due. Except as provided above, AmREIT will make no payment or allowance for unpaid dividends, whether or not in arrears, on class B common shares called for redemption.
      Voting Rights. Holders of the class B common shares do not have any voting rights, except as set forth below or as otherwise required by law. In any matter in which the class B common shares may vote, including any action by written consent, each class B common share will be entitled to one vote.
      AmREIT shall not issue any preferred shares or other class of common shares with dividend preferences senior to the dividends payable on the class B common shares without the approval of 66 2/3% of the class B common shares then outstanding.
      Whenever dividends on any class B common shares have been in arrears for six or more consecutive quarterly periods, the holders of those class B common shares will be entitled to vote for the election of two additional trust managers of AmREIT at a special meeting called by any holder of the class B common shares, or at the annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on the class B common shares for the past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In this event, the entire AmREIT board of trust managers will be increased by two trust managers. Each of these two trust managers will be elected to serve until the earlier of (1) the election and qualification of that trust manager’s successor or (2) payment of the dividend arrearage for the class B common shares.
      In addition, AmREIT may not authorize the creation of, or the increase in the amount of, any security ranking prior or senior to the class B common shares, sell all or substantially all of its assets, dissolve, or amend its declaration of trust in any manner that materially and adversely affects the voting powers, rights or preferences of the holders of class B common shares without the approval of 66 2/3% of the class B common shares then outstanding; provided, however, the issuance of any security with dividend or liquidation preferences that ranks equally with or are junior to the dividend or liquidation preferences of the class B common shareholders shall not be considered to materially or adversely affect the voting powers, rights or preferences of the class B common shareholders.

      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required is effected, all outstanding class B common shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.
      Conversion. Subject to the exceptions described under the caption “Restrictions on Transfer” below, holders of the class B common shares will have the right, at any time and from time to time, to convert all or any of the class B common shares into class A common shares on a one for one basis, subject to adjustment upon the occurrence of the events described below (the Conversion Price).
      Class B common shares will be deemed to have been converted immediately prior to the close of business on the date the shares are surrendered for conversion and notice of election to convert the same is received by AmREIT. Upon conversion, no adjustment or prepayment will be made for dividends, but if any holder surrenders class B common shares for conversion after the close of business on a Dividend Record Date and prior to the opening of business on the related Dividend Payment Date, then, notwithstanding the conversion, the dividend payable on that Dividend Payment Date will be paid on that Dividend Payment Date to the registered holder of those shares on that Dividend Record Date. Class B common shares surrendered for conversion during the period from the close of business on a Dividend Record Date to the Dividend Payment Date must also pay the amount of the dividend which is payable. No fractional class A common shares will be issued upon conversion and, if the conversion results in a fractional interest, an amount will be paid in cash equal to the value of the fractional interest based on the market price of the common shares on the last trading day prior to the date of conversion.
      The number of class A common shares or other assets issuable upon conversion and the Conversion Price are subject to adjustment upon the occurrence of the following events:

(1) the issuance of class A common shares as a dividend or distribution on class A common shares;

(2) the subdivision, combination or reclassification of the outstanding class A common shares;

(3) the issuance to all holders of class A common shares of rights or warrants to subscribe for or purchase class A common shares (or securities convertible into class A common shares) at a price per share less than the then current market price per share;

(4) the distribution to all holders of class A common shares of evidences of indebtedness or assets (including securities, but excluding Ordinary Cash Distributions, as defined below, and those dividends, distributions, rights or warrants referred to above); and

(5) the distribution to all holders of class A common shares of rights or warrants to subscribe for securities (other than those referred to in clause (3) above).
      In the event of a distribution of evidence of indebtedness or other assets (as described in clause (4)) or a dividend to all holders of class A common shares of rights to subscribe for additional AmREIT’s capital stock (other than those referred to in clause (3) above), AmREIT may, instead of making an adjustment to the Conversion Price, make proper provision so that each holder who converts shares will be entitled to receive upon conversion, in addition to class A common shares, an appropriate number of those rights, warrants, evidences of indebtedness or other assets. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.
      Whenever the number of class A common shares or other assets issuable upon conversion and the Conversion Price are adjusted as herein provided, AmREIT (1) will promptly make available at the office of the transfer agent a statement describing in reasonable detail such adjustment and (2) will cause to be mailed by first class mail, postage prepaid, as soon as practicable, to each holder of record of class B common shares a notice stating that adjustments have been made and the adjusted conversion price.

      In the event of any capital reorganization or reclassification of the capital shares of AmREIT, a consolidation or merger of AmREIT with another corporation, or the sale, transfer or lease of all or substantially all of its assets to another corporation is effected in a way that holders of class A common shares will be entitled to receive stock, securities or other assets with respect to or in exchange for class A common shares, then, as a condition to that reorganization, reclassification, consolidation, merger, sale, transfer or lease, the holder of each class B common share will have the right immediately to convert that share into the kind and amount of stock, securities or other assets which the holders of those shares would have owned or been entitled to receive immediately after the transaction if those holders had converted such shares immediately before the effective date of the transaction, subject to further adjustment upon the occurrence of the events described above.
      Restrictions on Transfer. The class B common shares are generally transferable, subject to restrictions to enable AmREIT to maintain its REIT status. See “— Ownership Limits and Restrictions on Transfer.”
Class C Common Shares
      Dividends. Subject to the preferential rights of any series of our preferred shares (of which there is currently none issued), holders of class C common shares will be entitled to receive when, as and if declared by the AmREIT board of trust managers, out of funds legally available for the payment of dividends, non-cumulative cash dividends in an amount per class C common share equal to $0.70 per annum. Dividends payable on the class C common shares for each full monthly dividend period will be computed by dividing the annual dividend rate by twelve. Dividends with respect to the class C common shares will be non-cumulative from the date of original issuance and will be payable monthly when, as and if the AmREIT board declares a monthly dividend on the class C common shares for that month in its sole discretion (each, a Dividend Payment Date). Any dividend payable on the class C common shares for any partial dividend period after the initial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of AmREIT at the close of business on the applicable record date, which will be the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the AmREIT board for the payment of dividends that is no more than thirty (30) nor less than ten (10) days prior to the Dividend Payment Date (each, a Dividend Record Date).
      No dividends on class C common shares will be declared by the AmREIT board or paid or set apart for payment at such time as, and to the extent that, the terms and provisions of any AmREIT agreement, including any agreement relating to its indebtedness, or any provisions of its declaration of trust relating to any series of preferred stock, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law.
      No dividends will be declared or paid or set apart for payment on the class A common shares for any period unless full dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the class C common shares for the then current monthly dividend period. This does not apply to declaration for any past monthly dividend.
      Liquidation Rights. In the event of any liquidation, dissolution or winding up of AmREIT, subject to the prior rights of any series of preferred stock, the holders of class C common shares will share pro rata with the holders of the class A common shares, class B common shares, class D common shares and any other series of common shares then outstanding that rank on a parity with the class C common shares as to the distribution of assets on liquidation, the assets of AmREIT remaining following the payment of all liquidating distributions payable to holders of capital shares of AmREIT with liquidation rights senior to those of the common shares.
      Call Provision. The class C common shares will not be redeemable prior to the third anniversary of the date of issuance of such shares, except under certain limited circumstances to preserve AmREIT’s status as a REIT. On and after such third anniversary date, AmREIT, at its option (to the extent

AmREIT has funds legally available therefore) upon not less than 30 nor more than 60 days’ written notice, may redeem class C common shares, in whole or in part, at any time or from time to time, for, at the option of the holder thereof, either (i) cash at the redemption price per share of $11.00 or (ii) one class A common share per each Class C common share redeemed by such holder.
      Notwithstanding the foregoing, unless the full then current dividends on all class C common shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period (without regard to whether dividends were paid or not paid in any prior monthly dividend period), no class C common shares will be redeemed unless all outstanding class C common shares are simultaneously redeemed. The foregoing, however, will not prevent the purchase or acquisition of the class C common shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding class C common shares. Unless full current monthly dividends on all outstanding class C common shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period (without regard to whether dividends were paid or not paid in any prior monthly dividend period), AmREIT will not purchase or otherwise acquire directly or indirectly through a subsidiary or otherwise, any class C common shares.
      If fewer than all of the outstanding class C common shares are to be redeemed, the number of shares to be redeemed will be determined by AmREIT and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by the holders (as nearly as may be practicable without creating fractional class C common shares) or any other equitable method determined by AmREIT.
      Notice of redemption will be given by publication in a newspaper of general circulation in the city of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days’ prior to the redemption date. A similar notice will be mailed by AmREIT, postage prepaid, not less than 30 nor more than 60 days’ prior to the redemption date, addressed to the respective holders of record of class C common shares to be redeemed at their respective addresses as they appear on the stock transfer records of AmREIT. No failure to give notice or any defect therein or in the mailing thereof will affect the validity of the proceeding for the redemption of any class C common shares except as to the holder to whom notice was defective or not given. Each notice will state: (1) the redemption date; (2) the redemption price; (3) the number of class C common shares to be redeemed; (4) the place or places where the class C common shares are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and (6) that any conversion rights will terminate at the close of business on the third business day immediately preceding the redemption date. If fewer than all the class C common shares held by any holder are to be redeemed, the notice mailed to that holder will also specify the number of class C common shares to be redeemed from that holder. If notice of redemption of any class C common shares has been properly given and if funds necessary for redemption have been irrevocably set aside by AmREIT in trust for the benefit of the holders of any of the class C common shares so called for redemption, then from and after the redemption date dividends will cease to accrue on those class C common shares, those shares will no longer be deemed to be outstanding and all rights of the holders of those shares will terminate except for the right to receive the applicable redemption price and other amounts payable in respect of such shares.
      The holders of class C common shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to class C common shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between that Dividend Record Date and the corresponding Dividend Payment Date or AmREIT’s default in the payment of the dividend due. Except as provided above, AmREIT will make no payment or allowance for unpaid dividends on class C common shares called for redemption.
      Limited Optional Redemption. Prior to the time at which the class C common shares become eligible to be converted into class A common shares and prior to the seventh anniversary of issue, any shareholder who has held class C common shares for not less than one year may present all or any portion equal to at least 25% of those shares to AmREIT for redemption at any time, in accordance with the procedures outlined herein. At that time, AmREIT may, at its sole option, redeem those shares presented for redemption for cash to the extent it has sufficient funds available. There is no assurance that there will be sufficient funds available for redemption and, accordingly, a shareholder’s shares may not be redeemed. If AmREIT elects to redeem shares, the following conditions and limitations would apply. The full amount of the proceeds from the sale of shares under our dividend reinvestment plan (“Reinvestment Proceeds”) attributable to any calendar quarter may be used to redeem shares presented for redemption during that quarter. In addition, AmREIT may, at its discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of its common shares for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a 12-month period, however, may the number of shares redeemed by AmREIT exceed 5% of the number of class C shares outstanding at the beginning of that 12-month period.
      In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, AmREIT plans to redeem the shares in the order in which such redemption requests have been received. A shareholder whose shares are not redeemed due to insufficient funds can ask that the request to redeem the shares be honored at such time, if any, as there are sufficient funds available for redemption. In that case, the redemption request will be retained and those shares will be redeemed before any subsequently received redemption requests are honored. Alternatively, a shareholder whose shares are not redeemed may withdraw his or her redemption request. Shareholders will not relinquish their shares until such time as AmREIT commits to redeeming such shares.
      A shareholder who wishes to have his or her shares redeemed must mail or deliver a written request on a form provided by AmREIT and executed by the shareholder, its trustee or authorized agent, to the redemption agent (“Redemption Agent”), which currently is Wells Fargo Band Minnesota, N.A. The Redemption Agent at all times will be registered as a broker-dealer with the SEC and each applicable state securities commission. Within 30 days following the Redemption Agent’s receipt of the shareholder’s request, the Redemption Agent will forward to that shareholder the documents necessary to effect the redemption, including any signature guarantee AmREIT or the Redemption Agent may require. The Redemption Agent will effect the redemption for the calendar quarter provided that it receives the properly completed redemption documents relating to the shares to be redeemed from the shareholder at least one calendar month prior to the last day of the current calendar quarter and has sufficient funds available to redeem the shares. The effective date of any redemption will be the last date during a quarter during which the Redemption Agent receives the properly completed redemption documents. As a result, AmREIT anticipates that, assuming sufficient funds are available for redemption, the effective date of redemptions will be no later than thirty days after the quarterly determination of the availability of funds for redemption.
      Upon the Redemption Agent’s receipt of notice for redemption of shares, the redemption price for this limited optional redemption right will initially be $9.00 per share, which was calculated by subtracting a discount of 10% off the $10.00 per share offering price. Our board of trust managers may change the redemption price at any time and will announce publicly any price adjustment as part of its regular communications with our stockholders, such adjustment being effective on the 10th day after first public announcement of same. Any shares acquired pursuant to a redemption will be retired and no longer available for issuance by AmREIT.
      A shareholder may present fewer than all of his or her shares to AmREIT for redemption; provided, however, that (1) the minimum number of shares which must be presented for redemption shall be at least 25% of his or her shares, and (2) if the shareholder retains any shares, he or she must retain at least $2,500 worth of shares based on the current offering price ($1,000 worth of shares based on the current offering price for an IRA, Keogh Plan or pension plan).

      Our board of trust managers, in its sole discretion, may amend or suspend the redemption plan at any time it determines that any amendment or suspension is in the best interest of AmREIT. Our board of trust managers may suspend the redemption of shares if (1) it determines, in its sole discretion, that the redemption impairs the capital or the operations of AmREIT; (2) it determines, in its sole discretion, that an emergency makes such redemption not reasonably practical; (3) any governmental or regulatory agency with jurisdiction over AmREIT so demands for the protection of the shareholders; (4) it determines, in its sole discretion, that the redemption would be unlawful; (5) it determines, in its sole discretion, that the redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our common shares, could cause direct or indirect ownership of shares of our common stock to become concentrated to an extent which would prevent AmREIT from qualifying as a REIT under the Internal Revenue Code; or (6) it determines, in its sole discretion, the suspension to be in the best interest of AmREIT. The redemption plan will terminate, and AmREIT no longer shall accept shares for redemption at such time as the class C common shares become eligible to convert into class A common shares.
      Voting Rights. Holders of the class C common shares will have the right to vote on all matters presented to shareholders as a single class with all other holders of common shares. In any matter in which the class C common shares may vote, including any action by written consent, each class C common share will be entitled to one vote.
      AmREIT shall not issue any preferred shares or other class of common shares with dividend preferences senior to the dividends payable on the class C common shares without the approval of 66 2/3% of the class C common shares then outstanding.
      In addition, AmREIT may not sell all or substantially all of its assets, dissolve, or amend its declaration of trust in any manner that materially and adversely affects the voting powers, rights or preferences of the holders of class C common shares without the approval of 66 2/3% of the class C common shares then outstanding; provided, however, the issuance of any security with dividend or liquidation preferences that rank equally with or are junior to the dividend or liquidation preferences of the class C common shareholders shall not be considered to materially or adversely affect the voting powers, rights or preferences of the class C common shareholders.
      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required is effected, all outstanding class C common shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.
      Conversion. Subject to the exceptions described under the caption “Restrictions on Transfer” below, holders of the class C common shares will have the right, from time to time after seventh anniversary of the issuance of such shares, to convert all or any of the class C common shares into class A common shares at a conversion price equal to the purchase price of the class C common shares, plus a 10% premium. As a result, each $1,000 of class C common shares owned by an investor will be able to be converted into $1,100 of class A common shares, with the exact number of class A common shares to be acquired upon conversion being determined by dividing the $1,100 by the market price of the class A common shares on the date notice of conversion is delivered. Upon conversion, no gain or loss will be then recognized by the class C shareholder.
      Class C common shares will be deemed to have been converted immediately prior to the close of business on the date the shares are surrendered for conversion and notice of election to convert the same is received by AmREIT. Upon conversion, no adjustment or prepayment will be made for dividends, but if any holder surrenders class C common shares for conversion after the close of business on a Dividend Record Date and prior to the opening of business on the related Dividend Payment Date, then, notwithstanding the conversion, the dividend payable on that Dividend Payment Date will be paid on that Dividend Payment Date to the registered holder of those shares on that Dividend Record Date. Class C common shares surrendered for conversion during the period from the close of business on a Dividend Record Date to the Dividend Payment Date must also pay the amount of the dividend which is payable. No fractional class A common shares will be issued upon conversion and, if the conversion results in a fractional interest, an amount will be paid in cash equal to the value of the fractional interest based on the market price of the common shares on the last trading day prior to the date of conversion.
      In the event of any capital reorganization or reclassification of the capital shares of AmREIT, a consolidation or merger of AmREIT with another corporation, or the sale, transfer or lease of all or substantially all of its assets to another corporation, is effected in a way that holders of class A common shares will be entitled to receive stock, securities or other assets with respect to or in exchange for class A common shares, then, as a condition of that reorganization, reclassification, consolidation, merger, sale, transfer or lease, the holder of each class C common share will have the right immediately to convert that share into the kind and amount of stock, securities or other assets which the holders of those shares would have owned or been entitled to receive immediately after the transaction if those holders had converted such shares immediately before the effective date of the transaction, subject to further adjustment upon the occurrence of the events described above.
      Restrictions on Transfer. The class C common shares are generally transferable, subject to restrictions necessary to enable AmREIT to maintain its REIT status. See “— Ownership Limits and Restrictions on Transfer.”
Class D Common Shares
      Dividends. Subject to the preferential rights of any series of our preferred shares (of which there is currently none issued), holders of class D common shares will be entitled to receive, when, as and if declared by the AmREIT board of trust managers, out of funds legally available for the payment of dividends, non-cumulative cash dividends in an amount per class D common share equal to $0.65 per annum. Dividends payable on the class D common shares for each full monthly dividend period will be computed by dividing the annual dividend rate by twelve. Dividends with respect to the class D common shares will be non-cumulative from the date of original issuance and will be payable monthly when, as and if the AmREIT board declares a monthly dividend on the class D common shares for that month in its sole discretion (each, a Dividend Payment Date). Dividends may not be paid on the class D common shares unless all dividends then payable on the class B common shares and class C common shares have been paid in full. Any dividend payable on the class D common shares for any partial dividend period after the initial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of AmREIT at the close of business on the applicable record date, which will be the 19th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the AmREIT board for the payment of dividends that is no more than thirty (30) nor less than ten (10) days prior to the Dividend Payment Date (each, a “Dividend Record Date”).
      No dividends on class D common shares will be declared by the AmREIT board or paid or set apart for payment at such time as, and to the extent that, the terms and provisions of any AmREIT agreement, including any agreement relating to its indebtedness, or any provisions of its declaration of trust relating to any series of preferred stock, prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment will be restricted or prohibited by law. Dividends may not be paid on the class D common shares unless all dividends then payable on the B and C common shares have been paid in full.
      Liquidation Rights. In the event of any liquidation, dissolution or winding up of AmREIT, subject to the prior rights of any series of preferred stock, the holders of class D common shares will share pro rata with the holders of the class A common shares, class B common shares, class C common shares and any other series of common shares then outstanding that rank on a parity with the class D common shares as to the distribution of assets on liquidation, the assets of AmREIT remaining following the payment of all liquidating distributions payable to holders of capital shares of AmREIT with liquidation rights senior to those of the common shares.

      Call Provision. The class D common shares will not be redeemable prior to the first anniversary of the date of issuance of such shares, except under certain limited circumstances to preserve the AmREIT’s status as a REIT. On and after the first anniversary date, AmREIT, at its option (to the extent AmREIT has funds legally available therefore) upon not less than 30 nor more than 60 days’ written notice, may redeem the class D common shares, in whole or in part, at any time or from time to time, for cash at the redemption price per share of $10.00, plus the pro rata portion of the 7.7% conversion premium (discussed below), based on the number of years the shares are outstanding (for example, if the class D common shares are called on the first anniversary of issuance the call price would be $10.11 per share).
      Notwithstanding the foregoing, unless the full then current dividends on all class D common shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period (without regard to whether dividends were paid or not paid in any prior monthly dividend period), no class D common shares will be redeemed unless all outstanding class D common shares are simultaneously redeemed. The foregoing, however, will not prevent the purchase or acquisition of the class D common shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding class D common shares. Unless full current monthly dividends on all outstanding class D common shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period (without regard to whether dividends were paid or not paid in any prior monthly dividend period), AmREIT will not purchase or otherwise acquire directly or indirectly through a subsidiary or otherwise, any class D common shares.
      If fewer than all of the outstanding class D common shares are to be redeemed, the number of shares to be redeemed will be determined by AmREIT and those shares may be redeemed pro rata from the holders of record of those shares in proportion to the number of those shares held by the holders (as nearly as may be practicable without creating fractional class D common shares) or any other equitable method determined by AmREIT.
      Notice of redemption will be given by publication in a newspaper of general circulation in the city of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days’ prior to the redemption date. A similar notice will be mailed by AmREIT, postage prepaid, not less than 30 nor more than 60 days’ prior to the redemption date, addressed to the respective holders of record of class D common shares to be redeemed at their respective addresses as they appear on the stock transfer records of AmREIT. No failure to give notice or any defect therein or in the mailing thereof will affect the validity of the proceeding for the redemption of any class D common shares except as to the holder to whom notice was defective or not given. Each notice will state: (1) the redemption date; (2) the redemption price; (3) the number of class D common shares to be redeemed; (4) the place or places where the class D common shares are to be surrendered for payment of the redemption price; (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date; and (6) that any conversion rights will terminate at the close of business on the third business day immediately preceding the redemption date. If fewer than all the class D common shares held by any holder are to be redeemed, the notice mailed to that holder will also specify the number of class D common shares to be redeemed from that holder. If notice of redemption of any class D common shares has been properly given and if funds necessary for redemption have been irrevocably set aside by AmREIT in trust for the benefit of the holders of any of the class D common shares so called for redemption, then from and after the redemption date dividends will cease to accrue on those class D common shares, those shares will no longer be deemed to be outstanding and all rights of the holders of those shares will terminate except for the right to receive the applicable redemption price and other amounts payable in respect of such shares.
      The holders of class D common shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to class D common shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between that Dividend Record Date and the corresponding Dividend Payment Date or AmREIT’s default in the payment of the dividend due.

Except as provided above, AmREIT will make no payment or allowance for unpaid dividends on class D common shares called for redemption.
      Limited Optional Redemption. Prior to the time at which the class D common shares become eligible to be converted into class A common shares and prior to the seventh anniversary of issue, any shareholder who has held class D common shares for not less than one year may present all or any portion equal to at least 25% of those shares to AmREIT for redemption at any time, in accordance with the procedures outlined herein. At that time, AmREIT may, at its sole option, redeem those shares presented for redemption for cash to the extent it has sufficient funds available. There is no assurance that there will be sufficient funds available for redemption and, accordingly, a shareholder’s shares may not be redeemed. If AmREIT elects to redeem shares, the following conditions and limitations would apply. The full amount of the proceeds from the sale of shares under our dividend reinvestment plan (Reinvestment Proceeds) attributable to any calendar quarter may be used to redeem shares presented for redemption during that quarter. In addition, AmREIT may, at its discretion, use up to $100,000 per calendar quarter of the proceeds of any public offering of its common shares for redemptions. Any amount of offering proceeds which is available for redemptions, but which is unused, may be carried over to the next succeeding calendar quarter for use in addition to the amount of offering proceeds and Reinvestment Proceeds that would otherwise be available for redemptions. At no time during a 12-month period, however, may the number of shares redeemed by AmREIT exceed 5% of the number of class D shares outstanding at the beginning of that 12-month period.
      In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, AmREIT plans to redeem the shares in the order in which such redemption requests have been received. A shareholder whose shares are not redeemed due to insufficient funds can ask that the request to redeem the shares be honored at such time, if any, as there are sufficient funds available for redemption. In that case, the redemption request will be retained and those shares will be redeemed before any subsequently received redemption requests are honored. Alternatively, a shareholder whose shares are not redeemed may withdraw his or her redemption request. Shareholders will not relinquish their shares until such time as AmREIT commits to redeeming such shares.
      A shareholder who wishes to have his or her shares redeemed must mail or deliver a written request on a form provided by AmREIT and executed by the shareholder, its trustee or authorized agent, to the redemption agent (“Redemption Agent”), which currently is Wells Fargo Band Minnesota, N.A. The Redemption Agent at all times will be registered as a broker-dealer with the SEC and each applicable state securities commission. Within 30 days following the Redemption Agent’s receipt of the shareholder’s request, the Redemption Agent will forward to that shareholder the documents necessary to effect the redemption, including any signature guarantee AmREIT or the Redemption Agent may require. The Redemption Agent will effect the redemption for the calendar quarter provided that it receives the properly completed redemption documents relating to the shares to be redeemed from the shareholder at least one calendar month prior to the last day of the current calendar quarter and has sufficient funds available to redeem the shares. The effective date of any redemption will be the last date during a quarter during which the Redemption Agent receives the properly completed redemption documents. As a result, AmREIT anticipates that, assuming sufficient funds are available for redemption, the effective date of redemptions will be no later than thirty days after the quarterly determination of the availability of funds for redemption.
      Upon the Redemption Agent’s receipt of notice for redemption of shares, the redemption price for this limited optional redemption right will initially be $10.00 per share. Our board of trust managers may change the redemption price at any time and will announce publicly any price adjustment as part of its regular communications with our stockholders, such adjustment being effective on the 10th day after first public announcement of same. Any shares acquired pursuant to a redemption will be retired and no longer available for issuance by AmREIT.
      A shareholder may present fewer than all of his or her shares to AmREIT for redemption; provided, however, that (1) the minimum number of shares which must be presented for redemption shall be at least 25% of his or her shares, and (2) if the shareholder retains any shares, he or she must retain at least $2,500 worth of shares based on the current offering price ($1,000 worth of shares based on the current offering price for an IRA, Keogh Plan or pension plan).
      Our board of trust managers, in its sole discretion, may amend or suspend the redemption plan at any time it determines that any amendment or suspension is in the best interest of AmREIT. Our board of trust managers may suspend the redemption of shares if (1) it determines, in its sole discretion, that the redemption impairs the capital or the operations of AmREIT; (2) it determines, in its sole discretion, that an emergency makes such redemption not reasonably practical; (3) any governmental or regulatory agency with jurisdiction over AmREIT so demands for the protection of the shareholders; (4) it determines, in its sole discretion, that the redemption would be unlawful; (5) it determines, in its sole discretion, that the redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our common shares, could cause direct or indirect ownership of shares of our common stock to become concentrated to an extent which would prevent AmREIT from qualifying as a REIT under the Internal Revenue Code; or (6) it determines, in its sole discretion, the suspension to be in the best interest of AmREIT. The redemption plan will terminate, and AmREIT no longer shall accept shares for redemption at such time as the class D common shares become eligible to convert into class A common shares.
      Voting Rights. Holders of the class D common shares will have the right to vote on all matters presented to shareholders as a single class with all other holders of common shares. In any matter in which the class D common shares may vote, including any action by written consent, each class D common share will be entitled to one vote.
      In addition, AmREIT may not sell all or substantially all of its assets, dissolve, or amend its declaration of trust in any manner that materially and adversely affects the voting powers, rights or preferences of the holders of class D common shares without the approval of 66 2/3% of the class D common shares then outstanding; provided, however, the issuance of any security with dividend or liquidation preferences that rank equally with or are junior to the dividend or liquidation preferences of the class D common shareholders shall not be considered to materially or adversely affect the voting powers, rights or preferences of the class D common shareholders.
      The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which a vote would otherwise be required is effected, all outstanding class D common shares have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.
      Conversion. Subject to the exceptions described under the caption “Restrictions on Transfer” below, holders of the class D common shares will have the right, from time to time after seventh anniversary of the issuance of such shares, to convert all or any of the class D common shares into class A common shares at a conversion price equal to the purchase price of the class D common shares, plus a 7.7% premium. As a result, each $1,000 of class D common shares owned by an investor will be able to be converted into $1,077 of class A common shares, with the exact number of class A common shares to be acquired upon conversion being determined by dividing the $1,077 by the market price of the class A common shares on the date notice of conversion is delivered. All class D common shares acquired through our dividend reinvestment plan will be convertible on a dollar-for-dollar basis, based on the dividends invested in such reinvestment plan shares, into our class A common shares, with no premium associated with the conversion. The reinvestment plan shares will be convertible on or after the seventh anniversary of the issuance of the original class D common shares, the dividends of which were used to acquire the reinvestment plan shares. Upon conversion, no gain or loss will be then recognized by the class D shareholder.
      Class D common shares will be deemed to have been converted immediately prior to the close of business on the date the shares are surrendered for conversion and notice of election to convert the same is received by AmREIT. Upon conversion, no adjustment or prepayment will be made for dividends, but if any holder surrenders class D common shares for conversion after the close of business on a Dividend Record Date and prior to the opening of business on the related Dividend Payment Date, then, notwithstanding the conversion, the dividend payable on that Dividend Payment Date will be paid on that Dividend Payment Date to the registered holder of those shares on that Dividend Record Date. Class D common shares surrendered for conversion during the period from the close of business on a Dividend Record Date to the Dividend Payment Date must also pay the amount of the dividend which is payable. No fractional class A common shares will be issued upon conversion and, if the conversion results in a fractional interest, an amount will be paid in cash equal to the value of the fractional interest based on the market price of the common shares on the last trading day prior to the date of conversion.
      In the event of any capital reorganization or reclassification of the capital shares of AmREIT, a consolidation or merger of AmREIT with another corporation, or the sale, transfer or lease of all or substantially all of its assets to another corporation, is effected in a way that holders of class A common shares will be entitled to receive stock, securities or other assets with respect to or in exchange for class A common shares, then, as a condition of that reorganization, reclassification, consolidation, merger, sale, transfer or lease, the holder of each class D common share will have the right immediately to convert that share into the kind and amount of stock, securities or other assets which the holders of those shares would have owned or been entitled to receive immediately after the transaction if those holders had converted such shares immediately before the effective date of the transaction, subject to further adjustment upon the occurrence of the events described above.
      Restrictions on Transfer. The class D common shares are generally transferable, subject to restrictions necessary to enable AmREIT to maintain its REIT status. See “— Ownership Limits and Restrictions on Transfer.”
Preferred Shares
      The declaration of trust of AmREIT authorizes the trust managers of AmREIT to issue up to 10,000,000 preferred shares of beneficial interest, par value $.01 per share, to establish one or more series of such preferred shares and to determine, with respect to any series of preferred shares, the terms, rights, restrictions and qualifications of such series. Although the trust managers have no present intention to do so, they could, in the future, issue a series of preferred shares which, due to its terms, could impede a merger, tender offer or other transaction that some or a majority of AmREIT’s shareholders might believe to be in their best interests or in which shareholders might receive a premium over then prevailing market prices for their common shares.
Ownership Limits and Restrictions on Transfer
      For AmREIT to qualify as a REIT under the Internal Revenue Code, (1) not more than 50% in value of outstanding equity securities of all classes may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year; (2) the outstanding equity securities of all classes must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (3) certain percentages of AmREIT’s gross income must come from certain activities.
      To ensure that five or fewer individuals do not own more than 50% in value of the outstanding equity securities of all classes, AmREIT’s declaration of trust provides generally that no holder may own, or be deemed to own by virtue of certain attribution provisions of the Internal Revenue Code, more than 9.0% of the issued and outstanding common shares or more than 9.9% of the issued and outstanding shares of any series of preferred shares, except that H. Kerr Taylor, the chairman of the board of trust managers and chief executive officer of AmREIT, and certain related persons together may own, or be deemed to own, by virtue of certain attribution provisions of the Internal Revenue Code, up to 9.8% of the issued and outstanding common shares. The board of trust managers, upon receipt of a ruling from the IRS, an opinion of counsel or other evidence satisfactory to the board of trust managers, in its sole discretion, is permitted to waive or change, in whole or in part, the application of the ownership limit with respect to any person that is not an individual (as that term is used in Section 542(a)(2) of the Internal Revenue Code). In connection with any waiver or change, the board of trust managers has the authority to require such representations and undertakings from such person or affiliates and to impose such other conditions as the board of trust managers deems necessary, advisable or prudent, in its sole discretion, to determine the effect, if any, of a proposed transaction or ownership of outstanding equity securities of all classes on AmREIT’s status as a REIT. The board of trust managers also has the authority to reduce the ownership limit on H. Kerr Taylor, with the written consent of Mr. Taylor, his successor-in-interest or designee, after any transfer permitted by the declaration of trust.
      In addition, the board of trust managers will have the right, from time to time, to increase the ownership limit on common shares, except that it will not be permissible for the board of trust managers (i) to increase the ownership limit or create additional limitations if, after giving effect thereto, AmREIT would be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, (ii) to increase either the ownership limit on common shares or the ownership limit on preferred shares to a percentage that is greater than 9.9% or (iii) to increase the ownership limit on H. Kerr Taylor. Prior to any modification of the ownership limit with respect to any person, the board of trust managers will have the right to require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary, advisable or prudent, in its sole discretion, in order to determine or ensure AmREIT’s status as a REIT.
      Under our declaration of trust, the ownership limit will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limit is increased. In addition to preserving AmREIT’s status as a REIT for federal income tax purposes, the ownership limit may prevent any person or small group of persons from acquiring control of AmREIT.
      Our declaration of trust also provides that if any issuance, transfer or acquisition of equity securities (1) would result in a holder exceeding the ownership limit, (2) would cause AmREIT to be beneficially owned by less than 100 persons, (3) would result in AmREIT being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code, or (4) would otherwise result in the failure of AmREIT to qualify as a REIT for federal income tax purposes, then that issuance, transfer or acquisition will be null and void to the intended transferee or holder, and the intended transferee or holder will acquire no rights to the shares. Pursuant to the declaration of trust, equity securities owned, transferred or proposed to be transferred in excess of the ownership limit or which would otherwise jeopardize AmREIT’s status as a REIT under the Internal Revenue Code automatically will be deemed to have been transferred to a trustee appointed by AmREIT, unaffiliated with AmREIT and the intended transferee or holder, to serve as trustee of a charitable trust for the exclusive benefit of one or more nonprofit organizations designated by AmREIT so that the shares proposed to be transferred in excess of the ownership limit held in the charitable trust would not violate ownership restrictions set forth in the declaration of trust. The transfer to the trustee will be deemed to be effective as of the close of business on the business day prior to the purported transfer or other event that results in the transfer to the charitable trust. Shares proposed to be transferred in excess of the ownership limit held by the trustee shall be issued and outstanding equity securities of AmREIT. The intended transferee or holder will have no rights in the shares proposed to be transferred in excess of the ownership limit, will not benefit economically from these shares, will have no rights to dividends or other distributions associated with the shares and shall not possess any rights to vote or other rights attributable to the shares. The trustee will have all voting rights and rights to dividends or other distributions to which such shares proposed to be transferred in excess of the ownership limit are entitled with respect to such shares held in the charitable trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by AmREIT that the shares have been deemed transferred to the trustee shall be paid with respect to the shares to the trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividends or distributions so paid over to the trustee shall be held in trust for the benefit of the charitable beneficiary for distribution at such times as may be determined by the trustee. The prohibited owner of these shares will have no voting rights with respect to the shares held in the charitable trust and, subject to Texas law, effective as of the date that the shares have been deemed transferred to the trustee, the trustee shall have the authority (1) to rescind as void any vote cast, to the extent the shares are entitled to vote, by a prohibited owner prior to the discovery by AmREIT that the shares have been deemed transferred to the trustee and (2) to recast such vote, to the extent the shares are entitled to vote, in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. Within twenty (20) days of receiving notice from AmREIT that shares proposed to be transferred in excess of the ownership limit have been deemed transferred to the charitable trust, the trustee of the charitable trust shall sell the shares held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limit or otherwise jeopardize AmREIT’s status as a REIT under the Internal Revenue Code. Upon the sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows: (1) the prohibited owner shall receive the lesser of (a) the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event that resulted in the transfer of such shares to the charitable trust (e.g., in the case of a gift, devise or other such transaction), the market price at the time of such gift, devise or other transaction which resulted in the transfer of the shares and (b) the price per share (net of costs of sales) received by the trustee from the sale or other disposition of the shares held in the charitable trust; and (2) any net sales proceeds in excess of the amount payable to the prohibited owner shall be immediately paid to the charitable beneficiary. If, prior to the discovery by AmREIT that the shares have been deemed transferred to the trustee, the shares are sold by a prohibited owner, then (1) the shares shall be deemed to have been sold on behalf of the charitable trust and (2) to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner would have been entitled to receive if such shares had been sold by the trustee such excess shall be paid to the trustee upon demand. The shares will be subject to repurchase by AmREIT at its election and shall be deemed to have been offered for sale to AmREIT or its designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in such deemed transfer to the charitable trust (or, in the case of a devise or gift or event other than a transfer or acquisition which results in the deemed transfer of the shares, the market price at the time of such devise or gift or event other than a transfer or acquisition which results in the deemed transfer of the shares) and (2) the market price of the shares on the date AmREIT, or its designee, accepts such offer. AmREIT and its assignees will have the right to accept the offer until the trustee has otherwise sold the shares held in the charitable trust. Upon such a sale to AmREIT or its designees, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute all net sales proceeds of the sale to the prohibited owner.
      If the trust managers or any duly authorized committee thereof shall at any time determine in good faith that a transfer or other event has taken or is otherwise proposed to take place that results or will result in a violation of the ownership limit or otherwise jeopardizes AmREIT’s status as a REIT under the Internal Revenue Code, the trust managers or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, without limitation, causing AmREIT to redeem equity securities, refusing to give effect to such transfer on the books of AmREIT or instituting proceedings to enjoin such transfer or other event; provided, however that any transfer or attempted transfer or other event in violation of the declaration of trust shall automatically result in the transfer to the charitable trust described above, and, where applicable, such transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the board of trust managers or a committee thereof.
      Under the declaration of trust, AmREIT will have the authority, at any time, to waive the requirement that the shares be deemed outstanding in accordance with the provisions of the declaration of trust if the fact that the shares are deemed to be outstanding would, in the opinion of nationally recognized tax counsel, jeopardize the status of AmREIT as a REIT for federal income tax purposes.
      All certificates issued by AmREIT representing equity securities will bear a legend referring to the restrictions described above.
      The declaration of trust of AmREIT also will provide that all persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5.0% of the outstanding equity securities (or such lower percentage as may be set by the board of trust managers), must give written notice to AmREIT containing information specified in the declaration of trust no later than January 30 of each year. In addition, each shareholder will be required, upon demand, to disclose to AmREIT in writing such information with respect to the direct, indirect and constructive ownership of shares as the trust managers deem necessary to comply with the provisions of the Internal Revenue Code, as applicable to a REIT, or to comply with the requirements of a governmental authority or agency.
      The ownership limitations described above may have the effect of inhibiting or impeding acquisitions of control of AmREIT by a third party. See “Certain Anti-Takeover Provisions of the Declaration of Trust, Bylaws and Texas Law.”
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
General
      The following summary of material United States federal income tax consequences that may be relevant to a holder of our securities is based on current law, is for general information only and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of our securities in light of his or her particular circumstances or to certain types of holders (including insurance companies, pension plans and other tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and persons holding securities as part of a conversion transaction, a hedging transaction or as a position in a straddle for tax purposes) who are subject to special treatment under the federal income tax laws. Unless otherwise indicated the terms “we,” “us,” and “our” when used herein refer to AmREIT.
      The statements in this discussion are based on current provisions of the Internal Revenue Code, existing, temporary and currently proposed Treasury Regulations under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any such change could apply retroactively to transactions preceding the date of the change. We do not plan to request any rulings from the IRS concerning our tax treatment and the statements in this discussion are not binding on the IRS or any court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or that such challenge will not be sustained by a court.
      THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
      We have elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code for federal income tax purposes commencing with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that qualifies for taxation as a REIT under the Internal Revenue Code. We also believe that we will continue to operate in a manner that will preserve our status as a REIT. We cannot however, assure you that such requirements will be met in the future.
      Locke Liddell & Sapp LLP, our legal counsel, is of the opinion that we have been organized and, for the taxable year ended December 31, 2004, we have operated in conformity with the requirements for qualification and taxation as a REIT and that our current manner of organization and proposed manner of operation will enable us to continue to satisfy the requirements for qualification as a REIT for taxable years ending after December 31, 2004, if we operate in accordance with the methods of operations described herein including our representations concerning our intended method of operation. However, no opinion can be given that we will actually satisfy all REIT requirements in the future since this depends on future events. You should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in court. The opinion of Locke Liddell & Sapp LLP is based on various assumptions as well as on certain representations made by us as to factual matters, including a factual representation letter provided by us. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of stock ownership. Locke Liddell & Sapp LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, no assurance can be given that we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders. See “— Failure to Qualify as a REIT.” The following is a summary of the material federal income tax considerations affecting us as a REIT and our shareholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and rules and regulations promulgated thereunder.
REIT Qualification
      We must be organized as an entity that would, if we do not maintain our REIT status, be taxable as a regular corporation. We cannot be a financial institution or an insurance company. We must be managed by one or more trust managers. Our taxable year must be the calendar year. Our beneficial ownership must be evidenced by transferable shares. Our capital shares must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of our capital shares may be held, directly or indirectly, applying the applicable constructive ownership rules of the Internal Revenue Code, by five or fewer individuals at any time during the last half of each of our taxable years. We must also meet certain other tests, described below, regarding the nature of our income and assets and the amount of our distributions.
      Our outstanding shares of common stock are owned by a sufficient number of investors and in appropriate proportions to permit us to satisfy these share ownership requirements. To protect against violations of these share ownership requirements, our declaration of trust provides that no person (other than the existing holder) is permitted to own, applying constructive ownership tests set forth in the Internal Revenue Code, more than 9.0% of our outstanding common shares, unless the trust managers are provided evidence satisfactory to them in their sole discretion that our qualification as a REIT will not be jeopardized. In addition, our declaration of trust contains restrictions on transfers of capital shares, as well as provisions that automatically transfer capital shares to a charitable trust for the benefit of a charitable beneficiary to the extent that another investor’s ownership of such capital shares otherwise might jeopardize our REIT status. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the 50% requirement described above, we will be treated as having met this requirement. See the section below entitled “— Failure to Qualify as a REIT.”
      To monitor our compliance with the share ownership requirements, we are required to and we do maintain records disclosing the actual ownership of our common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.
      We currently satisfy, and expect to continue to satisfy, each of these requirements discussed above. We also currently satisfy, and expect to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.
      Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership or any other entity such as a limited liability company that is treated as a partnership for federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of any partnership in which we own an interest are treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below.
      Sources of Gross Income. In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income — a 75% gross income test and a 95% gross income test. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. The Internal Revenue Code allows a REIT to own and operate a number of its properties through wholly-owned subsidiaries which are “qualified REIT subsidiaries.” The Internal Revenue Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income, deduction and credit of the REIT.
      75% Gross Income Test. At least 75% of a REITs gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

•	rents from real property;

•	interest on loans secured by real property;

•	gains from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of our business, referred to below as “dealer property”);

•	income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property (“foreclosure property”);

•	distributions on, or gain from the sale of, shares of other qualifying REITs;

•	abatements and refunds of real property taxes;

•	amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property; and

•	“qualified temporary investment income” (described below).
      In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from “prohibited transactions.” In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and not including certain dealer property we have held for at least four years.

      We expect that substantially all of our operating gross income will be considered rent from real property and interest income. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is not more than 15% of the total rent received or accrued under the lease for the taxable year. We do not expect to earn material amounts in these categories.
      Rent from real property generally does not include rent based on the income or profits derived from the property. However, rent based on a percentage of gross receipts or sales is permitted as rent from real property and we will have leases where rent is based on a percentage of gross receipts or sales. We generally do not intend to lease property and receive rentals based on the tenant’s income or profit. Also excluded from “rents from real property” is rent received from a person or corporation in which we (or any of our 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 and Section 856(d)(5) of the Internal Revenue Code, own a 10% or greater interest in either vote or value.
      A third exclusion from qualifying rent income covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an “independent contractor” from whom we do not derive any income or through a “taxable REIT subsidiary.” A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. The obligation to operate through an independent contractor or a taxable REIT subsidiary generally does not apply, however, if the services we provide are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). Further, if the value of the non-customary service income with respect to a property, valued at no less than 150% of our direct cost of performing such services, is 1% or less of the total income derived from the property, then the provision of such non-customary services shall not prohibit the rental income (except the non-customary service income) from qualifying as “rents from real property.”
      We believe that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. We do not intend to provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, we believe that substantially all of our rental income will be qualifying income under the gross income tests, and that our provision of services will not cause the rental income to fail to be included under that test.
      Upon the ultimate sale of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).
      95% Gross Income Test. In addition to earning 75% of our gross income from the sources listed above, 95% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional “passive” investment sources that are not necessarily real estate related. The term “interest” (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.
      Failing the 75% or 95% Tests; Reasonable Cause. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources, including brokerage commissions or other fees for services rendered. We may receive certain types of that income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant, and that income, together with other nonqualifying income, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate that we will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may establish taxable REIT subsidiaries to hold assets generating non-qualifying income. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends we receive from these subsidiaries would be included in our gross income and qualify for the 95% income test.
      Beginning in the 2005 taxable year, if we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if (1) we file a schedule for the year in accordance with Regulations describing each item of income for such year, and (2) the failure to meet the tests is due to reasonable cause and not to willful neglect. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of this relief provision. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive causes us to exceed the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed below, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our non-qualifying income. We would be subject to a 100% tax based on the greater of the amount by which we fail either the 75% or 95% income tests for that year multiplied by a fraction intended to reflect our profitability. See “— Taxation as a REIT” below.
      Prohibited Transaction Income. Any gain that we realize on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by any subsidiary partnerships but excluding foreclosure property), will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. We intend to hold our and our subsidiary partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning properties, and to make occasional sales of the properties as are consistent with their investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.
      Character of Assets Owned. At the close of each calendar quarter of our taxable year, we also must meet three tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, “real estate assets” include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. Stock or debt instruments attributable to the temporary investment of the proceeds of a stock offering or a public debt offering with a term of least five years, also qualify under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital. Second, although the balance of our assets generally may be invested without restriction, other than certain debt securities, we will not be permitted to own (1) securities of any one non-governmental issuer that represent more than 5% of the value of our total assets, (2) securities possessing more than 10% of the voting power of the outstanding securities of any single issuer or (3) securities having a value of more than 10% of the total value of the outstanding securities of any one issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. A REIT may also own more than 10% of the voting power or value of a taxable REIT subsidiary. Third, not more than 20% of the value of a REIT’s total assets may be represented by securities of one or more taxable REIT subsidiaries. In evaluating a REIT’s assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.
      After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values provided that we have not acquired any securities or other property, including securities of a taxable REIT subsidiary, since the close of the quarter in which the asset tests were met. If we acquire securities or other property during a quarter our properties will be revalued, and if we fail to satisfy the asset tests, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to take such action within the 30 days after the close of any quarter as may be required to cure any noncompliance.
      Beginning in the 2005 taxable year, if we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available for (i) a failure of the 5% asset test or the 10% asset test if the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and the failure is corrected within 6 months following the quarter in which it was discovered, or (ii) a failure of any asset test due to ownership of assets that exceed the amount in (i) above, if the failure is due to reasonable cause and not due to willful neglect, we file a schedule with a description of each asset causing the failure in accordance with the Regulations, the failure is corrected within 6 months following the quarter in which it was discovered, and we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test. We may not qualify for the relief provisions in all circumstances.
      Annual Distributions to Shareholders. To maintain our REIT status, we generally must distribute as a dividend to our shareholders in each taxable year at least 90% of our net ordinary income. Capital gain is not required to be distributed. More precisely, we must distribute an amount equal to (1) the sum of (a) our “REIT Taxable Income” before deduction of dividends paid and excluding any net capital gain and (b) 90% of the excess of net income from foreclosure property over the tax on such income, minus (2) certain limited categories of “excess noncash income,” including, income attributable to certain payments for the use of property or services described under Section 467 of the Internal Revenue Code, cancellation of indebtedness and original issue discount income. REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.
      A REIT may satisfy the 90% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year. Other dividends declared before the due date of our tax return for the taxable year, including extensions, also will be treated as paid in the prior year if they are paid (1) within 12 months of the end of that taxable year and (2) no later than the REIT’s next regular distribution payment. Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed for each calendar year to the extent that dividends declared and distributed or deemed distributed on or before December 31 are less than the sum of (a) 85% of our “ordinary income” plus (b) 95% of our capital gain net income plus (c) any undistributed income from prior periods.
      To be entitled to a dividends paid deduction, the amount distributed by a REIT must not be preferential. For example, every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class.
      We will be taxed at regular corporate rates to the extent that we retain any portion of our taxable income. For example, if we distribute only the required 90% of our taxable income, we would be taxed on the retained 10%. Under certain circumstances we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or due to timing differences between tax reporting and cash receipts and disbursements (i.e., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event these circumstances do occur, then in order to meet the 90% distribution requirement, we may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.
      If we fail to meet the 90% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to cure the failure retroactively by paying a “deficiency dividend,” as well as applicable interest and penalties, within a specified period.
Taxation as a REIT
      As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT taxable income to our shareholders. This treatment effectively eliminates the “double taxation” imposed on investments in most corporations. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. We generally will be taxed only on the portion of our taxable income that we retain, which will include any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent that class is entitled to a preference. We do not anticipate that we will pay any of those preferential dividends.
      Even as a REIT, we will be subject to tax in certain circumstances as follows:

•	We would be subject to tax on any income or gain from foreclosure property which is held primarily for sale to customers in the ordinary course of business at the highest corporate rate (currently 35%). Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•	A confiscatory tax of 100% applies to any net income from prohibited transactions which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

•	If we fail to meet either the 75% or 95% source of income tests described above, but still qualify for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (a) the greater of the amount, if any, by which it failed either the 75% income test or the 95% income test, times (b) a fraction intended to reflect our profitability.

•	We will be subject to the alternative minimum tax on items of tax preference, excluding items specifically allocable to our shareholders.

•	If we should fail to distribute with respect to each calendar year at least the sum of (a) 85% of our REIT ordinary income for that year, (b) 95% of our REIT capital gain net income for that year, and (c) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

•	Treasury Regulations provide that we will be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets that we acquire in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire those assets. Built-in gain is the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the ten-year recognition period. The results described in this paragraph with respect to the recognition of built-in gain assume that the transferor C corporation refrains from making an election to receive different treatment pursuant to the Treasury Regulations.

•	We will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

•	Beginning in the 2005 taxable year, if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests under the REIT provisions of the Internal Revenue Code for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test.

•	Beginning in the 2005 taxable year, if we fail to satisfy one or more of the requirements for REIT qualification under the REIT provisions of the Internal Revenue Code (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements.
      A tax is imposed on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by a taxable REIT subsidiary to any of the tenants of the REIT, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to the REIT that are in excess of the amounts that would have been deducted based on arm’s length negotiations. There are a number of exceptions with regard to redetermined rents, which are summarized below.

•	Redetermined rents do not include de minimis payments received by the REIT with respect to non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

•	The redetermined rent provisions do not apply with respect to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, as long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT, the taxable REIT subsidiary and the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

•	The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leaseable space in the REIT’s property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

•	The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary’s direct cost of rendering the service.

•	The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arm’s length basis even though a taxable REIT subsidiary provided services to the tenants.
Relief From Certain Failures of the REIT Qualification Provisions
      Beginning in the 2005 taxable year, if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.
Failure to Qualify as a REIT
      For any taxable year in which we fail to qualify as a REIT and certain relief provisions do not apply, we would be taxed at regular corporate rates, including alternative minimum tax rates on all of our taxable income. Distributions to our shareholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available for distribution to our shareholders and, because the shareholders would continue to be taxed on the distributions they receive, the net after tax yield to the shareholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect on an investment in our shares of common stock. If we lose our REIT status, unless certain relief provisions apply, we would not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.
Taxation of Taxable U.S. Shareholders
      The term “U.S. shareholder” means a holder of our common shares who, for federal income tax purposes:

•	is a citizen or resident of the United States;

•	is a corporation, partnership, limited liability company or other entity treated as a corporation or partnership for federal income tax purposes created or organized in or under the laws of the United States or of any State thereof or in the District of Columbia unless, in the case of a partnership or limited liability company, Treasury Regulations provide otherwise;

•	is an estate the income of which is subject to federal income taxation regardless of its source; or

•	is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury Regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. shareholders.
      The term “non-U.S. shareholder” means a holder or our common shares who is not a U.S. shareholder.
      Except as discussed below, distributions generally will be taxable to taxable U.S. shareholders as ordinary income to the extent of our current or accumulated earnings and profits. We may generate cash in excess of our net earnings. If we distribute cash to shareholders in excess of our current and accumulated earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder’s shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of our current and accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss. Distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends-received deduction for corporations. As a REIT, dividends by us of our ordinary income will generally not qualify as “qualified dividend income” eligible to be taxed in the case of individuals at capital gains rates. See “Jobs and Growth Tax Act” below.

      Dividends we declare in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by us and received by the shareholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of our net operating losses or capital losses.
      Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. shareholders as gains from the sale or disposition of a capital asset to the extent that they do not exceed our actual net capital gain for the taxable year. Depending on the period of time the tax characteristics of the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. shareholders at a 15% or 25% rate. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.
      We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. shareholder generally would:

•	include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls;

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. shareholder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it; and

•	increase the adjusted basis of its shares of common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and, in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.
      Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as income from a passive activity, within the meaning of Section 469 of the Internal Revenue Code, since income from a passive activity generally does not include dividends and gain attributable to the disposition of property that produces dividends. As a result, U.S. shareholders subject to the passive activity rules will generally be unable to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will be treated as investment income if a shareholder so elects, in which case the capital gain is taxed at ordinary income rates.
      If a U.S. shareholder sells or disposes of our common shares held by it, it will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares for tax purposes. Generally, this gain or loss will be reportable as capital gain or loss. In general, capital gains recognized by individuals and other non-corporate shareholders upon the sale or disposition of shares of common stock will be subject to a maximum federal income tax rate of 15% if the shares of common stock are held for more than 12 months, and will be taxed at ordinary income rates of up to 35% if the shares of common stock are held for 12 months or less. Gains recognized by shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of shares of common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, if a shareholder receives a long-term capital gain dividend from us and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

      In any year in which we fail to qualify as a REIT, the shareholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction and the shareholders will not be required to report any share of our tax preference items.
Backup Withholding
      We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a shareholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that shareholder a tax equal to the rate as provided under Section 3406(a)(1) of the Internal Revenue Code. These rules may apply (1) when a shareholder fails to supply a correct taxpayer identification number, (2) when the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (3) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder’s federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.
      The United States Treasury issued its final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. The final regulations were generally made effective for payments made on or after January 1, 2001, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning these final regulations and the potential effect on their ownership of common shares.
Taxation of Tax-Exempt Entities
      In general, a tax-exempt entity that is a shareholder will not be subject to tax on distributions from us or gain realized on the sale of shares. This income or gain will be unrelated business taxable income, however, to the extent that the tax-exempt entity has financed the acquisition of its shares with “acquisition indebtedness” within the meaning of the Internal Revenue Code or that it uses the shares in a trade or business of the tax-exempt shareholder. In determining the number of shareholders a REIT has for purposes of the “50% test” described above under “— REIT Qualification,” generally, any shares held by tax-exempt employees’ pension and profit sharing trusts which qualify under Section 401(a) of the Internal Revenue Code and are exempt from tax under Section 501(a) of the Internal Revenue Code (“qualified trusts”) will be treated as held directly by its beneficiaries in proportion to their interests in the trust and will not be treated as held by the trust.
      A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as unrelated business taxable income (“UBTI”). The percentage is determined by dividing the REIT’s gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income (less direct expenses related thereto) of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the “look-thru” rule with respect to the 50% test discussed above and if the REIT is “predominantly held” by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. We do not currently meet either of these requirements.
      For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in our capital stock will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the UBTI generated by the investment in our capital stock. These prospective investors should consult their own tax advisors concerning the “set aside” and reserve requirements.
Taxation of Foreign Investors
      The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares of common stock, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.
      Dividends that are not attributable to gain from any sales or exchanges we make of United States real property interests and which we do not designate as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Those dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the shares of common stock is treated as effectively connected with the non-U.S. shareholder’s conduct of a United States trade or business, the non-U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to those dividends, and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation. For withholding tax purposes, we are currently required to treat all distributions as if made out of our current and accumulated earnings and profits and thus we intend to withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder unless (1) the non-U.S. shareholder files an IRS Form W-8BEN claiming that a lower treaty rate applies or (2) the non-U.S. shareholder files an IRS Form W-8ECI claiming that the dividend is effectively connected income.
      Under final Treasury Regulations, we are not required to withhold at the 30% rate on distributions we reasonably estimate to be in excess of our current and accumulated earnings and profits. Dividends in excess of our current and accumulated earnings and profits are not taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder’s shares, but rather will reduce the adjusted basis of those shares. To the extent that those dividends exceed the adjusted basis of a non-U.S. shareholder’s shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not a dividend will be in excess of current and accumulated earnings and profits, the dividend will be subject to such withholding. We do not make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the non-U.S. shareholder may seek a refund of those amounts from the IRS.
      For any year in which we qualify as a REIT, distributions that are attributable to gain from our sales or exchanges of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, commonly known as “FIRPTA.” Under FIRPTA, those dividends are taxed to a non-U.S. shareholder as if the gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty exemption. We are required by the Internal Revenue Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated as a capital gain dividend in connection with the sale of a United States real property interest. This amount is creditable against the non-U.S. shareholder’s FIRPTA tax liability.

      Beginning in the 2005 taxable year, the above taxation under FIRPTA of distributions attributable to gains from our sales or exchanges of U.S. real property interests (or such gains that are retained and deemed to be distributed) will not apply, provided our common shares are “regularly traded” on an established securities market in the United States, and the non-U.S. shareholder does not own more than 5% of the common shares at any time during the taxable year. Instead, such amounts will be taxable as a dividend of ordinary income not effectively connected with a U.S. trade or business.
      Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if we are a “domestically controlled REIT,” defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that we will be a “domestically controlled REIT,” and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the shares of common stock will be publicly traded, however, no assurance can be given that we will remain a “domestically controlled REIT.” However, gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the shares of common stock is effectively connected with the non-U.S. shareholder’s United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain, and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual’s capital gains. If we were not a domestically controlled REIT, whether or not a non-U.S. shareholder’s sale of shares would be subject to tax under FIRPTA would depend on whether or not the shares of common stock were regularly traded on an established securities market (such as the American Stock Exchange) and on the size of selling non-U.S. shareholder’s interest in our capital shares. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of our shares of common stock may be required to withhold 10% of the gross purchase price.
Jobs and Growth Tax Act
      On May 28, 2003, the President of the United States signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, referred to herein as the Jobs and Growth Tax Act. The Jobs and Growth Tax Act reduces the maximum individual tax rate for long-term capital gains generally from 20% to 15% (for sales occurring after May 6, 2003, through December 31, 2008). The Jobs and Growth Tax Act also taxes “qualified dividend income” of individuals as net capital gain, thus reducing the maximum individual tax rate for such dividends to 15% (for tax years from 2003 through 2008). “Qualified dividend income” generally includes dividends received from regular corporations and from certain “qualified foreign corporations,” provided certain required stock holding periods are met.
      Under the Jobs and Growth Tax Act, REIT dividends (other than capital gain dividends) generally are not qualified dividend income and continue to be taxed at ordinary rates. Dividends received from a REIT will be treated as qualified dividend income, however, to the extent the REIT itself has qualified dividend income for the taxable year in which the dividend was paid, such as dividends from taxable REIT subsidiaries, and designates such dividends as qualifying for such capital gains rate tax treatment. Qualified dividend income of a REIT for this purpose also includes the sum of (i) the excess of the REIT’s “real estate investment trust taxable income” for the preceding year, which would typically include any income that the REIT did not distribute to stockholders, over the tax payable by the REIT on such income, and (ii) the excess of the income of the REIT for the preceding year subject to the built-in gain tax on certain assets acquired from C corporations, including as a result of the conversion of a C corporation to a REIT, over the tax payable by the REIT on any such income in the preceding year.
      Assuming that we distribute all of our taxable income to our stockholders, our distributions generally will not be eligible for the new 15% tax rate on dividends for individual taxpayers except to the extent attributable to income on which we have paid tax as discussed above or to dividends received by us from non-REIT corporations such as taxable REIT subsidiaries. As a result, our ordinary REIT distributions generally will be taxed at the higher tax rates applicable to ordinary income.
      Without future congressional action, the maximum individual tax rate on long-term capital gains will return to 20% in 2009, and the maximum individual tax rate on dividends will move to 35% in 2009 and 39.6% in 2011.
State and Local Taxes
      We and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our capital shares.
CERTAIN ERISA CONSIDERATIONS
      Each prospective investor that is (i) an ERISA Plan, (ii) a plan within the meaning of Section 4975(e)(1) of the Internal Revenue Code (including an IRA and a Keogh Plan) or (iii) a person investing assets of any ERISA Plan or plan whose assets are deemed to include plan assets should consider the matters described below in determining whether to invest in our capital shares. Such ERISA Plans, plans and persons are referred to herein as “Plans.”
General Fiduciary Rules
      Investments by ERISA Plans and persons whose assets are deemed to include plan assets are subject to ERISA’s general fiduciary requirements, including the requirements of investment prudence and diversification, requirements respecting the delegation of investment authority and the requirement that an ERISA Plan’s investment be made in accordance with the documents governing the Plan. Plan fiduciaries must give appropriate consideration to, among other things, the role that an investment in our capital shares has in the Plan’s investment portfolio, taking into account the Plan’s purposes, the risk of loss and the potential return in respect of such investment, the composition of the Plan’s portfolio, the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the Plan, and the projected return of the portfolio relative to the Plan’s funding objectives. Keogh Plan and IRA investors should also consider whether an investment in our capital shares is appropriate for their Keogh Plans or IRAs.
Plan Assets
      Regulations issued by the U.S. Department of Labor (the “Plan Asset Regulations”) describe what constitutes the assets of a Plan for purposes of various provisions of ERISA and Section 4975 of the Internal Revenue Code when a Plan makes an equity investment in an entity such as an investment in our capital shares. The U.S. Department of Labor has generally stated that an investment by a plan in securities (within the meaning of section 3(20) of ERISA) of a corporation or partnership will not, solely by reason of such investment, be considered to be an investment in the underlying assets of such corporation or partnership so as to make such assets of the entity “plan assets” and thereby make a subsequent transaction between the party in interest and the corporation or partnership a prohibited transaction under Section 406 of ERISA. The Plan Asset Regulations provide that the assets of entities in which retirement plans make equity investments will be treated as “plan assets” unless such investments are (1) in publicly offered securities, (2) in securities offered by an investment company registered under the Investment Company Act of 1940, or (3) within one of the other specific exemptions set forth in the Plan Asset Regulations. Since we are not a registered investment company, the exemption contained in the Plan Asset Regulations which may apply to an investment in our capital shares is that that it may be an investment in “publicly offered securities,” defined generally as interests which are freely transferable, widely-held and registered with the Securities and Exchange Commission or an investment in which equity participation by “benefit plan investors” is not significant. The Plan Asset Regulations provide that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interest is held by benefit plan investors. The term “benefit plan investors” is broadly defined for this purpose to include any employee pension or welfare benefit plan, whether or not subject to ERISA, any plan described in Section 4975(e)(1) of the Internal Revenue Code and any entity whose underlying assets include plan assets by reason of plan investment in the entity. We may have equity participation in this offering by “benefit plan investors” that is significant, as defined above. Therefore, we may not qualify for the exemption for investments in which equity participation by benefit plan investors is not significant.
Plan Asset Regulations — Publicly Offered Securities Exemption
      As noted above, if a retirement plan acquires “publicly offered securities,” the assets of the issuer of the securities are not deemed to be plan assets under the Plan Asset Regulations. The definition of publicly offered securities requires that such securities must be “widely-held,” “freely transferable” and must satisfy certain registration requirements under federal securities laws. Although we should satisfy the registration requirements under this definition, the determinations of whether a security is “widely-held” and “freely transferable” are inherently factual matters. Under the Plan Asset Regulations, a class of securities will be “widely-held” if it is held by 100 or more persons. We anticipate that this requirement will be met; however, even if the shares are deemed to be widely-held, the “freely transferable” requirement must also be satisfied in order to qualify for this exemption. We intend to satisfy the freely transferable requirement set forth in the Plan Asset Regulations with respect to our shares. Because of the factual nature of such a determination, however, and the lack of further guidance as to the meaning of the term “freely transferable,” there can be no assurance that we will, in fact, qualify for this exemption.
Prohibited Transactions
      ERISA generally prohibits a fiduciary from causing an ERISA Plan to engage in a broad range of transactions involving the assets of the ERISA Plan and persons having a specified relationship to the Plan (“parties in interest”) unless a statutory or administrative exemption applies. Similar prohibitions are contained in Section 4975 of the Internal Revenue Code and generally apply with respect to ERISA Plans, Keogh Plans, IRAs, and other Plans. An excise tax may be imposed pursuant to Section 4975 of the Internal Revenue Code on persons having a specified relationship with a Plan (“disqualified persons”) in respect of prohibited transactions involving the assets of the Plan. Generally speaking, parties in interest for purposes of ERISA would be disqualified persons under Section 4975 of the Internal Revenue Code.
      If our assets are treated for purposes of ERISA and Section 4975 of the Internal Revenue Code as the assets of the Plans that invest in our capital shares due to the fact that we fail to satisfy the publicly offered securities exception, certain transactions that we might enter into in the ordinary course of our business might constitute “prohibited transactions” under ERISA and the Internal Revenue Code, thereby potentially subjecting fiduciaries of the Plans to personal liability and civil penalties and potentially resulting in the imposition of an excise tax under Section 4975 of the Internal Revenue Code on the disqualified person that is party to the transaction with us unless a statutory or administrative exemption exist and the plan satisfies all conditions for such exemptive relief.
      There are five class exemptions issued by the Department of Labor that could apply in the event of a prohibited transaction. These Department of Labor Prohibited Transaction Class Exemptions apply to:

•	plan asset transactions determined by independent qualified professional asset managers (PTE 84-14),

•	certain transactions involving bank collective investment funds (PTE 91-38),

•	certain transactions involving insurance company pooled separate accounts (PTE 90-1),

•	certain transactions involving insurance company general accounts (PTE 95-60), and

•	plan asset transactions determined by in-house asset manager (PTE 96-23).
      However, there is no assurance that these exemptions or any other exemption will apply, even if all of the conditions specified are satisfied.
Governmental Plans
      Although federal, state and local governmental pension plans are not subject to ERISA, applicable provisions of federal and state law may restrict the type of investments such a plan may make or otherwise have an impact on such a plan’s ability to invest in our capital shares. Accordingly, state and local governmental pension plans considering an investment in our capital shares should consult with their counsel regarding their proposed investment in our capital shares.
Special Considerations for Insurance Companies
      An insurance company considering an investment should consider whether it’s general account may be deemed to include assets of the plans investing in the general account, for example, through the purchase of an annuity contract. In John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), the United States Supreme Court held that assets held in an insurance company’s general account may be deemed to be plan assets under certain circumstances. In that event, the insurance company might be treated as a party in interest under such plans. However, PTE 95-60 (described above) may exempt some or all of the transactions that could occur as the result of the acquisition of our capital shares by an insurance company general account. Therefore, insurance company investors should analyze whether John Hancock and PTE 95-60 or any other exemption may have an impact on their decision to purchase our capital shares.
      In addition, the Small Business Job Protection Act of 1996 added a new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Internal Revenue Code. Pursuant to Section 401(c), the Department of Labor issued final regulations effective January 5, 2000 (the “General Account Regulations”) with respect to insurance policies issued on or before December 31, 1998, that are supported by an insurer’s general account. As a result of these regulations, assets of an insurance company general account will not be treated as “plan assets” for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Internal Revenue Code to the extent such assets relate to contracts issued to employee benefit plans on or before December 31, 1998, and the insurer satisfies various conditions. The plan asset status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the plan assets of any such plan invested in a separate account.
      THE FOREGOING DISCUSSION OF ERISA AND INTERNAL REVENUE CODE ISSUES SHOULD NOT BE CONSTRUED AS LEGAL ADVICE. FIDUCIARIES OF PLANS SHOULD CONSULT THEIR OWN COUNSEL WITH RESPECT TO ISSUES ARISING UNDER ERISA AND THE INTERNAL REVENUE CODE AND MAKE THEIR OWN INDEPENDENT DECISION REGARDING AN INVESTMENT IN OUR COMMON SHARES.

UNDERWRITING
      AmREIT and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of common shares set forth opposite the underwriter’s name.

Number of
Class A
Underwriters	Common Shares

Robert W. Baird & Co. Incorporated	960,000
BB&T Capital Markets	720,000
A division of Scott & Stringfellow
J.J.B. Hilliard, W.L. Lyons, Inc.	720,000

Total	2,400,000
      The underwriting agreement provides that the obligations of the underwriters to purchase the common shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the class A common shares (other than those covered by the over-allotment option described below) if they purchase any of the common shares.
      The underwriters propose to offer some of the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the common shares to dealers at the public offering price less a concession not to exceed $0.29 per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $0.10 per share on sales to other dealers. If all of the common shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.
      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 360,000 additional class A common shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional common shares approximately proportionate to that underwriter’s initial purchase commitment.
      We and our trust managers and certain officers have agreed that, for a period of 90 days from the date of this prospectus, we and they will not, without the prior written consent of Robert W. Baird & Co. Incorporated, dispose of or hedge any of our class A common shares or any securities convertible into or exchangeable for our class A common shares, except under limited circumstances and except for the offering of class D common shares by us. Robert W. Baird & Co. Incorporated in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.
      Our class A common shares are listed on the American Stock Exchange under the symbol “AMY.”
      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. Theses amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares.

		Full
	No Exercise	Exercise

Per share	$0.5265	$0.5265
Total	$1,263,600	$1,453,140
      In connection with this offering, Robert W. Baird & Co., on behalf of the underwriters, may purchase and sell common shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common shares in excess of the number of common shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of common shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.
      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Robert W. Baird & Co. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or to make stabilizing purchases.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of our common shares. They may also cause the price of our common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the American Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
      We estimate that our total expenses of this offering will be approximately $441,755.
      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of common shares to underwriters for sale to their online brokerage account holders. The representatives will allocate common shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, common shares may be sold by the underwriters to securities dealers who resell common shares to online brokerage account holders.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
EXPERTS
      The consolidated financial statements and schedule of AmREIT and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The historical summary of gross income and direct operating expenses of MacArthur Park Shopping Center for the year ended December 31, 2003, has been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditor, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The historical summary of gross income and direct operating expenses of Uptown Park Shopping Center for the year ended December 31, 2004, has been included herein in reliance upon the report of KPMG LLP, independent auditor, included herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL OPINIONS
      The legality of the shares being offered hereby will be passed upon by Locke Liddell & Sapp LLP, Dallas, Texas. The statements under the caption “Federal Income Tax Consequences” as they relate to federal income tax matters have been reviewed by Locke Liddell & Sapp LLP, and Locke Liddell & Sapp LLP will opine as to certain income tax matters relating to an investment in AmREIT. Certain legal matters related to the class A common shares offered by this prospectus will be passed upon for the underwriters by Bass, Berry & Sims PLC, Memphis, Tennessee. Bass, Barry & Sims PLC will rely as to matters of Texas law on the opinion of Locke Liddell & Sapp LLP.
ADDITIONAL INFORMATION
      We have filed with the SEC in Washington, D.C., a registration statement on Form S-2 under the Securities Act of 1933, as amended, with respect to the shares offered pursuant to this prospectus. This prospectus does not contain all the information set forth in the registration statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. Copies of the registration statement and exhibits related thereto, as well as periodic reports and information filed by AmREIT may be obtained upon payment of the fees prescribed by the SEC, or may be examined at the offices of the SEC without charge, at the public reference facility in Washington, D.C. at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.
      The Commission allows us to “incorporate” into this Prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this Prospectus. Information contained in this Prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below and all of our filings pursuant to the Exchange Act after the date of filing the initial Registration Statement and prior to effectiveness of the Registration Statement.
      The following documents filed by AmREIT with the SEC are incorporated herein by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the SEC on March 31, 2005;

•	Definitive Proxy Statement on Schedule 14A as filed with the SEC on April 22, 2005;

•	Form 8-A registering the class A common shares as filed with the SEC on July 17, 2002;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	Current Report on Form 8-K/ A as filed with the SEC on March 10, 2005;

•	Current Report on Form 8-K as filed with the SEC on March 18, 2005; and

•	Current Report on Form 8-K as with SEC on May 13, 2005.

DOCUMENTS DELIVERED WITH THIS PROSPECTUS
      This Prospectus is accompanied by a copy of:

•	our most recent Quarterly Report on Form 10-Q (which is currently our Quarterly Report for the quarter ended March 31, 2005);

•	our most recent Annual Report on Form 10-K (which is currently our Annual Report for the fiscal year ended December 31, 2004); and

•	our definitive Proxy Statement on Schedule 14A relating to our 2005 annual meeting.
      If you need an additional copy of these documents, or if you would like to receive a copy of any of the other items referenced above, you may request copies, at no cost, by writing or telephoning us at the address set forth below. We will provide copies of the exhibits to these filings only if they are specifically incorporated by reference in these filings.
Robyn Walden
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(713) 850-1400

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 10-Q

(Mark One)
☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2005

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to
Commission File Number: 0-28378
AmREIT
(Name of registrant as specified its charter)

Texas	76-0410050
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 Greenway Plaza, Suite 1000 Houston, TX (Address of principal executive offices)	77046 (Zip Code)
      Indicate by check mark whether the issuer (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐
      As of May 5, 2005 there were 3,608,665 class A, 2,200,756 class B, 4,083,798 class C and 5,163,248 class D common shares of beneficial interest of AmREIT, $.01 par value outstanding.

SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
BUSINESS AND PROPERTIES
PRICE RANGE OF CLASS A COMMON SHARES
MANAGEMENT
AMREIT’S DECLARATION OF TRUST AND BYLAWS
CERTAIN ANTI-TAKEOVER PROVISIONS OF THE DECLARATION OF TRUST, BYLAWS AND TEXAS LAW
DESCRIPTION OF AMREIT’S CAPITAL SHARES
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
CERTAIN ERISA CONSIDERATIONS
UNDERWRITING
EXPERTS
LEGAL OPINIONS
ADDITIONAL INFORMATION
DOCUMENTS DELIVERED WITH THIS PROSPECTUS
PART I -- FINANCIAL INFORMATION
AmREIT AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2005
PART II -- OTHER INFORMATION
SIGNATURES
PART I
Item 1. Description of Business
Item 2. Description of Property
Item 3. Legal Proceedings
Item 4. Submission of Matters to a Vote of Security Holders
PART II
Item 5. Market for Common Equity, Related Stockholder Matters and Issuer Purchase of Equity Securities
Item 6. Selected Financial Data
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Item 7A. Quantitative and Qualitative Disclosures about Market Risk
Item 8. Financial Statements and Supplementary Data
Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Item 9A. Controls and Procedures
Item 9B. Other Information
PART III
Item 10. Directors and Trust Managers of the Registrant
Item 11. Executive Compensation
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
Item 13. Certain Relationships and Related Transactions
Item 14. Principal Accountant Fees and Services
PART IV
Item 15. Exhibits, Financial Statements, Schedules and Reports on Form 8-K.
SIGNATURES
Report of Independent Registered Public Accounting Firm
PART I -- FINANCIAL INFORMATION
Item 1. Financial Statements
CONSOLIDATED BALANCE SHEETS
CONSOLIDATED STATEMENTS OF OPERATIONS
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SCHEDULE III -- Consolidated Real Estate Owned and Accumulated Depreciation
ANNUAL MEETING OF SHAREHOLDERS
GOVERNANCE OF THE COMPANY
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PROPOSAL ONE: ELECTION OF TRUST MANAGERS
AUDIT COMMITTEE REPORT
INDEPENDENT AUDITOR FEES
SHAREHOLDER PROPOSALS
ANNUAL REPORT

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements
AmREIT AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
March 31, 2005 and December 31, 2004
(In thousands, except share data)

	March 31,	December 31,
	2005	2004

	(Unaudited)
ASSETS
Real estate investments at cost:
Land	$67,168	$68,138
Buildings	85,961	88,211
Tenant improvements	4,248	4,243

	157,377	160,592
Less accumulated depreciation and amortization	(3,990)	(3,561)

	153,387	157,031
Real estate held for sale, net	9,925	6,326
Net investment in direct financing leases held for investment	19,218	19,219
Investment in retail partnerships and other affiliates	1,877	1,979

Net real estate investments	184,407	184,555
Cash and cash equivalents	3,891	2,960
Tenant receivables	1,900	1,338
Accounts receivable	485	37
Accounts receivable — related party	1,535	910
Deferred costs	1,027	1,040
Intangible lease cost, net	10,238	10,628
Other assets	1,992	1,683

TOTAL ASSETS	$205,475	$203,151

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable	$92,751	$105,964
Accounts payable and other liabilities	3,862	4,830
Below market leases, net	2,393	2,504
Security deposits	367	368

TOTAL LIABILITIES	99,373	113,666

Minority interest	1,105	1,115
Shareholders’ equity:
Preferred shares, $.01 par value, 10,000,000 shares authorized, none issued	—	—
Class A Common shares, $.01 par value, 50,000,000 shares authorized, 3,493,328 and 3,462,767 shares issued, respectively	35	35
Class B Common shares, $.01 par value, 3,000,000 shares authorized, 2,215,722 and 2,246,283 shares issued, respectively	22	22
Class C Common shares, $.01 par value, 4,400,000 shares authorized, 4,083,276 and 4,079,174 shares issued, respectively	41	41
Class D Common shares, $.01 par value, 17,000,000 shares authorized, 4,103,087 and 2,090,765 shares issued, respectively	41	21
Capital in excess of par value	122,013	104,114
Accumulated distributions in excess of earnings	(15,741)	(15,038)
Deferred compensation	(1,359)	(770)
Cost of treasury shares, 9,116 Class A shares	(55)	(55)

TOTAL SHAREHOLDERS’ EQUITY	104,997	88,370

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$205,475	$203,151

See Notes to Consolidated Financial Statements.

AmREIT AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months ended March 31, 2005 and 2004
(In thousands, except per share data)

	2005	2004

	(Unaudited)
Revenues:
Rental income from operating leases	$4,313	$1,521
Earned income from direct financing leases	507	508
Real estate fee income	994	367
Securities commission income	2,123	1,905
Asset management fee income	117	75
Interest and other income	188	11

Total revenues	8,242	4,387

Expenses:
General and administrative	1,652	1,201
Property expense	729	209
Legal and professional	579	328
Securities commissions	1,633	1,424
Depreciation and amortization	1,097	225
Deferred merger costs	—	1,320

Total expenses	5,690	4,707

Operating income (loss)	2,552	(320)
Other income (expense):
Income from retail partnerships and other affiliates	31	15
Federal income tax expense for taxable REIT subsidiary	(34)	(171)
Interest expense	(1,517)	(620)
Minority interest in income of consolidated joint ventures	(15)	(44)

Income (loss) before discontinued operations	1,017	(1,140)
Income from discontinued operations	341	167
Gain on sales of real estate acquired for resale	—	608

Income from discontinued operations	341	775

Net income (loss)	1,358	(365)
Distributions paid to class B, C and D shareholders	(1,632)	(813)

Net loss available to class A shareholders	$(274)	$(1,178)

Net (loss) income per class A common share — basic and diluted
Loss before discontinued operations	$(0.18)	$(0.66)
Income from discontinued operations	0.10	0.26

Net loss	$(0.08)	$(0.40)

Weighted average class A common shares used to compute net (loss) income per share, basic and diluted	3,471	2,953

See Notes to Consolidated Financial Statements.

AmREIT AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, except share data)

	Quarter Ended
	March 31,

	2005	2004

	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$1,358	$(365)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Investment in real estate acquired for resale	(1,369)	(667)
Proceeds from sales of real estate acquired for resale	—	2,464
Gain on sales of real estate acquired for resale	—	(608)
Gain on sales of real estate acquired for investment	(250)	—
Income from retail partnerships and other affiliates	(31)	(15)
Depreciation and amortization	1,003	255
Amortization of deferred compensation	144	64
Minority interest in income of consolidated joint ventures	15	44
Deferred merger costs	—	1,320
(Increase) decrease in tenant receivables	(512)	109
Increase in accounts receivable	(448)	(304)
Increase in accounts receivable — related party	(450)	(1,494)
Cash receipts from direct financing leases more (less) than income recognized	1	(3)
Decrease (increase) in deferred costs	2	(42)
(Increase) decrease in other assets	(278)	45
Decrease in accounts payable	(1,701)	(581)
Increase in security deposits	(1)	—

Net cash (used in) provided by operating activities	(2,517)	222

Cash flows from investing activities:
Improvements to real estate	(109)	(231)
Notes receivable collections	—	43
Additions to furniture, fixtures and equipment	(61)	(119)
Investment in retail partnerships and other affiliates	(129)	(1,313)
Distributions from retail partnerships and other affiliates	134	10
Proceeds from sale of investment property	941	—
Decrease (increase) in preacquisition costs	(4)	(34)

Net cash provided by (used in) investing activities	772	(1,644)

Cash flows from financing activities:
Proceeds from notes payable	2,888	2,965
Payments of notes payable	(16,045)	(14,464)
Issuance of common shares	19,793	15,815
Retirement of common shares	(410)	—
Issuance costs	(2,245)	(1,796)
Common dividends paid	(1,280)	(925)
Distributions to minority interests	(25)	(25)

Net cash provided by financing activities	2,676	1,570

Net increase in cash and cash equivalents	931	148
Cash and cash equivalents, beginning of period	2,960	2,031

Cash and cash equivalents, end of period	$3,891	$2,179

Supplemental schedule of cash flow information:

Cash paid during the year for:
Interest	$1,522,913	$620,688
Income taxes	654,886	48,600
Supplemental schedule of noncash investing and financing activities
      During the first quarter of 2005 and 2004, the Company converted 31 thousand and 23 thousand B shares to A shares, respectively. Additionally, during the first quarter of 2005 and 2004, the Company issued Class C & D shares with a value of $781 thousand and $233 thousand, respectively, in satisfaction of dividends through the dividend reinvestment program.
      During the first quarter of 2005, the Company issued 90 thousand shares of restricted stock to employees and trust managers as part of their compensation plan. The restricted stock vests over a four and three year period respectively. The Company recorded $733 thousand in deferred compensation related to the issuance of the restricted stock.
      During the first quarter of 2004, the Company issued 135 thousand shares of restricted stock to employees and trust managers as part of their compensation plan. The restricted stock vests over a four and three year period respectively. The Company recorded $876 thousand in deferred compensation related to the issuance of the restricted stock.
See Notes to Consolidated Financial Statements.

AmREIT AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the quarter ended March 31, 2005
(In thousands, except share data)
(Unaudited)

			Accumulated
		Capital in	Distributions		Cost of
	Common Shares	Excess of Par	in Excess of	Deferred	Treasury
	Amount	Value	Earnings	Compensation	Shares	Total

Balance at December 31, 2004	$119	$104,114	$(15,038)	$(770)	$(55)	$88,370
Net income	—	—	1,358	—	—	1,358
Issuance of common shares, Class A	—	—	—	(733)	—	(733)
Amortization of deferred compensation	—	—	—	144	—	144
Issuance of common shares, Class C	—	417	—	—	—	417
Retirement of common shares, Class C	—	(410)	—	—	—	(410)
Issuance of common shares, Class D	20	17,892	—	—	—	17,912
Distributions	—	—	(2,061)	—	—	(2,061)

Balance at March 31, 2005	$139	$122,013	$(15,741)	$(1,359)	$(55)	$104,997

See Notes to Consolidated Financial Statements.

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2005

1.	DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS
      AmREIT is a fully integrated, self-managed and self-advised equity REIT based in Houston, Texas. We own and operate a portfolio of multi-tenant and single-tenant retail properties consisting of 61 properties in 17 states as of March 31, 2005, having an aggregate gross leaseable area of approximately 908,000 square feet. Multi-tenant shopping centers represented 61.1 percent of annualized rental income for the properties we owned as of March 31, 2005. We also manage an additional 20 properties located in six states for our affiliated retail partnerships. Properties that we acquire are generally newly constructed or recently constructed at the time of acquisition. AmREIT’s class A common shares are traded on the American Stock Exchange under the symbol “AMY”.
      AmREIT directly owns a portfolio of grocery-anchored, strip center, lifestyle shopping centers and single-tenant retail properties leased to companies such as Kroger®, Walgreens®, GAP® and Starbucks®. We have focused geographically in the Houston market and other large metropolitan markets in Texas such as Dallas and San Antonio. We focus on acquiring and selectively developing multi-tenant shopping centers anchored by major retailers. Many of our properties are located on what we call “Irreplaceable Cornerstm” which we define as premier retail frontage locations in high-traffic, highly populated, affluent areas with high barriers to entry. Our single tenant properties are located throughout the United States and are generally leased to corporate tenants where the lease is the direct obligation of the parent company, not just the local operator, and in most other cases, our leases are guaranteed by the parent company. The dependability of the lease payments is therefore based on the strength and viability of the entire company, not just the leased location.
      Our business structure consists of our portfolio of retail properties as well as three additional businesses: (1) a full service real estate operating and development business; (2) a retail partnership business; and (3) a registered securities business. Through our real estate operating and development business, we provide construction and development, property management, asset acquisition and disposition, brokerage and leasing, tenant representation, sale/leaseback and joint venture management services. Our retail partnerships were formed to develop, own, manage and add value to retail properties with a focus on shorter term value creation and a limited investment period. Each of these partnerships owns multiple properties, and we act as the partnerships’ general partner while our real estate operating company acts as property manager. Through our retail partnerships, AmREIT captures recurring development, leasing, property management and asset management fees for services performed while maintaining a residual interest after a preferred return is paid to limited partners. Our registered securities business sells interests in our affiliated retail partnerships and non-traded AmREIT shares through a wholesale effort using a national network of unaffiliated, third-party financial planners.
      We finance our growth and working capital needs with a combination of equity and debt. Our registered securities business gives us access to capital through the independent financial planning marketplace. Our class C common share offering which was opened in August 2003 became fully subscribed during the second quarter of 2004, and we are currently raising capital through our class D common share offering. The class C and class D common shares are not publicly traded and are being offered exclusively through the independent financial planning community. Our bylaws limit our recourse debt to 55 percent of gross asset value. Our strategies and our structure, as discussed herein, are reviewed by our board on a regular basis and may be modified or changed without a vote of our shareholders.

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      AmREIT’s initial predecessor, American Asset Advisers Trust, Inc. was formed as a Maryland Corporation in 1993. Following the merger of our external adviser into the Company in June 1998, we changed our name to AmREIT, Inc., which was a Maryland corporation. In December 2002, we reorganized as a Texas real estate investment trust. On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd. With the merger of the affiliated partnerships, AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million Class B common shares to the limited partners in the affiliated partnerships. Approximately $760 thousand in 8 year, interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented against the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company. A deferred merger expense resulted from the shares payable to H. Kerr Taylor, our President and Chief Executive Officer, as a result of the merger, which shares represented a portion of consideration payable to Mr. Taylor as a result of the sale of his advisory company to AmREIT. To date, Mr. Taylor has received 900 thousand class A common shares, which fulfills the shares that he is owed under the agreement, and no further shares will be issued under this arrangement.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
      The financial records of the Company are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred. The consolidated financial statements include the accounts of AmREIT and its wholly or majority owned subsidiaries in which we have a controlling financial interest. Investments in joint ventures and partnerships where we have the ability to exercise significant influence, but do not exercise financial and operating control, are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION
      The Company leases space to tenants under agreements with varying terms. The majority of the leases are accounted for under the operating method with revenue being recognized on a straight-line basis over the terms of the individual leases. Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are earned when the tenants achieve the specified targets as defined in their lease agreements and are generally recognized when such rents are collected. The terms of certain leases require that the building/improvement portion of the lease be accounted for under the direct financing method. Such method requires that an asset be recorded for the present value of such future cash flows and that a portion of such cash flows be recognized as earned income over the life of the lease so as to produce a constant periodic rate of return.
      The Company has been engaged to provide various services, including development, construction management, property management, leasing and brokerage. The fees for these services are generally calculated as a percentage of revenues earned or to be earned and of property cost, as appropriate. Such fees are recognized as services are provided.

REAL ESTATE INVESTMENTS
      Development Properties — Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest, real estate taxes and loan acquisition costs,

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
and direct and indirect development costs related to buildings under construction are capitalized as part of construction in progress. The capitalization of such costs ceases at the earlier of one year from the date of completion of major construction or when the property, or any completed portion, becomes available for occupancy. The Company capitalizes acquisition costs once the acquisition of the property becomes probable. Prior to that time, the Company expenses these costs as acquisition expense.
      Acquired Properties and Acquired Lease Intangibles — We account for real estate acquisitions pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases and to the value of in-place leases. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized over the remaining terms of the underlying leases. Premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt.
      Depreciation — Depreciation is computed using the straight-line method over an estimated useful life of up to 50 years for buildings, up to 20 years for site improvements and over the term of lease for tenant improvements. Leasehold estate properties, where the Company owns the building and improvements but not the related ground, are amortized over the life of the lease.
      Properties Held for Sale — Properties are classified as held for sale if management has decided to market the property for immediate sale in its present condition with the belief that the sale will be completed within one year. Properties held for sale are carried at the lower of cost or fair value less cost to sell. Depreciation and amortization are suspended during the held for sale period. At March 31, 2005, AmREIT owned twelve properties with a combined carrying value of $9.9 million that are classified as real estate held for sale. At December 31, 2004, AmREIT owned nine properties with a combined carrying value of $6.3 million that were classified as real estate held for sale.
      Our properties generally have operations and cash flows that can be clearly distinguished from the rest of the Company. The operations and gains on sales reported in discontinued operations include those properties that have been sold or are held for sale and for which operations and cash flows can be clearly distinguished. The operations of these properties have been eliminated from ongoing operations, and we will not have continuing involvement after disposition. Prior periods have been reclassified to reflect the operations of these properties as discontinued operations.
      Impairment — Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurs by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value. No impairment in value was recorded for the period ended March 31, 2005.

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

TENANT RECEIVABLES
      Included in tenant receivables are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends.

DEFERRED COSTS
      Deferred costs include deferred leasing costs and deferred loan fees, net of amortization. Deferred loan fees are incurred in obtaining property financing and are amortized to interest expense using a method that approximates the effective interest method over the term of the debt agreements. Deferred leasing costs consist of external commissions associated with leasing our properties and are amortized to expense over the lease term. Accumulated amortization related to deferred loan fees as of March 31, 2005 and December 31, 2004 totaled $210 thousand and $185 thousand, respectively. Accumulated amortization related to leasing costs as of March 31, 2005 and December 31, 2004 totaled $123 thousand and $108 thousand, respectively.

DEFERRED COMPENSATION
      Our deferred compensation and long term incentive plan is designed to attract and retain the services of our trust managers and employees that we consider essential to our long-term growth and success. As such, it is designed to provide them with the opportunity to own shares, in the form of restricted shares, in AmREIT, and provide key employees the opportunity to participate in the success of our affiliated actively managed retail partnerships through the economic participation in our general partner companies. All long term compensation awards are designed to vest over a period of three to seven years, and promote retention of our quality team.
      Deferred compensation includes share grants to employees as a form of long-term compensation. The share grants vest over a period of three to seven years. Additionally, the Company assigns a portion, up to 45 percent, of the economic interest in certain of its retail limited partnerships to certain of its key employees. This economic interest is received, as, if and when the Company receives economic benefit from its profit participation, after certain preferred returns have been paid to the partnership’s limited partners. This assignment of economic interest generally vests over a period of five to seven years. This allows the Company to align the interest of its employees with the interest of our shareholders. The Company amortizes the fair value, established at the date of grant, of the restricted shares ratably over the vesting period. Because the future profits and earnings from the retail limited partnerships can not be reasonably predicted or estimated, and any employee benefit is completely contingent upon the benefit received by the general partner of the retail limited partnerships, AmREIT recognizes expense associated with the assignment of economic interest in its retail limited partnerships as the Company recognizes the corresponding income from the associated retail limited partnerships. No portion of the economic interest in the retail partnerships that have provided profit participation to the Company to date have been assigned to employees. Therefore, no compensation expense has been recorded to date.
      AmREIT maintains a defined contribution 401k retirement plan for its employees. This plan is available for all employees, immediately upon employment. The plan allows for two open enrollment periods, June and December. The plan is administered by Benefit Systems, Inc. and allows for contributions to be either invested in an array of large, mid and small cap mutual funds managed by Hartford, or directly into class A common shares. Employee contributions invested in Company stock are limited to 50 percent of the employee’s contributions. The Company matches 50 percent of the employees contribution, up to a maximum employee contribution of 4 percent. None of the employer contribution is matched in Company stock.

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

FEDERAL INCOME TAXES
      AmREIT has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, and is, therefore, not subject to Federal income taxes to the extent of dividends paid, provided it meets all conditions specified by the Internal Revenue Code for retaining its REIT status, including the requirement that at least 90 percent of its real estate investment trust taxable income be distributed to shareholders.
      AmREIT’s real estate operating and development business, AmREIT Realty Investment Corporation and subsidiaries (“ARIC”), is a fully integrated and wholly-owned group of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, construction, asset and property management services to our publicly traded portfolio and retail partnerships as well as to third parties. ARIC and our wholly-owned corporations that serve as the general partners of our retail partnerships are treated for Federal income tax purposes as taxable REIT subsidiaries (collectively, the “Taxable REIT Subsidiaries”). Federal income taxes are accounted for under the asset and liability method.

EARNINGS PER SHARE
      Basic earnings per share has been computed by dividing net income (loss) available to class A common shareholders by the weighted average number of class A common shares outstanding. Unvested shares of restricted stock have been included in determining basic earnings per share due to the voting and dividend rights associated with such shares. Diluted earnings per share has been computed by dividing net income (as adjusted as appropriate) by the weighted average number of common shares outstanding plus the weighted average number of dilutive potential common shares. Diluted earnings per share information is not applicable due to the anti-dilutive nature of the common class B, class C and class D shares which represent 13.1 million and 12.6 million potential common shares as of March 31, 2005 and December 31, 2004, respectively.
      The following table presents information necessary to calculate basic and diluted earnings per share for the three months ended March 31, as indicated:

	For the Three
	Months Ended
	March 31,

	2005	2004

Loss to Class A common shareholders (in thousands)*	$(274)	$(1,178)
Weighted average Class A common shares outstanding (in thousands)	3,471	2,953
Basic and diluted loss per share*	$(0.08)	$(0.40)

*	The operating results for the three months ended March 31, 2004 include a charge to earnings of $1.3 million which was the market value of the class A common shares issued to H. Kerr Taylor, President & CEO, related to the sale of his advisory company to AmREIT in 1998. The charge represented deferred merger costs related to this sale that was triggered by the issuance of additional common stock as part of the merger with AmREIT’s affiliated partnerships during 2002 and the issuance of Class C common stock in 2003 and in 2004.

USE OF ESTIMATES
      The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

CONSOLIDATION OF VARIABLE INTEREST ENTITIES
      In December 2003, the FASB reissued Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities, as revised. FIN 46R addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights. FIN 46R requires a variable interest entity to be consolidated by a company that is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. Disclosures are also required about variable interest entities in which a company has a significant variable interest but that it is not required to consolidate.
      We are an investor in and the primary beneficiary of two entities that qualify as variable interest entities pursuant to FIN 46R. These entities were established to develop, own, manage, and hold property for investment. These entities comprise $6.6 million of our total consolidated assets, and neither entity had debt outstanding as of March 31, 2005. We historically consolidated such entities under generally accepted accounting principles in effect prior to the issuance of FIN 46R; accordingly, our adoption of FIN 46R had no effect on our financial position or results of operations.

NEW ACCOUNTING STANDARDS
      In December 2004, the FASB issued Statement No. 123R (“SFAS 123R”), Share-Based Payment that requires companies to expense the value of employee stock options and similar awards. SFAS 123R becomes effective in 2006. We have historically not used stock options as a means of compensating our employees, and therefore we have no stock options outstanding as of March 31, 2005. Our strategy to date has been to compensate our employees through issuance of restricted shares of our class A common stock. We determine the fair value of such awards based on the fair value of the shares on the date of grant and then record that expense over the vesting period of the respective awards. The provisions of SFAS 123R will not change this accounting treatment for our restricted stock awards. Accordingly, we do not believe that our adoption of SFAS 123R in 2006 will impact our consolidated financial position, results of operations or cash flows.

DISCONTINUED OPERATIONS
      The following is a summary of our discontinued operations for the three months ended March 31, (in thousands, except for per share data):

	2005	2004

Rental revenue and earned income from DFL	$124	$338
Gain on sale of real estate held for investment	250	—
Gain on sale of real estate held for resale	—	608

Total revenues	374	946
Property expense	(16)	(44)
General operating and administrative	—	(67)
Legal and professional	(4)	—
Depreciation and amortization	(13)	(21)
Interest expense	—	(39)

Total expenses	(33)	(171)
Income from discontinued operations	341	775
Basic and diluted income from discontinued operations per Class A common share	$0.10	$0.26

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

STOCK ISSUANCE COSTS
      Issuance costs incurred in the raising of capital through the sale of common shares are treated as a reduction of shareholders’ equity.

CASH AND CASH EQUIVALENTS
      For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

RECLASSIFICATIONS
      Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the presentation used in the current year consolidated financial statements. Such reclassifications had no effect on net income (loss) or shareholders’ equity as previously reported.

3.	INVESTMENTS IN RETAIL PARTNERSHIPS AND OTHER AFFILIATES

Retail Partnerships
      As of March 31, 2005, AmREIT, indirectly through wholly owned subsidiaries, owned interests in four limited partnerships, which are accounted for under the equity method since AmREIT exercises significant influence over the investee. In each of the partnerships, the limited partners have the right to remove and replace the general partner by a vote of the limited partners owning a majority of the outstanding units. Our interests in these limited partnerships range from 1.4 percent to 10.5 percent. These partnerships were formed to develop, own, manage, and hold property for investment.
      AmREIT Opportunity Fund (“AOF”) — AmREIT Opportunity Corporation (“AOC”), a wholly owned subsidiary of AmREIT, invested $250 thousand as a limited partner and $1 thousand as a general partner in AOF. AmREIT currently owns a 10.5 percent limited partner interest in AOF. Liquidation of AOF commenced in July of 2002, and as of March 31, 2005, AOF has an interest in one property. As the general partner, AOC receives a promoted interest in cash flow and profits after certain preferred returns are achieved for its limited partners.
      AmREIT Income & Growth Fund, Ltd. (“AIG”) — AmREIT Income & Growth Corporation, a wholly owned subsidiary of AmREIT, invested $200 thousand as a limited partner and $1 thousand as a general partner in AIG. AmREIT currently owns an approximately 2.0 percent limited partner interest in AIG.
      AmREIT Monthly Income & Growth Fund (“MIG”) — AmREIT Monthly Income & Growth Corporation, a wholly owned subsidiary of AmREIT, invested $200 thousand as a limited partner and $1 thousand as a general partner in MIG. AmREIT currently owns an approximately 1.4 percent limited partner interest in MIG.
      AmREIT Monthly Income & Growth Fund II (“MIG II”) — AmREIT Monthly Income & Growth II Corporation, a wholly owned subsidiary of AmREIT, invested $400 thousand as a limited partner and $1 thousand as a general partner in MIG II. AmREIT currently owns an approximately 1.6 percent limited partner interest in MIG II.

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The following table sets forth certain financial information for the AIG, MIG and MIG II retail partnerships (AOF is not included as it is currently in liquidation):

					Sharing
					Ratios*
Retail	Capital	LP	GP	Scheduled
Partnership	Under Mgmt.	Interest	Interest	Liquidation	LP	GP	LP Preference*

AIG	$10 million	2.0%	1.0%	2008	99%	1%	8%
					90%	10%	10%
					80%	20%	12%
					70%	30%	15%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

MIG	$15 million	1.4%	1.0%	2010	99%	1%	8%
					90%	10%	10%
					80%	20%	12%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

MIG II	$25 million	1.6%	1.0%	2011	99%	1%	8%
					85%	15%	12%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

*	Illustrating the Sharing Ratios and LP Preference provisions using AIG as an example, the LPs share in 99 percent of the cash distributions until they receive an 8 percent preferred return. Thereafter, the LPs share in 90 percent of the cash distributions until they receive a 10 percent preferred return.

Other affiliate
      Other than the retail partnerships, we have an investment in one entity that is accounted for under the equity method since AmREIT exercises significant influence over such investee. AmREIT invested $955 thousand in West Road Plaza, LP, and we have a 25 percent limited partner interest in the partnership. West Road Plaza was formed in 2004 to acquire, redevelop, lease and manage West Road Plaza, a shopping center located on the north side of Houston, TX at the intersection of I-45 and West Road.

4.	ACQUIRED LEASE INTANGIBLES
      In accordance with SFAS 141, we have identified and recorded the value of intangibles at the property acquisition date. Such intangibles include the value of in-place leases and out-of-market leases. These assets are amortized over the leases’ remaining terms, which range from 9 months to 20 years. The amortization of above-market leases is recorded as a reduction of rental income and the amortization of in-place leases is recorded to amortization expense.

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      In-place leases, above-market leases and their respective accumulated amortization at March 31, 2005 and December 31, 2004 were as follows:

	March 31, 2005		December 31, 2004

	In-Place	Above-Market	In-Place	Above-Market
	Leases	Leases	Leases	Leases

Cost	$10,834	$328	$10,858	$328
Accumulated amortization	(860)	(64)	(538)	(20)

	$9,974	$264	$10,320	$308

      Acquired lease intangible liabilities (below-market leases) are net of previously recognized rent of $174 thousand and $63 thousand at March 31, 2005 and December 31, 2004, respectively and are amortized over the leases’ remaining terms, which range from 10 months to 16 years. The amortization of below-market leases is recorded as an increase to rental income.

5.	NOTES PAYABLE
      The Company’s outstanding debt consists of the following (in thousands):

	March 31,	December 31,
	2005	2004

Notes Payable:
Fixed rate mortgage loans	$66,864	$67,190
Fixed rate unsecured loans	760	760

Total notes payable	67,624	67,950
Variable-rate unsecured line of credit	25,127	38,014

Total	$92,751	$105,964

      The Company has an unsecured credit facility (the “Credit Facility”) in place which is being used to provide funds for the acquisition of properties and working capital. The Credit Facility matures in October 2005 and provides that the Company may borrow up to $41 million subject to the value of unencumbered assets. In December 2004, the Company renewed its Credit Facility on terms and conditions substantially the same as the previous facility. The Credit Facility contains covenants which, among other restrictions, require the Company to maintain a minimum net worth, a maximum leverage ratio, maximum tenant concentration ratios, specified interest coverage and fixed charge coverage ratios and allow the lender to approve all distributions. On March 31, 2005, the Company was in compliance with all financial covenants. The Credit Facility’s annual interest rate varies depending upon the Company’s debt to asset ratio, from LIBOR plus a spread of 1.40 percent to LIBOR plus a spread of 2.35 percent. As of March 31, 2005, the interest rate was LIBOR plus 2.35 percent. As of March 31, 2005, $25.1 million was outstanding under the Credit Facility. The Company has approximately $15.9 million available under its line of credit, subject to the financial covenants and Lender approval on the use of the proceeds.

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of March 31, 2005, scheduled principal repayments on notes payable and the credit facility were as follows (in thousands):

	Scheduled
	Principal	Term-Loan	Total
Scheduled Payments by Year	Payments	Maturities	Payments

2005 (includes Line of Credit)	$25,960	$—	$25,960
2006	1,184	—	1,184
2007	1,271	—	1,271
2008	1,365	13,410	14,775
2009	1,453	885	2,338
Beyond five years	30,059	15,887	45,946
Unamortized debt premiums	—	1,277	1,277

Total	$61,292	$31,459	$92,751

6.	CONCENTRATIONS
      As of March 31, 2005, two properties individually accounted for more than 10 percent of the Company’s consolidated total assets — Plaza in the Park in Houston, Texas and MacArthur Park in Dallas, Texas accounted for 16 percent and 20 percent, respectively of total assets. Consistent with our strategy of investing in areas that we know well, 21 of our properties are located in the Houston metropolitan area. These Houston properties represent 65 percent of our rental income for the three months ended March 31, 2005. Houston is Texas’ largest city and the fourth largest city in the United States.
      Following are the revenues generated by the Company’s top tenants for the three month period ended March 31 ($ in thousands):

Tenant	2005	2004

Kroger	$626	$—
IHOP Corporation	562	658
CVS/pharmacy	236	229
Golden Corral	158	156
Linens ’N Things	155	—
Footstar	—	138
Landry’s	129	113

	$1,866	$1,294

7.	SHAREHOLDERS’ EQUITY AND MINORITY INTEREST
      Class A Common Shares — Our class A common shares are listed on the American Stock Exchange (“AMEX”) and traded under the symbol “AMY.” As of March 31, 2005, there were 3,484,212 of the Company’s class A common shares outstanding, net of 9,116 shares held in treasury. The payment of any future dividends by AmREIT to class A common shareholders is dependent upon applicable legal and contractual restrictions, including the provisions of the class B, class C and class D common shares, as well as its earnings and financial needs.
      Class B Common Shares — The class B common shares are not listed on an exchange and there is currently no available trading market for the class B common shares. The class B common shares have voting rights, together with all classes of common shares, as one class of stock. The class B common shares were

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
issued at $9.25 per share. They receive a fixed 8.0 percent cumulative and preferred annual dividend, paid in quarterly installments, and are convertible into the class A common shares on a one-for-one basis at any time, at the holder’s option. Beginning in July 2005, AmREIT has the right to call the shares and, at the holder’s option, either convert them on a one-for-one basis for class A shares or redeem them for $10.18 per share in cash plus any accrued and unpaid dividends. As of March 31, 2005, there were 2,215,722 of the Company’s class B common shares outstanding.
      Class C Common Shares — The class C common shares are not listed on an exchange and there is currently no available trading market for the class C common shares. The class C common shares have voting rights, together with all classes of common shares, as one class of stock. The class C common shares were issued at $10.00 per share. They receive a fixed 7.0 percent preferred annual dividend, paid in monthly installments, and are convertible into the class A common shares after a 7-year lock out period based on 110 percent of invested capital, at the holder’s option. After three years and beginning in August 2006, subject to the issuance date of the respective shares, AmREIT has the right to force conversion of the shares into class A shares at the 10 percent conversion premium or to redeem the shares at a cash redemption price of $11.00 per share. As of March 31, 2005, there were 4,083,276 of the Company’s class C common shares outstanding.
      Class D Common Shares — The class D common shares are not listed on an exchange and there is currently no available trading market for the class D common shares. The class D common shares have voting rights, together with all classes of common shares, as one class of stock. The class D common shares were issued at $10.00 per share. They receive a fixed 6.5 percent annual dividend, paid in monthly installments, subject to payment of dividends then payable to class B and class C common shares. The class D common shares are convertible into the class A common shares at a 7.7 percent premium on original capital after a 7-year lock out period, at the holder’s option. After one year and beginning in July 2005, subject to the issuance date of the respective shares, AmREIT has the right to force conversion of the shares into class A shares at the 7.7 percent conversion premium or to redeem the shares at a cash price of $10.00. In either case, the conversion premium will be pro rated based on the number of years the shares are outstanding. As of March 31, 2005, there were 4,103,087 of the Company’s class D common shares outstanding.
      Minority Interest — Minority interest represents a third-party interest in entities that we consolidate as a result of our controlling financial interest in such investees.

8.	RELATED PARTY TRANSACTIONS
      See Note 3 regarding investments in retail partnerships and other affiliates.
      On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd. AmREIT accounted for this merger as a purchase, whereby the assets of the partnerships have been recorded at fair value. AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million shares of Class B common stock to the limited partners in the affiliated partnerships as a result of the merger. Approximately $760 thousand in 8 year, 5.47 percent interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented to the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company. A deferred merger expense resulted from the shares payable to H. Kerr Taylor, our President and Chief Executive Officer, as a result of the merger, which shares represented a portion of consideration payable to Mr. Taylor as a result of the sale of his advisory company to AmREIT. Mr. Taylor earned shares during 2004 and 2003 as a result of our class C and class D common share offering, resulting in a non-cash charge to earnings of approximately $1.68 million, $915 thousand and $1.9 million in 2004, 2003 and 2002, respectively. To date, Mr. Taylor has received 900 thousand class A

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
common shares, which fulfills the shares that he is owed under the deferred consideration agreement, and no further shares will be issued to Mr. Taylor pursuant to the deferred consideration agreement.
      The Company earns real estate fee income by providing property acquisition, leasing, property management and construction management services to our retail partnerships. The Company owns 100 percent of the stock of the companies that serve as the general partner for four of the Partnerships. Real estate fee income of $753 thousand and $317 thousand were paid by the Partnerships to the Company for the three months ended March 31, 2005 and 2004 respectively. The Company earns asset management fees from the Partnerships for providing accounting related services, investor relations, facilitating the deployment of capital, and other services provided in conjunction with operating the Partnership. Asset management fees of $117 thousand and $75 thousand were paid by the Partnerships to the Company for the three months ended March 31, 2005 and 2004, respectively.
      As a sponsor of real estate investment opportunities to the NASD financial planning broker-dealer community, the Company maintains an indirect 1 percent general partner interest in the investment funds that it sponsors. The funds are typically structured such that the limited partners receive 99 percent of the available cash flow until 100 percent of their original invested capital has been returned and a preferred return has been met. Once this has happened, then the general partner begins sharing in the available cash flow at various promoted levels. The Company also assigns a portion of this general partner interest in these investment funds to its employees as long term, contingent compensation. In so doing, the Company believes that it will align the interest of management with that of the shareholders, while at the same time allowing for a competitive compensation structure in order to attract and retain key management positions without increasing the overhead burden.

9.	REAL ESTATE ACQUISITIONS AND DISPOSITIONS
      For the three months ended March 31, 2005, AmREIT sold one single tenant non-core property. The sale of the property resulted in a net gain of $250 thousand. The cash proceeds from the sale of the property were approximately $941 thousand. As a result of the sale, the operations of the property, including the gains on sales, have been classified as discontinued operations for all periods presented.
      During 2004, AmREIT invested $105.2 million through the acquisition of five multi-tenant properties. The acquisitions were accounted for as purchases and the results of their operations are included in the consolidated financial statements from the respective dates of acquisition.
      On December 27, 2004, AmREIT acquired MacArthur Park Shopping Center, a Kroger (NYSE: KR) anchored shopping center consisting of 198,443 square feet located on approximately 23 acres. The property, which was acquired from Regency Centers, is located in Dallas, Texas at the northwest intersection of I-635 and MacArthur Boulevard in the heart of Las Colinas, an affluent residential and business community. The property is surrounded by companies such as Exxon Mobil, Citigroup, and Sabre. The property was acquired for cash and the assumption of long-term fixed rate debt. The Kroger lease is for 20-years, containing approximately 63,000 square feet, expiring in November 2020.
      On July 21, 2004, AmREIT acquired Bakery Square Shopping Center, a 34,614 square-foot retail project including a free standing Walgreens and a shopping center anchored by Bank of America (NYSE:BOA). This is an infill property located just west of downtown Houston and includes other national tenants such as T-Mobile, Blockbuster Video and Boston Market. The property was acquired for cash and the assumption of long-term fixed rate debt. The weighted average remaining lease term for the shopping center’s leases is 4.4 years. The Walgreens lease covers 15,210 square feet and is non-cancelable until October 31, 2016, with Walgreens having the option to renew the lease every five years thereafter until the lease expires on October 31, 2056.

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On July 1, 2004, AmREIT acquired Plaza in the Park, a 138,663 square-foot Kroger anchored shopping center located on approximately 14.3 acres. The property is located at the southwest corner of Buffalo Speedway and Westpark in Houston, Texas. Plaza in the Park’s Kroger is undergoing a 13,120 square-foot expansion, and when completed, will be the largest Kroger grocery store in the state. The property was acquired for cash and the assumption of long-term fixed rate debt. The weighted average remaining lease term for the project’s leases is 9.2 years. The Kroger lease is for 20 years, containing approximately 71,000 square feet, expiring in August 2017.
      On July 1, 2004, AmREIT acquired Cinco Ranch, a 97,297 square-foot Kroger anchored shopping center located on approximately 12.8 acres. The property is located at the northeast corner of Mason Road and Westheimer Parkway in Katy, Texas. The property was acquired for cash and the assumption of long-term fixed rate debt. The weighted average remaining lease term for the project’s leases is 13.5 years. The Kroger lease is for 20 years, containing approximately 63,000 square-feet, expiring in June 2023.
      On June 15, 2004, AmREIT acquired Courtyard at Post Oak, consisting of a 4,013 square-foot, free standing building occupied by Verizon Wireless (NYSE: VZ) and a 9,584 square-foot, multi-tenant shopping center occupied by Ninfa’s Restaurant and Dessert Gallery. The property is located at the northwest intersection of Post Oak and San Felipe in Houston, Texas which is the heart of the Uptown Houston area, the most significant retail corridor in the Greater Houston area. The property was acquired for cash. The weighted average remaining lease term for the project’s leases is 4.7 years.

10.	COMMITMENTS
      In March of 2004, the Company signed a new lease agreement for its office facilities which expires August 31, 2009. In addition, the Company leases various office equipment for daily activities. Rental expense for the three months ended March 31, 2005 and 2004 was $51 thousand and $6 thousand, respectively.

11.	FAIR VALUE OF FINANCIAL INSTRUMENTS
      The Company’s consolidated financial instruments consist primarily of cash, cash equivalents, tenant receivables, accounts receivable, accounts payable and other liabilities and notes payable. The carrying value of cash, cash equivalents, tenant receivables, accounts receivable, accounts payable and other liabilities are representative of their respective fair values due to the short-term maturity of these instruments. As of March 31, 2005, the carrying value of the Company’s total debt obligations was $92.8 million. Approximately $25.1 million of our total debt obligations have market-based terms, including a variable interest rate, and the carrying value of such debt is therefore representative of its fair value as of March 31, 2005. Approximately $67.6 million of our total debt obligations have fixed rate terms and have an estimated fair value of $69.1 million as of March 31, 2005. As of December 31, 2004, the carrying value of the Company’s total debt obligations was $106.0 million. As of December 31, 2004, approximately $38.0 million of our total debt obligations had market-based terms, including a variable interest rate, and the carrying value of such debt is therefore representative of its fair value. As of December 31, 2004, approximately $68.0 million of our total debt obligations had fixed rate terms and had an estimated fair value of $69.7 million.

12.	SEGMENT REPORTING
      The operating segments presented are the segments of AmREIT for which separate financial information is available, and revenue and operating performance is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance.
      AmREIT has historically evaluated the performance of its operating segments primarily on revenue. During 2005, we began evaluating our operating segments based on income from continuing operations. Accordingly, we began allocating certain overhead expenses to the individual business units to which those

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
expenses relate. We have recorded reclassifications to the 2004 segment expenses to conform to the current year presentation.
      The portfolio segment consists of our portfolio of single and multi-tenant shopping center projects. This segment consists of 61 properties located in 17 states. Expenses for this segment include depreciation, interest, minority interest, legal cost directly related to the portfolio of properties and the property level expenses. The consolidated assets of AmREIT are substantially all in this segment. Additionally, substantially all of the increase in total assets during the year ended December 31, 2004 and during the quarter ended March 31, 2005 occurred within the portfolio segment. Our real estate operating and development business is a fully integrated and wholly-owned group of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, construction, asset and property management services to our publicly traded portfolio and retail partnerships as well as to third parties. The securities segment consists of an NASD registered securities business that, through the internal securities group, raises capital from the independent financial planning marketplace. The retail partnerships sell limited partnership interests to retail investors, in which AmREIT indirectly invests as both the general partner and as a limited partner (see Note 3). These retail partnerships were formed to develop, own, manage, and add value to properties with an average holding period of two to four years.

		Real Estate		Retail
For the Three Months Ended March 31, 2005	Portfolio	Operations	Securities	Partnerships	Total

Rental income	$4,795	$25	$—	$—	$4,820
Securities commission income	—	—	2,123	—	2,123
Real estate fee income	—	994	—	—	994
Other income	140	48	—	117	305

Total Revenue	4,935	1,067	2,123	117	8,242
Securities commission expense	—	—	1,633	—	1,633
Depreciation and amortization	1,097	—	—	—	1,097
Property expense	729	—	—	—	729
Professional fees	314	95	16	—	425
Real estate commission expense	—	154	—	—	154
General and administrative expense	329	661	623	39	1,652

Total Expenses	2,469	910	2,272	39	5,690
Interest expense	(1,517)	—	—	—	(1,517)
Other income (expense)	(49)	33	(4)	2	(18)
Income from discontinued operations	318	23	—	—	341

Net Income (loss)	$1,218	$213	$(153)	$80	$1,358

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Real Estate		Retail
For the Three Months Ended March 31, 2004	Portfolio	Operations	Securities	Partnerships	Total

Rental income	$2,029	$—	$—	$—	$2,029
Securities commission income	—	—	1,905	—	1,905
Real estate fee income	—	367	—	—	367
Other income	11	—	—	75	86

Total Revenue	2,040	367	1,905	75	4,387
Deferred merger expense	1,320	—	—	—	1,320
Securities commission expense	—	—	1,424	—	1,424
Professional fees	141	16	11	—	168
Depreciation and amortization	225	—	—	—	225
Property expense	209	—	—	—	209
Real estate commission expense	—	160	—	—	160
General and administrative expense	265	338	582	16	1,201

Total Expenses	2,160	514	2,017	16	4,707
Interest expense	(620)	—	—	—	(620)
Other income/(expense)	(45)	(166)	(4)	15	(200)
Income from discontinued operations	110	665	—	—	775

Net Income (loss)	$(675)	$352	$(116)	$74	$(365)

13.	SUBSEQUENT EVENTS
      On April 22, 2005, the Company filed a registration statement with the Securities and Exchange Commission (SEC) registering 3,600,000 of its series A common shares (including the 15% underwriters’ over-allotment options) for issuance to the public. The shares will be offered in an underwritten public offering. The offering is expected to be completed before the end of the second quarter of 2005.
      On May 10, 2005, all contingencies in AmREIT’s contract to acquire a multi-tenant shopping center consisting of 169,000 square-feet located on approximately 14 acres were satisfied, and the agreement became enforceable against AmREIT. The property, which is expected to be acquired on June 2, 2005, is being purchased for approximately $70 million and is located in a major Texas market. The property will be acquired through the placement of $49 million of long term fixed rate debt with the remainder of the purchase price to be paid in cash. The debt will have a ten year term, a 5.37 interest rate, and require that interest only payments be made monthly during the entire term of the loan. The weighted average remaining lease term for the project is 5.5 years. The shopping center is 92 percent occupied.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Forward-Looking Statements
      Certain information presented in this Form 10-Q constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in real estate market conditions, continued availability of proceeds from the Company’s debt or equity capital, the ability of the Company to locate suitable tenants for its properties, the ability of tenants to make payments under their respective leases, timing of acquisitions, development starts and sales of properties and the ability to meet development schedules.
      The consolidated financial statements of AmREIT and the following discussion contained herein should be read in conjunction with the consolidated financial statements and discussion included in the Company’s annual report on Form 10-K for the year ended December 31, 2004. Historical results and trends which might appear should not be taken as indicative of future operations.
      The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the comparative summary of selected financial data appearing elsewhere in this report. Historical results and trends which might appear should not be taken as indicative of future operations.
Executive Overview
      AmREIT(AMEX: AMY) is a fully integrated, self-managed and self-advised equity REIT based in Houston, Texas. We own and operate a portfolio of multi-tenant and single-tenant retail properties consisting of 61 properties in 17 states as of March 31, 2005, having an aggregate gross leaseable area of approximately 908,000 square feet. Multi-tenant shopping centers represented 61.1 percent and 62.5 percent of annualized rental income for the properties we owned as of March 31, 2005 and December 31, 2004, respectively. We also manage an additional 20 properties located in six states for our affiliated retail partnerships. We have focused geographically in the Houston market and other large metropolitan markets in Texas such as Dallas and San Antonio. We focus on acquiring and selectively developing multi-tenant shopping centers anchored by major retailers. Many of our properties are located on what we call “Irreplaceable Cornerstm” which we define as premier retail frontage locations in high-traffic, highly populated, affluent areas with high barriers to entry. We focus on Irreplaceable Corners because we believe that these properties are in greater demand, have greater prospects for upward movement in rents and should produce higher risk-adjusted returns than similar properties located in other locations. AmREIT is vertically integrated with three additional synergistic businesses that we believe enhance our earnings potential, add value and support our portfolio expansion. These three synergistic businesses are: (1) a full service real estate operating and development business; (2) a retail partnership business; and (3) a registered securities business. This flexible structure allows AmREIT access to multiple avenues of low-cost capital, which can be deployed efficiently and accretively for our shareholders. In addition, we believe our business structure cultivates growth both internally and externally, distinguishing AmREIT as a value creator, a growth company and a source of dependable monthly income.
      AmREIT’s goal is to deliver dependable, monthly income for our shareholders. In so doing, AmREIT strives to increase and maximize Funds from Operations (FFO) per share by issuing long-term capital through both the NASD independent financial planning marketplace and potentially through underwritten offerings, and investing the capital in accretive real estate properties, acquired or developed, on Irreplaceable Corners. Additionally, we strive to maintain a conservative balance sheet by keeping a debt to gross asset value ratio of less than 55 percent. As of March 31, 2005, our ratio of debt to gross asset value was less than 55 percent.
      We have been developing and acquiring multi-tenant shopping centers for almost ten years in our retail partnership business. During that time, we believe we have sharpened our ability to recognize the high-end grocery-anchored, strip center, lifestyle center and single-tenant properties that can create long-term value. In assessing the performance of the Company’s properties, management evaluates the occupancy of the Company’s portfolio. Occupancy for our operating properties was 97.0 percent as of March 31, 2005 as compared to 96.6 percent as of December 31, 2004.
      Management plans to continue selectively divesting properties which no longer meet our core criteria and replace them primarily with high-quality, multi-tenant shopping centers on Irreplaceable Corners. In executing this strategy, we expect to increase total assets from $203 million as of December 31, 2004 to approximately $400 million by mid-2006. We intend to finance our growth through the most advantageous sources of capital available at the time. Such capital sources may include proceeds from public or private offerings of the Company’s debt or equity securities, secured or unsecured borrowings from banks or other lenders, acquisitions of the Company’s affiliated entities or other unrelated companies, or the disposition of assets, as well as undistributed funds from operations. Through our class C and D common share offerings, we raised approximately $46.4 million in capital in 2004, which along with debt financing, financed $105.2 million in property acquisitions and developments in 2004.
      With respect to our growth opportunities, we currently have approximately $175 million of projects in our pipeline at various stages of evaluation. Each potential acquisition is subjected to a rigorous due diligence process that includes site inspections, financial underwriting, credit analysis and market and demographic studies. Therefore, there can be no assurance that any or all of these projects will ultimately be purchased by AmREIT. Management has budgeted for an increase in interest rates during 2005. As of March 31, 2005, approximately 73 percent of our outstanding debt had a long-term fixed interest rate with an average term of seven years. Our philosophy continues to be matching long-term leases with long-term debt structures while keeping our debt to total assets ratio less than 55 percent.
Summary of Critical Accounting Policies
      The results of operations and financial condition of the Company, as reflected in the accompanying financial statements and related footnotes, are subject to management’s evaluation and interpretation of business conditions, retailer performance, changing capital market conditions and other factors, which could affect the ongoing viability of the Company’s tenants. Management believes the most critical accounting policies in this regard are revenue recognition, the regular evaluation of whether the value of a real estate asset has been impaired, the allowance for doubtful accounts and accounting for real estate acquisitions. We evaluate our assumptions and estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable based on the circumstances.
      Revenue Recognition — The Company leases space to tenants under agreements with varying terms. The majority of the leases are accounted for under the operating method with revenue being recognized on a straight-line basis over the terms of the individual leases. Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are earned when the tenants achieve the specified targets as defined in their lease agreements and are generally recognized when such rents are collected. The terms of certain leases require that the building/improvement portion of the lease be accounted for under the direct financing method. Such method requires that an asset be recorded for the present value of such future cash flows and that a portion of such cash flows be recognized as earned income over the life of the lease so as to produce a constant periodic rate of return.
      The Company has been engaged to provide various services, including development, construction management, property management, leasing and brokerage. The fees for these services are generally calculated as a percentage of revenues earned or to be earned and of property cost, as appropriate. Such fees are recognized as services are provided.
      Real Estate Valuation — Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest and loan acquisition costs, and direct and indirect development costs related to buildings under construction are capitalized as part of construction in progress.

The capitalization of such costs ceases at the earlier of one year from the date of completion of major construction or when the property, or any completed portion, becomes available for occupancy. The Company capitalizes acquisition costs once the acquisition of the property becomes probable. Prior to that time, the Company expenses these costs as acquisition expenses. Depreciation is computed using the straight-line method over an estimated useful life of up to 50 years for buildings, up to 20 years for site improvements and over the term of lease for tenant improvements. Leasehold estate properties, where the Company owns the building and improvements but not the related ground, are amortized over the life of the lease.
      Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.
      Valuation of Receivables — An allowance for the uncollectible portion of accrued rents, property receivables and accounts receivable is determined based upon an analysis of balances outstanding, historical payment history, tenant credit worthiness, additional guarantees and other economic trends. Balances outstanding include base rents, tenant reimbursements and receivables attributed to the accrual of straight line rents. Additionally, estimates of the expected recovery of pre-petition and post-petition claims with respect to tenants in bankruptcy are considered in assessing the collectibility of the related receivables.
      Real Estate Acquisitions — We account for real estate acquisitions pursuant to Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”) Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases and to the value of in-place leases. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized over the remaining terms of the underlying leases. Premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt.
Liquidity and Capital Resources
      At March 31, 2005 and 2004, the Company’s cash and cash equivalents totaled $3.9 million and $3.0 million, respectively. Cash flows from operating activities, investing activities and financing activities for the three months ended March 31, are as follows (in thousands):

	2005	2004

Operating activities	$(2,517)	$222
Investing activities	772	(1,644)
Financing activities	2,676	1,570
      Cash flow from operating activities and financing activities have been the principal sources of capital to fund the Company’s ongoing operations and dividends. As AmREIT deploys the capital raised, and expected to be raised, from its equity offerings into income producing real estate, we anticipate that cash flow from operations will provide adequate resources for future ongoing operations and dividends. AmREIT’s cash on hand, internally-generated cash flow, borrowings under our existing credit facilities, issuance of equity securities, as well as the placement of secured debt and other equity alternatives, are expected to provide the necessary capital to maintain and operate our properties as well as execute our growth strategies.
      Additionally, as part of its investment strategy, AmREIT constantly evaluates its property portfolio, systematically selling off any non-core or underperforming assets, and replacing them with Irreplaceable Cornerstm and other core assets. As we continue to raise capital, we anticipate growing and increasing our operating cash flow by selling the underperforming assets and deploying the capital generated into high-quality income producing retail real estate assets. During 2004, this was evidenced through the purchases of Courtyard at Post Oak, a 14 thousand square foot community shopping center, Plaza in the Park, a 139 thousand square foot grocery-anchored shopping center, Cinco Ranch Plaza, a 97 thousand square foot grocery-anchored shopping center, Bakery Square, a 35 thousand square foot community shopping center and MacArthur Park, a 198 thousand square foot grocery-anchored shopping center.
      In June 2004, AmREIT began marketing its class D common share offering, a $170 million publicly registered, non-traded common share offering, offered through the independent financial planning community. The class D common shares have a stated, non-preferred 6.5 percent annual dividend, paid monthly, are eligible for conversion into the Company’s class A common shares at any time after a seven-year lock out period for a 7.7 percent premium on invested capital and are callable by the Company after one year. The Company will utilize the proceeds from the sale of the class D shares primarily to pay down debt or acquire additional properties. At March 31, 2005, the Company had raised approximately $41.0 million through the sale of the class D common shares, including shares issued through the dividend reinvestment program.
      Cash provided by operating activities as reported in the Consolidated Statements of Cash Flows decreased $2.7 million for the quarter ended March 31, 2005 when compared to the quarter ended March 31, 2004. This reduction was primarily driven by a $2.5 million decrease in 2005 in proceeds from sales of properties acquired for resale, coupled with a $702 thousand increase during 2005 in investments that we made in such properties during the quarter. These decreases in cash flows were partially offset by a $1.1 million increase in our income before depreciation and amortization in 2005 which was driven by our significant property acquisitions during 2004.
      Cash flows from investing activities as reported in the Consolidated Statements of Cash Flows increased from a net investing outflow of $1.6 million for the quarter in 2004 to a net investing inflow of $772 thousand in 2005. This $2.4 million increase in cash flows is primarily attributable to two factors — we invested $1.2 million less in our retail partnerships and other affiliates during 2005 as compared to 2004 and we sold one of our non-core single-tenant properties in the first quarter of 2005 for $941 thousand, and we had no similar property sales in the first quarter of 2004.
      Cash flows provided by financing activities increased by $1.1 million from $1.6 million during the quarter ended 2004 to $2.7 million during the quarter ended 2005. This increase was primarily attributable to the Company’s capital-raising activities. Proceeds generated from the Company’s class D common share offering increased during 2005 by $3.5 million over 2004 proceeds, net of issuance costs. This increase in net offering proceeds was partially offset by a couple of factors. Payments made on notes payable increased by $1.6 million due to the additional debt service resulting from our 2004 property acquisitions. Additionally, dividends paid to shareholders increased during the quarter by $355 thousand primarily due to the increase in the number of class D common shareholders during 2004 and early 2005. During 2004, AmREIT began marketing its class D common share offering, a $170 million common share offering, offered through the independent financial planning community, and through March 31, 2005, has raised approximately $41.0 million, including shares issued through the dividend reinvestment program.
      The Company has an unsecured credit facility (the “Credit Facility”) in place which is being used to provide funds for the acquisition of properties and working capital. The Credit Facility matures in October 2005 and provides that the Company may borrow up to $41 million subject to the value of unencumbered assets. The Credit Facility contains covenants which, among other restrictions, require the Company to maintain a minimum net worth, a maximum leverage ratio, maximum tenant concentration ratios, specified interest coverage and fixed charge coverage ratios and allow the lender to approve all distributions. At

March 31, 2005, the Company was in compliance with all financial covenants. The Credit Facility’s annual interest rate varies depending upon the Company’s debt to asset ratio, from LIBOR plus a spread of 1.40 percent to LIBOR plus a spread of 2.35 percent. As of March 31, 2005, the interest rate was LIBOR plus 2.35 percent. As of March 31, 2005, $25.1 million was outstanding under the Credit Facility. The Company has approximately $15.9 million available under its line of credit, subject to the financial covenants and Lender approval on the use of the proceeds. In addition to the credit facility, AmREIT utilizes various permanent mortgage financing and other debt instruments.
      On April 22, 2005, the Company filed a registration statement with the Securities and Exchange Commission (SEC) registering 3,600,000 of its series A common shares (including the 15% underwriters’ over-allotment options) for issuance to the public. The shares will be offered in an underwritten public offering. The offering is expected to be completed before the end of the second quarter of 2005.
      On May 10, 2005, all contingencies in AmREIT’s contract to acquire a multi-tenant shopping center consisting of 169,000 square-feet located on approximately 14 acres were satisfied, and the agreement became enforceable against AmREIT. The property, which is expected to be acquired on June 2, 2005, is being purchased for approximately $70 million and is located in a major Texas market. The property will be acquired through the placement of $49 million of long term fixed rate debt with the remainder of the purchase price to be paid in cash. The debt will have a ten year term, a 5.37 interest rate, and require that interest only payments be made monthly during the entire term of the loan. The weighted average remaining lease term for the project is 5.5 years. The shopping center is 92 percent occupied.
Contractual Obligations
      As of March 31, 2005, the Company had the following contractual debt obligations (see also Note 7 the consolidated financial statements for further discussion regarding the specific terms of our debt):

	2005	2006	2007	2008	2009	Thereafter	Total

Unsecured debt:
Revolving credit facility*	$25,127	$—	$—	$—	$—	$—	$25,127
5.46% dissenter notes	—	—	—	—	—	760	760
Secured debt**	833	1,184	1,271	14,775	2,338	45,186	65,587
Interest*	3,891	4,237	4,151	4,057	3,080	24,502	43,918
Non-cancelable operating							—
lease payments	203	267	267	267	174	—	1,178

Total contractual obligations	$30,054	$5,688	$5,689	$19,099	$5,592	$70,448	$136,570

*	Interest expense includes our interest obligations on our revolving credit facility as well as on our fixed rate loans. Our revolving credit facility is a variable-rate debt instrument, and its outstanding balance fluctuates throughout the year based on our liquidity needs. This table assumes that the balance outstanding ($25 million) and the interest rate as of March 31, 2005 (5.2 percent) remain constant throughout all periods presented.

**	Secured debt as shown above is $1.3 million less than total secured debt as reported due to the premium recorded on above-market debt assumed in conjunction with certain of our 2004 property acquisitions.
      During the three months ended March 31, 2005, the Company paid dividends to its shareholders of $2.1 million, compared with $1.2 million in the three months ended March 31, 2004. The class A, C and D shareholders receive monthly dividends and the class B shareholders receive quarterly dividends. All dividends are declared on a quarterly basis. The dividends by class follows (in thousands):

	Class A	Class B	Class C	Class D

2005
First Quarter	$429	$410	$698	$524
2004
Fourth Quarter	$418	$416	$727	$224
Third Quarter	$410	$425	$710	$33
Second Quarter	$383	$429	$677	N/A
First Quarter	$345	$434	$379	N/A
2003
Fourth Quarter	$320	$437	$156	N/A
Third Quarter	$308	$443	$15	N/A
Second Quarter	$310	$439	N/A	N/A
First Quarter	$307	$453	N/A	N/A
      Until properties are acquired by the Company, the Company’s funds are used to pay down outstanding debt under the Credit Facility. This investment strategy allows us to manage our interest costs and provides us with the liquidity to acquire properties at such time as those suitable for acquisition are located.
      Inflation has had very little effect on income from operations. Management expects that increases in store sales volumes due to inflation as well as increases in the Consumer Price Index, may contribute to capital appreciation of the Company properties. These factors, however, also may have an adverse impact on the operating margins of the tenants of the properties.
Results of Operations

Comparison of the three months ended March 31, 2005 to the three months ended March 31, 2004

Revenues
      Total revenues increased by $3.8 million or 88 percent in the first quarter of 2005 as compared to 2004 ($8.2 million in 2005 versus $4.4 million in 2004). Rental revenues increased by $2.8 million or 184 percent in 2005 as compared to 2004. This increase is attributable to the significant property acquisitions that we made after March 31, 2004. Real estate fee income increased approximately $627 thousand, or 171 percent, primarily as a result of brokerage commissions earned on property transactions within our retail partnerships. Additionally, we recognized $140 thousand in other income during the quarter ended March 31, 2005 as a result of a favorable settlement with a former tenant related to receivables that were previously considered uncollectible.
      Securities commission income increased by $218 thousand or 11 percent in 2005 as compared to 2004. This increase in commission income was driven by an increase in the amount of capital raised through our broker-dealer company, AmREIT Securities Company (ASC), in the first quarter of 2005 versus 2004. This increase was partially offset by a corresponding increase in commission expense paid to other third party broker-dealer firms. As ASC raises capital for either AmREIT or its affiliated retail partnerships, ASC earns a securities commission of between 8 percent and 10.5 percent of the money raised. These commission revenues are then offset by commission payments to non-affiliated broker-dealer of between 8 percent and 9 percent.

Expenses
      Total operating expenses increased by $983 thousand, or 21 percent, from $4.7 million in the first quarter of 2004 to $5.7 million in the first quarter of 2005. This increase was primarily attributable to increases in depreciation and amortization and in property costs, coupled with smaller increases in securities commissions, as discussed above, and in general and administrative expenses. These expense increases were partially offset in that $1.3 million of deferred merger charges were recognized in the first quarter of 2004, and no such charges have been recognized in 2005.

      General and administrative expense increased by $451 thousand, or 38 percent, during 2005 to $1.7 million compared to $1.2 million in 2004. This increase is primarily due to increases in personnel. The Company has increased its total number of employees since March 31, 2004 in order to appropriately match our resources with the growth in our portfolio. By building our various teams, we have not only been able to grow revenue and Funds From Operations, but believe that we will be able to sustain and further enhance our growth.
      Property expense increased $520 thousand or 249 percent in 2005 as compared to 2004 ($209 thousand in 2004 versus $729 thousand in 2005) primarily as a result of the significant property acquisitions made during 2004.
      Commission expense increased by $209 thousand or 15 percent from $1.4 million in 2004 to $1.6 million in 2005. This increase is attributable to increased capital-raising activity through ASC during 2005 as discussed in “Revenues” above.
      Depreciation and amortization increased by $872 thousand, or 388 percent, to $1.1 million in 2005 compared to $225 thousand in 2004. The increased depreciation and amortization is attributable to the significant property acquisitions made during 2004.
      Deferred merger costs were $1.3 million in the first quarter of 2004 and were $0 in the first quarter of 2005. The 2004 deferred merger costs were related to deferred consideration payable to H. Kerr Taylor, the Chairman and Chief Executive Officer of the Company, as a result of the acquisition of our advisor in 1998, which was owned by Mr. Taylor. In connection with the acquisition, Mr. Taylor agreed to payment for this advisory company in the form of common shares, paid as the Company increased its outstanding equity. To date, Mr. Taylor has received 900 thousand class A common shares, which fulfills the shares that he is owed under the deferred consideration agreement, and no further shares will be issued to Mr. Taylor pursuant to the deferred consideration agreement.

Other
      Interest expense increased by $897 thousand, or 145 percent, from $620 thousand in 2004 to $1.5 million in 2005. The increase in interest expense is primarily due to the debt that we assumed in 2004 related to our property acquisitions. We assumed a total of $44.8 in debt, net of a premium of $1.4 million, as a result of these property acquisitions.
      Gain on real estate acquired for resale was $608 thousand in 2004 as compared to $0 in 2005. The gain recognized in 2004 is a result of selling one single-tenant property. There have been no sales during 2005 of properties acquired for resale.
Funds From Operations
      AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts (NAREIT) defines funds from operations (FFO) as net income (loss) computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT recommends that extraordinary items not be considered in arriving at FFO. AmREIT calculates its FFO in accordance with this definition. Most industry analysts and equity REITs, including AmREIT, consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income by itself as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that uses historical cost accounting is insufficient by itself. There can be no assurance that FFO presented by AmREIT is comparable to similarly titled measures of other REITs. FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.
      Below is the calculation of FFO and the reconciliation to net income, which the Company believes is the most comparable GAAP financial measure to FFO, in thousands:

	2005	2004

Income (loss) — before discontinued operations	$1,017	$(1,140)
Income — from discontinued operations	341	775
Plus depreciation of real estate assets — from operations	955	223
Plus depreciation of real estate assets — from discontinued operations	13	21
Less gain on sale of real estate assets acquired for investment	(250)	—
Less class B, C & D distributions	(1,632)	(813)

Total Funds From Operations available to class A shareholders*	$444	$(934)
Cash dividends paid to class A shareholders	$429	$345

Dividends in excess of (less than) FFO*	$15	$(1,279)

*	Based on adherence to the NAREIT definition of FFO, we have not added back the $1.3 million charge to earnings during 2004 resulting from shares issued to Mr. Taylor as the deferred merger consideration. Adding this charge back to earnings would result in adjusted funds from operations available to class A shareholders of $386 thousand and adjusted FFO in excess of dividends available to class A shareholders of $41 thousand in 2004.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk
      We are exposed to interest-rate changes primarily related to the variable interest rate on the line of credit and related to the refinancing of long-term debt which currently contains fixed interest rates. Our interest-rate risk management objective is to limit the impact of interest-rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, we borrow primarily at fixed interest rates. We currently do not use interest-rate swaps or any other derivative financial instruments as part of our interest-rate risk management approach.
      At March 31, 2005, approximately $67.6 million of our total debt obligations have fixed rate terms and have an estimated fair value of $69.1 million. Approximately $25.1 million of our total debt obligations have variable rate terms, and the carrying value of such debt is therefore representative of its fair value as of March 31, 2005. In the event interest rates were to increase 100 basis points, annual net income, funds from operations and future cash flows would decrease by $251 thousand based upon the variable-rate debt outstanding at March 31, 2005.

Item 4.	Controls and Procedures
Evaluation of Disclosure Controls and Procedures
      Under the supervision and with the participation of our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) management has evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) of the Securities Exchange Act of 1934) as of March 31, 2005. Based on that evaluation, the CEO and CFO concluded that our disclosure controls and procedures were effective as of March 31, 2005.

Changes in Internal Controls
      There has been no change to our internal control over financial reporting during the quarter ended March 31, 2005 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.
PART II — OTHER INFORMATION
Item 1.     Legal Proceedings.
      None.
Item 2.     Unregistered Sales of Equity Securities and Use of Proceeds.
      None.
Item 3.     Defaults Upon Senior Securities.
      None.
Item 4.     Submission of Matters to a Vote of Security Holders.
      None.
Item 5.     Other Information.
      None.
Item 6.     Exhibits.
      (a) Exhibits:

31.1	Rule 13a-4 Certification of Chief Executive Officer
31.2	Rule 13a-14 Certification of Chief Financial Officer
32.1	Section 1350 Certification of Chief Executive Officer
32.2	Section 1350 Certification of Chief Financial Officer

SIGNATURES
      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Issuer has duly caused this report to be signed on its behalf on the 13th of May 2005 by the undersigned, thereunto duly authorized.

AmREIT

/s/ H. Kerr Taylor

H. Kerr Taylor,
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Issuer and in the capacities and on the dates indicated.

/s/ H. Kerr Taylor H. KERR TAYLOR	President, Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	May 13, 2005

/s/ Robert S. Cartwright, Jr. ROBERT S. CARTWRIGHT, JR.	Trust Manager	May 13, 2005

/s/ G. Steven Dawson G. STEVEN DAWSON	Trust Manager	May 13, 2005

/s/ Philip W. Taggart PHILIP W. TAGGART	Trust Manager	May 13, 2005

/s/ Chad C. Braun CHAD C. BRAUN	Chief Financial Officer, Executive Vice President and Secretary (Principal Accounting Officer)	May 13, 2005

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 10-K

(Mark One)
☑	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2004

or

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission File No. 0-28378
AMREIT
(Exact name of registrant as specified in its charter)

Texas	76-0410050
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8 Greenway Plaza, Suite 1000 Houston, Texas (Address of principal executive offices)	77046 (Zip Code)
Registrant’s telephone number, including area code:
(713) 850-1400
Section 12 (b) of the Act:

Title of Class	Name of Exchange on Which Registered

Securities registered pursuant to Class A Common Shares	American Stock Exchange
Securities registered under Section 12(g) of the Exchange Act:
None
      Check whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:     Yes ☑          No ☐
      Check if there is no disclosure of delinquent filers in response to Item 405 of Registration S-B is not contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or informative statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.     ☑
      Indicate by check mark whether the registrant is an accelerated filer (as defined in rule 12b-2 of the Act).     Yes ☐          No ☑
      State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of June 30, 2004: $76.2 Million
      Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date: 3,453,651 class A shares, 2,246,283 class B shares, 4,079,174 class C shares, and 3,974,741 class D shares as of March 24, 2005.
DOCUMENTS INCORPORATED BY REFERENCE
      The registrant incorporates by reference into Part III portions of its Proxy Statement for the 2005 Annual Meeting of Shareholders.

PART I

Item 1.	Description of Business
General
      AmREIT (the “Company”) is a Texas real estate investment trust (“REIT”) and has elected to be taxed as a REIT for federal income tax purposes. The Company is a fully integrated, self managed equity REIT company with, along with its predecessor, a 20-year operating history and a record of owning, managing and developing income producing retail real estate. AmREIT focuses on retail shopping centers located on Irreplaceable Cornerstm — which we define as premier frontage properties typically located on “Main and Main” intersections in highly populated, high-traffic affluent areas. As of December 31, 2004, AmREIT owned $203 million in assets, representing 61 properties located in 17 states and managed an additional $92 million is assets, representing 20 properties located in six states through its affiliated retail partnerships.
      AmREIT’s initial predecessor, American Asset Advisers Trust, Inc. was formed as a Maryland corporation in 1993. Following the merger of our external adviser into the Company in June 1998, we changed our name to AmREIT, Inc., which was a Maryland corporation. In December 2002, we reorganized as a Texas real estate investment trust.
      AmREIT’s class A common shares are traded on the American Stock Exchange under the symbol “AMY”.
Our Strategy
      During 2004, AmREIT acquired approximately 500 thousand square feet of multi-tenant shopping centers, representing over $100 million in assets at an average cap rate of 7.6%. We take a very hands on approach to ownership, and directly manage the operations and leasing at all of our wholly owned properties.
      We invest in properties where we believe effective leasing and operating strategies, combined with cost-effective expansion and renovation programs, can improve the existing properties’ value while providing superior current economic returns. These tangible types of improvements allow us to place grocery, strip center, lifestyle centers and single tenants into our properties. We believe that investment in and operation of commercial retail real estate is a local business and we focus our investments in areas where we have strong knowledge of the local markets. Our home office is located in Houston, TX, at the center of the region representing our primary investment focus. All of the members of our senior management team and our directors live in the areas where our core properties are located.
      The areas where a majority of our properties are located are densely populated, suburban communities in and around Houston, Dallas and San Antonio. Within these broad markets, we target locations that we believe have the best demographics and highest long term value. We refer to these properties as “Irreplaceable Corners”. Our criteria for an Irreplaceable Corner includes: high barriers to entry (typically infill locations in established communities without significant raw land available for development), significant population within a three mile radius (typically in excess of 100,000 people), located on the hard corner of an intersection guided by a traffic signal, ideal average household income in excess of $80,000 per year, strong visibility and significant traffic counts passing by the location (typically in excess of 30,000 cars per day). We believe that centers with these characteristics will provide for consistent leasing demand and rents that increase at or above the rate of inflation. Additionally, these areas have barriers to entry for competitors seeking to develop new properties due to the lack of available land.
      When evaluating potential acquisitions, we undertake a significant due diligence process resulting in an AmREIT Decision Logic. This AmREIT Decision Logic process involves multiple teams within the Company visiting the site and performing underwriting due diligence. Some of the factors that we consider are:

•	economic, demographic and regulatory conditions in the property’s local and regional market;

•	location, environmental condition, construction quality and design and condition of the property;

•	current and projected cash flow of the property and the potential to increase cash flow;

•	potential for capital appreciation of the property;

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•	terms of tenant leases, including the relationship between the property’s current rents and market rents and the ability to increase rents upon lease rollover;

•	occupancy and demand by tenants for properties of a similar type in the market area;

•	potential to complete a strategic renovation, expansion or re-tenanting of the property;

•	the property’s current expense structure and the potential to increase operating margins; and

•	competition from comparable properties in the market area.
      Our shopping centers are grocery anchored, strip center and lifestyle properties whose tenants consist of national, regional and local retailers. Our typical grocery anchored shopping center is anchored by an established major grocery store operator in the region. Our retail shopping centers are leased to national and regional tenants such as Starbucks, Bank of America, and Verizon Wireless as well as a mix of local and value retailers. Lifestyle centers, such as The Gardens at Westgreen which was developed and owned by one of our affiliated retail partnership funds, are typically anchored by a combination of national and regional restaurant tenants that provide customer traffic and tenant draw for specialty tenants that support the local consumer. The balance of our retail properties are leased to national drug stores, national restaurant chains, national value oriented retail stores and other regional and local retailers. The majority of our leases are either leased or guaranteed by the parent company, not just the operator of the individual location. All of our shopping centers are located in areas of substantial retail shopping traffic. Our properties generally attract tenants who provide basic staples and convenience items to local customers. We believe sales of these items are less sensitive to fluctuations in the business cycle than higher priced retail items. No single retail tenant currently represents more than 10% of total revenue on an annual basis.
      Our offices are located at 8 Greenway Plaza, Suite 1000 Houston, Texas 77046. Our telephone number is (713) 850-1400. We maintain an internet site at www.amreit.com.
Our Structure
      Our portfolio of wholly owned multi-tenant shopping centers and single-tenant retail properties are supported by three distinct operating subsidiaries:

•	Real Estate Operating Business

•	Securities Business, and

•	Retail Partnership Business
      Our business structure consists of a portfolio of grocery-anchored, strip center and lifestyle shopping centers and single-tenant retail properties leased to companies such as Kroger, Walgreen’s, GAP and Starbucks. The portfolio is supported by three synergistic businesses — a wholly-owned real estate operating

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and development subsidiary, an NASD-registered broker-dealer subsidiary, and a merchant development retail partnership business. Through the retail partnership funds, AmREIT captures recurring development, leasing, property management and asset management fees for services performed while maintaining an ownership interest and profit participation. This unique structure provides AmREIT with the opportunity to expand its growth both internally and externally and the opportunity to access low-cost capital through both underwritten offerings and the independent financial planning marketplace. This capital can then be deployed efficiently and accretively for our shareholders. We finance our growth and working capital needs with a combination of equity and debt. Our class C common share offering which was opened in August 2003 became fully subscribed during the second quarter of 2004, and the Company is currently raising capital through its class D common share offering. The class C and class D shares have been offered exclusively through the independent financial planning community. Our by-laws limit our recourse debt to 55% of gross asset value.

Portfolio
      Our properties are anchored by large market-dominant retailers such as Kroger and Barnes & Noble, and are supported by specialty retailers such as GAP, Starbucks and Verizon Wireless. We believe our properties and their tenants cater to the basic needs of the markets they serve and therefore, have less sensitivity to macro economic downturns. We believe the locations of our properties, and the high barriers to entry at those locations allow us to maximize leasing income through comparatively higher rental rates and high occupancy rates. As of December 31, 2004, the occupancy rate at our operating properties was 96.6% based on leasable square footage compared to 92.4% as of December 31, 2003. Our properties, which are typically located in high-traffic, densely populated areas, attract a wide array of established retail tenants and offer attractive opportunities for dependable monthly income and potential capital appreciation.
      Our revenues are substantially generated by corporate retail tenants such as Kroger, CVS/ pharmacy, Starbucks, Landry’s, International House of Pancakes (“IHOP”), Nextel, Washington Mutual, GAP, TGI Friday’s, Bank of America, Bath & Body Works, Payless Shoes, Barnes & Noble, Linens “n” Things and others. Our multi-tenant centers comprise 62.5% of our annualized rental income from properties owned as of December 31, 2004.
      We own, and may purchase in the future, fee simple retail properties (we own the land and the building), ground lease properties (we own the land, but not the building and receive rental income from the owner of the building) or leasehold estate properties (we own the building, but not the land, and therefore are obligated to make a ground lease payment to the owner of the land). AmREIT may also develop properties for its portfolio or enter into joint ventures, partnerships or co-ownership for the development of retail properties.
      As of December 31, 2004, AmREIT owned a real estate portfolio consisting of 61 properties located in 17 states. Our multi-tenant shopping center properties are primarily located throughout Texas, with a concentration in the Houston area and are leased to national, regional and local tenants. Our single-tenant properties are located throughout the United States and are generally leased to corporate tenants where the lease is the direct obligation of the parent company, not just the local operator, and in most other cases, our leases are guaranteed by the parent company. The dependability of the lease payments is therefore based on the strength and viability of the entire company, not just the leased location. Properties that we acquire are generally newly constructed or recently constructed at the time of acquisition.
      As of December 31, 2004, two properties individually accounted for more than 10% of the Company’s year-end consolidated total assets — Plaza in the Park in Houston, Texas and MacArthur Park in Dallas, Texas accounted for 16% and 20%, respectively of total assets. For the year ended December 31, 2004, the top three tenants by annualized rental income concentration were IHOP at 14.1 percent, Kroger at 13.2 percent and CVS/pharmacy at 5.8 percent. Consistent with our strategy of investing in areas that we know well, 21 of our properties are located in the Houston metropolitan area. These properties represented 67% of our rental income for the year ended December 31, 2004. Houston is Texas’ largest city and the fourth largest city in the

4

United States. See “Location of Properties” in Item 2. Description of Property for further discussion regarding Houston’s economy.
      We are continuing to divest of properties which no longer meet our core criteria and replace them primarily with high-quality lifestyle, grocery-anchored and multi-tenant community shopping centers. Although we will focus primarily on developing and acquiring Irreplaceable Corner multi-tenant shopping center properties, we will also continue to develop single-tenant properties located on Irreplaceable Corners. With respect to additional growth opportunities, we currently have over $150 million of projects in our pipeline at various stages of evaluation. Each potential acquisition is subjected to a rigorous due diligence process that includes site inspections, financial underwriting, credit analysis and market and demographic studies.

Real Estate Operating and Development Company
      AmREIT’s real estate operating and development business, AmREIT Realty Investment Corporation and subsidiaries (“ARIC”), is a fully integrated and wholly-owned group of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, construction, asset and property management services to our portfolio of properties, our affiliated retail partnerships and to third parties. This operating subsidiary, which is a taxable REIT subsidiary, builds value in our portfolio of retail properties by providing a high level of service to our tenants, as well as maintaining our portfolio of properties to meet our quality standards.
      Having an internal real estate group also helps secure strong tenant relationships for both us and our retail partnerships. We have a growing roster of leases with well-known national and regional tenants as described above. Equally important, we have affiliations with these parent company tenants that extend across multiple sites. Not only does our real estate operating and development business create value through relationships, but it also provides an additional source of fee income and profits. Through the development, construction, management, leasing and brokerage services provided to our affiliated actively managed retail partnerships, as well as for third parties, our real estate team continues to generate fees and profits. During the years ended December 31, 2004, 2003 and 2002, ARIC generated real estate and asset management fees of $2.3 million, $1.3 million and $1.5 million, which represented 11%, 13% and 25%, of the Company’s total revenues, respectively.
      Additionally, through ARIC, we are able to generate additional profits through the selective acquisitions and dispositions of properties within a short time period (12 to 18 months). The majority of these assets are listed as real estate assets acquired for sale on our consolidated balance sheet. At December 31, 2004 and 2003, assets held for sale totaled approximately $6.3 million and $4.4 million, respectively. For the years ended December 31, 2004, 2003 and 2002, ARIC has generated gains on sales of properties acquired for sale of $1.8 million, $787 thousand and $0, respectively. We have built our real estate team over the past year to have a dedicated vice president running each area of our real estate operations. Additionally, we have staffed each department with the appropriate support to handle our needs as we continue to grow and strengthen this area of the Company.
      ARIC has elected to be taxed as a taxable REIT subsidiary (“TRS”), resulting in it being subject to taxation at regular corporation rates.

Securities Company
      The part of our business model and operating strategy that distinguishes us from other publicly-traded REITs is AmREIT Securities Company (ASC), a National Association of Securities Dealers (NASD) registered broker-dealer which is a wholly-owned subsidiary of ARIC. Through ASC, we are able to raise capital through other NASD registered broker-dealers and the independent financial planning community. Historically, ASC has raised capital in two ways: first directly for AmREIT through non-traded classes of common shares, and second, for our actively managed retail partnerships.

5

      During 2004, ASC raised approximately $25 million for AmREIT Monthly Income and Growth Fund II, Ltd., an affiliated retail partnership sponsored by a subsidiary of AmREIT. Additionally, during the second quarter of 2004, the Company fully subscribed its class C common share offering which it started in August 2003. The offering was a $44 million offering ($40 million offered to the public and $4 million reserved for the dividend reinvestment program), issued on a best efforts basis through the independent financial planning and broker-dealer communities. The Company primarily used the proceeds for the acquisition of new properties and to pay down existing debt. ASC is also the dealer manager on our newest offering, a $170 million class D common share offering ($150 million offered to the public and $20 million reserved for the dividend re-investment program). This offering, a publicly registered, non-traded class of common shares with a stated yield of 6.5%, was launched on June 25, 2004. The class D common shares are convertible into our class A common shares after a seven-year lock out period at a 7.7% premium on invested capital and are callable by the Company after one year from the date of issuance. We have raised $20.9 million through this offering as of December 31, 2004, including shares issued through the dividend reinvestment program.
      Since capital is the lifeblood of any real estate company, having the unique opportunity to raise capital through both underwritten offerings and the independent financial planning community adds additional financial flexibility and dependability to our income stream. During the years ended December 31, 2004, 2003 and 2002, ASC generated securities commission revenues from capital-raising activities of $7.7 million, $3.0 million and $847 thousand, respectively. ASC incurred commission expenses of $5.9 million, $2.3 million and $653 thousand which were paid to non-affiliated broker-dealers in conjunction with such capital-raising activities. For 2005, through a combination of equity for our actively managed retail partnerships and direct equity for AmREIT, ASC expects to raise approximately $120-$150 million directly through the independent financial planning community.

Retail Partnerships
      AmREIT manages retail partnerships that sell limited partnership interests to retail investors, in which AmREIT indirectly invests as both the general partner and as a limited partner. The Company strives to create a structure that aligns the interests of our shareholders with those of our limited partners. These partnerships were formed to develop, own, manage, and add value to properties with an average holding period of two to four years. Value is created for AmREIT through our affiliates which serve as general partners of the retail partnerships. These general partners manage the partnerships and, in return, receive management fees as well as profit participation interests. The retail partnerships are structured so that the general partner, an affiliate of AmREIT, receives a significant profit only after the limited partners in the funds have received their targeted return, again, linking AmREIT’s success to that of its limited partners. During the years ended December 31, 2004, 2003 and 2002, AmREIT earned fees of $1.8 million, $634 thousand and $668 thousand, respectively, by providing real estate services to the retail partnerships.
      As of December 31, 2004, AmREIT directly managed, through its four actively managed retail partnerships, a total of $52.7 million in contributed capital. These four partnerships have or will enter their liquidation phases in 2003, 2008, 2010, and 2011, respectively. As these partnerships enter into liquidation, the Company, acting as the general partner, will receive economic benefit from our profit participation, after certain preferred returns have been paid to the partnerships’ limited partners. During 2004, AmREIT recognized approximately $869 thousand related to its general partner interest in AmREIT Opportunity Fund, Ltd. (AOF). See Footnote 5 in the accompanying consolidated financial statements for more information. In accordance with generally accepted accounting principles, any unrealized gains associated with this potential profit participation have not been reflected on our balance sheet or statement of operations.
      Our strategy and our structure, as discussed herein, are reviewed by our Board of Trust Managers on a regular basis and may be modified or changed without a vote of our shareholders.

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Competition
      AmREIT’s properties are located in 17 states, with 28 of its properties located in the Texas metropolitan areas. All of AmREIT’s properties are located in areas that include competing properties. The number of competitive properties in a particular area could have a material adverse affect on both AmREIT’s ability to lease space at any of it’s properties or at any newly developed or acquired properties and the rents charged. AmREIT may be competing with owners, including, but not limited to, other REITs, insurance companies and pension funds that have greater resources that AmREIT.
Compliance with Governmental Regulations
      Under various federal and state environmental laws and regulations, as an owner or operator of real estate, we may be required to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum product releases at our properties. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by those parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contaminations at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. We could also be liable under common law to third parties for damages and injuries resulting from environmental contamination coming from our properties.
      All of our properties will be acquired subject to satisfactory Phase I environmental assessments, which generally involve the inspection of site conditions without invasive testing such as sampling or analysis of soil, groundwater or other media or conditions; or satisfactory Phase II environmental assessments, which generally involve the testing of soil, groundwater or other media and conditions. Our board of trust managers may determine that we will acquire a property in which a Phase I or Phase II environmental assessment indicates that a problem exists and has not been resolved at the time the property is acquired, provided that (A) the seller has (1) agreed in writing to indemnify us and/or (2) established in escrow case funds equal to a predetermined amount greater than the estimated costs to remediate the problem; or (B) we have negotiated other comparable arrangements, including, without limitation, a reduction in the purchase price. We cannot be sure, however, that any seller will be able to pay under an indemnity we obtain or that the amount in escrow will be sufficient to pay all remediation costs. Further, we cannot be sure that all environmental liabilities have been identified or that no prior owner, operator or current occupant has created an environmental condition not known to us. Moreover, we cannot be sure that (1) future laws, ordinances or regulations will not impose any material environmental liability or (2) the current environmental condition of our properties will not be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of underground storage tanks), or by third parties unrelated to us.
Employees
      As of December 31, 2004, AmREIT had 37 full time employees and 3 full time dedicated brokers.
Financial Information
      Additional financial information related to AmREIT is included in the Consolidated Financial Statements located on pages F-3 through F-7, included herein.

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Item 2.	Description of Property
General
      At December 31, 2004, we owned 61 properties located in 17 states. Reference is made to the Schedule III — Consolidated Real Estate Owned and Accumulated Depreciation filed with this Form 10-K for a listing of the properties and their respective costs.
      Since 1995, we have been developing and acquiring multi-tenant shopping centers in our retail partnership business. During this time, we believe we have sharpened our ability to recognize the ideal location of high-end shopping centers and single-tenant properties that can create long-term value which we define as Irreplaceable Corners. Recent downward pressure on single-tenant cap rates has resulted in higher priced single-tenant real estate. As a result, while the company will continue to invest in single-tenant properties located on Irreplaceable Corners, we anticipate strategically increasing our holdings of multi-tenant shopping centers. Multi-tenant shopping centers represent 62.5% of annualized rental income from properties owned as of December 31, 2004.
      Land — Our property sites, on which our leased buildings sit, range from approximately 34,000 to 1.0 million square feet, depending upon building size and local demographic factors. Sites purchased by the Company are in highly-populated, high-traffic corridors and have been reviewed for traffic and demographic pattern and history.
      Buildings — The buildings are multi-tenant shopping centers and freestanding single-tenant properties located at “Main and Main” locations throughout the United States. They are positioned for good exposure to traffic flow and are constructed from various combinations of stucco, steel, wood, brick and tile. Multi-tenant buildings are generally 14,000 square feet and greater, and single-tenant buildings range from approximately 2,000 to 20,000 square feet. Buildings are suitable for possible conversion to various uses, although modifications may be required prior to use for other operations.
      Leases — Primary lease terms range from five to 25 years. Generally, leases also provide for one to four five-year renewal options. Our retail properties are primarily leased on a “net” basis whereby the tenants are responsible, either directly or through landlord reimbursement, for the property taxes, insurance and operating costs such as water, electric, landscaping, maintenance and security. Generally, leases provide for either percentage rents based on sales in excess of certain amounts, periodic escalations or increases in the annual rental rates or both.
Location of Properties
      Based in Houston, AmREIT’s current focus is on property investments in Texas. Of our 61 properties, 28 are located in Texas, with 21 being located in the greater Houston metropolitan statistical area. These 21 properties represented 67% of our rental income for the year ended December 31, 2004. Our portfolio of assets tends to be located in areas we know well, and where we can monitor them closely. Because of our proximity and deep knowledge of our markets, we believe AmREIT can deliver an extra degree of hands-on management to our real estate investments. We expect over the long term we will outperform absentee landlords in these markets.
      Because of our investments in the greater Houston area, and throughout Texas, the Houston and Texas economy have a significant impact on our business and on the viability of our properties. Accordingly, management believes that any downturn in the Houston and Dallas economy could adversely affect us; however, general retail and grocery anchored shopping centers, which we primarily own, provide basic necessity-type items, and tend to be less affected by economic change.
      Additionally, according to the Greater Houston Partnership, Houston is the 4th most populous city in the nation, trailing only New York, Los Angeles and Chicago. If Houston was a state, it would rank 36th in population. It is among the nation’s fastest-growing and most diverse metropolitan areas and is growing faster than both the state of Texas and the nation. Since 1990 approximately 49% of Houston’s population growth has been from net migration with 78% of that growth attributed to international immigration. Houston’s

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economic base has diversified, sharply decreasing its dependence on upstream energy. Diversifying, or energy-independent, sectors account for 91% of net job growth in the economic base since 1987. Oil and gas exploration and production accounts for 11.2% of Houston’s Gross Area Product (GAP), down sharply from 21% as recently as 1985. The reduced role of oil and gas in Houston’s GAP reflects the rapid growth of such sectors as engineering services, health services and manufacturing. The Port of Houston in 2003 ranked first among U.S. ports in volume of foreign tonnage and is the world’s 6th largest port. Two major railroads and 150 trucking lines connect the Port to the balance of the continental United States, Canada and Mexico. Europe and Latin America are Houston’s top seaborne trading partners.
      A listing of our properties by property type and by location as of December 31, 2004, follows based upon gross leasable area (GLA):

Grocery-Anchored Shopping Centers	City	State	GLA	% Leased

MacArthur Park	Dallas	TX	198,443	100%
Plaza in the Park	Houston	TX	138,663	95%
Cinco Ranch	Houston	TX	97,297	100%

Grocery-Anchored Shopping Centers Total			434,403	98%

Multi-Tenant Shopping Centers	City	State	GLA	% Leased

Bakery Square	Houston	TX	34,614	100%
Uptown Plaza	Houston	TX	26,400	95%
Woodlands Plaza	The Woodlands	TX	20,018	100%
Sugarland Plaza	Sugarland	TX	16,750	100%
Terrace Shops	Houston	TX	16,395	100%
Copperfield Medical	Houston	TX	14,000	100%
Courtyard at Post Oak	Houston	TX	13,597	100%
San Felipe and Winrock**	Houston	TX	8,400	**

Multi-Tenant Shopping Centers Total			150,174	99%

Single-Tenant (Ground Leases)	City	State	GLA	% Leased

CVS Corporation	Houston	TX	13,824	100%
Darden Restaurants	Peachtree City	GA	6,867	100%
Carlson Restaurants	Hanover	MD	6,802	100%
410-Blanco**	San Antonio	TX	5,000	**
Bank of America	Houston	TX	4,420	100%
Comerica Bank**	Houston	TX	4,277	**
Washington Mutual	Houston	TX	3,685	100%
Washington Mutual	The Woodlands	TX	3,685	100%
Yum Brands*	Houston	TX	2,818	100%

Single-Tenant (Ground Leases) Total			51,378	100%

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Single-Tenant (Fee Simple)	City	State	GLA	% Leased

Vacant*	Baton Rouge	LA	20,575	0%
Baptist Memorial Medical Plaza	Memphis	TN	15,000	100%
Comp USA	Roseville	MN	15,000	100%
Energy Wellness	Sugarland	TX	15,000	100%
Transworld Entertainment	Independence	MO	14,047	100%
Golden Corral	Houston	TX	12,000	100%
Golden Corral	Humble	TX	12,000	100%
Carlson Restaurants	Houston	TX	8,500	100%
Pier One Imports Inc.	Longmont	CO	8,014	100%
Hollywood Entertainment Corp.	Lafayette	LA	7,488	100%
Hollywood Entertainment Corp.	Ridgeland	MS	7,488	100%
Radio Shack Corporation	Dallas	TX	5,200	100%
IHOP Corporation #1483	Sugarland	TX	4,020	100%
IHOP Corporation #1737	Centerville	UT	4,020	100%
IHOP Corporation #4462	Memphis	TN	4,020	100%
IHOP Corporation #5318	Topeka	KS	4,020	100%
Payless Shoesources Inc.	Austin	TX	4,000	100%
AFC, Inc.	Atlanta	GA	2,583	100%
Jack in the Box Inc.	Dallas	TX	2,238	100%
Advance Auto* ** ****	Various	Various	49,000	**

Single-Tenant (Fee Simple) Total			214,213	88%

Single-Tenant (Leasehold)	City	State	GLA	% Leased

IHOP Corporation***	Various	Various	60,300	100%
Company Total GLA/% Leased			910,468	97%

*	Held for Sale

**	Under Development (GLA represents proposed leasable square footage)

***	IHOP leasehold properties are located in NM, LA, OR, VA, TX, CA, TN CO, VA, NY, OR, KS and MO. Each of the properties has a GLA of 4,020 square feet.

****	Advance Auto properties are located in MO and IL. Each of the properties has a proposed GLA of 7,000 square feet.

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      The rental income generated by our properties during 2004 by state is as follows:

	Rental	Rental
State/City	Income	Concentration

Texas — Houston	$7,879	67.4%
Texas — Dallas	244	2.1%
Texas — other	323	2.8%

Total Texas	8,446	72.3%

Louisiana	373	3.2%
Tennessee	517	4.4%
Minnesota	268	2.3%
Missouri	256	2.2%
Kansas	253	2.2%
Colorado	246	2.1%
Georgia	198	1.7%
Oregon	181	1.6%
Virginia	172	1.5%
Utah	161	1.4%
Mississippi	155	1.3%
Maryland	142	1.2%
New York	124	1.1%
California	111	0.9%
New Mexico	85	0.6%
Illinois	—	—

Total	$11,688	100.0%

Grocery-anchored Shopping Centers
      Our grocery-anchored shopping centers comprise 41.8% of our annualized rental income from the properties owned as of December 31, 2004. These properties are designed for maximum retail visibility and ease of access and parking for the consumer. All of our grocery-anchored centers are anchored by Kroger and are supported by a mix of specialty national and regional tenants such as Barnes & Noble, GAP and Starbucks. They are leased in a manner that provides a complimentary array of services to support the local retail consumer. These properties are located in the Houston and Dallas metropolitan areas and are typically located at an intersection guided by a traffic light, with high visibility, significant daily traffic counts, and in close proximity to neighborhoods and communities with household incomes above those of the national average. We are dependent upon the financial viability of Kroger, and any downturn in Kroger’s operating results could negatively impact our operating results. Refer to Kroger’s filings with the SEC website at www.sec.gov.
      All of our grocery-anchored center leases provide for the monthly payment of base rent plus operating expenses. This monthly operating expense payment is based on an estimate of the tenant’s pro rata share of property taxes, insurance, utilities, maintenance and other common area maintenance charges. Annually these operating expenses are reconciled with any overage being reimbursed to the tenants, with any underpayment being billed to the tenant. Generally these are net lease terms and allow the landlord to recover all of its operating expenses without the limitation of expense stops.
      Our grocery-anchored shopping center leases range from five to 20 years and generally include one or more five-year renewal options. Annual rental income from these leases ranges from $21 thousand to $1.0 million per year.

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Multi-tenant Shopping Centers
      As of December 31, 2004, AmREIT owned eight multi-tenant shopping centers, including one under development, representing approximately 150,000 leaseable square feet. Our shopping center properties are primarily neighborhood and community strip centers, ranging from 8,400 to 35,000 square feet. None of the centers have internal common areas, but instead are designed for maximum retail visibility and ease of access and parking for the consumer. These properties have a mix of national, regional and local tenants, leased in a manner to provide a complimentary array of services to support the local retail consumer. All of our centers are located in the greater Houston area, and are typically located at an intersection guided by a traffic light, with high visibility, significant daily traffic counts, and in close proximity to neighborhoods and communities with household incomes above those of the national average.
      All of our shopping center leases provide for the monthly payment of base rent plus operating expenses. This monthly operating expense payment is based on an estimate of the tenant’s pro rata share of property taxes, insurance, utilities, maintenance and other common area maintenance charges. Annually these operating expenses are reconciled with any overage being reimbursed to the tenants, with any underpayment being billed to the tenant.
      Our shopping center leases range from five to twenty years and generally include one or more five-year renewal options. Annual rental income from these leases ranges from $26 thousand to $310 thousand per year and typically allow for rental increases, or bumps, periodically through the life of the lease.
Single-tenant Properties
      As of December 31, 2004, AmREIT owned 50 single-tenant properties, representing approximately 326,000 leaseable square feet. Our single-tenant leases typically provide that the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation of the property such as utilities, property taxes and insurance. Some of the leases require that we will be responsible for roof and structural repairs. In these instances, we normally require warranties and/or guarantees from the related vendors, suppliers and/or contractors to mitigate the potential costs of repairs during the primary term of the lease.
      Because our leases are entered into with or guaranteed by the corporate, parent tenant, they typically do not limit the Company’s recourse against the tenant and any guarantor in the event of a default. For this reason, these leases are designated by us as “Credit Tenant Leases”, because they are supported by the assets of the entire company, not just the individual store location.
      The primary term of the single-tenant leases ranges from ten to 25 years. All of the leases also provide for one to four, five-year renewal options. Annual rental income ranges from $61 thousand to $595 thousand per year.
Land to be Developed
      As part of our investment objectives, we will invest in land to be developed on Irreplaceable Corners. A typical investment in land to be developed will result in a six to 12 month holding period, followed by the execution of a ground lease with a national or regional retail tenant or by the development of a single-tenant property or multi-tenant strip center. As of December 31, 2004, AmREIT directly held three sites to be developed, as further discussed below.
      4-10 & Blanco is a 1.329 acre pad site located at the intersection of Loop 410 and Blanco Road in San Antonio, Texas. We are currently in discussions with two potential tenants for lease of this space, including a national bank. Research Forest @ Six Pines is a 1.608 acre pad site located at the intersection of Research Forest and Six Pines, in The Woodlands, Texas. We recently entered into a ground lease on this property with Comerica.
      San Felipe and Winrock is an approximately two acre pad site located at the intersection of San Felipe and Winrock near the Tanglewood residential community in Houston, Texas. The property was purchased in

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November 2003. Subsequent to the purchase, AmREIT entered into a long-term ground lease with Bank of America for approximately one acre, off the corner intersection. Rental income under the ground lease commenced in November 2004. AmREIT is holding the remaining one acre and is in leasing discussions with a number of national tenants.
Property Acquisitions and Dispositions
      During 2004, AmREIT acquired $105.2 million in assets through the acquisition of five multi-tenant retail properties. The acquisitions were accounted for as purchases and the results of their operations are included in the consolidated financial statements from the respective dates of acquisition. Further details regarding these acquisitions follows:

Grocery-anchored Shopping Centers
      On December 27, 2004, AmREIT acquired MacArthur Park Shopping Center, a Kroger anchored shopping center consisting of 198,443 square feet located on approximately 23.3 acres. The property, which was acquired from Regency Centers, is located in Dallas, Texas at the northwest intersection of I-635 and MacArthur Boulevard in the heart of Las Colinas, an affluent residential and business community. The property is surrounded by Fortune 500 companies such as ExxonMobil, Citigroup, and Sabre. The property was acquired for cash and the assumption of long-term fixed-rate debt. The Kroger lease is for 20 years, containing approximately 63,000 square feet, expiring in November 2020. The shopping center was 100 percent occupied as of December 31, 2004, and the weighted average remaining lease term for the project is 8.1 years.
      On July 1, 2004, AmREIT acquired Plaza in the Park, a 138,663 square-foot Kroger anchored shopping center located on approximately 12.2 acres. The property is located at the southwest corner of Buffalo Speedway and Westpark in Houston, Texas. The Kroger store in Plaza in the Park expanded during 2004, making it the largest Kroger grocery store in the state. The property was acquired for cash and the assumption of long-term fixed-rate debt. The weighted average remaining lease term for the project is 9.2 years. The Kroger lease is for 20 years, containing approximately 82,000 square feet, expiring in August 2017. The shopping center was 95 percent occupied as of December 31, 2004.
      On July 1, 2004, AmREIT acquired Cinco Ranch, a 97,297 square-foot Kroger anchored shopping center located on approximately 11.1 acres. The property is located at the northeast corner of Mason Road and Westheimer Parkway in Katy, Texas, a suburb of Houston. The property was acquired for cash and the assumption of long-term fixed-rate debt. The weighted average remaining lease term for the project is 13.5 years. The Kroger lease is for 20 years, containing approximately 63,000 square-feet, expiring in June 2023. The shopping center was 100 percent occupied as of December 31, 2004.

Multi-tenant Shopping Centers
      On July 21, 2004, AmREIT acquired Bakery Square Shopping Center, a 34,614 square-foot retail project including a free standing Walgreens and a shopping center anchored by Bank of America. This is an infill property located just west of downtown Houston and includes other national tenants such as T-Mobile, Blockbuster Video and Boston Market. The property was acquired for cash and the assumption of long-term fixed-rate debt. The weighted average remaining lease term for the shopping center is 4.4 years. The Walgreens lease covers 15,210 square feet and is non-cancelable until October 31, 2016, with Walgreens having the option to renew the lease every five years thereafter until the lease expires on October 31, 2056. The shopping center was 100 percent occupied as of December 31, 2004.
      On June 15, 2004, AmREIT acquired Courtyard at Post Oak, consisting of a 4,013 square-foot, free standing building occupied by Verizon Wireless and a 9,584 square-foot, multi-tenant shopping center occupied by Ninfa’s Restaurant and Dessert Gallery. The property is located at the northwest intersection of Post Oak and San Felipe in Houston, Texas which is the heart of the Uptown Houston area, the most significant retail corridor in the Greater Houston area. The property was acquired for cash. The weighted average remaining lease term for the project is 4.7 years.

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Single-tenant Properties
      For the year ended December 31, 2004 AmREIT sold six single-tenant non-core properties, resulting in a net gain of $861 thousand after including impairment charges of $1.1 million on these properties which were recognized during 2004. The cash proceeds from the sale of the five properties were approximately $11.1 million after paying down debt of $1.4 million.

Item 3.	Legal Proceedings
      The Company does not have any material legal proceedings pending.

Item 4.	Submission of Matters to a Vote of Security Holders
      No matters were submitted to shareholders during the fourth quarter of the fiscal year.
PART II

Item 5.	Market for Common Equity, Related Stockholder Matters and Issuer Purchase of Equity Securities
      As of December 31, 2004, there were approximately 760 holders of record for 3,453,651 of the Company’s class A common shares outstanding on such date, net of 9,116 shares held in treasury. AmREIT’s class A common shares are listed on the American Stock Exchange (“AMEX”) and traded under the symbol “AMY.” The following table sets forth for the calendar periods indicated high and low sale prices per class A common share as reported on the AMEX and the dividends paid per share for the corresponding period since the commencement of trading on July 23, 2002.

Calendar Period	High	Low	Dividends

2004
Fourth Quarter	$8.32	$7.45	$.122
Third Quarter	$8.20	$6.60	$.120
Second Quarter	$7.35	$6.30	$.118
First Quarter	$7.20	$6.25	$.116
2003
Fourth Quarter	$6.68	$6.30	$.114
Third Quarter	$6.56	$6.15	$.112
Second Quarter	$6.80	$6.10	$.111
First Quarter	$6.80	$6.05	$.109
      The payment of any future dividends on its class A common shares by AmREIT is dependent upon applicable legal and contractual restrictions, including the provisions of the class B, C and D common shares, as well as its earnings and financial needs.
      As of December 31, 2004, there were approximately 1,090 holders of record for 2,246,283 of the Company’s class B common shares. The class B common shares are not listed on an exchange and there is currently no available trading market for the class B common shares. The class B common shares have voting rights, together with all classes of common shares, as one class of stock. They receive a fixed 8.0% cumulative and preferred dividend, and are convertible into the class A common shares on a one-for-one basis at any time, at the holder’s option. The shares are callable by the Company beginning July 2005 on a “one for one” basis with our Class A shares, or $20.18 in cash, at the holders option.
      As of December 31, 2004, there were approximately 1,365 holders of record for 4,079,174 of the Company’s class C common shares. The class C common shares are not listed on an exchange and there is currently no available trading market for the class C common shares. The class C common shares have voting

14

rights, together with all classes of common shares, as one class of stock. The class C common shares receive a fixed 7.0% preferred annual dividend, paid in monthly installments, and are convertible into the class A common shares after a seven-year lock out period based on 110% of invested capital, at the holder’s option. The shares are callable by the Company three years from issuance based on a 10% conversion premium.
      As of December 31, 2004, there were approximately 689 holders of record for 2,090,765 of the Company’s class D common shares. The class D common shares are not listed on an exchange and there is currently no available trading market for the class D common shares. The class D common shares have voting rights, together with all classes of common shares, as one class of stock. The class D common shares receive a fixed 6.5% annual dividend, paid in monthly installments, and are convertible into the class A common shares after a seven-year lock out period based on 107.7% of invested capital, at the holder’s option. The shares are callable by the Company one year from issuance based on the pro rata conversion premium on invested capital of 7.7%.

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Item 6.	Selected Financial Data
      The following table sets forth selected consolidated financial data with respect to AmREIT and should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Consolidated Financial Statements and accompanying Notes in “Item 8. Financial Statements and Supplementary Data” and the financial schedule included elsewhere in this Form 10-K.
AmREIT
Selected Historical
Consolidated Financial and Other Data

	December 31,	December 31,	December 31,	December 31,	December 31,
	2004	2003	2002	2001	2000

Balance sheet data (at end of period)
Real estate investments before accumulated depreciation	$160,592,291	$70,539,056	$47,979,848	$30,726,025	$30,020,340
Total assets	203,150,530	101,326,607	73,975,753	38,828,393	36,522,276
Notes payable	105,964,278	48,484,625	33,586,085	16,971,549	15,472,183
Other data
Funds from operations, available to class A(1)	(2,032,000)	603,000	(845,000)	979,000	223,000
Adjusted funds from operations, available to class A(2)	2,070,000	1,520,000	1,060,000	979,000	223,000
Operating Data
Revenues	21,758,780	10,289,742	6,099,654	4,350,966	2,345,390
Operating expenses(3)	18,591,002	8,686,171	6,524,874	3,274,324	2,137,379
Other expenses (income)	2,457,271	1,773,257	1,578,472	1,735,565	1,866,743
Income from discontinued operations(4)	(1,949,020)	1,381,190	1,344,919	1,449,431	1,446,240
Gain (loss) on sale of real estate acquired for resale	1,826,500	787,245	—	—	—

Net income (loss)	$587,987	$1,998,749	$(658,773)	$790,508	$(212,492)
Net income (loss) available to class A shareholders	$(3,865,575)	$56,093	$(1,524,066)	$790,508	$(212,492)

Net (loss) income per class A common share — basic and diluted
(Loss) income before discontinued operations	$(1.15)	$(0.76)	$(1.16)	$(0.28)	$(0.70)
(Loss) income from discontinued operations	(0.04)	0.78	0.54	0.62	0.61

Net income (loss)	$(1.19)	$0.02	$(0.62)	$0.34	$(0.09)

Distributions per share — class A	0.48	$0.45	$0.35	$0.26	$0.10

(1)	AmREIT has adopted the National Association of Real Estate Investment Trusts (NAREIT) definition of FFO. FFO is calculated as net income (computed in accordance with generally accepted accounting principles) excluding gains or losses from sales of depreciable operating property, depreciation and amortization of real estate assets, and excluding results defined as “extraordinary items” under generally accepted accounting principles. The Company considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. FFO should not be considered an alternative to cash flows from operating, investing and financing activities in accordance with general accepted accounting principles and is not necessarily indicative of cash available to meet cash needs. AmREIT’s computation of FFO may differ from the methodology for calculating FFO utilized by other equity REITs and, therefore, may not be comparable to such other REITS. FFO is not defined by generally accepted accounting principles and should not be considered an alternative to net income as an indication of AmREIT’s performance, or of cash flows as a measure of liquidity. Please see reconciliation of Income (loss) before discontinued operations to FFO in Item 7 below under Funds From Operations.

(2)	Based on the adherence to the NAREIT definition of FFO, we have not added back the $1.7 million, $915 thousand or $1.90 million charge to earnings during 2004, 2003 and 2002, respectively, resulting from shares issued to Mr. Taylor as deferred merger cost stemming from the sale of his advisory company to AmREIT in June 1998. Additionally, we have not added back the $2.4 million charge to earnings for the year ended December 31, 2004, resulting from two asset impairments and corresponding write-downs of value. Adding these charges back to earnings would result in Adjusted FFO of $2.07 million, $1.52 million and $1.06 million, for the years ended December 31, 2004, 2003 and 2002, respectively.

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(3)	Operating expenses for the years ended December 31, 2004, 2003 and 2002 include a charge of $1.7 million, $915 thousand and $1.9 million, respectively, resulting from shares issued to Mr. Taylor as deferred merger cost stemming from the sale of his advisory company to AmREIT in June 1998.

(4)	Income from discontinued operations in 2004 includes an impairment charge of $2.4 million, resulting from two asset impairments and corresponding write-downs of value.

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Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
Forward-Looking Statements
      Certain information presented in this Form 10-K constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference include the following: changes in general economic conditions, changes in real estate market conditions, continued availability of proceeds from the Company’s debt or equity capital, the ability of the Company to locate suitable tenants for its properties, the ability of tenants to make payments under their respective leases, timing of acquisitions, development starts and sales of properties and the ability to meet development schedules.
      The following discussion should be read in conjunction with the consolidated financial statements and notes thereto and the comparative summary of selected financial data appearing elsewhere in this report. Historical results and trends which might appear should not be taken as indicative of future operations.
Executive Overview
      AmREIT (AMEX: AMY) is an internally advised, self-managed equity real estate investment trust (REIT) with a 20-year history of delivering results to our investors. Based in Houston, AmREIT manages, acquires and develops Irreplaceable Corners — which we define as premier retail frontage properties typically located on “Main and Main” intersections in high-traffic, highly populated affluent areas. Our portfolio consists of shopping centers anchored by market-dominant tenants such as Kroger, Barnes & Noble and Walgreens and are supported by specialty retailers such as GAP, Starbucks, Hallmark and Verizon Wireless. Our business structure drives our growth and consists of a publicly traded REIT that is supported by three synergistic businesses — a wholly-owned real estate operating and development business, an NASD-registered broker-dealer securities business and a merchant development retail partnership business. This flexible structure allows AmREIT access to multiple avenues of low-cost capital which can be deployed efficiently and accretively for our shareholders. In addition, our business structure cultivates growth both internally and externally, distinguishing AmREIT as a value creator, a growth company and a source of dependable monthly income.
      AmREIT’s goal is to deliver dependable, monthly income for our shareholders. In so doing, AmREIT strives to increase and maximize Funds from Operations (FFO) per share by issuing long-term capital through both the NASD independent financial planning marketplace and potentially through underwritten offerings, and investing the capital in accretive real estate properties, acquired or developed, on Irreplaceable Corners. Additionally, we strive to maintain a conservative balance sheet by keeping a debt to gross asset value ratio of less than 55%. As of December 31, 2004, our ratio of debt to gross asset value was less than 55%.
      At December 31, 2004, AmREIT directly owned a portfolio of 61 properties located in 17 states, subject to long-term leases with retail tenants. In addition, AmREIT owns partial interests in 14 properties through joint ventures or partnerships. Eleven of our 61 properties are multi-tenant shopping centers and comprised 62.5.% of our annualized rental income from properties owned as of December 31, 2004. Fifty of the properties are single-tenant properties and comprised approximately 37.5% of our annualized rental income from properties owned as of December 31, 2004. In assessing the performance of the Company’s properties, management evaluates the occupancy of the Company’s portfolio. Occupancy for our operating properties was 96.6% as of December 31, 2004 as compared to 92.4% as of December 31, 2003. We have been developing and acquiring multi-tenant shopping centers for almost ten years in our retail partnership business. During that time, we believe we have sharpened our ability to recognize the high-end grocery-anchored, strip center, lifestyle center and single-tenant properties that can create long-term value. With the downward pressure on single-tenant cap rates, resulting in higher priced real estate, management anticipates strategically increasing its holdings of multi-tenant shopping centers. Management expects to increase total assets from $203 million as of December 31, 2004 to approximately $400 million by mid-2006. Through its class C and D common

18

share offerings, the Company raised approximately $46.4 million in capital in 2004, which along with debt financing, financed $105.2 million in property acquisitions and developments in 2004.
      In order to continue to expand and develop its portfolio of properties and other investments, the Company intends to finance future acquisitions and growth through the most advantageous sources of capital available at the time. Such capital sources may include proceeds from public or private offerings of the Company’s debt or equity securities, secured or unsecured borrowings from banks or other lenders, acquisitions of the Company’s affiliated entities or other unrelated companies, or the disposition of assets, as well as undistributed funds from operations.
      Management expects that single-tenant, credit leased properties, will continue to experience cap rate pressure during 2005 due to the low interest rate environment and increased buyer demand. Therefore, we will continue to divest of properties which no longer meet our core criteria, and replace them with high-quality grocery-anchored, lifestyle and multi-tenant shopping centers or the development of single-tenant properties located on Irreplaceable Corners. With respect to additional growth opportunities, we currently have over $100 million of projects in our pipeline at various stages of evaluation. Each potential acquisition is subjected to a rigorous due diligence process that includes site inspections, financial underwriting, credit analysis and market and demographic studies. Therefore, there can be no assurance that any or all of these projects will ultimately be purchased by AmREIT. Management has budgeted for an increase in interest rates during 2005. As of December 31, 2004, approximately 65% of our outstanding debt had a long-term fixed interest rate with an average term of seven years. Our philosophy continues to be matching long-term leases with long-term debt structures while keeping our debt to total assets ratio less than 55%.
Summary of Critical Accounting Policies
      The results of operations and financial condition of the Company, as reflected in the accompanying financial statements and related footnotes, are subject to management’s evaluation and interpretation of business conditions, retailer performance, changing capital market conditions and other factors, which could affect the ongoing viability of the Company’s tenants. Management believes the most critical accounting policies in this regard are revenue recognition, the regular evaluation of whether the value of a real estate asset has been impaired, the allowance for doubtful accounts and accounting for real estate acquisitions. We evaluate our assumptions and estimates on an on-going basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable based on the circumstances.
      Revenue Recognition — The Company leases space to tenants under agreements with varying terms. The majority of the leases are accounted for under the operating method with revenue being recognized on a straight-line basis over the terms of the individual leases. Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are earned when the tenants achieve the specified targets as defined in their lease agreements and are generally recognized when such rents are collected. The terms of certain leases require that the building/improvement portion of the lease be accounted for under the direct financing method. Such method requires that an asset be recorded for the present value of such future cash flows and that a portion of such cash flows be recognized as earned income over the life of the lease so as to produce a constant periodic rate of return.
      The Company has been engaged to provide various services, including development, construction management, property management, leasing and brokerage. The fees for these services are generally calculated as a percentage of revenues earned or to be earned and of property cost, as appropriate. Such fees are recognized as services are provided.
      Real Estate Valuation — Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest and loan acquisition costs, and direct and indirect development costs related to buildings under construction are capitalized as part of construction in progress. The capitalization of such costs ceases at the earlier of one year from the date of completion of major

19

construction or when the property, or any completed portion, becomes available for occupancy. The Company capitalizes acquisition costs once the acquisition of the property becomes probable. Prior to that time, the Company expenses these costs as acquisition expenses. Depreciation is computed using the straight-line method over an estimated useful life of up to 50 years for buildings, up to 20 years for site improvements and over the term of lease for tenant improvements. Leasehold estate properties, where the Company owns the building and improvements but not the related ground, are amortized over the life of the lease.
      Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.
      Valuation of Receivables — An allowance for the uncollectible portion of accrued rents, property receivables and accounts receivable is determined based upon an analysis of balances outstanding, historical payment history, tenant credit worthiness, additional guarantees and other economic trends. Balances outstanding include base rents, tenant reimbursements and receivables attributed to the accrual of straight line rents. Additionally, estimates of the expected recovery of pre-petition and post-petition claims with respect to tenants in bankruptcy are considered in assessing the collectibility of the related receivables.
      Real Estate Acquisitions — We account for real estate acquisitions pursuant to Statement of Financial Accounting Standards No. 141, “Business Combinations”(“SFAS 141”) Accordingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases and to the value of in-place leases. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized over the remaining terms of the underlying leases. Premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt.
Liquidity and Capital Resources
      At December 31, 2004 and 2003, the Company’s cash and cash equivalents totaled $3.0 million and $2.0 million, respectively. Cash flows from operating activities, investing activities and financing activities for the three years ended December 31 are as follows (in thousands):

	2004	2003	2002

Operating activities	$7,250	$925	$3,459
Investing activities	(53,665)	(21,719)	(14,851)
Financing activities	47,344	20,319	13,672
      Cash flow from operating activities and financing activities have been the principal sources of capital to fund the Company’s ongoing operations and dividends. As AmREIT deploys the capital raised, and expected to be raised, from its equity offerings into income producing real estate, we anticipate that cash flow from operations will provide adequate resources for future ongoing operations and dividends. AmREIT’s cash on hand, internally-generated cash flow, borrowings under our existing credit facilities, issuance of equity

20

securities, as well as the placement of secured debt and other equity alternatives, are expected to provide the necessary capital to maintain and operate our properties as well as execute our growth strategies.
      Additionally, as part of its investment strategy, AmREIT constantly evaluates its property portfolio, systematically selling off any non-core or underperforming assets, and replacing them with Irreplaceable Cornerstm and other core assets. As we continue to raise capital, we anticipate growing and increasing our operating cash flow by selling the underperforming assets and deploying the capital generated into high-quality income producing retail real estate assets. During 2004, this was evidenced through the purchases of Courtyard at Post Oak, a 14 thousand square foot community shopping center, Plaza in the Park, a 139 thousand square foot grocery-anchored shopping center, Cinco Ranch Plaza, a 97 thousand square foot grocery-anchored shopping center, Bakery Square, a 35 thousand square foot community shopping center and MacArthur Park, a 198 thousand square foot grocery-anchored shopping center. Management determined during the fourth quarter of 2004 that the Company would begin marketing the vacant Just For Feet property located in Baton Rouge, LA. As a result, an impairment on such property was recorded in the amount of $1.3 million during the fourth quarter of 2004, and the property has been reflected as held for sale as of December 31, 2004.
      In June 2004, AmREIT began marketing its class D common share offering, a $170 million publicly registered, non-traded common share offering, offered through the independent financial planning community. The class D common shares have a stated, non-preferred 6.5% annual dividend, paid monthly, are eligible for conversion into the Company’s class A common shares at any time after a seven-year lock out period for a 7.7% premium on invested capital and are callable by the Company after one year. The Company will utilize the proceeds from the sale of the class D shares primarily to pay down debt or acquire additional properties. At December 31, 2004, the Company had raised approximately $20.9 million through the sale of the class D common shares, including shares issued through the dividend reinvestment program.
      Cash provided by operating activities as reported in the Consolidated Statements of Cash Flows increased $6.3 million for the year ended December 31, 2004 when compared to the year ended December 31, 2003. This increase was primarily driven by a couple of factors. Our income before the effect of depreciation and amortization, impairment and merger costs increased by $3.0 million in 2004 compared to 2003. Such increase was driven by the significant multi-tenant property acquisitions made during 2004. Additionally, during 2004, we invested $2.8 million less than in 2003 in real estate acquired for resale and generated an additional $494 thousand in proceeds from sale of such properties during 2004 compared to 2003. Our investments in real estate acquired for resale have historically been in single-tenant properties, and we reduced our single-tenant acquisition activity during 2004 due to the continued compression of single-tenant cap rates.
      Cash flows used in investing activities as reported in the Consolidated Statements of Cash Flows increased from $21.7 million in 2003 to $53.7 million in 2004. Cash flows used in investing activities has been primarily related to our increased multi-tenant retail property acquisition activity during 2004 as described above. These investments were funded through a combination of capital raised through both the class C and D common share offerings and debt financing, including the assumption of existing debt on certain acquisitions. These investing outflows were partially offset by the collection during 2004 of a $1.0 million note receivable funded during 2003 as well as an increase of $2.4 million in proceeds from the sale of investment properties during 2004 versus 2003. For the year ended December 31, 2004 AmREIT sold two single-tenant non-core properties held for investment resulting in cash proceeds of $5.9 million versus proceeds of $3.5 million during 2003 from the sale of two single-tenant properties held for investment.
      Cash flows provided by financing activities increased from $20.3 million during 2003 to $47.3 million during 2004. Cash flows provided by financing activities were primarily generated by ASC through our class C and D common share offerings. Net proceeds generated from ASC’s capital-raising activities increased during 2004 by $28.6 million over 2003 proceeds. The full amount of these net proceeds was used to purchase Irreplaceable Corners or to pay down debt. This increase in net offering proceeds was partially offset by a $1.1 million increase in dividends paid to A, B, C and D shareholders. This dividend increase was a result of an increase in the class A share dividends as well as the issuance of additional shares during 2004. AmREIT has begun to market its class D common share offering, a $170 million common share offering, offered through the

21

independent financial planning community, and through December 31, 2004 has raised approximately $20.9 million, including shares issued through the dividend reinvestment program. One advantage of raising capital through the independent financial planning marketplace is the capital is received on a daily basis, allowing for a scaleable matching of real estate projects. Our first priority is to deploy the capital raised, and then to moderately leverage the capital, while maintaining our philosophy of a conservative balance sheet.
      The Company has an unsecured credit facility (the “Credit Facility”) in place which is being used to provide funds for the acquisition of properties and working capital. The Credit Facility matures in October 2005 and provides that the Company may borrow up to $41 million subject to the value of unencumbered assets. In October 2004, the Company renewed its Credit Facility on terms and conditions substantially the same as the previous facility. The Credit Facility contains covenants which, among other restrictions, require the Company to maintain a minimum net worth, a maximum leverage ratio, maximum tenant concentration ratios, specified interest coverage and fixed charge coverage ratios and allow the lender to approve all distributions. At December 31, 2004, the Company was in compliance with all financial covenants. The Credit Facility’s annual interest rate varies depending upon the Company’s debt to asset ratio, from LIBOR plus a spread of 1.40% to LIBOR plus a spread of 2.35%. As of December 31, 2004, the interest rate was LIBOR plus 2.35%. As of December 31, 2004, $38.0 million was outstanding under the Credit Facility. The Company has approximately $3.0 million available under its line of credit, subject to Lender approval on the use of the proceeds. In addition to the credit facility, AmREIT utilizes various permanent mortgage financing and other debt instruments.
Contractual Obligations
      As of December 31, 2004, the Company had the following contractual debt obligations (see also Note 7 the consolidated financial statements for further discussion regarding the specific terms of our debt):

	2005	2006	2007	2008	2009	Thereafter	Total

Unsecured debt:
Revolving credit facility*	$38,014	$—	$—	$—	$—	$—	$38,014
5.46% dissenter notes	—	—	—	—	—	760	760
Secured debt**	1,103	1,184	1,271	14,775	2,338	45,186	65,857
Interest*	5,577	4,240	4,164	4,077	3,108	24,502	45,668
Non-cancelable operating lease payments	228	224	224	224	146	—	1,046

Total contractual obligations	$44,922	$5,648	$5,659	$19,076	$5,592	$70,448	$151,345

*	Interest expense includes our interest obligations on our revolving credit facility as well as on our fixed rate loans. Our revolving credit facility is a variable-rate debt instrument, and its outstanding balance fluctuates throughout the year based on our liquidity needs. This table assumes that the balance outstanding ($38 million) and the interest rate as of December 31, 2004 (4.4%) remain constant throughout all periods presented.

**	Secured debt as shown above is $1.3 million less than total secured debt as reported due to the premium recorded on above-market debt assumed in conjunction with certain of our 2004 property acquisitions.

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      During 2004, the Company paid dividends to its shareholders of $6.0 million, compared with $3.2 million in 2003. The class A, C and D shareholders receive monthly dividends and the class B shareholders receive quarterly dividends. All dividends are declared on a quarterly basis. The dividends by class follows (in thousands):

	Class A	Class B	Class C	Class D

2004
Fourth Quarter	$418	$416	$727	$224
Third Quarter	$410	$425	$710	$33
Second Quarter	$383	$429	$677	N/A
First Quarter	$345	$434	$379	N/A
2003
Fourth Quarter	$320	$437	$156	N/A
Third Quarter	$308	$443	$15	N/A
Second Quarter	$310	$439	N/A	N/A
First Quarter	$307	$453	N/A	N/A
      Until properties are acquired by the Company, the Company’s funds are used to pay down outstanding debt under the Credit Facility. This investment strategy allows us to manage our interest costs and provides us with the liquidity to acquire properties at such time as those suitable for acquisition are located.
      Inflation has had very little effect on income from operations. Management expects that increases in store sales volumes due to inflation as well as increases in the Consumer Price Index, may contribute to capital appreciation of the Company properties. These factors, however, also may have an adverse impact on the operating margins of the tenants of the properties.
Results of Operations

Comparison of the year ended December 31, 2004 to the year ended December 31, 2003

Revenues
      Total revenues increased by $11.5 million or 112% in 2004 as compared to 2003 ($21.8 million in 2004 versus $10.3 million in 2003). Rental revenues increased by $5.8 million or 95.1% in 2004 as compared to 2003. Of this increase, $3.2 million is related to rental revenues from properties that we acquired during the year. In addition, $1.8 million of the increase in rental revenues is related to a full year of rental revenue recorded during 2004 from the properties that were acquired in 2003. Additionally, portfolio occupancy at December 31, 2004 was 96.6%, which is an increase compared to 2003 occupancy of 92.4%.
      Securities commission income increased by $4.7 million or 159% in 2004 as compared to 2003. This increase in securities commission income is due to increased capital being raised through our broker-dealer company, AmREIT Securities Company (ASC). As ASC raises capital for either AmREIT or its affiliated retail partnerships, ASC earns a securities commission of between 8% and 10.5% of the money raised. During 2004, AmREIT and its affiliated retail partnerships raised approximately $71.7 million, as compared to approximately $28.4 million during 2003. This increase in commission income was partially offset by a corresponding increase in commission expense paid to other third party broker-dealer firms.

Expenses
      General operating and administrative expense increased by $2.3 million, or 67%, during 2004 to $5.7 million compared to $3.4 million in 2003. This increase is primarily due to increases in personnel necessitated by the growth in the portfolio as well as an increase in property costs. During the year, the Company increased its total number of employees by 54% which resulted in an increase in compensation expense of $1.4 million. By building our various teams, we have not only been able to grow revenue and Funds From Operations, but believe that we will be able to sustain and further enhance our growth.

23

      Property expense increased $1.1 million or 235% in 2004 as compared to 2003 ($1.6 million in 2004 versus $466 thousand in 2003) primarily as a result of the significant property acquisitions made during the year.
      Commission expense increased by $3.65 million or 160% from $2.29 million in 2003 to $5.94 million in 2004. This increase is attributable to increased capital-raising activity through ASC during 2004 as discussed in “Revenues” above.
      Depreciation and amortization increased by $1.3 million, or 183%, to $2.0 million in 2004 compared to $720 thousand in 2003. The increased depreciation and amortization is related to the significant property acquisitions made during 2004.
      Deferred merger costs increased by $767 thousand, or 84%, to $1.7 million in 2004 compared to $915 thousand in 2003. The deferred merger cost is related to deferred consideration payable to H. Kerr Taylor, the Chairman and Chief Executive Officer of the Company, as a result of the acquisition of our advisor in 1998, which was owned by Mr. Taylor. In connection with the acquisition, Mr. Taylor agreed to payment for this advisory company in the form of common shares, paid as the Company increased its outstanding equity. To date, Mr. Taylor has received 900 thousand class A common shares, which fulfills the shares that he is owed under the deferred consideration agreement, and no further shares will be issued to Mr. Taylor pursuant to the deferred consideration agreement.

Other
      Income from non-consolidated affiliates increased by $809 thousand, or 259%, to $1.1 million in 2004. This increase is primarily attributable to $869 thousand recognized from our general partner interest in AOF, one of our retail partnerships which is currently in liquidation.
      Interest expense increased by $1.2 million, or 56%, to $3.4 million in 2004. The increase in interest expense is primarily due to the assumption of debt associated with the property acquisitions during the year. We assumed a total of $44.8 in debt, net of a premium of $1.4 million, as a result of these property acquisitions.
      Gain on real estate acquired for re-sale increased $1.0 million to $1.8 million in 2004 from $787 thousand in 2003. The gain recognized in 2004 is a result of selling three properties, two of which were acquired during 2003 and one which was acquired in 2004 with the intent to resell after a short holding period.
Results of Operations

Comparison of the year ended December 31, 2003 to the year ended December 31, 2002

Revenues
      Total revenues increased by $4.2 million or 69% in 2003 as compared to 2002 ($10.3 million in 2003 versus $6.1 million in 2002). Rental revenues increased by 60%, or $2.3 million, from $3.8 million in 2002 to $6.1 million in 2003. Of this increase, $1.96 million was related to a full year of rental revenue and earned income recorded during 2003 from the properties acquired either directly or through the affiliated partnership merger in 2002, and $565 thousand was related to acquisitions made during the year. Portfolio occupancy at December 31, 2003 was 92.4%, which was a slight decrease compared to 2002 occupancy of 95.2%. This decrease is mainly due to a vacancy at one of our Wherehouse Entertainment properties during 2003.
      On January 21, 2003, Wherehouse Entertainment filed for a voluntary petition of relief under Chapter 11 of the federal bankruptcy code. AmREIT owned two Wherehouse Entertainment properties in 2003, one located in Independence, Missouri, and the other located in Wichita, Kansas. Through court proceedings, Wherehouse affirmed the lease at the Missouri location and vacated the Kansas location. We subsequently sold the Kansas property in 2004.
      Securities commission income increased by $2.11 million, from $847 thousand in 2002 to $2.96 million in 2003. This increase in securities commission income was due to increased capital being raised through our

24

broker-dealer company, AmREIT Securities Company (ASC) during 2003. As ASC raises capital for either AmREIT or its affiliated retail partnerships, ASC earns a securities commission of between 8% and 10.5% of the money raised. During 2003, AmREIT and its affiliated retail partnerships raised approximately $28.4 million, as compared to approximately $8.5 million during 2002. This increase in commission income is somewhat mitigated by a corresponding increase in commission expense paid to other third party broker-dealer firms.

Expenses
      Commission expense increased by $1.63 million, from $653 thousand in 2002 to $2.29 million in 2003. This increase is attributable to increased capital-raising activity through ASC during 2003 as discussed in “Revenues” above.
      General and operating expense increased $932 thousand, from $2.5 million in 2002 to $3.4 million in 2003. The increase in general and operating expense was primarily due to additional personnel and the associated salary and benefits costs related to these individuals. During 2003, the Company added members to each of the operating teams, including one individual on the accounting and finance team, four on the real estate team (property management, legal, acquisitions and leasing) one in corporate communications, one on the securities team and two clerical and administrative support positions. Compensation expense increased $941 thousand during 2003.
      Deferred merger costs decreased by $990 thousand, from $1.90 million in 2002 to $915 thousand in 2003. The deferred merger cost was related to deferred consideration payable to Mr. Taylor as a result of the acquisition of our advisor, which was owned by Mr. Taylor in 1998. In connection with the acquisition, Mr. Taylor agreed to payment for this advisory company in the form of common shares, paid as the Company increases its outstanding equity. At December 31, 2003, Mr. Taylor had received approximately 659 thousand class A common shares, and was eligible to receive an additional 241 thousand shares as additional equity was raised by the Company.
Funds From Operations
      AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts (NAREIT) defines funds from operations (FFO) as net income (loss) computed in accordance with generally accepted accounting principles (GAAP), excluding gains or losses from sales of property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. In addition, NAREIT recommends that extraordinary items not be considered in arriving at FFO. AmREIT calculates its FFO in accordance with this definition. Most industry analysts and equity REITs, including AmREIT, consider FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income by itself as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that uses historical cost accounting is insufficient by itself. There can be no assurance that FFO presented by AmREIT is comparable to similarly titled measures of other REITs. FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.

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      Below is the calculation of FFO and the reconciliation to net income, which the Company believes is the most comparable GAAP financial measure to FFO, in thousands:

	2004	2003	2002

Income (loss) — before discontinued operations	$711	$(169)	$(2,003)
(Loss) income — from discontinued operations	(123)	2,168	1,345
Plus depreciation of real estate assets — from operations	1,897	713	451
Plus depreciation of real estate assets — from discontinued operations	74	146	179
Less (gain) loss on sale of real estate assets acquired for investment	(137)	(312)	48
Less class B, C & D distributions	(4,454)	(1,943)	(865)

Total Funds From Operations available to class A shareholders*	$(2,032)	$603	$(845)
Cash dividends paid to class A shareholders	$1,556	$1,245	$866

Dividends in excess of FFO*	$(3,588)	$(642)	$(1,711)

*	Based on adherence to the NAREIT definition of FFO, we have not added back the $1.7 million, $915 thousand or $1.9 million charge to earnings during 2004, 2003 and 2002, respectively, resulting from shares issued to Mr. Taylor as the deferred merger consideration. Additionally, we have not added back the $2.4 million charge to earnings for the year ended December 31, 2004, resulting from two asset impairments and corresponding write-downs of value. Adding these charges back to earnings would result in $2.07 million, $1.52 million and $1.06 million adjusted funds from operations available to class A shareholders, respectively and in adjusted FFO in excess of dividends available to class A shareholders of $498 thousand, $272 thousand and $193 thousand, respectively.

Item 7A.	Quantitative and Qualitative Disclosures about Market Risk
      We are exposed to interest-rate changes primarily related to the variable interest rate on the line of credit and related to the refinancing of long-term debt which currently contains fixed interest rates. Our interest-rate risk management objective is to limit the impact of interest-rate changes on earnings and cash flows and to lower our overall borrowing costs. To achieve these objectives, we borrow primarily at fixed interest rates. We currently do not use interest-rate swaps or any other derivative financial instruments as part of our interest-rate risk management approach.
      At December 31, 2004, approximately $68.0 million of our total debt obligations have fixed rate terms and have an estimated fair value of $70.3 million. Approximately $38.0 million of our total debt obligations have variable rate terms, and the carrying value of such debt is therefore representative of its fair value as of December 31, 2004. In the event interest rates were to increase 100 basis points, annual net income, funds from operations and future cash flows would decrease by $380 thousand based upon the variable-rate debt outstanding at December 31, 2004.

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Item 8.	Financial Statements and Supplementary Data
      (a) (1) Financial Statements
      Report of Independent Registered Public Accounting Firm
      Consolidated Balance Sheets as of December 31, 2004 and 2003
      Consolidated Statements of Operations for the Years Ended December 31, 2004, 2003 and 2002

Consolidated Statements of Shareholders’ Equity for the Years Ended December 31, 2004, 2003 and 2002
Consolidated Statements of Cash Flows for the Years Ended December 31, 2004, 2003 and 2002
      Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002
        (2) Financial Statement Schedule
      Schedule III — Consolidated Real Estate Owned and Accumulated Depreciation

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
      None.

Item 9A.	Controls and Procedures
Evaluation of Disclosure Controls and Procedures
      Under the supervision and with the participation of our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) management has evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e) of the Securities Exchange Act of 1934) as of December 31, 2004. Based on that evaluation, the CEO and CFO concluded that our disclosure controls and procedures were effective as of December 31, 2004.
Changes in Internal Controls
      There has been no change to our internal control over financial reporting during the quarter ended December 31, 2004 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Item 9B.	Other Information
      Not applicable

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PART III

Item 10.	Directors and Trust Managers of the Registrant
      Information with respect to this Item is incorporated by reference from our Proxy Statement, which we intend to file on or before April 30, 2005 in connection with our Annual Meeting of Shareholders to be held on June 2, 2005.

Item 11.	Executive Compensation
      Information with respect to this Item is incorporated by reference from our Proxy Statement, which we intend to file on or before April 30, 2005 in connection with our Annual Meeting of Shareholders to be held on June 2, 2005.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
      We are authorized to grant stock options up to an aggregate of 712,192 shares of common stock outstanding at any time as incentive stock options (intended to qualify under Section 422 of the Code) or as options that are not intended to qualify as incentive stock options. All of our equity compensation plans were approved by security holders. Information regarding our equity compensation plans was as follows as December 31, 2004:

	(a)	(b)	(c)

Number of Securities
Remaining Available for
	Number of Securities		Future Issuances Under
	to be Issued	Weighted Average	Equity Compensation Plans
	Upon Exercise of	Exercise Price of	(Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column (a))

Equity compensation plans approved by security holders	—	—	712,192
Equity compensation plans not approved by security holders	—	—	—

Item 13.	Certain Relationships and Related Transactions
      Information with respect to this Item is incorporated by reference from our Proxy Statement, which we intend to file on or before April 30, 2005 in connection with our Annual Meeting of Shareholders to be held on June 2, 2005.

Item 14.	Principal Accountant Fees and Services
      Information with respect to this Item is incorporated by reference from our Proxy Statement, which we intend to file on or before April 30, 2005 in connection with our Annual Meeting of Shareholders to be held on June 2, 2005.

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PART IV

Item 15.	Exhibits, Financial Statements, Schedules and Reports on Form 8-K.

(a)	Exhibits

3.1		Amended and Restated Declaration of Trust (included as Exhibit 3.1 of the Exhibits to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, and incorporated herein by reference).

3.2		By-Laws, dated December 22, 2002 (included as Exhibit 3.1 of the Exhibits to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002, and incorporated herein by reference).

10.1		Revolving Credit Agreement, dated November 6, 1998, by and among AmREIT, Inc., certain lenders and Wells Fargo Bank, as the Agent, relating to a $30,000,000 loan (included as Exhibit 10.1 of the Exhibits to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).

10.2		Amended and Restated Revolving Credit Agreement, effective August 1, 2000, by and among AmREIT, Inc., certain lenders and Wells Fargo Bank, as the Agent, relating to a $13,000,000 loan (included as Exhibit 10.1 of the Exhibits to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1998 and incorporated herein by reference).

10.3		Revolving Credit Agreement, effective September 4, 2003, by and among AmREIT and Wells Fargo Bank, as the Agent, relating to a $20,000,000 loan (included as Exhibit 10.3 of the Exhibits to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and incorporated herein by reference).

10.4		Amended and Restated Revolving Credit Agreement, effective December 8, 2003, by and among AmREIT and Wells Fargo Bank, as the Agent, relating to a $30,000,000 loan (included as Exhibit 10.4 of the Exhibits to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2003 and incorporated herein by reference).

21		Subsidiaries of the Company.

31	.1*	Certification pursuant to Rule 13a-14(a) of Chief Executive Officer dated March 30, 2004.

31	.2*	Certification pursuant to Rule 13a-14(a) of Chief Financial Officer dated March 30, 2004.

32	.1*	Chief Executive Officer certification pursuant to 18 U.S.C. Section 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

32	.2*	Chief Financial Officer certification pursuant to 18 U.S.C. Section 1350, adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

*	Filed herewith
      (b) Reports on Form 8-K
      Current report on Form 8-K dated and filed with the Commission on December 28, 2004 contained information under Item 2.01 (Completion of Acquisition or Disposition of Assets), Item 2.06 (Material Impairments) and Item 9.01 (Financial Statements and Exhibits).
      Current report on Form 8-K dated and filed with the Commission on December 20, 2004 contained information under Item 1.01 (Entry into a Material Definitive Agreement).
      Current report on Form 8-K dated and filed with the Commission on November 12, 2004 contained information under Item 2.02 (Results of Operations and Financial Condition) and Item 9.01 (Financial Statements and Exhibits).
      Items 5, 6, 7, 7A and 8 of Part II and Item 15 of Part IV of this Form 10-K contain the financial statements, financial statement schedule and other financial information. No Annual Report or proxy material has yet been provided to security holders with respect to 2005.

29

SIGNATURES
      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Issuer has duly caused this report to be signed on its behalf on the 31st of March 2005 by the undersigned, thereunto duly authorized.

AmREIT

/s/ H. Kerr Taylor

H. Kerr Taylor,
President and Chief Executive Officer
      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Issuer and in the capacities and on the dates indicated.

/s/ H. Kerr Taylor H. KERR TAYLOR	President, Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	March 31, 2005

/s/ Robert S. Cartwright, Jr. ROBERT S. CARTWRIGHT, JR.	Trust Manager	March 31, 2005

/s/ G. Steven Dawson G. STEVEN DAWSON	Trust Manager	March 31, 2005

/s/ Philip W. Taggart PHILIP W. TAGGART	Trust Manager	March 31, 2005

/s/ Chad C. Braun CHAD C. BRAUN	Chief Financial Officer, Executive Vice President and Secretary (Principal Accounting Officer)	March 31, 2005

30

AMREIT AND SUBSIDIARIES
      All other financial statement schedules are omitted as the required information is either inapplicable or is included in the financial statements or related notes.

F-1

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
AmREIT:
      We have audited the accompanying consolidated balance sheets of AmREIT and subsidiaries (“the Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audit of the consolidated financial statements, we have also audited the related financial statement schedule. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AmREIT and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ KPMG LLP
Houston, Texas
March 30, 2005

F-2

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements
AmREIT AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

ASSETS
Real estate investments at cost:
Land	$68,137,786	$36,242,482
Buildings	88,211,128	33,906,917
Tenant improvements	4,243,377	389,657

	160,592,291	70,539,056
Less accumulated depreciation and amortization	(3,561,494)	(2,520,633)

	157,030,797	68,018,423
Real estate held for sale, net	6,325,643	4,384,342
Net investment in direct financing leases held for investment	19,218,854	22,046,210
Investment in retail partnerships and other affiliates	1,978,568	544,892

Net real estate investments	184,553,862	94,993,867
Cash and cash equivalents	2,960,377	2,031,440
Tenant receivables	1,338,044	1,039,220
Accounts receivable	36,547	36,279
Accounts receivable — related party	909,825	201,774
Notes receivable	—	999,777
Deferred costs	1,040,461	672,278
Intangible lease cost, net	10,627,959	613,171
Other assets	1,683,455	738,801

TOTAL ASSETS	$203,150,530	$101,326,607

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Notes payable	$105,964,278	$48,484,625
Accounts payable and other liabilities	4,829,231	3,102,048
Below market leases, net	2,503,898	—
Security deposits	368,267	97,040

TOTAL LIABILITIES	113,665,674	51,683,713

Minority interest	1,114,709	846,895
Shareholders’ equity:
Preferred shares, $.01 par value, 10,000,000 shares authorized, none issued	—
Class A Common shares, $.01 par value, 50,000,000 shares authorized, 3,462,767 and 2,939,404 shares issued, respectively	34,628	29,394
Class B Common shares, $.01 par value, 3,000,000 shares authorized, 2,246,283 and 2,362,522 shares issued, respectively	22,463	23,625
Class C Common shares, $.01 par value, 4,400,000 shares authorized, 4,079,174 and 1,402,788 shares issued, respectively	40,792	14,028
Class D Common shares, $.01 par value, 17,000,000 shares authorized, 2,090,765 and 0 shares issued, respectively	20,908	—
Capital in excess of par value	104,114,487	59,350,988
Accumulated distributions in excess of earnings	(15,037,804)	(9,616,551)
Deferred compensation	(770,336)	(143,710)
Cost of treasury shares, 9,116 and 133,822 Class A shares, respectively	(54,991)	(861,775)

TOTAL SHAREHOLDERS’ EQUITY	88,370,147	48,795,999

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$203,150,530	$101,326,607

See Notes to Consolidated Financial Statements.

F-3

AmREIT AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2004	2003	2002

Revenues:
Rental income from operating leases	$9,778,242	$4,036,789	$2,390,007
Earned income from direct financing leases	2,029,290	2,015,123	1,383,532
Real estate fee income	1,851,582	1,031,201	1,222,944
Securities commission income	7,656,145	2,958,226	846,893
Asset management fee income	361,344	240,465	252,072
Interest and other income	82,177	7,938	4,206

Total revenues	21,758,780	10,289,742	6,099,654

Expenses:
General operating and administrative	5,719,301	3,418,994	2,487,431
Property expense	1,560,790	466,225	313,498
Legal and professional	1,646,303	877,979	679,154
Securities commissions	5,942,685	2,288,027	653,034
Depreciation and amortization	2,040,053	720,258	487,387
Deferred merger costs	1,681,870	914,688	1,904,370

Total expenses	18,591,002	8,686,171	6,524,874

Operating income (loss)	3,167,778	1,603,571	(425,220)
Other income (expense):
Income from retail partnerships and other affiliates	1,121,100	312,147	416,904
Federal income tax (expense) benefit for taxable REIT subsidiary	(15,799)	254,041	(61,721)
Interest expense	(3,375,499)	(2,160,890)	(1,625,645)
Minority interest in income of consolidated joint ventures	(187,073)	(178,555)	(308,010)

Income (loss) before discontinued operations	710,507	(169,686)	(2,003,692)
(Loss) income from discontinued operations	(1,949,020)	1,381,190	1,344,919
Gain on sales of real estate acquired for resale	1,826,500	787,245	—

(Loss) income from discontinued operations	(122,520)	2,168,435	1,344,919

Net income (loss)	587,987	1,998,749	(658,773)
Distributions paid to class B, C and D shareholders	(4,453,562)	(1,942,656)	(865,293)

Net (loss) income available to class A shareholders	$(3,865,575)	$56,093	$(1,524,066)

Net (loss) income per class A common share — basic and diluted
Loss before discontinued operations	$(1.15)	$(0.76)	$(1.16)
(Loss) income from discontinued operations	$(0.04)	$0.78	$0.54

Net (loss) income	$(1.19)	$0.02	$(0.62)

Weighted average class A common shares used to compute net (loss) income per share, basic and diluted	3,251,285	2,792,190	2,469,725

See Notes to Consolidated Financial Statements.

F-4

AmREIT AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
For the years ended December 31, 2004, 2003 and 2002

			Accumulated
		Capital in	Distributions		Cost of
	Common Shares	Excess of Par	in Excess of	Deferred	Treasury
	Amount	Value	Earnings	Compensation	Shares	Total

Balance at December 31, 2001	$23,856	$21,655,852	$(6,037,757)	$—	$(288,170)	$15,353,781
Net loss	—	—	(658,773)	—	—	(658,773)
Issuance of common shares, Class A	3,023	1,901,347	—	—	—	1,904,370
Issuance of common shares, Class A — for class B conversion	1,248	—				1,248
Issuance of common shares, Class B, net of 124,750 shares that converted to Class A	24,642	23,468,401	—	—	—	23,493,043
Issuance of restricted shares, Class A	250	157,017	—	(256,877)	185,119	85,509
Amortization of deferred compensation	—	—	—	51,524	—	51,524
Repurchase of common shares, Class A (46,069 shares)	—	—	—	—	(294,138)	(294,138)
Distributions	—	—	(1,730,316)	—	—	(1,730,316)

Balance at December 31, 2002	$53,019	$47,182,617	$(8,426,846)	$(205,353)	$(397,189)	$38,206,248

Net income	—	—	1,998,749	—	—	1,998,749
Issuance of common shares, Class A	1,017	—	—	—	—	1,017
Conversion of common shares, Class B	(1,017)	—	—	—	—	(1,017)
Issuance of restricted shares, Class A	—	15,184	—	(152,819)	137,635	—
Amortization of deferred compensation	—	—	—	214,462	—	214,462
Repurchase of common shares, Class A (92,700 shares)	—	—	—	—	(602,221)	(602,221)
Issuance of common shares, Class C	14,028	12,153,187	—	—	—	12,167,215
Distributions	—	—	(3,188,454)	—	—	(3,188,454)

Balance at December 31, 2003	$67,047	$59,350,988	$(9,616,551)	$(143,710)	$(861,775)	$48,795,999

Net income			587,987			587,987
Issuance of common shares, Class A	5,235	2,740,476	—	26,963	65,060	2,837,734
Conversion of common shares, Class B	(1,162)	—	—	—	—	(1,162)
Issuance of restricted shares, Class A	—	7,257	—	(917,981)	741,724	(169,000)
Amortization of deferred compensation	—	—	—	264,392	—	264,392
Issuance of common shares, Class C	27,227	24,242,002	—	—	—	24,269,229
Retirement of common shares, Class C	(464)	(463,826)	—	—	—	(464,290)
Issuance of common shares, Class D	20,908	18,237,590	—	—	—	18,258,498
Distributions	—	—	(6,009,240)	—	—	(6,009,240)

Balance at December 31, 2004	$118,791	$104,114,487	$(15,037,804)	$(770,336)	$(54,991)	$88,370,147

See Notes to Consolidated Financial Statements.

F-5

AmREIT AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2004	2003	2002

Cash flows from operating activities:
Net income (loss)	$587,987	$1,998,749	$(658,773)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Investment in real estate acquired for resale	(5,053,252)	(7,807,597)	—
Proceeds from sales of real estate acquired for resale	6,672,811	6,179,145	—
Gain on sales of real estate acquired for resale	(1,826,500)	(787,244)	—
(Gain) loss on sales of real estate acquired for investment	(137,246)	(311,873)	47,553
Impairment charges	2,403,144	—	—
Income from retail partnerships and other affiliates	(1,121,100)	(312,147)	(416,904)
Depreciation and amortization	2,133,726	942,326	723,607
Amortization of deferred compensation	264,392	214,462	51,524
Minority interest in income of consolidated joint ventures	368,962	178,311	308,010
Deferred merger costs	1,681,870	914,688	1,904,370
Increase in tenant receivables	(325,272)	(1,146,461)	(33,638)
(Increase) decrease in accounts receivable	(268)	518,672	1,221,608
(Increase) decrease in accounts receivable — related party	(708,051)	(132,840)	378,494
Cash receipts from direct financing leases (less) more than income recognized	(4,532)	24,854	282,805
Increase in deferred costs	(142,603)	(233,668)	(127,452)
Increase in other assets	(491,746)	(206,282)	(129,725)
Increase (decrease) in accounts payable	2,676,017	828,375	(92,209)
Increase in security deposits	271,227	63,110	—

Net cash provided by operating activities	7,249,566	924,580	3,459,270

Cash flows from investing activities:
Improvements to real estate	(1,511,278)	(534,554)	(623,124)
Acquisition of investment properties	(58,210,885)	(23,922,118)	(18,951,523)
Notes receivable collections (advances)	999,777	(999,777)	—
Additions to furniture, fixtures and equipment	(462,949)	(64,859)	(25,131)
Investment in retail partnerships and other affiliates	(1,533,631)	(201,070)	—
Distributions from retail partnerships and other affiliates	1,221,055	517,661	848,508
Proceeds from sale of investment property	5,851,831	3,497,267	3,692,544
Decrease (increase) in preacquisition costs	(18,914)	(11,417)	207,435

Net cash used in investing activities	(53,664,994)	(21,718,867)	(14,851,291)

Cash flows from financing activities:
Proceeds from notes payable	57,683,965	36,203,535	19,253,403
Payments of notes payable	(46,292,651)	(24,118,829)	(3,399,277)
Purchase of treasury shares	—	(602,221)	(294,138)
Issuance of common shares	46,413,570	13,912,816	—
Retirement of common shares	(464,290)	—	(106,500)
Issuance costs	(5,608,369)	(1,845,357)	(517,857)
Common dividends paid	(4,286,712)	(3,088,698)	(1,730,316)
Contributions from minority interests	—	—	809,971
Distributions to minority interests	(101,147)	(142,387)	(343,514)

Net cash provided by financing activities	47,344,366	20,318,859	13,671,772

Net increase (decrease) in cash and cash equivalents	928,937	(475,428)	2,279,751
Cash and cash equivalents, beginning of year	2,031,440	2,506,868	227,117

Cash and cash equivalents, end of year	$2,960,377	$2,031,440	$2,506,868

F-6

Supplemental schedule of cash flow information:

Cash paid during the year for:
Interest	$3,056,474	$2,168,546	$1,691,927
Income taxes	164,934	46,838	133,841
Supplemental schedule of noncash investing and financing activities
      In 2004 the Company assumed $44,755,333 in debt (net of a premium of $1,380,578) related to the acquisition of investment properties.
      During 2004, 2003 and 2002, the Company converted 116,239, 101,685 and 124,750 B shares to A shares, respectively. Additionally, during 2004, 2003 and 2002, the Company issued Class C & D shares with a value of $1,722,526, $99,756 and 0, respectively in satisfaction of dividends through the dividend reinvestment program.
      In 2004 the Company issued 140,894 shares of restricted stock to employees and trust managers as as part of their compensation plan. The restricted stock vests over a four and three year period respectively. The Company recorded $917,981 in deferred compensation related to the issuance of the restricted stock.
      In 2003 the Company issued 24,257 shares of restricted stock to employees and trust managers as part of their compensation plan. The restricted stock vests over a four and three period respectively. The Company recorded $152,819 in deferred compensation related to the issuance of the restricted stock.
      In 2002 the Company issued 35,732 shares of restricted stock to employees and trust managers as part of their compensation plan. The restricted stock vests over a four and three year period respectively. The Company recorded $256,877 in deferred compensation related to the issuance of the restricted stock.
      On July 23, 2002, the Company merged with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd. and AAA Net Realty Fund XI, Ltd. In conjunction with the merger, the Company acquired $23,890,318 worth of property and issued 2,589,179 shares.
See Notes to Consolidated Financial Statements.

F-7

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF BUSINESS AND NATURE OF OPERATIONS
      AmREIT is a Texas real estate investment trust (“REIT”) that has elected to be taxed as a REIT for federal income tax purposes. AmREIT focuses on the ownership, development and management of Irreplaceable Cornerstm — defined as premier retail frontage properties typically located on “Main and Main” intersections in highly populated, high-traffic affluent areas. The Company is an internally advised, self-managed equity REIT with, along with its predecessor, a 20-year history and a record of investing in quality income producing retail real estate. AmREIT’s class A common shares are traded on the American Stock Exchange under the symbol “AMY”.
      Our business structure consists of a portfolio of conservatively leveraged retail shopping centers, multi-tenant and single tenant properties leased to companies such as Kroger, Walgreens, GAP and Starbucks. The portfolio is supported by three synergistic businesses: a wholly owned real estate operating and development subsidiary, a NASD registered broker-dealer subsidiary and a merchant development retail partnership business. This unique structure, along with our deep professional talent pool, allows AmREIT the opportunity to expand its growth both internally and externally and the opportunity to access low-cost capital through both underwritten offerings and the independent financial planning marketplace which can then be deployed efficiently and accretively for our shareholders.
      Through the retail partnership funds, AmREIT captures recurring development, leasing, property management, and asset management fees for services performed while maintaining an ownership interest and profit participation.
      As of December 31, 2004, AmREIT owns a real estate portfolio consisting of 61 properties located in 17 states. Properties that we acquire are generally newly constructed or recently constructed at the time of acquisition. Our multi-tenant shopping centers are primarily located throughout Texas and are leased to national, regional and local tenants. Our revenues are substantially generated by corporate retail tenants such as Kroger, CVS/pharmacy, Starbucks, Landry’s, International House of Pancakes (“IHOP”), Nextel, Washington Mutual, GAP, TGI Friday’s, Bank of America, Bath & Body Works, Payless Shoes, Barnes & Noble, Linens ‘N Things and others.
      Our single tenant properties are located throughout the United States and are generally leased to corporate tenants where the lease is the direct obligation of the parent company, not just the local operator, and in most other cases, our leases are guaranteed by the parent company. The dependability of the lease payments is therefore based on the strength and viability of the entire company, not just the leased location.
      AmREIT’s initial predecessor, American Asset Advisers Trust, Inc. was formed as a Maryland Corporation in 1993. Following the merger of our external adviser into the Company in June 1998, we changed our name to AmREIT, Inc., which was a Maryland corporation. In December 2002, we reorganized as a Texas real estate investment trust.
      On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd. With the merger of the affiliated partnerships, AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million Class B common shares to the limited partners in the affiliated partnerships. Approximately $760 thousand in 8 year, interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented against the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company.
      A deferred merger expense resulted from the shares payable to H. Kerr Taylor, our President and Chief Executive Officer, as a result of the merger, which shares represented a portion of consideration payable to Mr. Taylor as a result of the sale of his advisory company to AmREIT. Mr. Taylor earned approximately

F-8

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
143 thousand shares during 2003 as a result of our class C common share offering, resulting in a non-cash charge to earnings of approximately $915 thousand. During 2004, Mr. Taylor earned an additional 241 thousand shares under the deferred consideration agreement as a result of the issuance of additional class C common shares, resulting in a non-cash charge to earnings of $1.7 million. To date, Mr. Taylor has received 900 thousand class A common shares, which fulfills the shares that he is owed under the agreement, and no further shares will be issued under this arrangement.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
      The financial records of the Company are maintained on the accrual basis of accounting whereby revenues are recognized when earned and expenses are recorded when incurred. The consolidated financial statements include the accounts of AmREIT and its wholly or majority owned subsidiaries in which we have a controlling financial interest. Investments in joint ventures and partnerships where we have the ability to exercise significant influence, but do not exercise financial and operating control, are accounted for using the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION
      The Company leases space to tenants under agreements with varying terms. The majority of the leases are accounted for under the operating method with revenue being recognized on a straight-line basis over the terms of the individual leases. Accrued rents are included in tenant receivables. Revenue from tenant reimbursements of taxes, maintenance expenses and insurance is recognized in the period the related expense is recorded. Additionally, certain of the lease agreements contain provisions that grant additional rents based on tenants’ sales volumes (contingent or percentage rent). Percentage rents are earned when the tenants achieve the specified targets as defined in their lease agreements and are generally recognized when such rents are collected. The terms of certain leases require that the building/improvement portion of the lease be accounted for under the direct financing method. Such method requires that an asset be recorded for the present value of such future cash flows and that a portion of such cash flows be recognized as earned income over the life of the lease so as to produce a constant periodic rate of return.
      The Company has been engaged to provide various services, including development, construction management, property management, leasing and brokerage. The fees for these services are generally calculated as a percentage of revenues earned or to be earned and of property cost, as appropriate. Such fees are recognized as services are provided.

REAL ESTATE INVESTMENTS
      Development Properties — Land, buildings and improvements are recorded at cost. Expenditures related to the development of real estate are carried at cost which includes capitalized carrying charges, acquisition costs and development costs. Carrying charges, primarily interest, real estate taxes and loan acquisition costs, and direct and indirect development costs related to buildings under construction are capitalized as part of construction in progress. The capitalization of such costs ceases at the earlier of one year from the date of completion of major construction or when the property, or any completed portion, becomes available for occupancy. The Company capitalizes acquisition costs once the acquisition of the property becomes probable. Prior to that time, the Company expenses these costs as acquisition expense. During the years ended December 31, 2004, 2003 and 2002, interest and taxes in the amount of $165 thousand, $0 and $0, respectively were capitalized on properties under development.
      Acquired Properties and Acquired Lease Intangibles — We account for real estate acquisitions pursuant to Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”). Accord-

F-9

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
ingly, we allocate the purchase price of the acquired properties to land, building and improvements, identifiable intangible assets and to the acquired liabilities based on their respective fair values. Identifiable intangibles include amounts allocated to acquired out-of-market leases and to the value of in-place leases. We determine fair value based on estimated cash flow projections that utilize appropriate discount and capitalization rates and available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known trends and specific market and economic conditions that may affect the property. Factors considered by management in our analysis of determining the as-if-vacant property value include an estimate of carrying costs during the expected lease-up periods considering market conditions, and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and estimates of lost rentals at market rates during the expected lease-up periods, tenant demand and other economic conditions. Management also estimates costs to execute similar leases including leasing commissions, tenant improvements, legal and other related expenses. Intangibles related to out-of-market leases and in-place lease value are recorded as acquired lease intangibles and are amortized over the remaining terms of the underlying leases. Premiums or discounts on acquired out-of-market debt are amortized to interest expense over the remaining term of such debt.
      Depreciation — Depreciation is computed using the straight-line method over an estimated useful life of up to 50 years for buildings, up to 20 years for site improvements and over the term of lease for tenant improvements. Leasehold estate properties, where the Company owns the building and improvements but not the related ground, are amortized over the life of the lease.
      Properties Held for Sale — Properties are classified as held for sale if management has decided to market the property for immediate sale in its present condition with the belief that the sale will be completed within one year. Operating properties held for sale are carried at the lower of cost or fair value less cost to sell. Depreciation and amortization are suspended during the held for sale period. At December 31, 2004, AmREIT owned nine properties with a combined carrying value of $6.3 million that are classified as real estate held for sale. At December 31, 2003, AmREIT owned three properties with a combined carrying value of $4.4 million that were classified as real estate held for sale.
      Our properties generally have operations and cash flows that can be clearly distinguished from the rest of the Company. The operations and gains on sales reported in discontinued operations include those properties that have been sold or are held for sale and for which operations and cash flows can be clearly distinguished. The operations of these properties have been eliminated from ongoing operations, and we will not have continuing involvement after disposition. Prior periods have been restated to reflect the operations of these properties as discontinued operations.
      Impairment — Management reviews its properties for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets, including accrued rental income, may not be recoverable through operations. Management determines whether an impairment in value occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the property, with the carrying value of the individual property. If impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value. During 2004, impairment charges in the aggregate amount of $2.4 million were recognized related to two of our single-tenant properties that were held for sale during 2004, one of which was sold during the year. These impairment charges are reported as discontinued operations.

TENANT RECEIVABLES
      Included in tenant receivables are base rents, tenant reimbursements and receivables attributable to recording rents on a straight-line basis. An allowance for the uncollectible portion of accrued rents and accounts receivable is determined based upon customer credit-worthiness (including expected recovery of our claim with respect to any tenants in bankruptcy), historical bad debt levels, and current economic trends.

F-10

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

DEFERRED COSTS
      Deferred costs include deferred leasing costs and deferred loan costs, net of amortization. Deferred loan costs are incurred in obtaining property financing and are amortized to interest expense using a method that approximates the effective interest method over the term of the debt agreements. Deferred leasing costs consist of external commissions associated with leasing our properties and are amortized to expense over the lease term. Accumulated amortization related to deferred loan costs as of December 31, 2004 and 2003 totaled $185 thousand and $135 thousand, respectively. Accumulated amortization related to leasing costs as of December 31, 2004 and 2003 totaled $108 thousand and $60 thousand, respectively.

DEFERRED COMPENSATION
      Our deferred compensation and long term incentive plan is designed to attract and retain the services of our trust managers and employees that we consider essential to our long-term growth and success. As such, it is designed to provide them with the opportunity to own shares, in the form of restricted shares, in AmREIT, and provide key employees the opportunity to participate in the success of our affiliated actively managed retail partnerships through the economic participation in our general partner companies. All long term compensation awards are designed to vest over a period of three to seven years, and promote retention of our quality team.
      Deferred compensation includes share grants to employees as a form of long term compensation. The share grants vest over a period of three to seven years. Additionally, the Company assigns a portion, up to 45 percent, of the economic interest in certain of its retail limited partnerships to certain of its key employees. This economic interest is received, as, if and when the Company receives economic benefit from its profit participation, after certain preferred returns have been paid to the partnership’s limited partners. This assignment of economic interest generally vests over a period of five to seven years. This allows the Company to align the interest of its employees with the interest of our shareholders. The Company amortizes the fair value, established at the date of grant, of the restricted shares ratably over the vesting period. Because the future profits and earnings from the retail limited partnerships can not be reasonably predicted or estimated, and any employee benefit is completely contingent upon the benefit received by the general partner of the retail limited partnerships, AmREIT recognizes expense associated with the assignment of economic interest in its retail limited partnerships as the Company recognizes the corresponding income from the associated retail limited partnerships. No portion of the economic interest in the retail partnerships that have provided profit participation to the Company to date have been assigned to employees. Therefore, no compensation expense has been recorded to date.
      AmREIT maintains a defined contribution 401K retirement plan for its employees. This plan is available for all employees, immediately upon employment. The plan allows for two open enrollment periods, June and December. The plan is administered by Benefit Systems, Inc. and allows for contributions to be either invested in an array of large, mid and small cap mutual funds managed by Hartford, or directly into class A common shares. Employee contributions invested in Company stock are limited to 50% of the employee’s contributions. The Company matches 50% of the employees contribution, up to a maximum employee contribution of 4%. None of the employer contribution is matched in Company stock. As of December 31, 2004, 2003 and 2002, there were 25, 21 and 12 participants enrolled in the plan, with employer contributions of $51 thousand, $35 thousand and $18 thousand, respectively.

FEDERAL INCOME TAXES
      AmREIT has elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, and is, therefore, not subject to Federal income taxes to the extent of dividends paid, provided it meets all conditions specified by the Internal Revenue Code for retaining its REIT status, including the requirement that at least 90% of its real estate investment trust taxable income be distributed to shareholders.

F-11

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      AmREIT’s real estate operating and development business, AmREIT Realty Investment Corporation and subsidiaries (“ARIC”), is a fully integrated and wholly-owned group of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, construction, asset and property management services to our publicly traded portfolio and retail partnerships as well as to third parties. ARIC and our wholly-owned corporations that serve as the general partners of our retail partnerships are treated for Federal income tax purposes as taxable REIT subsidiaries (collectively, the “Taxable REIT Subsidiaries”). Federal income taxes are accounted for under the asset and liability method.

EARNINGS PER SHARE
      Basic earnings per share has been computed by dividing net income (loss) available to class A common shareholders by the weighted average number of class A common shares outstanding. Unvested shares of restricted stock have been included in determining basic earnings per share due to the voting and dividend rights associated with such shares. Diluted earnings per share has been computed by dividing net income (as adjusted as appropriate) by the weighted average number of common shares outstanding plus the weighted average number of dilutive potential common shares. Diluted earnings per share information is not applicable due to the anti-dilutive nature of the common class B, class C and class D shares which represent 12.6 million, 4.8 million and 2.5 million potential common shares as of December 31, 2004, 2003 and 2002, respectively due to their conversion features.
      The following table presents information necessary to calculate basic and diluted earnings per share for the periods indicated:

	For the Years Ended December 31,

	2004	2003	2002

(Loss) income to Class A common shareholders (in thousands)*	$(3,866)	$56	$(1,524)
Weighted average class A common shares outstanding (in thousands)	3,251	2,792	2,470
Basic and diluted (loss)/income per share*	$(1.19)	$0.02	$(0.62)

*	The operating results for 2004, 2003 and 2002 include a charge to earnings of $1.7 million, $915 thousand and $1.9 million, respectively, which was the market value of the class A common shares issued to H. Kerr Taylor, President & CEO, related to the sale of his advisory company to AmREIT in 1998. The charge represented deferred merger costs related to this sale that was triggered by the issuance of additional common stock as part of the merger with AmREIT’s affiliated partnerships during 2002 and the issuance of common C stock in 2003 and in 2004. Additionally, these operating results include impairment charges of $2.4 million, which are related to two of our single-tenant properties that were held for sale during 2004, one of which was sold during the year.

USE OF ESTIMATES
      The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS
      The Company’s consolidated financial instruments consist primarily of cash, cash equivalents, tenant receivables, accounts receivable, accounts payable and other liabilities and notes payable. The carrying value

F-12

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
of cash, cash equivalents, tenant receivables, accounts receivable, accounts payable and other liabilities are representative of their respective fair values due to the short-term maturity of these instruments. As of December 31, 2004, the carrying value of the Company’s total debt obligations was $106.0 million. Approximately $38.0 million of our total debt obligations have market-based terms, including a variable interest rate, and the carrying value of such debt is therefore representative of its fair value as of December 31, 2004. Approximately $68.0 million of our total debt obligations have fixed rate terms and have an estimated fair value of $70.3 million as of December 31, 2004. As of December 31, 2003, the carrying value of the Company’s total debt obligations was $48.5 million. Approximately $25.9 million of our total debt obligations had market-based terms, including a variable interest rate, and the carrying value of such debt was therefore representative of its fair value as of December 31, 2003. Approximately $22.6 million of our total debt obligations had fixed rate terms and had an estimated fair value of $24.1 million as of December 31, 2003.

CONSOLIDATION OF VARIABLE INTEREST ENTITIES
      In December 2003, the FASB reissued Interpretation No. 46 (“FIN 46R”), Consolidation of Variable Interest Entities, as revised. FIN 46R addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights. FIN 46R requires a variable interest entity to be consolidated by a company that is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. Disclosures are also required about variable interest entities in which a company has a significant variable interest but that it is not required to consolidate.
      We are an investor in and the primary beneficiary of two entities that qualify as variable interest entities pursuant to FIN 46R. These entities were established to develop, own, manage, and hold property for investment. These entities comprise $5.3 million of our total consolidated assets, and neither entity had debt outstanding as of December 31, 2004. We historically consolidated such entities under generally accepted accounting principles in effect prior to the issuance of FIN 46R; accordingly, our adoption of FIN 46R had no effect on our financial position or results of operations.

NEW ACCOUNTING STANDARDS
      In December 2004, the FASB issued Statement No. 123R (“SFAS 123R”), Share-Based Payment that requires companies to expense the value of employee stock options and similar awards. SFAS 123R becomes effective in the third quarter of 2005. We have historically not used stock options as a means of compensating our employees, and therefore we have no stock options outstanding as of December 31, 2004. Our strategy to date has been to compensate our employees through issuance of restricted shares of our class A common stock. We determine the fair value of such awards based on the fair market value of the shares on the date of grant and then record that expense over the vesting period of the respective awards. The provisions of SFAS 123R will not change this accounting treatment for our restricted stock awards. Accordingly, we do not believe that our adoption of SFAS 123R in 2005 will impact our consolidated financial position, results of operations or cash flows.
      In December 2004, the Financial Accounting Standards board issued Statement No. 153 (“SFAS 153”), Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29. SFAS 153 is effective for nonmonetary transactions occurring in fiscal periods beginning after June 15, 2005. SFAS 153 will no longer allow nonmonetary exchanges to be recorded at book value with no gain being recognized. Nonmonetary exchanges will be accounted for at fair value, recognizing any gain or loss, if the transaction meets a commercial substance criterion and fair value is determinable. To prevent gain recognition on exchanges of real estate when the risks and rewards of ownership are not fully transferred, SFAS 153 precludes a gain from being recognized if the entity has significant continuing involvement with the real estate given up in the

F-13

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
exchange. We have historically not entered into nonmonetary transactions, and SFAS 153 will impact us only to the extent that we engage in such transactions.

DISCONTINUED OPERATIONS
      The following is a summary of our discontinued operations (in thousands, except for per share data):

	2004	2003	2002

Rental revenue and earned income from DFL	$516	$1,837	$1,721
Interest and other income	936	129	—
Gain on sale of real estate held for resale	1,827	787	—
Gain (loss) on sale of real estate held for investment	137	312	(48)

Total revenues	3,416	3,065	1,673
Property expense	(212)	(64)	—
General operating and administrative	(70)	—	(1)
Legal and professional	(2)	(3)	—
Depreciation and amortization	(73)	(146)	(179)
Income tax	(521)	(491)	1
Interest expense	(76)	(193)	(149)
Minority interest	(182)	—	—
Impairment charge	(2,403)	—	—

Total expenses	(3,539)	(897)	(328)
(Loss) income from discontinued operations	(123)	2,168	1,345
Basic and diluted (loss) income from discontinued operations per class A common share	$(0.04)	$0.78	$0.54

STOCK ISSUANCE COSTS
      Issuance costs incurred in the raising of capital through the sale of common shares are treated as a reduction of shareholders’ equity.

CASH AND CASH EQUIVALENTS
      For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of demand deposits at commercial banks and money market funds.

RECLASSIFICATIONS
      Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the presentation used in the current year consolidated financial statements. Such reclassifications had no effect on net income (loss) or shareholders’ equity as previously reported.

F-14

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.	OPERATING LEASES
      Our operating leases range from five to 25 years and generally include one or more five year renewal options. A summary of minimum future rentals to be received, exclusive of any renewals, under noncancelable operating leases in existence at December 31, 2004 is as follows (in thousands):

2005	$13,800
2006	12,867
2007	12,011
2008	10,732
2009	9,654
2010-thereafter	61,866

$120,930

4.	NET INVESTMENT IN DIRECT FINANCING LEASES
      The Company’s net investment in its direct financing leases at December 31, 2004 and 2003 included (in thousands):

	2004	2003

Minimum lease payments receivable	$48,871	$55,094
Unguaranteed residual value	1,763	3,378
Less: Unearned income	(31,415)	(36,426)

	$19,219	$22,046

      A summary of minimum future rentals, exclusive of any renewals, under the non-cancelable direct financing leases in existence at December 31, 2004 is as follows (in thousands):

2005	$2,037
2006	2,038
2007	2,137
2008	2,217
2009	2,229
2010-thereafter	38,213

Total	$48,871

5.	INVESTMENTS IN RETAIL PARTNERSHIPS AND OTHER AFFILIATES

Retail Partnerships
      As of December 31, 2004, AmREIT, indirectly through wholly owned subsidiaries, owned interests in four limited partnerships, which are accounted for under the equity method since AmREIT exercises significant influence over the investee. In each of the partnerships, the limited partners have the right to remove and replace the general partner by a vote of the limited partners owning a majority of the outstanding units. Our interests in these limited partnerships range from 1.4% to 10.5%. These partnerships were formed to develop, own, manage, and hold property for investment.
      AmREIT Opportunity Fund (“AOF”) — AmREIT Opportunity Corporation (“AOC”), a wholly owned subsidiary of AmREIT, invested $250 thousand as a limited partner and $1 thousand as a general

F-15

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
partner in AOF. AmREIT currently owns a 10.5% limited partner interest in AOF. Liquidation of AOF commenced in July of 2002, and as of December 31, 2004, AOF has an interest in one property. As the general partner, AOC receives a promoted interest in cash flow and profits after certain preferred returns are achieved for its limited partners.
      AmREIT Income & Growth Fund, Ltd. (“AIG”) — AmREIT Income & Growth Corporation, a wholly owned subsidiary of AmREIT, invested $200 thousand as a limited partner and $1 thousand as a general partner in AIG. AmREIT currently owns an approximately 2.0% limited partner interest in AIG.
      AmREIT Monthly Income & Growth Fund (“MIG”) — AmREIT Monthly Income & Growth Corporation, a wholly owned subsidiary of AmREIT, invested $200 thousand as a limited partner and $1 thousand as a general partner in MIG. AmREIT currently owns an approximately 1.4% limited partner interest in MIG.
      AmREIT Monthly Income & Growth Fund II (“MIG II”) — AmREIT Monthly Income & Growth II Corporation, a wholly owned subsidiary of AmREIT, invested $400 thousand as a limited partner and $1 thousand as a general partner in MIG II. AmREIT currently owns an approximately 1.6% limited partner interest in MIG II.
      The following table sets forth certain financial information for the AIG, MIG and MIG II retail partnerships (AOF is not included as it is currently in liquidation):

					Sharing
					Ratios*
Retail	Capital	LP	GP	Scheduled
Partnership	Under Mgmt.	Interest	Interest	Liquidation	LP	GP	LP Preference*

AIG	$10 million	2.0%	1.0%	2008	99%	1%	8%
					90%	10%	10%
					80%	20%	12%
					70%	30%	15%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

MIG	$15 million	1.4%	1.0%	2010	99%	1%	8%
					90%	10%	10%
					80%	20%	12%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

MIG II	$25 million	1.6%	1.0%	2011	99%	1%	8%
					85%	15%	12%
					0%	100%	40% Catch Up
					60%	40%	Thereafter

*	Illustrating the Sharing Ratios and LP Preference provisions using AIG as an example, the LPs share in 99% of the cash distributions until they receive an 8% preferred return. Thereafter, the LPs share in 90% of the cash distributions until they receive a 10% preferred return and so on.

Other affiliate
      Other than the retail partnerships, we have an investment in one entity that is accounted for under the equity method since AmREIT exercises significant influence over such investee. AmREIT invested $955 thousand in West Road Plaza, LP, and we have a 25% limited partner interest in the partnership. West Road

F-16

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Plaza was formed in 2004 to acquire, redevelop, lease and manage West Road Plaza, a shopping center located on the north side of Houston, TX at the intersection of I-45 and West Road.
      Combined condensed financial information for the retail partnerships and other affiliates (at 100%) is summarized as follows:

	2004	2003

	(In thousands)
Combined Balance Sheet
Assets
Property, net	$35,847	$10,682
Cash	18,697	4,667
Notes receivable	—	4,173
Other assets	11,103	5,739

TOTAL ASSETS	65,647	25,261

Liabilities and Partners’ Capital:
Notes payable	19,017	1,228
Other liabilities	1,536	979
Partners capital	45,094	23,054

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$65,647	$25,261

AMREIT’S SHARE OF PARTNERS’ CAPITAL	$1,979	$545

	2004	2003	2002

	(In thousands)
Combined Statement of Operations
Total Revenue	$4,788	$3,501	$2,625

Expense
Interest	715	113	359
Depreciation and amortization	304	168	189
Other	1,135	405	189

TOTAL EXPENSE	2,154	686	737

NET INCOME	$2,634	$2,815	$1,888

AMREIT’S SHARE OF NET INCOME	$1,121	$312	$417

6.	ACQUIRED LEASE INTANGIBLES
      In accordance with SFAS 141, we have identified and recorded the value of intangibles at the property acquisition date. Such intangibles include the value of in-place leases and out-of-market leases. Acquired lease intangible assets (in-place lease value and above-market leases) are net of accumulated amortization of $558 thousand and $64 thousand at December 31, 2004 and 2003, respectively. These assets are amortized over the leases’ remaining terms, which range from 9 months to 20 years. The amortization of above-market leases is recorded as a reduction of rental income and the amortization of in-place leases is recorded to amortization expense. The aggregate amortization expense from acquired leases was $494 thousand and $64 thousand during 2004 and 2003, respectively.

F-17

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Acquired lease intangible liabilities (below-market leases) are net of previously accreted minimum rent of $63 thousand and $0 at December 31, 2004 and 2003, respectively and are amortized over the leases’ remaining terms, which range from 10 months to 16 years. The amortization of below-market leases is recorded as an increase to rental income.
      The estimated aggregate amortization amounts from acquired lease intangibles for each of the next five years are as follows (in thousands):

	Amortization	Rental
Year Ending	Expense	Income
December 31,	(in-place lease value)	(out-of-market leases)

2005	$3,062	$(268)
2006	1,435	(271)
2007	1,069	(206)
2008	978	(186)
2009	856	(182)

7.	NOTES PAYABLE
      The Company’s outstanding debt at December 31, 2004 and 2003 consists of the following (in thousands):

	2004	2003

Notes Payable:
Fixed rate mortgage loans	$67,190	$21,826
Variable rate mortgage loans	—	3,107
Fixed rate unsecured loans	760	760

Total notes payable	67,950	25,693
Variable-rate unsecured line of credit	38,014	22,792

Total	$105,964	$48,485

      The Company has an unsecured credit facility (the “Credit Facility”) in place which is being used to provide funds for the acquisition of properties and working capital. The Credit Facility matures in October 2005 and provides that the Company may borrow up to $41 million subject to the value of unencumbered assets. In December 2004, the Company renewed its Credit Facility on terms and conditions substantially the same as the previous facility. The Credit Facility contains covenants which, among other restrictions, require the Company to maintain a minimum net worth, a maximum leverage ratio, maximum tenant concentration ratios, specified interest coverage and fixed charge coverage ratios and allow the lender to approve all distributions. On December 31, 2004, the Company was in compliance with all financial covenants. The Credit Facility’s annual interest rate varies depending upon the Company’s debt to asset ratio, from LIBOR plus a spread of 1.40% to LIBOR plus a spread of 2.35%. As of December 31, 2004, the interest rate was LIBOR plus 2.35%. As of December 31, 2004, $38.0 million was outstanding under the Credit Facility. The Company has approximately $3.0 million available under its line of credit, subject to Lender approval on the use of the proceeds.
      In conjunction with property acquisitions completed during 2004, we assumed debt with a fair value of $46.2 million, which included a debt premium of $1.4 million at the date of acquisition based upon the above market interest rate of the debt instrument. The debt premium is being amortized over the term of the related debt instrument. The weighted average interest rate on this debt is 6.05%, and the weighted average remaining life is 7.5 years.

F-18

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2004, scheduled principal repayments on notes payable and the Line were as follows (in thousands):

	Scheduled
	Principal	Term-Loan	Total
Scheduled Payments by Year	Payments	Maturities	Payments

2005 (includes Line of Credit)	$39,117	$—	$39,117
2006	1,184	—	1,184
2007	1,271	—	1,271
2008	1,365	13,410	14,775
2009	1,453	885	2,338
Beyond five years	30,059	15,887	45,946
Unamortized debt premiums	—	1,333	1,333

Total	$74,449	$31,515	$105,964

8.	CONCENTRATIONS
      As of December 31, 2004, two properties individually accounted for more than 10% of the Company’s consolidated total assets — Plaza in the Park in Houston, Texas and MacArthur Park in Dallas, Texas accounted for 16% and 20%, respectively of total assets. Consistent with our strategy of investing in areas that we know well, 21 of our properties our located in the Houston metropolitan area. These Houston properties represent 67% of our rental income for the year ended December 31, 2004. Houston is Texas’ largest city and the fourth largest city in the United States.
      Following are the revenues generated by the Company’s top tenants for each of the years in the three-year period ended December 31 ($ in thousands):

Tenant	2004	2003	2002

IHOP Corporation	$2,499	$2,731	$1,784
CVS/pharmacy	935	—	—
Kroger	804	—	—
Landry’s	436	—	—
Golden Corral	429	430	167
TGI Friday’s	342	240	83
Hollywood Entertainment	306	312	273
Texas Children’s	274	286	137
River Oaks Imaging	272	280	264
Comp USA	268	268	123
Footstar, Inc.	260	740	735
Baptist Memorial Hospital	223	223	102
Dr. Pucillo	189	189	87
Mattress Giant, Inc.	175	179	168
Washington Mutual	159	159	158
Wherehouse Entertainment Corp.	138	386	381
Pier 1	135	135	62
Office Max, Inc.	—	256	509

	$7,844	$6,814	$5,033

F-19

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	FEDERAL INCOME TAXES
      The differences between net income for financial reporting purposes and taxable income before distribution deductions relate primarily to temporary differences, merger costs and potential acquisition costs which are expensed for financial reporting purposes. At December 31, 2004 and 2003, the net book bases of real estate assets approximated their tax bases.
      The Taxable REIT Subsidiaries have recorded a Federal income tax expense of $537 thousand, $237 thousand and $61 thousand for the years ended December 31, 2004, 2003 and 2002, respectively, which represents the Federal income tax obligations on the consolidated Taxable REIT Subsidiaries’ taxable net income. The effective tax rate approximates the statutory tax rate of 34% as no significant permanent differences exist between book and taxable income. Additionally, at December 31, 2004 and 2003, a deferred tax liability of $43 thousand and $28 thousand, respectively was established to record the tax effect of the differences between the book and tax bases on certain real estate assets of ARIC. Deferred tax expense recorded for 2004, 2003 and 2002 was $15 thousand, $0 and $28 thousand, respectively.
      For federal income tax purposes, distributions paid to shareholders consist of ordinary income, capital gains and return of capital as follows:

	2004
	(estimate)	2003	2002

Ordinary income	48.8%	52.8%	0.0%
Qualified	19.6%	—	—
Return of capital	31.0%	31.8%	100.0%
Capital gain	0.6%	15.4%	0.0%

Total	100.0%	100.0%	100.0%

10.	STOCKHOLDERS’ EQUITY AND MINORITY INTEREST
      Class A Common Shares — Our class A common shares are listed on the American Stock Exchange (“AMEX”) and traded under the symbol “AMY.” As of December 31, 2004, there were 3,453,651 of the Company’s class A common shares outstanding, net of 9,116 shares held in treasury. The payment of any future dividends by AmREIT to class A common shareholders is dependent upon applicable legal and contractual restrictions, including the provisions of the class B, class C and class D common shares, as well as its earnings and financial needs.
      Class B Common Shares — The class B common shares are not listed on an exchange and there is currently no available trading market for the class B common shares. The class B common shares have voting rights, together with all classes of common shares, as one class of stock. The class B common shares were issued at $10.00 per share, They receive a fixed 8.0% cumulative and preferred dividend, and are convertible into the class A common shares on a one-for-one basis at any time, at the holder’s option. After three years, AmREIT has the right to call the shares and, at the holder’s option, either convert them on a one-for-one basis for class A shares or redeem them for $10.18 per share in cash plus any accrued and unpaid dividends. As of December 31, 2004, there were 2,246,283 of the Company’s class B common shares outstanding.
      Class C Common Shares — The class C common shares are not listed on an exchange and there is currently no available trading market for the class C common shares. The class C common shares have voting rights, together with all classes of common shares, as one class of stock. The class C common shares were issued at $10.00 per share, They receive a fixed 7.0% preferred annual dividend, paid in monthly installments, and are convertible into the class A common shares after a 7-year lock out period based on 110% of invested capital, at the holder’s option. After three years, AmREIT has the right to force conversion of the shares into

F-20

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
class A shares at the 10% conversion premium or to redeem the shares at a cash redemption price of $11.00 per share. As of December 31, 2004, there were 4,079,174 of the Company’s class C common shares outstanding.
      Class D Common Shares — The class D common shares are not listed on an exchange and there is currently no available trading market for the class D common shares. The class D common shares have voting rights, together with all classes of common shares, as one class of stock. The class D common shares were issued at $10.00 per share, They receive a fixed 6.5% annual dividend, paid in monthly installments, subject to payment of dividends then payable to class B and class C common shares. The class D are convertible into the class A common shares at a 7.7% premium on original capital after a 7-year lock out period, at the holder’s option. After one year, AmREIT has the right to force conversion of the shares into class A shares on a pro rata basis at the 7.7% conversion premium or to redeem the shares at a cash price of $10.00 plus the pro rata portion of the conversion premium, based on the number of years the shares are outstanding. As of December 31, 2004, there were 2,090,765 of the Company’s class D common shares outstanding. During 2004, we raised $20.9 million through the issuance of 2.09 million class D shares.
      Minority Interest — Minority interest represents a third-party interest in entities that we consolidate as a result of our controlling financial interest in such investees.

11.	RELATED PARTY TRANSACTIONS
      See Note 5 regarding investments in retail partnerships and other affiliates.
      On July 23, 2002, the Company completed a merger with three of its affiliated partnerships, AAA Net Realty Fund IX, Ltd., AAA Net Realty Fund X, Ltd., and AAA Net Realty Fund XI, Ltd. AmREIT accounted for this merger as a purchase, whereby the assets of the partnerships have been recorded at fair value. AmREIT increased its real estate assets by approximately $24.3 million and issued approximately 2.6 million shares of Class B common stock to the limited partners in the affiliated partnerships as a result of the merger. Approximately $760 thousand in 8 year, 5.47% interest only, subordinated notes were issued to limited partners of the affiliated partnerships who dissented to the merger. The acquired properties are unencumbered, single tenant, free standing properties on lease to national and regional tenants, where the lease is the direct obligation of the parent company. A deferred merger expense resulted from the shares payable to H. Kerr Taylor, our President and Chief Executive Officer, as a result of the merger, which shares represented a portion of consideration payable to Mr. Taylor as a result of the sale of his advisory company to AmREIT. Mr. Taylor earned shares during 2004 and 2003 as a result of our class C and class D common share offering, resulting in a non-cash charge to earnings of approximately $1.68 million, $915 thousand and $1.9 million in 2004, 2003 and 2002, respectively. To date, Mr. Taylor has received 900 thousand class A common shares, which fulfills the shares that he is owed under the deferred consideration agreement, and no further shares will be issued to Mr. Taylor pursuant to the deferred consideration agreement.
      The Company earns real estate fee income by providing property acquisition, leasing, property management and construction management services to our retail partnerships. The Company owns 100% of the stock of the companies that serve as the general partner for four of the Partnerships. Real estate fee incomes of $1.4 million, $455 thousand and $606 thousand were paid by the Partnerships to the Company for 2004, 2003, and 2002 respectively. The Company earns asset management fees from the Partnerships for providing accounting related services, investor relations, facilitating the deployment of capital, and other services provided in conjunction with operating the Partnership. Asset management fees of $339 thousand, $240 thousand and $252 thousand were paid by the Partnerships to the Company for 2004, 2003 and 2002, respectively.
      As a sponsor of real estate investment opportunities to the NASD financial planning broker-dealer community, the Company maintains an indirect 1% general partner interest in the investment funds that it

F-21

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
sponsors. The funds are typically structured such that the limited partners receive 99% of the available cash flow until 100% of their original invested capital has been returned and a preferred return has been met. Once this has happened, then the general partner begins sharing in the available cash flow at various promoted levels. The Company also assigns a portion of this general partner interest in these investment funds to its employees as long term, contingent compensation. In so doing, the Company believes that it will align the interest of management with that of the shareholders, while at the same time allowing for a competitive compensation structure in order to attract and retain key management positions without increasing the overhead burden.
      On March 20, 2002, the Company formed AAA CTL Notes, Ltd. (“AAA”), a majority owned subsidiary which is consolidated in the financial statements of AmREIT, through which the Company purchased fifteen IHOP leasehold estate properties and two IHOP fee simple properties.

12.	REAL ESTATE ACQUISITIONS AND DISPOSITIONS
      During 2004, AmREIT invested $105.2 million through the acquisition of five multi-tenant properties. The acquisitions were accounted for as purchases and the results of their operations are included in the consolidated financial statements from the respective dates of acquisition.
      On December 27, 2004, AmREIT acquired MacArthur Park Shopping Center, a Kroger (NYSE: KR) anchored shopping center consisting of 198,443 square feet located on approximately 23 acres. The property, which was acquired from Regency Centers, is located in Dallas, Texas at the northwest intersection of I-635 and MacArthur Boulevard in the heart of Las Colinas, an affluent residential and business community. The property is surrounded by Fortune 500 companies such as Exxon Mobil, Citigroup, and Sabre. The property was acquired for cash and the assumption of long-term fixed rate debt. The Kroger lease is for 20-years, containing approximately 63,000 square feet, expiring in November 2020. The shopping center is 100 percent occupied as of December 31, 2004, and the weighted average remaining lease term for the project’s leases is 8.1 years.
      On June 15, 2004, AmREIT acquired Courtyard at Post Oak, consisting of a 4,013 square-foot, free standing building occupied by Verizon Wireless (NYSE: VZ) and a 9,584 square-foot, multi-tenant shopping center occupied by Ninfa’s Restaurant and Dessert Gallery. The property is located at the northwest intersection of Post Oak and San Felipe in Houston, Texas which is the heart of the Uptown Houston area, the most significant retail corridor in the Greater Houston area. The property was acquired for cash. The shopping center is 100 percent occupied as of December 31, 2004, and the weighted average remaining lease term for the project’s leases is 4.7 years.
      On July 1, 2004, AmREIT acquired Plaza in the Park, a 138,663 square-foot Kroger anchored shopping center located on approximately 14.3 acres. The property is located at the southwest corner of Buffalo Speedway and Westpark in Houston, Texas. Plaza in the Park’s Kroger is undergoing a 13,120 square-foot expansion, and when completed, will be the largest Kroger grocery store in the state. The property was acquired for cash and the assumption of long-term fixed rate debt. The weighted average remaining lease term for the project’s leases is 9.2 years. The Kroger lease is for 20 years, containing approximately 71,000 square feet, expiring in August 2017. The shopping center was 95 percent occupied as of December 31, 2004.
      On July 1, 2004, AmREIT acquired Cinco Ranch, a 97,297 square-foot Kroger anchored shopping center located on approximately 12.8 acres. The property is located at the northeast corner of Mason Road and Westheimer Parkway in Katy, Texas. The property was acquired for cash and the assumption of long-term fixed rate debt. The weighted average remaining lease term for the project’s leases is 13.5 years. The Kroger lease is for 20 years, containing approximately 63,000 square-feet, expiring in June 2023. The shopping center was 100 percent occupied as of December 31, 2004.

F-22

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      On July 21, 2004, AmREIT acquired Bakery Square Shopping Center, a 34,614 square-foot retail project including a free standing Walgreens and a shopping center anchored by Bank of America (NYSE:BOA). This is an infill property located just west of downtown Houston and includes other national tenants such as T-Mobile, Blockbuster Video and Boston Market. The property was acquired for cash and the assumption of long-term fixed rate debt. The weighted average remaining lease term for the shopping center’s leases is 4.4 years. The Walgreens lease covers 15,210 square feet and is non-cancelable until October 31, 2016, with Walgreens having the option to renew the lease every five years thereafter until the lease expires on October 31, 2056. The shopping center was 100 percent occupied as of December 31, 2004.
      During 2003, AmREIT invested $34.5 million through the acquisition of 10 retail properties, which consisted of single tenant properties, multi-tenant properties and land to be developed.
      For the year ended December 31, 2004 AmREIT sold six single tenant non-core properties. The sale of the six properties resulted in a net gain of $861 thousand after including impairment charges of $1.1 million. The cash proceeds from the sale of the six properties were approximately $11.1 million after paying down debt of $1.4 million.

13.	COMMITMENTS
      In March of 2004, the Company signed a new lease agreement for its office facilities which expires August 31, 2009. In addition, the Company leases various office equipment for daily activities. Rental expense for the years ended December 31, 2004, 2003 and 2002 was $183 thousand, $92 thousand and $77 thousand, respectively.
      A summary of future minimum lease payments for the office lease and equipment follows (in thousands):

2005	$228
2006	224
2007	224
2008	224
2009	146
2010 & thereafter	—

Total	$1,046

14.	SEGMENT REPORTING
      The operating segments presented are the segments of AmREIT for which separate financial information is available, and revenue and operating performance is evaluated regularly by senior management in deciding how to allocate resources and in assessing performance.
      AmREIT evaluates the performance of its operating segments primarily on revenue. Because the real estate development and operating segment and securities and retail partnership segment are both revenue and fee intensive, management considers revenue the primary indicator in allocating resources and evaluating performance.
      The portfolio segment consists of our portfolio of single and multi-tenant shopping center projects. This segment consists of 61 properties located in 17 states. Expenses for this segment include depreciation, interest, minority interest, legal cost directly related to the portfolio of properties and the property level expenses. The consolidated assets of AmREIT are substantially all in this segment. Additionally, substantially all of the increase in total assets during the year ended December 31, 2004 occurred within the portfolio segment.

F-23

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Our real estate operating and development business is a fully integrated and wholly-owned group of brokers and real estate professionals that provide development, acquisition, brokerage, leasing, construction, asset and property management services to our publicly traded portfolio and retail partnerships as well as to third parties. The securities segment consists of an NASD registered securities business that, through the internal securities group, raises capital from the independent financial planning marketplace. The retail partnerships sell limited partnership interests to retail investors, in which AmREIT indirectly invests as both the general partner and as a limited partner (see Note 5). These retail partnerships were formed to develop, own, manage, and add value to properties with an average holding period of two to four years.
      Included in Corporate and Other are those costs and expenses related to general overhead and personnel that are not solely responsible for one of the reporting segments.

		Real Estate
		Operating &		Retail	Corporate
2004	Portfolio	Development	Securities	Partnerships	and Other	Total

Revenue	$11,688	$1,971	$7,656	$361	$83	$21,759
Income from retail partnership and other affiliates	—	—	—	1,121	—	1,121
Expenses	(7,163)	—	(5,951)	(7)	(7,366)	(20,487)
Deferred merger cost	—	—	—	—	(1,682)	(1,682)
Income (loss) before discontinued operations	$4,525	$1,971	$1,705	$1,475	$(8,965)	$711

		Real Estate
		Operating &		Retail	Corporate
2003	Portfolio	Development	Securities	Partnerships	and Other	Total

Revenue	$6,052	$1,031	$2,958	$240	$9	$10,290
Income from retail partnership and other affiliates	—	—	—	312	—	312
(Expenses)/Income	(3,526)	169	(2,241)	39	(4,298)	(9,857)
Deferred merger cost	—	—	—	—	(915)	(915)
Income (loss) before discontinued operations	$2,526	$1,200	$717	$591	$(5,204)	$(170)

		Real Estate
		Operating &		Retail	Corporate
2002	Portfolio	Development	Securities	Partnerships	and Other	Total

Revenue	$3,774	$1,223	$847	$252	$4	$6,100
Income from retail partnership and other affiliates	—	—	—	417	—	417
Expenses	(2,735)	(46)	(657)	(12)	(3,167)	(6,617)
Deferred merger cost	—	—	—	—	(1,904)	(1,904)
Income (loss) before discontinued operations	$1,039	$1,177	$190	$657	$(5,067)	$(2,004)

F-24

AMREIT AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	SUMMARY OF QUARTERLY FINANCIAL DATA (UNAUDITED)
      Presented below is a summary of the consolidated quarterly financial data for the years ended December 31, 2004 and 2003 (amounts in thousands, except per share data):

	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter

2004:
Revenues as originally reported	$4,552	$4,713	$5,797	$7,031
Reclassified to discontinued operations	(85)	(305)	56	—

Adjusted Revenues	4,467	4,408	5,853	7,031

Net loss for class A common shareholders	(1,178)	(1,009)	(48)	(1,630)

Net loss per class A common share — basic and diluted	(0.40)	(0.31)	(0.01)	(0.48)

2003:
Revenues as originally reported	$2,142	$2,884	$3,193	$4,621
Reclassified to discontinued operations	(409)	(531)	(596)	(1,015)

Adjusted Revenues	1,733	2,353	2,597	3,606

Net income (loss) for class A common shareholders	6	210	202	(362)

Net income (loss) per class A common share — basic and diluted	0.00	0.08	0.07	(0.13)

F-25

AMREIT AND SUBSIDIARIES
SCHEDULE III — Consolidated Real Estate Owned and Accumulated Depreciation
For the year ended December 31, 2004

				Investment in
	Building and		Real Estate	Direct Finance		Accumulated	Date	Encumbrances
Property Description	Improvements	Land	Held for Sale	Lease	Total Cost	Depreciation	Acquired	(Note A)

SHOPPING CENTERS
Copperfield Medical, Texas	$1,531,977	$534,086	$—	$—	$2,066,063	$331,627	9-26-95	$—
Lake Woodlands Plaza, Texas	3,494,004	1,369,064	—	—	4,863,068	541,557	6-3-98	—
Sugar Land Plaza, Texas	3,016,816	1,280,042	—	—	4,296,858	501,960	7-1-98	2,336,364
Uptown Plaza, Texas	5,033,359	7,796,383	—	—	12,829,742	133,053	12-10-03	—
Terrace Shops, Texas	2,575,931	2,212,278	—	—	4,788,209	72,096	12-15-03	2,788,802
Courtyard Square, Texas	1,777,160	4,133,640	—	—	5,910,800	33,921	6-15-04	—
Plaza in the Park, Texas	17,380,465	13,261,792	—	—	30,642,257	291,311	7-01-04	18,080,604
Cinco Ranch, Texas	11,565,300	2,668,226	—	—	14,233,526	188,657	7-01-04	8,554,686
Bakery Square, Texas	4,806,518	4,325,612	—	—	9,132,130	71,000	7-21-04	5,192,547
McArthur Park, Texas	26,468,785	8,647,098	—	—	35,115,883	13,551	12-27-04	13,985,700

Total Shopping Centers	77,650,315	46,228,221	—	—	123,878,536	2,178,733		50,938,703
SINGLE-TENANT
Radio Shack, Texas	788,330	337,856	—	—	1,126,186	213,033	06-15-94	—
Blockbuster Music, Missouri	1,247,461	534,483	—	—	1,781,944	202,616	11-14-94	—
Washington Mutual, Texas	—	562,846	—	—	562,846	n/a	09-23-96	—
Washington Mutual, Texas	—	851,974	—	—	851,974	n/a	12-11-96	—
Just For Feet, Louisiana	—	—	1,654,243	—	1,654,243	n/a	06-09-97	—
Hollywood Video, Louisiana	784,123	443,544	—	—	1,227,667	115,847	10-31-97	—
Hollywood Video, Mississippi	835,854	450,000	—	—	1,285,854	150,025	12-30-97	946,147
Smokey Bones, Georgia	—	713,386	—	—	713,386	n/a	12-18-98	—
IHOP, Texas	—	740,882	—	1,018,731	1,759,613	n/a	9-22-99	1,233,301
IHOP, Kansas	—	450,984	—	1,012,056	1,463,040	n/a	9-30-99	—
IHOP, Oregon	—	—	—	1,051,599	1,051,599	Note B	4-16-02	833,990
IHOP, Texas	—	—	—	904,315	904,315	Note B	4-16-02	715,275
IHOP, New York	—	—	—	1,145,256	1,145,256	Note B	4-16-02	894,094
IHOP, Kansas	—	—	—	892,563	892,563	Note B	4-16-02	705,941
IHOP, New Mexico	—	—	—	867,918	867,918	Note B	4-23-02	711,656
IHOP, Louisiana	—	—	—	1,411,295	1,411,295	Note B	4-23-02	1,176,016
IHOP, Virginia	—	—	—	751,789	751,789	Note B	4-23-02	592,566
IHOP, Oregon	—	—	—	712,494	712,494	Note B	5-17-02	585,038
IHOP, Missouri	—	—	—	1,183,192	1,183,192	Note B	5-17-02	971,179
IHOP, Virginia	—	—	—	848,413	848,413	Note B	6-21-02	672,735
IHOP, Virginia	—	—	—	857,685	857,685	Note B	7-18-02	678,597
Jack in the Box, Texas	504,230	216,099	—	—	720,329	31,784	7-23-02	—
Baptist Memorial Health, Tennessee	1,456,017	624,006	—	—	2,080,023	90,287	7-23-02	—
Payless Shoe Source, Texas	498,098	212,907	—	—	711,005	31,397	7-23-02	—
Golden Corral, Texas	1,099,817	722,949	—	—	1,822,766	69,326	7-23-02	—
Golden Corral, Texas	1,297,850	556,222	—	—	1,854,072	81,809	7-23-02	—
TGI Friday’s, Texas	1,453,769	623,043	—	—	2,076,812	91,637	7-23-02	—
Guitar Center, Minnesota	1,782,470	763,917	—	—	2,546,387	112,357	7-23-02	—
Popeye’s, Georgia	778,772	333,758	—	—	1,112,530	49,089	7-23-02	—
Energy Wellness Center, Texas	1,276,836	547,214	—	—	1,824,050	80,484	7-23-02	—
Pier One Imports, Colorado	1,000,563	422,722	—	—	1,423,285	63,070	7-23-02	—
IHOP, Utah	—	457,492	—	1,093,910	1,551,402	n/a	7-25-02	1,176,286
IHOP, Tennessee	—	469,502	—	1,127,072	1,596,574	n/a	7-26-02	1,271,250
IHOP, California	—	—	—	1,006,844	1,006,844	Note B	8-23-02	707,460
IHOP, Texas	—	—	—	1,167,221	1,167,221	Note B	8-23-02	849,138
IHOP, Tennessee	—	—	—	1,070,932	1,070,932	Note B	8-23-02	737,249
IHOP, Colorado	—	—	—	1,095,569	1,095,569	Note B	8-23-02	793,479
CVS Pharmacy, Texas	—	2,688,996	—	—	2,688,996	n/a	1-10-03	—
TGI Friday’s, Maryland	—	1,474,474	—	—	1,474,474	n/a	9-16-03	—

F-26

				Real Estate	Investment in
	Building and			Held for Sale	Direct Finance			Accumulated		Date	Encumbrances
Property Description	Improvements		Land	(Note D)	Lease		Total Cost	Depreciation		Acquired	(Note A)

5/8wYUM Brands, Texas		—	—	$631,034		—	$631,034		n/a	10-14-03		—
San Felipe at Winrock, Texas		—	$2,349,590	—		—	2,349,590		n/a	11-17-03		—
Bank of America, Texas		—	2,502,413	—		—	2,502,413		n/a	11-17-03		—
Advance Auto, Missouri		—	—	361,187		—	361,187		n/a	2-13-04		—
Research Forest, Texas		—	516,709	—		—	516,709		n/a	4-30-04		—
Advance Auto, Illinois		—	—	637,166		—	637,166		n/a	6-3-04		—
Advance Auto, Missouri		—	—	356,307		—	356,307		n/a	9-24-04		—
Advance Auto, Missouri		—	—	732,076		—	732,076		n/a	9-28-04		—
Advance Auto, Illinois		—	—	899,731		—	899,731		n/a	9-30-04		—
Advance Auto, Illinois		—	—	455,588		—	455,588		n/a	10-19-04		—
Advance Auto, Illinois		—	—	598,311		—	598,311		n/a	11-16-04		—
410 and Blanco, Texas	— $	14,804,190	1,341,597 21,909,565	— 6,325,643	— $	19,218,854	1,341,597 62,258,252	n/a $	1,382,761	12-17-04	— $	16,251,397
Total Single-Tenant		$92,454,505	$68,137,786	$6,325,643		$19,218,854	$186,136,788		$3,561,494			$67,190,100
Total

Note A — Encumbrances do not include $38.0 million outstanding under a $41 million 1-year revolving credit facility, payable to Wells Fargo bank secured by a pool of properties that include four multi-tenant, twenty-one single-tenant properties and one property under development.

Note B — The portion of the lease relating to the building of this property has been recorded as a direct financing lease for financial reporting purposes. Consequently, depreciation is not applicable.

Note C — Activity within real estate and accumulated depreciation during the three years in the period ended December 31, 2004 is as follows:

		Accumulated
	Cost	Depreciation

Balance at December 31, 2001	$30,563,730	$1,998,701
Acquisitions/additions	20,103,861	—
Disposals	(2,875,168)	(238,591)
Depreciation expense	—	262,042

Balance at December 31, 2002	$47,792,423	$2,022,152
Acquisitions/additions	29,435,427	—
Disposals	(4,984,583)	(267,016)
Depreciation expense	—	765,497

Balance at December 31, 2003	$72,243,267	$2,520,633
Acquisitions/additions	104,136,245	—
Disposals	(7,682,772)	(478,806)
Impairment charge	(1,300,000)
Transfer to held for sale	(478,806)
Depreciation expense	—	1,519,667

Balance at December 31, 2004	$166,917,934	$3,561,494

Note D — The carrying amount of real estate held for sale is net of accumulated amortization of $479 thousand.

F-27

AmREIT
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
Notice of Annual Meeting of Shareholders
To be Held June 2, 2005
To Our Shareholders:
      You are invited to attend the annual meeting of shareholders of AmREIT, to be held at 8 Greenway Plaza, Suite 1000, Houston, Texas, on Thursday, June 2, 2005, at 10:00 a.m., Central Standard Time. The purpose of the meeting is to vote on the following proposals:

Proposal 1:	To elect four trust managers to serve for a one year term and until their successors are elected and qualified.

Proposal 2:	To transact any other business that may properly be brought before the annual meeting or any adjournments thereof.
      The board of trust managers has fixed the close of business on April 19, 2005 as the record date for determining shareholders entitled to notice of and to vote at the annual meeting. A form of proxy card and a copy of our annual report to shareholders for the fiscal year ended December 31, 2004 are enclosed with this notice of annual meeting and proxy statement.
      Your proxy vote is important. Accordingly, you are asked to complete, date, sign and return the accompanying proxy whether or not you plan to attend the annual meeting. If you plan to attend the annual meeting to vote in person and your shares are in the name of a broker or bank, you must secure a proxy from the broker or bank assigning voting rights to you for your shares.

BY ORDER OF THE BOARD OF TRUST MANAGERS

H. Kerr Taylor
Chairman of the Board, Chief Executive Officer,
and President
April 25, 2005
Houston, Texas

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
Thursday, June 2, 2005
AmREIT
8 Greenway Plaza, Suite 1000
Houston, Texas 77046
      The Board of Trust Managers of AmREIT is soliciting proxies to be used at the 2005 annual meeting of shareholders to be held at 8 Greenway Plaza, Suite 1000, Houston, Texas, on Thursday, June 2, 2005, at 10:00 a.m., Central Standard Time. This Proxy Statement, accompanying Proxy and Annual Report to Shareholders for the fiscal year ended December 31, 2004 are first being mailed to shareholders on or about April 25, 2005. Although the annual report is being mailed to shareholders with this proxy statement, it does not constitute part of this proxy statement.
Who Can Vote
      Only shareholders of record as of the close of business on April 19, 2005, are entitled to notice of and to vote at the annual meeting. As of April 19, 2005, we had approximately 3,490,040 class A common shares, 2,210,504 class B common shares, 4,084,741 class C common shares and 4,405,758 class D common shares outstanding (collectively, the “Shares”). Each holder of record of the Shares on the record date is entitled to one vote on each matter properly brought before the annual meeting for each share held.
How You Can Vote
      Shareholders cannot vote at the annual meeting unless the shareholder is present in person or represented by proxy. You are urged to complete, sign, date and promptly return the proxy in the enclosed postage-paid envelope after reviewing the information contained in this proxy statement and in the annual report. Valid proxies will be voted at the annual meeting and at any adjournments of the annual meeting as you direct in the proxy.
Revocation of Proxies
      You may revoke your proxy at any time prior to the start of the annual meeting in three ways:

(1) by delivering written notice to our Corporate Secretary, Chad C. Braun, at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046;

(2) by submitting a duly executed proxy bearing a later date; or

(3) by attending the annual meeting and voting in person.
      Voting by proxy will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, to be able to vote at the annual meeting. If no direction is given and the proxy is validly executed, the shares represented by the proxy will be voted as recommended by our board of trust managers. The persons authorized under the proxies will vote upon any other business that may properly come before the annual meeting according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the time of mailing this proxy statement, we do not anticipate that any other matters would be raised at the annual meeting.

1

Required Vote
      The presence, in person or represented by proxy, of the holders of a majority of the Shares (7,109,713 Shares) entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. However, if a quorum is not present at the annual meeting, a majority of the shareholders, present in person or represented by proxy, have the power to adjourn the annual meeting until a quorum is present or represented.
      The affirmative vote of the holders of a majority of the Shares present in person or represented by proxy is required to elect trust managers.
      Votes cast by proxy or in person will be counted by two persons appointed by the Company to act as inspectors for the annual meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum and of determining the outcome of any matter submitted to the shareholders for a vote; however, abstentions will not be deemed outstanding and, therefore, will not be counted in the tabulation of votes cast on proposals presented to shareholders.
      The Texas Real Estate Investment Trust Act and the Company’s Bylaws do not specifically address the treatment of abstentions and broker non-votes. The election inspectors will treat Shares referred to as “broker non-votes” (i.e., Shares held by brokers or nominees as to which instructions have not been received from the beneficial owners and as to which the broker or nominee does not have discretionary voting power on a particular matter) as Shares that are present and entitled to vote for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).
Cost of Proxy Solicitation
      The cost of soliciting proxies will be borne by us. Proxies may be solicited on our behalf by our trust managers, officers or employees in person, by telephone, facsimile or by other electronic means.
      In accordance with SEC regulations, we will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials and soliciting proxies from the beneficial owners of Shares.
GOVERNANCE OF THE COMPANY
Board of Trust Managers
      Pursuant to our declaration of trust and our bylaws, our business, property and affairs are managed under the direction of our board of trust managers. Members of our board are kept informed of our business through discussions with the chairman of the board and officers, by reviewing materials provided to them and by participating in meetings of our board and its committees. Board members have complete access to the Company’s management team and the independent auditors. Our board and each of the key committees — Audit, Compensation, Nominating and Corporate Governance (collectively the “Committees”) — also have authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties. The Company’s Corporate Governance Guidelines require that a majority of the trust managers be independent within the meaning of American Stock Exchange (“AMEX”) standards.
Statement on Corporate Governance
      The Company is dedicated to establishing and maintaining the highest standards of corporate governance. The Board has implemented many corporate governance measures designed to serve the long-term interests of our shareholders and further align the interests of trustees and management with our shareholders. The major

2

changes approved by the Board, through the adoption of a code of business conduct and ethics and corporate governance guidelines and enacted by the Company include:

•	prohibiting the re-pricing of options under our incentive plan;

•	increasing the overall independence of our board and the Committees;

•	scheduling executive sessions of the non-management trust managers on a regular basis;

•	conducting annual evaluations of our board, the Committees and individual trust managers;

•	establishing share ownership guidelines for senior officers of the Company;

•	requesting trust managers to visit properties every year;

•	limiting members of its Audit Committee to service on not more than three other public company audit committees without prior board approval;

•	adopting a Pre-Approval Policy for Audit and Non-Audit Services;

•	limiting the CEO’s service to not more than three other public company boards;

•	reviewing and revising the existing Audit Committee Charter; and

•	adopting formal charters for the Committees.
      Executive Sessions. Pursuant to the Company’s Corporate Governance Guidelines, the non-management trust managers meet in separate executive sessions at least three times a year. These trust managers may invite the Chief Executive Officer or others, as they deem appropriate, to attend a portion of these sessions.
      Contacting the Board. Our board welcomes your questions and comments. If you would like to communicate directly with our board, or if you have a concern related to the Company’s business ethics or conduct, financial statements, accounting practices or internal controls, then you may submit your correspondence to our Chief Financial Officer and Secretary. All communications will be forwarded to the Chairman of our Audit Committee.
      Code of Business Conduct and Ethics. Our board has adopted a Code of Business Conduct and Ethics that applies to all trust managers, officers and employees, including the Company’s principal executive officer, principal financial officers and principal accounting officers. The purpose of the Code of Business Conduct and Ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company; and to promote compliance with all applicable rules and regulations that apply to the Company and its officers and trust managers. If our board amends any provisions of the Code of Business Conduct and Ethics that apply to the Company’s chief executive officer or senior financial officers or grants a waiver in favor of any such persons, it will promptly publish the text of the amendment or the specifics of the waiver on its website.
      As all shareholders are aware, there has been a dramatic and continuing evolution of ideas about sound corporate governance. We intend to continue to act promptly to incorporate not only the actual requirements of rules adopted but additional voluntary measures we deem appropriate. Charters for the Audit, Compensation, Nominating and Corporate Governance Committees and the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics may be viewed on the Company’s website at www.amreit.com under the Investor section. In addition, the Company will mail copies of the Corporate Governance Guidelines to shareholders upon their written request.
Meetings and Committees of the Board of Trust Managers
      General. During the fiscal year ended December 31, 2004, our board of trust managers held four regular meetings. Each of the trust managers attended all meetings held by our board of trust managers and all meetings of each committee of our board of trust managers on which such trust managers served during the

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fiscal year ended December 31, 2004. Our board of trust managers has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Nominating and
	Executive	Audit		Corporate
Name	Committee	Committee	Compensation	Governance

H. Kerr Taylor*	x
Robert S. Cartwright, Jr.		x		x
G. Steven Dawson		x	x	x
Philip Taggart		x	x	x

*	Chairman of the Board
      During our 2004 fiscal year, our board of trust managers had three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.
      Audit Committee. The Audit Committee consists of Mr. Dawson, Mr. Cartwright and Mr. Taggart. The Audit Committee met four times during the fiscal year ended December 31, 2004. The Audit Committee is comprised entirely of trust managers who meet the independence and financial literacy requirements of AMEX listing standards as well as the standards established under the Sarbanes-Oxley Act of 2002. In addition, our board has determined that Mr. Dawson qualifies as an “audit committee financial expert” as defined in SEC rules. The Audit Committee’s responsibilities include providing assistance to our board in fulfilling its responsibilities with respect to oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications, performance and independence, and the performance of the Company’s internal audit function. In accordance with its charter, the Audit Committee has sole authority to appoint and replace the independent auditors, who report directly to the Committee, approve the engagement fee of the independent auditors and pre-approve the audit services and any permitted non-audit services they may provide to the Company. In addition, the Audit Committee reviews the scope of audits as well as the annual audit plan, evaluates matters relating to the audit and internal controls of the Company and approves all related party transactions. The Audit Committee holds separate executive sessions, outside the presence of senior management, with the Company’s independent auditors.
      Compensation Committee. The Compensation Committee consists of Mr. Dawson and Mr. Taggart. The Compensation Committee is comprised entirely of trust managers who meet the independence requirements of the AMEX listing standards. The Compensation Committee’s responsibilities include establishing the Company’s general compensation philosophy, overseeing the Company’s compensation programs and practices, including incentive and equity-based compensation plans, reviewing and approving executive compensation plans in light of corporate goals and objectives, evaluating the performance of the Chief Executive Officer in light of these criteria and establishing the Chief Executive Officer’s compensation level based on such evaluation, evaluating the performance of the other executive officers and their salaries, bonus and incentive and equity compensation, reviewing and making recommendations concerning proposals by management regarding compensation, bonuses, employment agreements, loans to non-executive employees and other benefits and policies respecting such matters for employees of the Company The Compensation Committee met two times during the fiscal year ended December 31, 2004.
      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of Mr. Cartwright, Mr. Dawson and Mr. Taggart. The Nominating Committee’s duties include adopting criteria for recommending candidates for election or re-election to our board and its committees considering issues and making recommendations considering the size and composition of our board. The Nominating Committees will also consider nominees for trust manager suggested by shareholders in written submissions to the Company’s Secretary.

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Trust Manager Nomination Procedures
      Trust Manager Qualifications. The Company’s Nominating Committee has established policies for the desired attributes of our board as a whole. The Board will seek to ensure that a majority of its members are independent within AMEX listing standards. Each trust manager generally may not serve as a member of more than six other public company boards. Each member of our board must possess the individual qualities of integrity and accountability, informed judgment, financial literacy, high performance standards and must be committed to representing the long-term interests of the Company and the shareholders. In addition, trust managers must be committed to devoting the time and effort necessary to be responsible and productive members of our board. Our board values diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.
      Identifying and Evaluating Nominees. The Nominating Committee regularly assesses the appropriate number of trust managers comprising our board, and whether any vacancies on our board are expected due to retirement or otherwise. The Nominating Committee may consider those factors it deems appropriate in evaluating trust manager candidates including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other board members, and specialized knowledge or experience. Depending upon the current needs of our board, certain factors may be weighed more or less heavily by the Nominating Committee. In considering candidates for our board, the Nominating Committee evaluates the entirety of each candidate’s credentials and, other than the eligibility requirements established by the Nominating Committee, does not have any specific minimum qualifications that must be met by a nominee. The Nominating Committee considers candidates for the Board from any reasonable source, including current board members, shareholders, professional search firms or other persons. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates.
      Shareholder Nominees. The Company’s Bylaws permit shareholders to nominate trust managers for consideration at an annual meeting of shareholders. The Nominating Committee will consider properly submitted shareholder nominees for election to our board and will apply the same evaluation criteria in considering such nominees as it would to persons nominated under any other circumstances. Such nominations may be made by a shareholder entitled to vote who delivers written notice along with the additional information and materials required by the Bylaws to the Secretary of the Company not later than the close of business on the 70th day, and not earlier than the close of business on the 90th day, prior to the anniversary of the preceding year’s annual meeting. For the Company’s annual meeting in the year 2005, the Secretary must receive this notice after the close of business on March 3, 2006, and prior to the close of business on March 24, 2006. You can obtain a copy of the full text of the Bylaw provision by writing to the Secretary of AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.
      Any shareholder nominations proposed for consideration by the Nominating Committee should include the nominee’s name and sufficient biographical information to demonstrate that the nominee meets the qualification requirements for board service as set forth under “Trust Manager Qualifications.” The nominee’s written consent to the nomination should also be included with the nomination submission, which should be addressed to: AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, Attn: Chief Financial Officer and Secretary.
Independence of Trust Managers
      Pursuant to the Company’s Corporate Governance Guidelines, which require that a majority of our trust managers be independent within the meaning of AMEX corporate governance standards, our board undertook a review of the independence of trust managers nominated for election at the Meeting. During this review, our board considered transactions and relationships during the prior year between each trust manager or any member of his or her immediate family and the Company, including those reported under “Certain Relationships and Related Transactions” below. As provided in the Corporate Governance Guidelines, the

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purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the trust manager is independent.
      As a result of this review, our board affirmatively determined that all the trust managers nominated for election at the Annual Meeting are independent of the Company and its management with the exception of Mr. Taylor.
Compensation of Trust Managers
      During our 2004 fiscal year, each non-employee trust managers received a monthly fee of $1,000 for their services and a meeting fee of $1,000 per meeting attended in person, a meeting fee of $500 per meeting attended by telephone and a committee meeting fee of $500 per meeting attended in person or by telephone with the exception of the Audit Committee meetings which were $750 per meeting in person. Each non-employee trust manager receives a grant of 2,000 restricted class A common shares for each year in which they serve on the board, which vest equally over a three year period, 33% vesting on the date of grant, 33% on the first anniversary of the date of grant and 34% on the second anniversary of the date of grant. Additionally, in 2004, each non-employee trust manager received an additional grant of 4,000 restricted class A common shares, which vest equally over a three year period, 33% vesting on the date of grant, 33% on the first anniversary of the date of grant and 34% on the second anniversary of the date of grant.
      In 2005, Messrs. Cartwright, Dawson and Taggart have each received a grant of 2,000 restricted class A common shares. The shares vest 33% immediately at date of grant, 33% on the first anniversary of date of grant and 34% on the second anniversary of date of grant.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding the beneficial ownership of our common shares as of April 13, 2005 by (1) each person known by us to own beneficially more than 5% of our outstanding class A common shares, (2) all current trust managers, (3) each current named executive officer, and (4) all current trust managers and current named executive officers as a group. Unless otherwise indicated, the shares listed in the table are owned directly by the individual, or by both the individual and the individual’s spouse. Except as otherwise noted, the individual had sole voting and investment power as to shares shown or, the voting power is shared with the individual’s spouse.

	Amount and Nature of	Percent of Voting
Name	Beneficial Ownership	Common Shares

H. Kerr Taylor — Chairman, President & CEO	1,211,153	8.54%
Robert S. Cartwright — Trust Manager	20,986	*
G. Steven Dawson — Trust Manager	17,905	*
Philip Taggart — Trust Manager	15,562	*
Chad C. Braun — Secretary, CFO and Executive VP	53,310	*

All trust managers and executive officers as a group	1,318,916	9.30%
All other employees combined	173,394	1.22%

All trust managers, executive officers, and employees as a group	1,492,310	10.52%

*	Less than 1%.

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MANAGEMENT
      The following table sets forth the executive officers and other key members of management of the Company.

Name	Age	Principal Occupation

H. Kerr Taylor*	54	President and CEO
Chad C. Braun*	33	EVP & CFO
Todd McDonald	31	Managing VP — JVs and Sale/Leasebacks
Jason Lax	32	VP — Construction
Preston Cunningham	28	VP — Development
David M. Thailing	34	Managing VP — Investment Sponsorship
Tenel Tayar	35	VP — Acquisitions
Brett P. Treadwell	35	VP — Finance
Debbie Lucas	28	VP — Corporate Communications
John N. Anderson, Jr.	30	VP — Dispositions
Kristen Barker	35	VP — Leasing
Max Shilstone	49	VP — Property Management
Robyn Walden	29	VP — Investor Relations

*	Executive Officers
Business Experience
      H. Kerr Taylor. Mr. Taylor is the founder of AmREIT and has been chairman of the board, chief executive officer, and president since August 1993. His responsibilities include overseeing all corporate initiatives, as well as, building, coaching, and leading our strong team of professionals. With over 30 years of experience, Mr. Taylor has been involved in over 300 real estate transactions involving brokerage, development, and management of premier real estate projects. Prior and in addition to his role at AmREIT, he was president, director, and sole stockholder of American Asset Advisers Realty Corporation from 1989 to 1998. Mr. Taylor received his Bachelor of Arts degree from Trinity University, a Masters of Business Administration from Southern Methodist University and graduated with his Doctor of Jurisprudence from South Texas College of Law. He is a member of the Texas Association of Realtors, Texas Bar Association, International Council of Shopping Centers, Urban Land Institute, and the Session of First Presbyterian Church. Mr. Taylor has served as chairman of the board for Lifehouse, Inc., Millennium Relief and Development, Inc., and served on the board for Park National Bank (now Frost National Bank).
      Chad C. Braun. Mr. Braun serves as our executive vice president, chief financial officer, treasurer, and secretary. Mr. Braun is responsible for corporate finance, capital markets, investor relations, accounting, SEC reporting, and oversees investment sponsorship and product creation. Mr. Braun has over 10 years of accounting, financial, and real estate experience and prior to joining AmREIT served as a manager in the real estate advisory services group at Ernst & Young, LLP. He has provided extensive consulting and audit services, including financial statement audits, portfolio acquisition and disposition, portfolio management, merger integration and process improvement, financial analysis, and capital markets and restructuring transactions, to a number of Real Estate Investment Trusts and private real estate companies. Mr. Braun graduated from Hardin Simmons University with a Bachelor of Business Administration degree in accounting and finance and subsequently earned the CPA designation and his Series 63, 7, 24, and 27 securities licenses. He is a member of the National Association of Real Estate Investment Trusts and the Texas Society of Certified Public Accountants.
      Todd McDonald. Mr. McDonald serves as managing vice president and oversees joint ventures and sale leasebacks. Mr. McDonald is responsible for managing the real estate department and directs business development for joint ventures, CTL sale-leasebacks, and programmatic rollouts. Mr. McDonald has handled

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over $30 million in sales of property for AmREIT and has overseen the acquisition and development of over $70 million of property. His real estate experience includes providing analysis on acquisition and disposition projects, producing project proformas, managing development, and reviewing property level financial statements. Mr. McDonald received a Bachelor of Science degree in business economics from Wofford College.
      Jason Lax. Mr. Lax serves as our vice president of construction management and general contracting services. He is responsible for overseeing all construction management and general contracting activities relating to new development projects and acquisitions. In addition, Mr. Lax serves as project manager for AmREIT’s corporate building improvements and relocation activities. Mr. Lax has over 11 years of experience in the real estate industry. Prior to joining AmREIT, he gained nationwide experience in commercial development and construction while working with ExxonMobil Corporation and Trammell Crow Company. Mr. Lax has managed over a hundred projects valued at over $200 million from ground up development to minor remodeling projects and has been involved in all phases of development from conceptual site plan preparation to project turnover. Mr. Lax received a Bachelor of Science degree in mechanical engineering from Texas Tech University and subsequently earned his Engineer in Training certification from the Texas Board of Professional Engineers and is a licensed real estate salesperson. Mr. Lax is a member of the International Council of Shopping Centers and the Urban Land Institute.
      Preston Cunningham. Mr. Cunningham serves as our vice president of development. His responsibilities include overseeing the underwriting, marketing, and negotiation processes related to the development and re-development of multi-tenant shopping centers. In addition, he is responsible for managing our leasing team, brokerage team, and coordinating legal processes. Mr. Cunningham has been employed with AmREIT for over two years during which time he has developed over $100M in projects. Prior to joining AmREIT, Preston was employed with The Howard Smith Company, Albritton Properties, and Community Bank and Trust. His experience includes commercial real estate underwriting, acquisitions, and the development of retail shopping centers. Mr. Cunningham received a Bachelor of Business Administration in financial planning and services and graduated with his Doctor of Jurisprudence from South Texas College of Law. Mr. Cunningham is a member of the International Council of Shopping Centers, Urban Land Institute, and Texas Bar Association.
      David M. Thailing. Mr. Thailing serves as the managing vice president of investment sponsorship and is responsible for raising capital for AmREIT’s investment programs through the NASD marketplace. Mr. Thailing and Mr. Braun work closely to meet investor needs through the creation of real estate securities offered thorough the independent financial planning community. Mr. Thailing has over eight years of combined real estate and financial investment experience. Prior to joining AmREIT he provided financial consulting expertise as an associate with Andersen’s Corporate Finance and Restructuring practice. Mr. Thailing has served as a financial advisor with Paine Webber and has extensive public speaking experience in the securities industry. Mr. Thailing received a Bachelor of Business Administration degree in management from Southern Methodist University and earned a Masters of Business Administration from the Jones School of Management at Rice University.
      Tenel Tayar. Mr. Tayar serves as our vice president of acquisitions and is responsible for overseeing all existing retail property acquisitions. Mr. Tayar has over 14 years of real estate experience. Prior to joining AmREIT, he served as the director of finance at The Woodlands Operating Company where he sourced, negotiated and closed over $225 million in real estate transactions and participated in over $500 million. Mr. Tayar has analyzed over $2 billion of real estate investment and has directed all aspects of real estate capitalization and investment transactions. While at AmREIT, Mr. Tayar has completed over $145 million of acquisitions. Mr. Tayar received a Bachelor of Business Administration in finance from the University of Texas at Austin and earned a Master of Business Administration from Southern Methodist University. Mr. Tayar is a Texas licensed Real Estate Broker and is a member of the Urban Land Institute, International Council of Shopping Centers, and Association of Commercial Real Estate Professionals.
      Brett P. Treadwell. Mr. Treadwell serves as our vice president of finance. Mr. Treadwell is responsible for AmREIT’s financial reporting function as well as for assisting in the setting and execution of AmREIT’s strategic financial initiatives. He oversees our filings with the Securities & Exchange Commission, our periodic internal reporting to management and our compliance with the Sarbanes-Oxley Act of 2002. Mr. Treadwell

8

has over 12 years of accounting, financial, and SEC reporting experience and prior to joining AmREIT served as a senior manager with Arthur Andersen LLP and most recently with PricewaterhouseCoopers LLP. He has provided extensive audit services, regularly dealt with both debt and equity offerings for publicly traded and privately owned clients in various industries and has strong experience with SEC reporting and registrations statements and offerings. Mr. Treadwell regularly mentored and coached firm personnel and was named as a connectivity leader for Pricewaterhouse Coopers’ Houston office. Mr. Treadwell graduated Magna Cum Laude from Baylor University with a Bachelor of Business Administration and subsequently earned the CPA designation.
      Debbie J. Lucas. Ms. Lucas serves as vice president of corporate communications and is responsible for creating, communicating, and distributing the AmREIT corporate message and brand to a wide range of individuals including investment professionals, rating agencies and analysts, individual investors, and employees. Prior to joining AmREIT, Ms. Lucas gained financial consulting and business development experience at Smith Barney and served as an environmental consultant for Tetra Tech, EMI. In addition, Ms. Lucas provided consulting services to a corporate communications firm located in Houston, Texas. Ms. Lucas received a Bachelor of Science degree from Texas A&M University and earned a Masters of Business Administration from the Jones School of Management at Rice University, simultaneously completing the CFP certification course. She is a member of the National Association of Real Estate Investment Trusts and the American Marketing Association.
      John N. Anderson, Jr. Mr. Anderson serves as our vice president of dispositions. He is responsible for overseeing AmREIT’s property sales and asset management activities and for developing and executing the disposition strategy for each property, which includes creating marketing plans, coordinating sales processes, and facilitating sales to closing. In addition, he analyzes property performance, market conditions, and future economic benefits for all properties under management to determine optimal disposition strategies. Mr. Anderson has over seven years of experience in real estate investment, development, management, and acquisitions and dispositions. Prior to joining AmREIT, he handled all dispositions for Fairfield Residential, a large multi-family developer based in Dallas, Texas. In addition, Mr. Anderson gained real estate investment experience as an associate with The Archon Group, a subsidiary of Goldman Sachs, where he was involved in the acquisition, management and disposition of multi-family assets. Mr. Anderson received a Bachelor of Business Administration degree in management from Baylor University and subsequently earned his Masters of Business Administration from the McCombs School of Business at the University of Texas in Austin. He holds a Texas real estate salesman license and is an associate member of the Dallas Real Estate Council and the McCombs School of Business Center for Real Estate Finance. He is also a member of the International Council of Shopping Centers.
      Kristen Barker. Ms. Barker serves as our vice president of leasing and her responsibilities include a focus on leasing for our new development and redevelopment projects as well as tenant representation services. Ms. Barker worked in retail leasing with Trammel Crow prior to joining AmREIT on both project leasing and tenant representation and has over 10 years of combined experience in real estate appraisal and retail leasing. Ms. Barker received a Bachelor of Science degree from the University of Richmond and graduated with her Masters of Business Administration from Texas A&M University. Ms. Barker is a member of the International Council of Shopping Centers and the Texas Association of Realtors.
      Max Shilstone. Mr. Shilstone serves as vice president of property management. He is responsible for the management of the assets owned by AmREIT and its subsidiary funds. Prior to joining AmREIT, Mr. Shilstone served as vice president of C.P. Oles Company in Austin, Texas where his responsibilities included managing multi-tenant shopping centers and overseeing tenant improvements, center upgrades, and tenant leasing. In addition, Mr. Shilstone served as asset development manager for a division of Duke Energy. Mr. Shilstone received a Bachelor of Business Administration in management from the University of Texas and earned a Masters of Business Administration from the University of St. Thomas. He also received his Certified Shopping Center Manager (CSM) designation from the International Council of Shopping Centers.
      Robyn Walden. Ms. Walden serves as vice president of investor relations and is responsible for establishing and maintaining investor and shareholder contacts and relationships for our publicly traded stock.

9

She develops, directs and guides investor relations policies and procedures for the organization. Prior to joining AmREIT, Ms. Walden served as an equity research analyst on Wall Street through Merrill Lynch and gained a strong knowledge of the investment community. Ms. Walden received a Bachelor of Science degree in Mechanical Engineering from the University of Texas in Austin and holds her Series 7 securities license.
Compensation of Executive Officers
      The below table represents the compensation paid to Mr. Taylor, chairman of the board, chief executive officer and president and Chad C. Braun Executive Vice President, Chief Financial Officer and Secretary, the Company’s two executive officers. The table sets forth all compensation, cash and restricted stock, received during the fiscal years 2003, 2002 and 2001.

						Long-Term Compensation
						Awards
		Annual Compensation
						Securities
				Other Annual		Underlying	All Other
Name and Principal Position	Year	Salary	Cash Bonus	Compensation		Options	Compensation

H. Kerr Taylor	2004	$195,000	$136,000	$58,500	(1)	—	$400,000	(1)
Chief Executive Officer	2003	$195,000	$136,500	$58,500	(1)	—		(5)
and President	2002	$175,000	$122,500	$52,914	(1)	—		(4)
Chad C. Braun	2004	$131,650	$92,150	$39,494	(2)	—	$90,000	(2)
Executive Vice President	2003	$122,000	$100,000	$46,927	(2)	—	$75,000	(1)(5)
and CFO	2002	$115,000	$49,750	$21,488	(2)	—	$99,996	(3)(4)

(1)	Mr. Taylor was granted 7,178, 9,000 and 8,333 common shares as part of his bonus for 2004, 2003 and 2002, respectively. The restrictions on these shares lapse 25% at the date of grant and 25% on each of the three following anniversaries of the date of grant. Additionally, Mr. Taylor was granted 50,000 shares as a long term 2004 retention bonus. The restrictions on the shares issued as long term 2004 compensation lapse equally over a seven year period beginning on February 15, 2006.

(2)	Mr. Braun was granted 4,846, 7,219 and 3,384 common shares as part of his bonus for 2004, 2003 and 2002, respectively. The restrictions on these shares lapse 25% at the date of grant and 25% on each of the three following anniversaries of the date of grant. Additionally, Mr. Braun was granted 11,043 and 11,538 shares as a long term 2004 and 2003 retention bonus. The restrictions on the shares issued as long term 2004 compensation lapse 70% in year five, 15% in year six and 15% in year seven, from the date of the grant. The restrictions on the shares issued as long term 2003 compensation lapse on the fifth anniversary of the issuance.

(3)	Mr. Braun was granted 14,388 common shares as a bonus related to the completion of the merger of three affiliated investment funds with AmREIT, completed in 2002. The restrictions on these shares lapse equally over a four year period beginning on February 15, 2003.

(4)	Mr. Taylor and Mr. Braun were assigned 45% and 5%, respectively, in the income and cash flow of the general partner of AAA CTL Notes, Ltd., which is comprised of a portfolio of seventeen IHOP properties, the remainder of which is owned by AmREIT. Mr. Taylor’s interest is 100% vested immediately. Mr. Braun’s interest vests 100% on February 15, 2008. The value of the assigned interest can not be determined or estimated at this time.

(5)	Mr. Taylor and Mr. Braun were assigned 37% and 4%, respectively, in the income and cash flow of the general partner of AmREIT Income & Growth Fund, Ltd. (“AIG”), AmREIT Income & Growth Corporation. AIG is an affiliated retail partnership with a seven year operating lifecycle. In June 2008, AIG will enter into liquidation and commence a final sale of all of its real estate assets. In accordance with the limited partnership agreement, net sales proceeds will be allocated to the limited partners, and to the general partner as, if, and when certain annual returns have been achieved by the limited partners. Mr. Taylor and Mr. Braun’s interest vests equally over a four year period beginning on February 15, 2004. The value of the assigned interest can not be determined or estimated at this time.

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Employment Agreements
      The Company is in the process of negotiating employment contracts with it’s key executives, including Kerr Taylor and Chad Braun, but currently does not have employment contracts with any if it’s key executives or employees.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our trust managers and executive officers and persons who own more than 10% of a registered class of our equity securities, to file reports of holdings and transactions in our securities with the SEC. Executive officers, trust managers and greater than 10% beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file with the SEC.
      Based solely upon a review of the reports furnished to us with respect to our 2004 fiscal year, we believe that all SEC filing requirements applicable to our trust managers and executive officers were satisfied.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      On June 5, 1998, our shareholders voted to approve an agreement and plan of merger (the “Merger Agreement”) with American Asset Advisers Realty Corporation (the “Former Adviser”), whereby Mr. Taylor, the sole shareholder of the Former Adviser, agreed to exchange 100% of the outstanding common stock of the Former Adviser for up to 900,000 of our common shares. As a result of the merger, we became a fully integrated, self-administered real estate investment trust. Effective June 5, 1998, we issued Mr. Taylor 213,260 shares of common stock and he deferred the right to receive the remaining 686,740 common shares until certain goals were achieved following the merger. The Merger Agreement currently requires those goals to be met by June 2004. As a result of the merger of AAA Realty Fund IX, AAA Net Realty Fund X and AAA Net Realty Fund XI into the Company, completed on July 23, 2002, the Company issued to Mr. Taylor an additional 302,000 class A common shares on September 19, 2002. In 2003 and 2004, the Company issued Mr. Taylor an additional 385,000 class A common shares as a result of the issuance of class C and D common shares. This represents the full obligation of shares payable to him as a result of the Merger Agreement.
PROPOSAL ONE: ELECTION OF TRUST MANAGERS
      At the annual meeting, four trust managers will be elected by the shareholders, each trust manager to serve until his successor has been duly elected and qualified, or until the earliest of his death, resignation or retirement.
      The persons named in the enclosed proxy will vote your shares as you specify on the enclosed proxy form. If you return your properly executed proxy but fail to specify how you want your shares voted, the shares will be voted in favor of the nominees listed below. Our board of trust managers has proposed the following nominees for election as trust managers at the annual meeting.
Nominees
      H. Kerr Taylor. For a description of the business experience of Mr. Taylor, see “Management.”
      Robert S. Cartwright, Jr. — Mr. Cartwright has been a trust manager or director of AmREIT or our predecessor corporation since 1993. Mr. Cartwright is a Professor of Computer Science at Rice University. Mr. Cartwright earned a bachelor’s degree magna cum laude in Applied Mathematics from Harvard College in 1971 and a doctoral degree in Computer Science from Stanford University in 1977. Mr. Cartwright has been a member of the Rice faculty since 1980 and twice served as department Chair. Mr. Cartwright has compiled an extensive record of professional service. He is a Fellow of the Association for Computing Machinery (ACM) and a member of the ACM Education Board. From 1994-2000, he served as a member of the Board of Directors of the Computing Research Association, an umbrella organization representing

11

academic and industrial computing researchers. Mr. Cartwright has served as a charter member of the editorial boards of two professional journals and has also chaired several major ACM conferences. From 1991-1996, he was a member of the ACM Turing Award Committee, which selects the annual recipient of the most prestigious international prize for computer science research.
      G. Steven Dawson — Mr. Dawson has been a trust manager or director of AmREIT or our predecessor corporation since 2000. He also has been designated by our board as the “audit committee financial expert,” as such term is defined in the Rules of the Securities and Exchange Commission. He is currently a private investor who is active on the boards of five real estate investment trusts (“REITs”) in addition to his service at AmREIT: American Campus Communities (NYSE:ACC), Sunset Financial Resource, Inc. (NYSE:SFO), Trustreet Properties, Inc. (NYSE:TSY), Desert Capital REIT (a non-listed public mortgage company), and Medical Properties Trust (currently a private company which has filed its Form S-11 in anticipation of an initial public offering). He serves as the audit committee chairman of three of these companies and he serves on governance/ nominating committees and compensation committees for some of these as well. From 1990 to 2003, Mr. Dawson was the Senior Vice President and Chief Financial Officer of Camden Property Trust (NYSE:CPT) (or its predecessors), a large multifamily REIT. Prior to 1990, Mr. Dawson served in various related capacities with companies involved in commercial real estate including land and office building development as well as the construction and management of industrial facilities located on airports throughout the US.
      Philip Taggart — Mr. Taggart has been a trust manager or director of AmREIT or our predecessor corporation since 2000. Mr. Taggart has specialized in investor relations activities since 1964 and is the president and chief executive officer of Taggart Financial Group, Inc. He is the co-author of the book Taking Your Company Public, and has provided communications services for 58 initial public offerings, more than 200 other new issues, 210 mergers and acquisitions, 3,500 analyst meetings and annual and quarterly reports for over 25 years. Mr. Taggart serves on the boards of International Expert Systems, Inc. and Salon Group International and served on the board of the Foundation of Texas State Technical College for 10 years. A distinguished alumnus of the University of Tulsa, he also has been a university instructor in investor relations at the University of Houston.
      Our board of trust managers unanimously recommends that you vote FOR the election of trust managers as set forth in Proposal One. Proxies solicited by our board of trust managers will be so voted unless you specify otherwise in your proxy.
AUDIT COMMITTEE REPORT
      The audit committee is composed of three independent non-employee trust managers and operates under a written charter adopted by the board (a copy of which is available on our web site). The board has determined that each committee member is independent within the meaning of the applicable AMEX listing standards currently in effect.
      Management is responsible for the financial reporting process, including the preparation of the consolidated financial statements in accordance with GAAP. Our independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with GAAP. The committee’s responsibility is to oversee and review this process. We are not, however, professionally engaged in the practice of accounting or auditing, and do not provide any expert or other special assurances as to such financial statements concerning compliance with the laws, regulations or GAAP or as to the independence of the registered public accounting firm. The committee relies, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accounting firm. We held four meetings during 2004. The meetings were designed, among other things, to facilitate and encourage communication among the committee, management and our independent registered public accounting firm, KPMG LLP. We discussed with KPMG LLP the overall scope and plans of their audit. We met with KPMG LLP, with and without management present, to discuss the results of their examinations.

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      The audit committee has reviewed and discussed the audited financial statements with management and KPMG LLP, our independent auditors. The audit committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, written communication from the independent auditors required by Independence Standards Board Standard No. 1, and has discussed their independence with the independent auditors. When considering the independence of KPMG LLP, we considered whether their array of services to the company beyond those rendered in connection with their audit of our consolidated financial statements and reviews of our consolidated financial statements, including its Quarterly Reports on Form 10-QSB, was compatible with maintaining their independence. We also reviewed, among other things, the audit and non-audit services proformed by, and the amount of fees paid for such services to, KPMG LLP.
      Based on the foregoing review and discussions and relying thereon, we have recommended to our board of trust managers that the audited financial statements for the year ended December 31, 2004 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.
      The members of the audit committee are independent, as independence is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ Listing Standards.
      This section of the proxy statement is not deemed “filed” with the SEC and is not incorporated by reference into our Annual Report on Form 10-K.
      This audit committee report is given by the following members of the audit committee:

G. Steven Dawson	Robert S. Cartwright, Jr.	Philip Taggart
INDEPENDENT AUDITOR FEES
      Aggregate fees billed to the Company for the years ended December 31, 2004 and 2003 by the Company’s principal accounting firm, KPMG LLP, were as follows:

	2004	2003

Audit Fees	$124,365	$142,350
Audit Related Fees	$17,000	$-0-
Tax Fees	$10,000	$-0-
All Other Fees	$-0-	$-0-

Total Fees	$151,365	$142,350

      The Audit Committee has determined that the provision of the services included within “Financial Information Systems Design and Implementation Fees” and “All Other Fees” to be compatible with maintaining the principal accountant’s independence.
Pre-Approval Policies
      The Company’s Audit Committee, pursuant to its exclusive authority, has reviewed and approved the all of the fees described above for 2004. The Audit Committee has also adopted Pre-Approval Policies for all other services KPMG LLP may perform for the Company. The Pre-Approval Policies detail with specificity the services that are authorized within each of the above-described categories of services and provide for aggregate maximum dollar amounts for such pre-approved services. Any additional services not described or otherwise exceeding the maximum dollar amounts prescribed by the Pre-Approval Policies will require the further advance review and approval of the Audit Committee. The Audit Committee has delegated the authority to grant any such additional required approval to its Chairman between meetings of the Committee, provided that the Chairman report the details of the exercise of any such delegated authority at the next meeting of the Audit Committee.

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SHAREHOLDER PROPOSALS
      To be included in the proxy statement, any proposals of holders of Shares intended to be presented at the annual meeting of shareholders of the Company to be held in 2006 must be received by the Company, addressed to Mr. Chad C. Braun, secretary of the Company, 8 Greenway Plaza, Suite 1000, Houston, Texas, 77046, no later than February 2, 2006 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.
ANNUAL REPORT
      We have provided without charge a copy of the annual report to shareholders for fiscal year 2004 to each person being solicited by this proxy statement. Upon the written request by any person being solicited by this proxy statement, we will provide without charge a copy of the annual report on Form 10-K as filed with the SEC (excluding exhibits, for which a reasonable charge shall be imposed). All requests should be directed to: H. Kerr Taylor, chairman of the board, chief executive officer and president at AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046.

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2,400,000 Shares
Class A Common Shares

PROSPECTUS

Robert W. Baird & Co.

BB&T Capital Markets	J.J.B. Hilliard, W.L. Lyons, Inc.
May 25, 2005